   THE INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT ON FORM 10 RELATING TO CERTAIN OF THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THIS PRELIMINARY INFORMATION STATEMENT SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES.

                                                                    EXHIBIT 99.1

            SUBJECT TO COMPLETION OR AMENDMENT, DATED JUNE 27, 2000

                       PRELIMINARY INFORMATION STATEMENT
                            ------------------------

                            THE NEW D&B CORPORATION
                                  COMMON STOCK
                          (PAR VALUE $0.01 PER SHARE)
                            ------------------------

                              MOODY'S CORPORATION
                                  COMMON STOCK
                          (PAR VALUE $0.01 PER SHARE)

     This Information Statement is being furnished in connection with the distribution (the "Distribution") to holders of common stock, par value $0.01 per share (the "D&B Common Stock"), of The Dun & Bradstreet Corporation ("D&B") of all of the outstanding shares of common stock, par value $0.01 per share (the "New D&B Common Stock"), of The New D&B Corporation ("New D&B"). As of
          , 2000 (the "Distribution Date"), New D&B will be comprised of businesses which accounted for approximately 88.2% of D&B's assets as of December 31, 1999 and 71.4% of D&B's revenues in 1999. See "The New D&B Corporation Business".

     Shares of New D&B Common Stock will be distributed to holders of D&B Common
Stock of record as of the close of business on           , 2000 (the "Record
Date"). Each such holder will receive one share of New D&B Common Stock for every two shares of D&B Common Stock held on the Record Date. Certificates
representing shares of New D&B Common Stock will be mailed on           , 2000
or as promptly as practicable thereafter. No consideration will be paid by D&B's stockholders for shares of New D&B Common Stock. Prior to the date hereof, there has not been any established "regular way" trading market for the New D&B Common Stock, although a "when-issued" market is expected to develop prior to the Distribution. Shares of New D&B Common Stock are expected to be accepted for listing on the New York Stock Exchange (the "NYSE") under the symbol "DNB". See "The Distribution--Listing and Trading of New D&B Common Stock and Moody's Common Stock". Also in connection with the Distribution, New D&B will change its name to "The Dun & Bradstreet Corporation" and D&B will change its name to "Moody's Corporation".

     After the Distribution, D&B's only remaining business will be the Moody's Business (as defined below). See "Moody's Corporation Business". The symbol under which shares of D&B Common Stock (which, for periods from and after the Distribution, will be referred to herein as "Moody's Common Stock") will trade
on the NYSE will become "       ". See "The Distribution--Listing and Trading of
New D&B Common Stock and Moody's Common Stock".

      SEE "RISK FACTORS" BEGINNING ON PAGE 11 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY RECIPIENTS OF NEW D&B COMMON STOCK AND CONTINUING HOLDERS OF MOODY'S COMMON STOCK.
                            ------------------------

     NO STOCKHOLDER APPROVAL OF THE DISTRIBUTION IS REQUIRED OR SOUGHT. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS INFORMATION STATEMENT. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

     THIS INFORMATION STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR THE
                SOLICITATION OF AN OFFER TO BUY ANY SECURITIES.

     Stockholders of D&B with inquiries related to the Distribution should contact EquiServe Trust Company, the Distribution Agent for the Distribution, at
(800) 519-3111 or Investor Relations for D&B at (908) 665-5375.

            The date of this Information Statement is June 27, 2000.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Questions and Answers About The Distribution................   ii
Information Statement Summary...............................    1
Businesses of The New D&B Corporation And Moody's
  Corporation...............................................    1
The Distribution............................................    2
The New D&B Corporation (Accounting Successor to D&B)
  Summary Financial Data....................................    7
Moody's Corporation Summary Financial Data..................    8
Forward-Looking Statements..................................   10
Risk Factors................................................   11
The Distribution............................................   19
Relationship Between The New D&B Corporation and Moody's
  Corporation After
  The Distribution..........................................   24
Dividend Policies...........................................   29
The New D&B Corporation (Accounting Successor to D&B)
  Capitalization............................................   30
The New D&B Corporation (Accounting Successor to D&B)
  Selected Financial Data...................................   31
The New D&B Corporation (Accounting Successor to D&B)
  Unaudited Consolidated Pro Forma Condensed Financial
  Statements................................................   33
The New D&B Corporation (Accounting Successor to D&B)
  Unaudited Consolidated Pro Forma Condensed Statements of
  Operations................................................   34
The New D&B Corporation (Accounting Successor to D&B)
  Unaudited Consolidated Pro Forma Condensed Balance
  Sheet.....................................................   36
The New D&B Corporation (Accounting Successor to D&B)
  Management's Discussion and Analysis of Financial
  Condition and Results of Operations.......................   38
The New D&B Corporation Business............................   51
The New D&B Corporation Management and Executive
  Compensation..............................................   58
The New D&B Corporation Security Ownership by Certain
  Beneficial Owners and Management..........................   67
Description of The New D&B Corporation Capital Stock........   69
Moody's Corporation Capitalization..........................   77
Moody's Corporation Selected Financial Data.................   78
Moody's Corporation Unaudited Combined Pro Forma Condensed
  Financial Statements......................................   80
Moody's Corporation Unaudited Combined Pro Forma Condensed
  Statements of Operations..................................   81
Moody's Corporation Unaudited Combined Pro Forma Condensed
  Balance Sheet.............................................   83
Moody's Corporation Notes to Unaudited Combined Pro Forma
  Condensed Financial Statements............................   84
Moody's Corporation Management's Discussion and Analysis of
  Financial Condition and Results of Operations.............   85
Moody's Corporation Business................................   95
Moody's Corporation Management and Executive Compensation...  101
Moody's Corporation Security Ownership by Certain Beneficial
  Owners and Management.....................................  108
Description of Moody's Corporation Capital Stock............  110
Available Information.......................................  117
Reports of The New D&B Corporation..........................  117
Index to Financial Statements...............................  F-1

                  QUESTIONS AND ANSWERS ABOUT THE DISTRIBUTION

Q1: WHAT IS THE DISTRIBUTION?

A: The Distribution is the method by which The Dun & Bradstreet Corporation will be separated into two publicly traded companies: (a) The New D&B Corporation and (b) Moody's Corporation. Pursuant to the Distribution, D&B will distribute to its stockholders in a tax-free dividend one share of New D&B Common Stock for every two shares of D&B Common Stock held as of the close of business on the record date of the Distribution. Immediately after the Distribution, D&B's stockholders will still own all of D&B's current businesses, but they will own them through their separate investments in The New D&B Corporation and Moody's Corporation.

Q2: WHAT IS THE NEW D&B CORPORATION?

A: The New D&B Corporation is the leading worldwide provider of business information and related decision-support services and is a leader in commercial receivables management services. New D&B maintains the largest and most comprehensive database of business credit, marketing and purchasing information of its kind. This database is the platform upon which New D&B delivers to its customers -- through various electronic, print and other media -- quality business information and related products and services. The New D&B Corporation is a new company that was formed to effect the Distribution and is currently a subsidiary of D&B. In connection with the Distribution, it will change its name to "The Dun & Bradstreet Corporation".

Q3: WHAT IS MOODY'S CORPORATION?

A: Moody's Corporation is a global leader in the publishing and dissemination of credit opinions, ratings, research and risk analysis. Moody's helps its clients analyze fixed-income securities, derivatives, insurance and other obligations by providing reliable, credible and independent assessments of credit risk. After the Distribution, D&B's only business will be the Moody's business and its principal subsidiary will be Moody's Investors Service, Inc. Accordingly, in connection with the Distribution, D&B will change its name to "Moody's Corporation".

Q4: WHY IS D&B SEPARATING ITS BUSINESSES?

A: D&B believes that separating its businesses in the Distribution will better position both New D&B and Moody's to achieve their strategic and financial objectives, benefitting both customers and stockholders of the companies. D&B believes the separation will enhance management focus on the businesses, allowing each company to allocate resources and set compensation policies to meet its own strategic requirements. D&B also believes the separation will provide New D&B and Moody's with additional financial flexibility to pursue growth opportunities and will lead to better investor understanding of the different businesses.

Q5: HAS D&B DONE THIS BEFORE?

A: D&B successfully effected a spin-off of Cognizant Corporation and ACNielsen
   Corporation in November 1996 and a spin-off transaction in which R.H. Donnelley Corporation became an independent company in June 1998.

Q6: WHY IS THIS TRANSACTION STRUCTURED AS A DISTRIBUTION?

A: The Distribution is the most tax-efficient means of separating D&B's businesses. D&B has received a ruling from the IRS that for federal income tax purposes the Distribution of the shares of New D&B Common Stock to D&B stockholders will be tax-free to D&B and its stockholders, except to the extent that cash is received for fractional interests of New D&B Common Stock.

Q7: WHAT WILL D&B STOCKHOLDERS RECEIVE IN THE DISTRIBUTION?

A: In the Distribution, D&B stockholders will receive one share of New D&B
   Common Stock, and one associated Right under New D&B's stockholder rights plan, for every two shares of D&B Common Stock they own as of the record date of the Distribution. Immediately after the Distribution, D&B's stockholders will still own their shares of D&B Common Stock and the same stockholders will still own all of D&B's businesses, but they will own them as two separate investments rather than as a single investment. After the Distribution, the certificates representing the "old" D&B Common Stock will represent such stockholders' interests in the Moody's businesses and the certificates representing the New D&B Common Stock that stockholders receive in the Distribution will represent their interest in the New D&B businesses. Fractional shares of New D&B Common Stock will not be distributed. Fractional shares of New D&B Common Stock will be aggregated and sold in the public market by the Distribution Agent, and the aggregate proceeds (net of brokerage fees) will be distributed ratably to those stockholders otherwise entitled to such fractional shares.

Q8: WHAT DOES A D&B STOCKHOLDER NEED TO DO NOW?

A: D&B stockholders do not need to take any action. The approval of the D&B stockholders is not required to effect the Distribution and D&B is not seeking a proxy from any stockholders. D&B STOCKHOLDERS SHOULD NOT SEND IN THEIR D&B SHARE CERTIFICATES. D&B STOCKHOLDERS WILL AUTOMATICALLY RECEIVE THEIR SHARES OF NEW D&B COMMON STOCK WHEN THE DISTRIBUTION IS EFFECTED.

Q9: WHERE CAN D&B STOCKHOLDERS GET MORE INFORMATION?

A: D&B stockholders with additional questions related to the Distribution should contact EquiServe Trust Company, the Distribution Agent for the Distribution, at P.O. Box 2500, Jersey City, NJ 07310-2500, Attention: Investor Relations, telephone number: (800) 519-3111. Questions may also be directed to Investor Relations for D&B at One Diamond Hill Road, Murray Hill, NJ 07974, telephone number: (908) 665-5375.

                         INFORMATION STATEMENT SUMMARY

     The following is a summary of certain information contained in this Information Statement. This summary is included for convenience only and should not be considered complete. This summary is qualified in its entirety by the more detailed information and financial statements contained elsewhere in this Information Statement. In this Information Statement, unless the context otherwise requires, "D&B" refers to The Dun & Bradstreet Corporation on or prior to the Distribution Date, and "Moody's" refers to Moody's Investors Service, Inc. (a D&B subsidiary) prior to the Distribution Date and to D&B (which will change its name to "Moody's Corporation") from and after the Distribution Date. In this Information Statement, unless the context otherwise requires, "New D&B" refers to The New D&B Corporation, which is the company whose shares will be distributed in the Distribution and which will change its name to "The Dun & Bradstreet Corporation" in connection with the Distribution. Certain capitalized terms used in this summary are defined elsewhere in this Information Statement.

                   BUSINESSES OF THE NEW D&B CORPORATION AND
                              MOODY'S CORPORATION

The New D&B Corporation.......   The New D&B Corporation is a newly created
                                 Delaware corporation, the business of which will consist of Dun & Bradstreet, Inc. ("D&B
                                 Inc."), a leading worldwide provider of
                                 business information products and services as well as commercial receivables management services (the "New D&B Business").

                                 Clifford L. Alexander, Jr. is currently
                                 Chairman and Chief Executive Officer and a director of D&B. Mr. Alexander will resign from his position as Chief Executive Officer of D&B effective upon the Distribution. Allan Z. Loren is currently Chairman and Chief Executive Officer and a director of D&B Inc. as well as a director of D&B. Mr. Loren will resign from his position as director of D&B effective upon the Distribution and will be the Chairman and Chief Executive Officer and a director of New D&B after the Distribution. At the time of the Distribution, the Board of Directors of New D&B will be comprised of Mr. Loren and
                                                . See "The New D&B Corporation
                                 Management and Executive Compensation--The New D&B Corporation Board of Directors". In addition to Mr. Loren, it is anticipated that the other executive officers of New D&B at the time of the Distribution will be the persons who are serving as executive officers of D&B immediately prior to the Distribution, and such persons will resign from their positions at D&B effective upon the Distribution. See "The New D&B Corporation Management and Executive Compensation--The New D&B Corporation Executive Officers".

Moody's Corporation...........   As a result of the Distribution, the global
                                 credit rating, research and risk management businesses (the "Moody's Business") currently conducted by D&B will remain with D&B.
                                 Therefore, in connection with the Distribution, D&B will change its name to "Moody's
                                 Corporation".

                                 John Rutherfurd, Jr. is currently President of Moody's Investors Service, Inc. and a director of D&B and, after the Distribution, will be the President and Chief Executive Officer and a director of Moody's Corporation. At the time of the Distribution, the other directors of Moody's Corporation will be Mr. Alexander (who will be the company's non-executive Chairman)
                                 and                .

                                 See "Moody's Corporation Management and
                                 Executive Compensation--Moody's Corporation
                                 Board of Directors". In addition to Mr.
                                 Rutherfurd, the other executive officers of Moody's Corporation immediately after the Distribution will be drawn from the current management of Moody's. See "Moody's Corporation Management and Executive Compensation--Moody's Executive Officers".

                                THE DISTRIBUTION

Form of Transaction; Basis of
  Presentation................   The Distribution is the method by which D&B
                                 will be separated into two publicly traded companies: The New D&B Corporation and Moody's
                                 Corporation. In the Distribution, D&B will distribute to its stockholders shares of New
                                 D&B Common Stock, which will represent a continuing interest in the businesses of D&B that will be conducted by New D&B. After the Distribution, D&B's only business will be the Moody's Business, and the shares of D&B Common
                                 Stock held by D&B stockholders will represent a continuing ownership interest only in that business. In connection with the Distribution:
                                 (a) D&B will change its name to "Moody's
                                 Corporation" (and, accordingly, for periods from and after the Distribution, D&B Common
                                 Stock will be referred to herein as "Moody's
                                 Common Stock"), and (b) New D&B will change its name to "The Dun & Bradstreet Corporation".

                                 Stockholders should note that notwithstanding the legal form of the Distribution described above whereby D&B expects to spin off New D&B, because of the relative significance of the New D&B Business to D&B, New D&B will be treated as the "accounting successor" to D&B for financial reporting purposes. Therefore, the historical financial information for New D&B included herein is that of D&B and does not reflect the separation of the New D&B Business from the Moody's Business resulting from the Distribution. However, in light of the Distribution, the historical financial statements of New D&B, as accounting successor to D&B, have been restated herein to present Moody's as a discontinued operation.

                                 The historical financial information for
                                 Moody's has been prepared on a stand-alone basis as described in Note 1 to the Financial Statements of Moody's Corporation included elsewhere in this Information Statement. Such historical financial information includes allocations of certain D&B corporate assets, liabilities and expenses.

Shares to be Distributed......   The Distribution will be made to holders of
                                 record as of the close of business on the
                                 Record Date of issued and outstanding shares of
                                 D&B Common Stock. Each holder of D&B Common
                                 Stock on the Record Date will receive as a
                                 dividend one share of New D&B Common Stock for
                                 every two shares of D&B Common Stock held as of
                                 the close of business on the Record Date. Based
                                 on the                shares of D&B Common
                                 Stock outstanding as of

                                 , 2000, the Distribution will consist of
                                           shares of New D&B Common Stock.

                                 The Board of Directors of New D&B expects to adopt a stockholder rights plan. Certificates evidencing shares of New D&B Common Stock issued in the Distribution will therefore represent the same number of New D&B Rights (as defined below) to be issued under the New D&B Rights Plan. See "Description of The New D&B Corporation Capital Stock--The New D&B Corporation Rights Plan". Unless the context otherwise requires, references herein to the New D&B Common Stock include the related New D&B Rights.

                                 D&B stockholders will not have to make any payment or surrender or exchange certificates representing shares of D&B Common Stock in order to receive their pro rata share of the Distribution. NO VOTE OF HOLDERS OF D&B COMMON STOCK IS REQUIRED OR SOUGHT IN CONNECTION WITH THE DISTRIBUTION.

Fractional Share Interests....   Fractional shares of New D&B Common Stock will
                                 not be distributed. Fractional shares of New
                                 D&B Common Stock will be aggregated and sold in the public market by the Distribution Agent, and the aggregate cash proceeds (net of brokerage commissions) will be distributed ratably to those stockholders otherwise entitled to such fractional interests. See "The
                                 Distribution--Manner of Effecting the
                                 Distribution."

Record Date...................   The Record Date is             , 2000. In order
                                 to be entitled to receive shares of New D&B
                                 Common Stock in the Distribution, holders of shares of D&B Common Stock must be stockholders as of the close of business on the Record Date.

Distribution Date.............   The "Distribution Date" is             , 2000.

Distribution Agent............   EquiServe Trust Company will be the
                                 Distribution Agent (the "Distribution Agent") for the Distribution.

Federal Income Tax
Consequences of the
  Distribution................   D&B has received a ruling from the Internal
                                 Revenue Service ("IRS") to the effect that the Distribution will be tax-free for Federal income tax purposes, except to the extent that cash is received in lieu of fractional interests in New D&B Common Stock. D&B stockholders will apportion their tax basis in D&B Common Stock held immediately before the Distribution among such D&B Common Stock (which will represent each such stockholder's interest in Moody's after the Distribution), and New D&B
                                 Common Stock received in the Distribution
                                 (including fractional shares of New D&B Common
                                 Stock), based on the relative fair market values of the D&B Common Stock and the New D&B
                                 Common Stock. D&B will provide appropriate information to each holder of record of D&B
                                 Common Stock as of the close of business on the Record Date concerning the basis allocation.
                                 See "The Distribution--Federal Income Tax
                                 Consequences of the Distribution".

Stock Exchange Listing and
Trading.......................   Prior to the date hereof, there has not been
                                 any established "regular way" trading market for the New D&B Common Stock.

                                 Shares of New D&B Common Stock are expected to be accepted for listing on the NYSE under the symbol "DNB", and trading on a "when-issued" basis is expected to develop prior to the Distribution. On the first NYSE trading day following the Distribution Date, "when-issued" trading (i.e., a trade which is completed only if the subject security is actually issued) in respect of the New D&B Common Stock will end and "regular-way" trading (i.e., normal NYSE trading) will begin. See "The
                                 Distribution--Listing and Trading of New D&B
                                 Common Stock and Moody's Common Stock".

                                 Moody's Common Stock (i.e., the "old" D&B
                                 Common Stock) will continue to trade on the NYSE, but the symbol under which it trades will change from "DNB" to "[ ]". However, because of the significant changes that will take place at D&B as a result of the Distribution, the trading market for Moody's Common Stock after the Distribution may be significantly different from that for D&B Common Stock prior to the Distribution. See "The Distribution--Listing and Trading of New D&B Common Stock and Moody's Common Stock".

Relationship Between The New
D&B Corporation and Moody's
  Corporation After the
  Distribution................   After the Distribution, neither New D&B nor
                                 Moody's will have any ownership interest in the other and each of New D&B and Moody's will be an independent public company. New D&B and D&B will enter into certain agreements governing the relationships between New D&B and Moody's subsequent to the Distribution and providing for the allocation of tax, employee benefits and certain other liabilities and obligations arising from periods prior to the Distribution, including contingent liabilities relating to certain litigation. These agreements will include, among other things, provisions with respect to the issuance of stock options to employees of New D&B and Moody's. See
                                 "Relationship Between The New D&B Corporation and Moody's Corporation After the
                                 Distribution".

Certain Indebtedness and
Minority Interest Financing...   In connection with the Distribution, D&B will
                                 borrow funds in order to repay in full D&B's commercial paper obligations. Also in connection with the Distribution, responsibility for D&B's obligations to repay principal and interest under the minority interest financing (relating to the investment partnership described in Note 12 to D&B's
                                 Consolidated Financial Statements and Notes thereto included elsewhere in this Information
                                 Statement) will be allocated to New D&B. It is anticipated that New D&B will also assume a portion of the indebtedness of D&B and will receive a portion of the cash of D&B in amounts such that, at the time of Distribution, the net indebtedness of New D&B (including the minority interest financing) will approximate the net indebtedness of Moody's (before giving effect to payments of cash in connection with the allocation of certain corporate liabilities of D&B between New D&B and Moody's that may result in the net indebtedness of one corporation exceeding that of the other).
                                 See "The Distribution--Certain Indebtedness and
                                 Minority Interest Financing".

Dividend Policies.............   The payment and level of cash dividends by New
                                 D&B and Moody's after the Distribution will be subject to the discretion of each company's
                                 Board of Directors. It is anticipated that Moody's initially will pay a quarterly dividend between $.04 and $.06 per share. In addition, it is anticipated that New D&B initially will not pay dividends and will use future earnings to finance operations, expand its Internet and e-commerce-related business and to fund a share repurchase program to offset the dilutive effect of shares issued under employee benefits arrangements. However, future dividend decisions, in each case, will be based on, and affected by, a number of factors, including the respective operating results and financial requirements of each company on a stand-alone basis as well as applicable legal and contractual restrictions. See "Dividend
                                 Policies".

Antitakeover Provisions.......   The Restated Certificate of Incorporation and
                                 Amended and Restated By-laws of New D&B contain provisions that may have the effect of discouraging an acquisition of control of New
                                 D&B not approved by its Board of Directors.
                                 Such provisions may also have the effect of discouraging third parties from making proposals involving an acquisition or change of control of New D&B, although such proposals, if made, might be considered desirable by a majority of the stockholders of New D&B. Such provisions could further have the effect of making it more difficult for third parties to cause the replacement of the Board of Directors of New D&B. These provisions (and the provisions of the stockholders rights plan described below) have been designed to (i) minimize the prospects of changes in control that could jeopardize the tax-free nature of the Distribution by assuring meaningful Board involvement in any such proposed transactions and (ii) enable New D&B to develop its businesses and foster its long-term growth without disruptions caused by the threat of a takeover not deemed by its Board of Directors to be in the best interests of New D&B and its stockholders. Certain provisions of the
                                 Distribution Agreement to be entered into between D&B and New D&B that are also intended to preserve the tax-free nature of the Distribution may also have the effect of discouraging third parties from making proposals involving an acquisition or change of control of New D&B or Moody's. See
                                 "Relationship Between The New D&B Corporation and Moody's Corporation After the
                                 Distribution--Distribution Agreement".

                                 New D&B expects to adopt a stockholder rights plan. The stockholder rights plan is designed to protect stockholders in the event of an unsolicited offer and other takeover tactics which, in the opinion of the New D&B Board of Directors, could impair its ability to represent stockholder interests. The provisions of the stockholder rights plan may render an unsolicited takeover of New D&B more difficult or less likely to occur or might prevent such a takeover. See "Description of The New D&B Corporation Capital Stock--The New D&B Corporation Rights Plan".

                                 New D&B is subject to provisions of Delaware corporate law which may restrict certain business combination transactions. See "Description of The New D&B Corporation Capital Stock--Delaware General Corporation Law".

                                 See also "Description of The New D&B
                                 Corporation Capital Stock--Provisions of The
                                 New D&B Corporation Restated Certificate of
                                 Incorporation and Amended and Restated By-laws Affecting Change in Control".

Review of Antitakeover
Measures by Independent Board
  Committee...................   It is expected that the Board of Directors of
                                 New D&B will establish an independent committee of the Board to review the New D&B stockholder rights plan and other antitakeover measures.
                                 Within two years following the Distribution, this committee will report to the Board as to whether such measures continue to be in the best interests of New D&B's stockholders. If it deems appropriate, the independent committee will recommend to the Board that all or some of such measures should be modified or terminated.
                                 See "Description of the New D&B Corporation
                                 Capital Stock--Review of Antitakeover Measures by Independent Board Committee".

Risk Factors..................   Stockholders should carefully consider the
                                 matters discussed under the section entitled
                                 "Risk Factors" in this Information Statement.

                                     * * *

     This Information Statement is being furnished by D&B solely to provide information to stockholders of D&B who will receive New D&B Common Stock in the Distribution and who will own Moody's Common Stock immediately after the Distribution. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any securities of D&B, New D&B or Moody's. The information contained in this Information Statement is believed by D&B and New D&B to be accurate with respect to D&B, New D&B and Moody's as of the date set forth on the cover. Changes may occur after that date, and none of D&B, New D&B or Moody's will update the information except in the normal course of their respective public disclosure practices.

                            THE NEW D&B CORPORATION
                         (ACCOUNTING SUCCESSOR TO D&B)

                             SUMMARY FINANCIAL DATA

     The Summary Financial Data of New D&B are derived from the audited annual and unaudited interim financial statements of D&B, which reflect the Moody's Business as a discontinued operation. The historical financial statements of D&B as of December 31, 1998 and 1999 and for each of the years in the three-year period ended December 31, 1999, and as of March 31, 2000 and for the three months ended March 31, 1999 and 2000, are contained elsewhere in this Information Statement. The information set forth below should be read in conjunction with, and is qualified in its entirety by, the information under "The New D&B Corporation (Accounting Successor to D&B) Selected Financial Data", "The New D&B Corporation (Accounting Successor to D&B) Unaudited Consolidated Pro Forma Condensed Financial Statements" and "The New D&B Corporation (Accounting Successor to D&B) Management's Discussion and Analysis of Financial Condition and Results of Operations" and in D&B's Consolidated Financial Statements and Notes thereto included elsewhere in this Information Statement.

                                   FOR THE YEAR ENDED DECEMBER 31,              FOR THE THREE MONTHS ENDED MARCH 31,
                           ------------------------------------------------    --------------------------------------
                                      HISTORICAL                                    HISTORICAL
                           --------------------------------    PRO FORMA(1)    --------------------     PRO FORMA(1)
                             1997        1998        1999          1999          1999        2000           2000
                           --------    --------    --------    ------------    --------    --------    --------------
                                                (AMOUNTS IN MILLIONS, EXCEPT FOR PER SHARE DATA)
STATEMENT OF OPERATIONS
  DATA:
Operating Revenues.......  $1,353.6    $1,420.5    $1,407.7      $1,407.7       $354.0      $356.5         $356.5
Income from Continuing
  Operations.............  $   93.2    $   86.2    $   81.3      $   89.5       $ 19.4      $ 27.0         $ 29.0
EARNINGS PER SHARE OF
  COMMON STOCK FROM
  CONTINUING OPERATIONS:
Basic....................  $    .55    $    .51    $    .50      $    .55       $  .12      $  .17         $  .18
Diluted..................  $    .54    $    .50    $    .50      $    .55       $  .12      $  .17         $  .18
WEIGHTED AVERAGE NUMBER
  OF SHARES OUTSTANDING:
Basic....................     170.8       169.5       162.3         162.3        165.1       161.2          161.2
Diluted..................     172.6       171.7       164.3         164.3        167.9       162.5          162.5
UNAUDITED EARNINGS PER
  SHARE OF COMMON STOCK
  FROM CONTINUING
  OPERATIONS, ADJUSTED
  FOR DISTRIBUTION
  RATIO(2):
Basic....................  $   1.10    $   1.02    $   1.00      $   1.10       $  .24      $  .34         $  .36
Diluted..................  $   1.08    $   1.00    $   1.00      $   1.10       $  .24      $  .34         $  .36

                                             AS OF DECEMBER 31,
                                      --------------------------------         AS OF MARCH 31,
                                                 HISTORICAL               --------------------------
                                      --------------------------------    HISTORICAL    PRO FORMA(1)
                                        1997        1998        1999         2000           2000
                                      --------    --------    --------    ----------    ------------
                                            (AMOUNT IN MILLIONS)             (AMOUNT IN MILLIONS)
BALANCE SHEET DATA:
Total Assets........................  $1,729.4    $1,574.7    $1,574.8     $1,570.6       $1,675.0
Minority Interest Financing.........  $  300.0    $  300.0    $  300.0     $  300.0       $  300.0
Shareholders' Deficit...............  $ (527.7)   $ (371.0)   $ (416.6)    $ (332.4)      $   (6.1)

---------------
(1) See "The New D&B Corporation (Accounting Successor To D&B) Unaudited Consolidated Pro Forma Condensed Financial Statements".

(2) In the Distribution, each D&B shareholder will receive one share of New D&B Common Stock for every two shares of D&B Common Stock held as of the close of business on the Record Date.

                              MOODY'S CORPORATION

                             SUMMARY FINANCIAL DATA

     The Summary Financial Data of Moody's as of December 31, 1998 and 1999, and for each of the years in the three-year period ended December 31, 1999, are derived from the audited financial statements of Moody's included elsewhere in this Information Statement. Moody's audited financial statements included elsewhere in this Information Statement are presented as if Moody's was a stand-alone entity for all periods presented. The Summary Financial Data of Moody's as of March 31, 2000, and for the three months ended March 31, 1999 and 2000, are derived from the unaudited financial statements of Moody's, and, in the opinion of management, include all necessary adjustments for a fair presentation of such data in conformity with generally accepted accounting principles. The financial data included herein may not necessarily reflect the results of operations and financial position of Moody's in the future or what they would have been had it been a separate entity. The information set forth below should be read in conjunction with, and is qualified in its entirety by, the Moody's information under "Moody's Corporation Capitalization", "Moody's Corporation Selected Financial Data", "Moody's Corporation Unaudited Combined Pro Forma Condensed Financial Statements", "Moody's Corporation Management's Discussion and Analysis of Financial Condition and Results of Operations" and Moody's Corporation Combined Financial Statements and Notes thereto included elsewhere in this Information Statement.

                                           FOR THE YEAR ENDED DECEMBER 31,                 FOR THE THREE MONTHS ENDED MARCH 31,
                                ------------------------------------------------------   ----------------------------------------
                                              HISTORICAL                                        HISTORICAL
                                ---------------------------------------   PRO FORMA(1)   -------------------------   PRO FORMA(1)
                                   1997          1998          1999           1999          1999          2000           2000
                                -----------   -----------   -----------   ------------   -----------   -----------   ------------
                                                     (DOLLAR AMOUNTS IN MILLIONS, EXCEPT FOR PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues(2)...................  $     457.4   $     513.9   $     564.2   $     564.2    $     137.1   $     139.3   $     139.3
Net Income....................        105.9         142.0         155.6         149.1           35.2          35.9          34.3
PRO FORMA EARNINGS PER SHARE
  DATA(3):
Basic.........................  $       .62   $       .84   $       .96   $       .92    $       .21   $       .22   $       .21
Diluted.......................          .61           .83           .95           .91            .21           .22           .21
SHARES USED IN COMPUTING PRO
  FORMA EARNINGS PER SHARE(3):
Basic.........................  170,765,000   169,492,000   162,253,000   162,253,000    165,118,000   161,197,000   161,197,000
Diluted.......................  172,552,000   171,703,000   164,284,000   164,284,000    167,916,000   162,501,000   162,501,000

                                                            AS OF DECEMBER 31,                    AS OF MARCH 31,
                                                     ---------------------------------      ----------------------------
                                                                HISTORICAL
                                                     ---------------------------------      HISTORICAL      PRO FORMA(1)
                                                      1997         1998         1999           2000             2000
                                                     -------      -------      -------      ----------      ------------
                                                       (DOLLAR AMOUNTS IN MILLIONS)         (DOLLAR AMOUNTS IN MILLIONS)
BALANCE SHEET DATA:
Total Assets(2)....................................  $ 309.4      $ 331.5      $ 330.4       $ 368.1          $ 368.9
Long-Term Debt.....................................       --           --           --            --            142.4
Shareholder's Net Investment.......................   (111.2)      (156.8)      (175.9)       (131.4)          (273.0)

---------------
(1) See "Moody's Corporation Unaudited Combined Pro Forma Condensed Financial Statements".

(2) The Summary Financial Data above includes the following amounts related to the Financial Information Services, Inc. ("FIS") business that was sold in July 1998 and will not be included in Moody's results in future periods. Such amounts are set forth below:

                                                              FOR THE YEAR
                                                           ENDED DECEMBER 31,
                                                           ------------------
                                                           1997         1998
                                                           -----        ----
                                                           (DOLLAR AMOUNTS IN
                                                               MILLIONS)
Revenues.................................................  $34.3        $18.4
Operating Income.........................................    5.8          4.2

(3) The computation of pro forma basic earnings per share for the periods presented is based upon D&B's historical weighted average number of shares of D&B Common Stock outstanding, reflecting the Distribution. The computation of pro forma diluted earnings per share is calculated by dividing net income by the sum of D&B's historical weighted average common shares outstanding and potentially dilutive shares of D&B Common Stock which approximates Moody's potentially dilutive shares. Potentially dilutive common shares are calculated in accordance with the treasury stock method, which assumes that proceeds from the exercise of all stock options are used to repurchase D&B Common Stock at market value. This calculation is based on the fact that, at the Distribution Date, each outstanding D&B stock option (other than stock options held by Mr. Loren) will convert into separately exercisable Moody's Stock Options and New D&B Stock Options (as defined below), regardless of whether Moody's or New D&B employs such option holder after the Distribution. At the time of the Distribution, the number of shares of Moody's Common Stock covered by the Moody's Stock Options will equal the same number of shares covered by the unexercised historical D&B options. See "Relationship Between The New D&B Corporation and Moody's Corporation After the Distribution--Employee Benefits Agreement".

                           FORWARD-LOOKING STATEMENTS

     This Information Statement and other materials filed or to be filed by D&B and New D&B with the SEC, as well as information included in oral statements or other written statements made or to be made by D&B and New D&B, contain statements which constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements appear in a number of places in this document and include, but are not limited to, all statements relating to plans for future growth and other business development activities as well as capital expenditures, financing sources and the effects of regulation and competition, the terms of the Distribution and all other statements regarding the intent, plans, belief or expectations of the parties or their directors or officers. Stockholders are cautioned that such forward-looking statements are not assurances of future performance or events and involve risks and uncertainties that could cause actual results and developments to differ materially from those covered in such forward-looking statements. These risks and uncertainties include, but are not limited to, the complexity and uncertainty regarding the development of new high-technology products; possible loss of market share through competition; introduction of competing products or technologies by other companies; pricing pressures from competitors and/or customers; changes in the business information and risk management industries and markets; the potential emergence of government-sponsored credit rating agencies; the outcome of any review by applicable tax authorities of D&B's global tax planning initiatives; the inability to protect proprietary information and technology or to obtain necessary licenses on commercially reasonable terms; changes in the volume of debt securities issued in global capital markets; the possible loss of key employees to investment or commercial banks or elsewhere; leverage and debt service, including sensitivity to fluctuations in interest rates; compliance with covenants in loan agreements; the inability to obtain future financing on satisfactory terms; changes in interest rates and other volatility in the financial markets; successful implementation of New D&B's euro plans on a timely basis and the competitive implication that the conversion to the euro may have on pricing and marketing strategies; fluctuations in foreign currency exchange rates; the ability to complete pending restructurings at New D&B in a timely fashion without adverse effects on operations; proposed U.S., foreign, state and local legislation and regulations, including those relating to nationally recognized statistical rating organizations; and the final allocation of assets and liabilities in connection with the Distribution. Consequently, all the forward-looking statements contained in this Information Statement are qualified by the information contained or incorporated herein, including, but not limited to, the information contained under this heading and in "Risk Factors", "The Distribution", "The New D&B Corporation (Accounting Successor to D&B) Capitalization", "The New D&B Corporation (Accounting Successor to D&B) Management's Discussion and Analysis of Financial Condition and Results of Operations", "The New D&B Corporation Business", "Moody's Corporation Capitalization", "Moody's Corporation Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Moody's Corporation Business". Neither D&B nor New D&B has any obligation to publicly release any revision to any forward-looking statement contained or incorporated herein to reflect any future events or occurrences.

                                  RISK FACTORS

RISKS RELATING TO THE DISTRIBUTION

  Potential Taxation

     D&B has received a ruling from the IRS to the effect that, among other things, the Distribution will qualify as a tax-free spin-off under Section 355 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code").

     The IRS ruling is based on certain factual representations made by D&B. If factual representations were incorrect in a material respect, the ruling could become invalid. D&B is not aware of any facts or circumstances which would cause such representations to be incorrect in a material respect. To provide further assurances that Section 355 of the Internal Revenue Code will apply to the Distribution, each of D&B and New D&B will agree in the Distribution Agreement to certain restrictions on their respective future actions and will provide certain indemnifications in this regard. See "Relationship Between The New D&B Corporation and Moody's Corporation After the Distribution".

     If the Distribution were not to qualify under Section 355 of the Internal Revenue Code, then, in general, a corporate tax (which would be substantial) would be payable by the consolidated group, of which D&B is the common parent. In addition, under the consolidated return rules, each member of the consolidated group, including New D&B, would be jointly and severally liable for such tax liability. If the Distribution occurred and it were not to qualify under Section 355 of the Internal Revenue Code, the resulting tax liability could have a material adverse effect on the financial position, results of operations and cash flows of each of New D&B and Moody's. See "Relationship Between The New D&B Corporation and Moody's Corporation After the Distribution--Distribution Agreement". D&B currently estimates that the aggregate tax liability in this regard of New D&B and Moody's would be in the range of approximately $400 million to $640 million. See "The Distribution--Federal Income Tax Consequences of the Distribution".

     Moreover, if the Distribution were not to qualify under Section 355 of the Internal Revenue Code, each D&B stockholder receiving shares of New D&B Common Stock in the Distribution would be treated as if such stockholder had received a taxable distribution in an amount equal to the fair market value of the New D&B Common Stock received. See "The Distribution--Federal Income Tax Consequences of the Distribution".

     D&B has sought ruling letters from the IRS as to the Federal income tax consequences of certain internal restructurings which were or are to be effected by D&B prior to the Distribution. Any tax liabilities which may ultimately arise in connection with the internal restructurings which are the subject of those ruling requests which have not yet been received will be shared equally by New D&B and Moody's but are not expected to be material to New D&B or Moody's. In the Distribution Agreement, each of D&B and New D&B will agree to certain restrictions on their future actions with respect to requests for ruling letters made in connection with such internal restructurings and will provide certain indemnifications in this regard.

  Absence of Prior Trading Market for the New D&B Common Stock

     Prior to the date hereof, there has not been any established "regular way" trading market for New D&B Common Stock. Shares of New D&B Common Stock are expected to be accepted for listing on the NYSE under the symbol "DNB", and trading on a "when-issued" basis (i.e., a trade which is completed only if the subject security is actually issued) is expected to commence prior to the Distribution. See "The Distribution--Listing and Trading of New D&B Common Stock and Moody's Common Stock".

  Effect of Distribution on Trading Market of New D&B Common Stock and Moody's Common Stock

     New D&B Common Stock and Moody's Common Stock (i.e., the "old" D&B Common Stock) will each trade on the NYSE after the Distribution. However, because of the significant changes that will take place as a result of the Distribution, the trading market for each of New D&B Common Stock and Moody's Common Stock after the Distribution may be significantly different from that for the D&B Common Stock prior to the

Distribution. After the Distribution, New D&B's only business will be the New D&B Business, with the shares of New D&B Common Stock held by D&B stockholders representing their continuing interest in that business and D&B's only remaining business will be the Moody's Business, with the shares of Moody's Common Stock held by D&B stockholders representing their continuing interest in that business. The market may view New D&B and Moody's as "new" companies after the Distribution and it is possible that neither will be the subject of significant research analyst coverage.

  Changes in Trading Prices of New D&B Common Stock and Moody's Common Stock

     There can be no assurance as to the prices at which New D&B Common Stock and Moody's Common Stock will trade after the Distribution Date. Until New D&B Common Stock is fully distributed and an orderly market develops in New D&B Common Stock and Moody's Common Stock, the price at which such stocks trade may fluctuate significantly and, with respect to the New D&B Common Stock, the price may be lower or higher than the price that would be expected for a fully distributed issue. Prices for New D&B Common Stock and Moody's Common Stock will be determined in the marketplace and may be influenced by many factors, including (i) developments affecting their respective businesses generally and the impact of those factors referred to below in particular, (ii) investor perception, (iii) the depth and liquidity of the market for each company's stock and (iv) general economic and market conditions.

  Impact of Post-Distribution Sales on the Price of New D&B Common Stock and Moody's Common Stock

     After the Distribution, substantially all of the shares of New D&B Common Stock and Moody's Common Stock will be eligible for immediate resale in the public market. Investment criteria of certain investment funds and other holders of D&B Common Stock may result in the immediate sale of New D&B Common Stock and/or Moody's Common Stock after the Distribution to the extent such stock no longer meets these criteria. Other holders of D&B Common Stock may choose to sell their shares of Moody's Common Stock or New D&B Common Stock because their respective dividend policies are expected to differ from D&B's existing dividend policies. See "Dividend Policies". In addition, fractional shares which would otherwise be issued in the Distribution will be aggregated by the Distribution Agent and sold in the open market after the date of the Distribution. Substantial selling of New D&B Common Stock and/or Moody's Common Stock, whether as a result of the Distribution or otherwise, could adversely affect the market price of such stock.

  Moody's Transition to an Independent Public Company

     Moody's does not have an operating history as an independent company. Accordingly, the financial statements included herein may not necessarily reflect the results of operations, financial condition and cash flows that would have been achieved had Moody's been operated independently during the periods presented. Historically, D&B has provided substantially all of Moody's corporate services and employee benefits. While Moody's management believes the costs of these services and benefits charged to Moody's have been reasonably equivalent to terms which could have been obtained through arm's-length negotiations with D&B, these costs may not be indicative of the costs that would have been incurred if Moody's had performed or provided these services as an independent company. See "Moody's Corporation Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview". In addition, following the Distribution, Moody's will be responsible for the additional costs associated with being an independent public company, including costs associated with corporate governance, listed and registered securities and investor relations.

  New D&B and Moody's Will Be Less Diversified Than D&B

     As a result of the Distribution, each of New D&B and Moody's will be a smaller and less diversified company than D&B was prior to the Distribution. The results of operations and financial performance of each of New D&B and Moody's may therefore be more volatile than the results and financial performance of D&B.

  Common Stock Prices

     After the Distribution, the D&B Common Stock is expected to continue to be listed and traded on the NYSE as Moody's Common Stock. As a result of the Distribution, the trading price of Moody's Common Stock is expected to be lower than the trading price of D&B Common Stock prior to the Distribution. The combined trading price of the Moody's Common Stock and the New D&B Common Stock after the Distribution may be less than the trading price of the D&B Common Stock prior to the Distribution.

RISKS RELATING TO THE NEW D&B CORPORATION AND MOODY'S CORPORATION

  Contingencies

     On July 29, 1996, Information Resources, Inc. ("IRI") filed a complaint in the United States District Court for the Southern District of New York, naming as defendants the corporation then known as "The Dun & Bradstreet Corporation" (which corporation subsequently was renamed R.H. Donnelley Corporation and herein is referred to as "Donnelley"), A.C. Nielsen Company (a subsidiary of ACNielsen Corporation) and I.M.S. International, Inc. (a subsidiary of Cognizant Corporation). At the time of the filing of the complaint, each of the other defendants was a wholly owned subsidiary of Donnelley.

     The complaint alleges various violations of United States antitrust laws, including alleged violations of Sections 1 and 2 of the Sherman Act. The complaint also alleges a claim of tortious interference with a contract and a claim of tortious interference with a prospective business relationship. These claims relate to the acquisition by defendants of Survey Research Group Limited ("SRG"). IRI alleges SRG violated an alleged agreement with IRI when it agreed to be acquired by the defendants and that the defendants induced SRG to breach that agreement.

     IRI's complaint alleges damages in excess of $350 million, which amount IRI asked to be trebled under antitrust laws. IRI also seeks punitive damages in an unspecified amount. See "The New D&B Corporation Business--Legal Proceedings" and "Moody's Corporation Business--Legal Proceedings".

     In November 1996, Donnelley completed a distribution to its shareholders (the "1996 Distribution") of the capital stock of ACNielsen Corporation ("ACNielsen") and Cognizant Corporation ("Cognizant"). On October 28, 1996, in connection with the 1996 Distribution, Cognizant, ACNielsen and Donnelley entered into an Indemnity and Joint Defense Agreement (the "Indemnity and Joint Defense Agreement") pursuant to which they have agreed (i) to certain arrangements allocating potential liabilities ("IRI Liabilities") that may arise out of or in connection with the IRI action and (ii) to conduct a joint defense of such action. In particular, the Indemnity and Joint Defense Agreement provides that ACNielsen will assume exclusive liability for IRI Liabilities up to a maximum amount to be calculated at such time such liabilities, if any, become payable (the "ACN Maximum Amount"), and that Donnelley and Cognizant will share liability equally for any amounts in excess of the ACN Maximum Amount. The ACN Maximum Amount will be determined by an investment banking firm as the maximum amount that ACNielsen is able to pay after giving effect to (i) any plan submitted by such investment bank that is designed to maximize the claims-paying ability of ACNielsen without impairing the investment banking firm's ability to deliver a viability opinion (but which will not require any action requiring stockholder approval), and (ii) payment of related fees and expenses. For these purposes, financial viability means the ability of ACNielsen, after giving effect to such plan, the payment of related fees and expenses and the payment of the ACN Maximum Amount, to pay its debts as they become due and to finance the current and anticipated operating and capital requirements of its business, as reconstituted by such plan, for two years from the date any such plan is expected to be implemented.

     In June 1998, Donnelley completed a distribution to its shareholders (the "1998 Distribution") of the capital stock of D&B and changed its name to R.H. Donnelley Corporation. In connection with the 1998 Distribution, D&B and Donnelley entered into an agreement whereby D&B has assumed all potential liabilities of Donnelley arising from the IRI action and has agreed to indemnify Donnelley in connection with such potential liabilities.

     During 1998, Cognizant separated into two new companies, IMS Health Incorporated ("IMS Health") and Nielsen Media Research, Inc. ("NMR"). IMS Health and NMR are each jointly and severally liable for all Cognizant liabilities under the Indemnity and Joint Defense Agreement.

     Under the terms of the 1998 Distribution Agreement, as a condition to the Distribution, New D&B will undertake to be jointly and severally liable with Moody's to Donnelley under the 1998 Distribution Agreement, including any liabilities arising under the Indemnity and Joint Defense Agreement. However, as between themselves, each of New D&B and Moody's will agree to be responsible for 50% of any payments to be made with respect to the IRI action pursuant to the 1998 Distribution Agreement, including legal fees or expenses related thereto.

     Management is unable to predict at this time the final outcome of the IRI action or whether the resolution of this matter could materially affect New D&B's or Moody's results of operations, cash flows or financial position.

     In addition, D&B enters into global tax planning initiatives in the normal course of business. These initiatives are subject to review by tax authorities. Pursuant to the Distribution Agreement, New D&B and Moody's will agree that, as between themselves, each will be financially responsible for 50% of any liabilities that may arise with respect to such matters. As a result of the review process, uncertainties exist, and it is possible that some of these matters could be resolved unfavorably. At this time, management is unable to predict the final outcome of these matters or whether the resolution of these matters could materially affect the results of operations, cash flows or financial position of each company. See "The New D&B Corporation (Accounting Successor to D&B) Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Financial Position--Other" and "Moody's Corporation Management's Discussion and Analysis of Financial Position and Results of Operations--Liquidity and Capital Resources--Other."

  Certain Antitakeover Provisions

     The Restated Certificate of Incorporation and Amended and Restated By-laws of each of Moody's and New D&B contain provisions that may have the effect of discouraging an acquisition of control that is not approved by its Board of Directors. Such provisions may also have the effect of discouraging third parties from making proposals involving an acquisition or change of control of New D&B or Moody's, as the case may be, although such proposals, if made, might be considered desirable by a majority of their respective stockholders. Such provisions could further have the effect of making it more difficult for third parties to cause the replacement of the Board of Directors of New D&B and Moody's. These provisions (and the provisions of the stockholder rights plan described below) have been designed to enable each of New D&B and Moody's to develop its businesses and foster its long-term growth without disruptions caused by the threat of a takeover not deemed by its Board of Directors to be in the best interests of that company and its stockholders. These provisions will also help minimize the prospects of changes in control that could jeopardize the tax-free nature of the Distribution by assuring meaningful Board involvement in any such transactions. Certain provisions of the Distribution Agreement that are also intended to preserve the tax-free nature of the Distribution may also have the effect of discouraging third parties from making proposals involving an acquisition or change of control of New D&B or Moody's. See "Relationship Between The New D&B Corporation and Moody's Corporation After the Distribution--Distribution Agreement".

     Moody's has adopted, and New D&B expects to adopt, a stockholder rights plan. These stockholder rights plans are designed to protect stockholders in the event of an unsolicited offer and other takeover tactics which, in the opinion of the Board of Directors of New D&B or Moody's, as the case may be, could impair its ability to represent stockholder interests. The provisions of these stockholder rights plans may render an unsolicited takeover of New D&B or Moody's more difficult or less likely to occur or might prevent such a takeover. See "Description of The New D&B Corporation Capital Stock--The New D&B Corporation Rights Plan" and "Description of Moody's Corporation Capital Stock--Moody's Corporation Rights Plan".

     Each of New D&B and Moody's is subject to the provisions of Delaware corporate law which may restrict certain business combination transactions. See "Description of The New D&B Corporation Capital

Stock--Delaware General Corporation Law" and "Description of Moody's Corporation Capital Stock--Delaware General Corporation Law".

  Multinational Operations

     Both New D&B and Moody's maintain offices and derive a significant portion of their respective revenues from sources outside the U.S. In addition, New D&B receives a material amount of its revenues denominated in the euro and other non-U.S. currencies. Operations in several different countries expose New D&B and Moody's to a number of legal, economic and regulatory risks such as:

     - changes in legal and regulatory requirements

     - possible nationalization, expropriation, price controls and other restrictive governmental actions

     - restrictions on the ability to convert local currency into U.S. dollars

     - currency fluctuation and the conversion to the euro

     - export and import restrictions, tariffs and other trade barriers

     - difficulty in staffing and managing offices as a result of, among other things, distance, travel, cultural differences and intense competition for trained personnel

     - longer payment cycles and problems in collecting receivables

     - political and economic instability

     - potentially adverse tax consequences

Although such factors (other than currency fluctuations) have not historically had a material adverse effect on the business, financial condition and results of operations of either New D&B or Moody's, any of such factors could have such an effect in the future.

  Continued Development of Technology Infrastructure is Critical

     Each of New D&B and Moody's relies heavily on its computer hardware, software and systems. If any of these systems does not operate properly or is disabled, New D&B or Moody's (as the case may be) could suffer financial loss, a disruption of its business, liability to clients or reputational damage. The inability to maintain systems that will accommodate an increasing volume of transactions also could constrain each company's ability to expand. Each of New D&B and Moody's expects that it will need to continue to upgrade and expand its systems to avoid disruption of, and constraints on, its operations.

  Electronic Media Security Issues May Adversely Affect the Business of New D&B or Moody's

     A significant barrier to online commerce is the secure transmission of confidential information. There can be no assurance that the computer and cryptographic technologies that New D&B and Moody's use to transmit data over public networks will not be compromised. In addition, computer break-ins and denials of service could jeopardize the security of information stored in and transmitted through the computer systems and network of New D&B and Moody's, which could adversely affect their abilities to attract customers, damage their reputation and subject them to litigation. Although New D&B and Moody's intend to continue to implement security measures to prevent break-ins, damage and failure, these measures may not succeed.

RISKS RELATING TO THE NEW D&B CORPORATION

  New D&B Faces Increasing Competition in the Business Information Industry

     Business information and related products and services are becoming increasingly available as the use of the Internet expands and as new providers of business-to-business information products and services emerge. Competition to meet the growing demand for reliable, easily accessible commercial information is intense. New D&B's ability to compete effectively will be based on a number of factors, including the ability to attract clients that use the Internet to obtain business information, quality of information, brand perception and the ability to deliver business information via various media and distribution channels in formats tailored to client requirements.

     New D&B believes that it may experience pricing pressures in the future as some of its competitors seek to obtain market share by reducing prices. New D&B's revenues in certain of its traditional product and service lines have declined as customers migrate to free or lower-cost information services offered by New D&B or other Internet vendors. In addition, acute price competition in Europe has had and may continue to have a negative impact on New D&B's results of operations.

  Rapid Technological Advances Could Render New D&B's Products or Services Less Competitive or Obsolete

     The business information industry is characterized by rapid technological changes, evolving industry standards and the continuous introduction of new products, services and applications. As a result, New D&B's growth and future financial performance will continue to depend on its ability to develop sophisticated applications and technologies to accommodate client preferences, create new distribution channels, develop and market new products and services and enhance existing products. There can be no guarantee that, as various systems and technologies become outdated, New D&B will be able to replace them, or to replace them as quickly as New D&B's competitors. In addition, there can be no assurance that products or technologies developed by others will not render New D&B's products or services less competitive or obsolete.

  New D&B May Have Difficulty Attracting and Retaining Skilled Employees to Execute its Strategic Initiatives

     From time to time New D&B has experienced, and expects to continue to experience, difficulty in hiring and retaining highly skilled employees. New D&B's future success depends on its ability to attract, retain and motivate highly skilled employees. Competition for employees in New D&B's industry is intense, particularly as the demand by "dot-coms" and other companies for persons with Internet-related skills continues to increase. New D&B may not be able to retain its key employees or attract, assimilate or retain other highly qualified employees in the future.

  New D&B's Growth is Dependent on its Ability to Penetrate the Electronic Commerce Market

     New D&B's growth depends substantially upon its ability to penetrate the e-commerce market and convince business information consumers to integrate New D&B's information into their applications and to use such information in their transaction decisions. There can be no assurance that a decision by New D&B to shift its principal strategic focus to the electronic marketplace will be successful. In addition, the e-commerce industry is rapidly evolving and there can be no assurance that New D&B will be able to adapt to changing business conditions.

     New D&B expects to increasingly use the Internet as a distribution channel to provide information-based products and services to its customers. Due to the popularity of the Internet, it is possible that new laws and regulations may be adopted dealing with such issues as user privacy, content, taxation and pricing. Such laws and regulations might increase New D&B's cost of using, or limit New D&B's ability to use, the Internet as a distribution channel, which in turn could have a material adverse effect on its business, financial condition and operating results.

  New D&B's Results are Subject to Fluctuations in Interest Rates and Exchange Rates

     New D&B expects to fund its operations primarily from its operating cash flows supplemented, as necessary, through its commercial paper programs and/or other capital market financings. In addition, New D&B operates in more than 36 countries and therefore is exposed to market risk from changes in foreign exchange rates which could affect its results of operations and financial condition. In order to reduce the risk from fluctuations in interest rates and foreign currencies, New D&B may enter into interest rate swap agreements, forward foreign exchange contracts and/or foreign currency options. These derivative financial instruments are viewed by New D&B as risk management tools that are entered into for hedging purposes only; New D&B does not intend to use derivative financial instruments for trading or speculative purposes. However, there can be no assurance that New D&B will attempt to or be able to hedge all of its interest rate and foreign exchange exposure at a satisfactory cost or that such rate fluctuations will not adversely affect the results of operations and financial condition of New D&B.

  New D&B Does Not Expect to Pay Dividends

     Following the Distribution, New D&B does not initially intend to pay dividends. New D&B expects to use future earnings to finance operations, expand its Internet and e-commerce-related business and fund a share repurchase program to offset the dilutive effect of shares issued under New D&B's employee benefit arrangements.

RISKS RELATING TO MOODY'S

  Revenues or Revenue Growth May Decline as a Result of Adverse Market or Economic Conditions

     Unfavorable financial or economic conditions would likely reduce the number and size of debt issuances and other transactions for which Moody's provides ratings services. High interest rates, volatility in financial markets or the interest rate environment, significant political or economic events, defaults of significant issuers and other market and economic factors may negatively impact the general level of debt issuances, the debt issuance plans of certain categories of borrowers and/or the types of credit products being offered. Because the ratings revenues and results of operations of Moody's are directly related to the number and size of the transactions in which it participates, it would be adversely affected by a reduction of the level of debt issuances. A sustained period of market decline or weakness could have a material adverse effect on Moody's business and financial results.

  Moody's Success Depends on its Ability to Maintain its Professional Reputation and Brand Name

     Moody's depends on its overall reputation and brand name to secure new engagements and hire qualified professionals. Any event that hurts Moody's reputation -- including poor performance or errors in ratings (whether real or perceived) -- may negatively impact Moody's ability to compete. Failure to maintain its reputation and brand name therefore could seriously harm Moody's business and financial results.

     Employee misconduct, including the improper use or disclosure of confidential information, has been a recurring problem in the financial services industry. Moody's runs the risk that such employee misconduct could occur despite the significant precautions it takes to prevent and detect such activities. Such misconduct could result in regulatory sanctions as well as serious harm to Moody's reputation, results of operations and financial condition.

  The Market for Credit Ratings and Research is Intensely Competitive and Rapidly Evolving

     The markets for credit ratings, research and risk management services are intensely competitive. Moody's competes on the basis of a number of factors, including quality of ratings, research, reputation, price, geographic scope, range of products, technological innovation and client service. Moody's faces increasing competition from Standard & Poor's, the recently combined Fitch IBCA/Duff & Phelps Credit Rating Co. ("Fitch"), local rating agencies in a number of jurisdictions and niche companies that provide ratings for particular types of financial products or issuers (such as A.M. Best Company in the insurance industry). In addition, competitors may develop quantitative methodologies for assessing credit risk which consumers may deem preferable to or more cost-effective than the qualitative credit risk assessment methods currently employed by Moody's. Since Moody's believes that some of its most significant challenges and opportunities will arise outside the U.S., it will have to compete with rating agencies that may have a stronger local presence or a longer operating history in those markets. These local providers or comparable competitors that may emerge in the future may receive support from local governments or other institutions. Any of the foregoing may have a negative effect on the customer base, profitability, financial condition, results of operations or cash flows of Moody's.

  Moody's May Have Difficulty Retaining or Recruiting Professionals for Its Business

     Moody's success depends upon recruiting and retaining highly skilled, experienced analysts. Competition in the financial services industry for qualified analysts is intense. Moody's ability to attract analysts could be impaired if it is unable to offer competitive compensation. Investment banks and other competitors for analyst talent may be able to offer higher compensation than Moody's. Moody's also may not be able to identify and hire employees outside the U.S. with the required experience or skills to perform sophisticated credit analyses. In addition, former employees may compete with Moody's in the future. Moody's ability to compete effectively will continue to depend on its ability to attract new employees and to retain and motivate existing employees.

  Quarterly Operating Results of Moody's May Fluctuate, Resulting in a Decline in Stock Price

     Quarterly operating results of Moody's have varied significantly in the past and could fluctuate significantly in the future. Therefore, there can be no assurance that quarter-to-quarter comparisons are indicative of future performance. Moody's quarterly earnings may vary to a significant extent with the volume of issuances in the worldwide capital markets. In addition, interest rate cycles and corporate earnings trends may subject Moody's to unfavorable year to year quarterly earning fluctuations.

  Exposure to Litigation From Those Dissatisfied With Ratings Could Adversely Affect Moody's Business

     Moody's faces litigation from time to time from those claiming damages arising from allegedly inaccurate ratings. In addition, as Moody's international business expands, these types of claims may increase because foreign jurisdictions may not have legal protections comparable to those in the U.S. (such as the First Amendment). These risks often may be difficult to assess or quantify and their existence and magnitude often remain unknown for substantial periods of time. See "Moody's Corporation Business--Legal Proceedings" for a discussion of certain legal matters relating to Moody's.

  Moody's Must Adapt to Evolving Laws and Regulations

     In the U.S. and other countries, the laws and regulations applicable to credit ratings and rating agencies continue to evolve. Failure to maintain governmental authorizations or to comply with local laws and regulations could negatively impact the ability of Moody's to compete in such jurisdictions. In addition, when governments adopt regulations that require debt securities to be rated, establish criteria for credit ratings or authorize only certain entities to provide credit ratings, the competitive balance among rating agencies and the level of demand for ratings may be negatively affected. Government-mandated ratings criteria may also have the effect of displacing objective assessments of creditworthiness. In these circumstances, issuers may be less likely to base their choice of rating agencies on criteria such as independence and credibility, and more likely to base their choice on their assumption as to which rating agency might provide a higher rating. See "Moody's Corporation Business--Regulation" for a discussion of the regulatory environment in which Moody's conducts its businesses.

                                THE DISTRIBUTION

INTRODUCTION

     On December 15, 1999, the Board of Directors of D&B announced a preliminary decision to separate New D&B and Moody's in a tax-free distribution of New D&B
to the stockholders of D&B. On             , 2000, the D&B Board of Directors
formally approved the Distribution and declared a dividend payable to each holder of record at the close of business on the Record Date of one share of New D&B Common Stock for every two shares of D&B Common Stock held by such holder at the close of business on the Record Date.

     D&B has received a tax ruling from the IRS that the receipt by D&B stockholders of the New D&B Common Stock in the Distribution will be tax-free to such stockholders and D&B for Federal income tax purposes, except to the extent that cash is received in lieu of fractional shares of New D&B Common Stock. On or before the Distribution Date, D&B will deliver certificates for all of the outstanding shares of New D&B Common Stock to the Distribution Agent for
transfer, and distribution will be made on or about                            ,
2000.

     Questions relating to the Distribution prior to the Distribution Date or relating to transfers of New D&B Common Stock after the Distribution Date should be directed to: EquiServe Trust Company, P.O. Box 2500, Jersey City, NJ 07310-2500, Attention: Investor Relations, telephone number: (800) 519-3111.

REASONS FOR THE DISTRIBUTION

     The Board of Directors of D&B believes that the Distribution is in the best interests of D&B and D&B's stockholders and that the separation of New D&B will provide each of New D&B and Moody's with greater managerial and operational flexibility to respond to changing market conditions in their different business environments, as well as provide both companies with additional financial flexibility to pursue growth opportunities. The discussion of the reasons for the Distribution set forth herein includes forward-looking statements that are based upon numerous assumptions with respect to the trading characteristics of the New D&B Common Stock, the ability of New D&B management to successfully take advantage of growth opportunities and the ability of Moody's to successfully operate as a stand-alone company. Many of such factors are discussed above under the captions "Forward-Looking Statements" and "Risk Factors".

     Management Considerations. At present, the Moody's Business and the New D&B Business are conducted as separate operating groups under the direction of D&B. The Distribution is expected to be beneficial to each of D&B's operating groups, allowing the management of each group to design and implement corporate policies and strategies that are based primarily on the business characteristics of the group and to concentrate its financial resources wholly on its own operations. New D&B is evolving as an information provider and business facilitator with an increased focus on Internet services and electronic commerce. Its business is and will continue to be highly vulnerable to developing Internet-related competition. As a result, New D&B must concentrate on shifting the delivery of existing products and services to the Internet and developing new products and services for e-commerce applications. Moody's, on the other hand, is expanding its focus on risk management services to fill a market expertise role while retaining its primary focus on credit ratings products and services.

     Improved Ability to Hire, Retain, and Motivate Key Personnel. The Distribution will also permit each of New D&B and Moody's to design incentive compensation programs that relate more directly to its own business characteristics and performance and will provide each company with a "pure play" publicly traded equity for use in its compensation programs.

     Provide Independent Access to Capital Markets; Facilitate Growth of Both The New D&B Corporation and Moody's Corporation. New D&B intends to pursue growth opportunities in its current business areas and focus its strategy on business-to-business e-commerce and the Internet. After the Distribution, New D&B will have a capital structure that is expected to facilitate alliances in the Internet/e-commerce arena as well as internal expansion. New D&B expects the separation of the businesses to help it remain competitive in the information services industry and attain success in its e-commerce initiatives.

     The management of D&B believes that the Distribution will facilitate Moody's growth in part because it believes that the Moody's Common Stock will generally trade at higher price/earnings multiples than those at which D&B Common Stock has recently traded. Such higher multiples would make such stock a more attractive acquisition currency for Moody's to deliver and, to the extent such stock is perceived to be a higher-growth stock, a generally more attractive investment opportunity for investors. Moody's management believes that, particularly in the non-ratings business, a strong acquisition currency would accelerate opportunities for growth and enable Moody's to pursue strategic transactions. In addition, Moody's would be able to finance additional growth opportunities more cost-effectively through the sale of capital stock with a higher price/earnings multiple.

     Investor Understanding; Public Relations. Investors should be able to evaluate better the financial performance of each of New D&B and Moody's and their respective strategies, thereby enhancing the likelihood that each will achieve an appropriate market valuation. In addition, each company will be able to focus its public relations efforts on cultivating its own separate identity.

FORM OF TRANSACTION; BASIS OF PRESENTATION

     The Distribution is the method by which D&B will be separated into two publicly traded companies, New D&B and Moody's. In the Distribution, D&B will distribute to its stockholders shares of New D&B Common Stock, which will represent a continuing interest in D&B's businesses to be conducted by New D&B. After the Distribution, D&B's only business will be the Moody's Business, and the shares of D&B Common Stock held by D&B stockholders will represent a continuing ownership interest only in that business. In connection with the Distribution, (i) D&B will change its name to "Moody's Corporation" and (ii) New D&B will change its name to "The Dun & Bradstreet Corporation".

     Stockholders should note that notwithstanding the legal form of the Distribution described above whereby D&B expects to spin off New D&B, because of the relative significance of the New D&B Business to D&B, New D&B will be treated as the "accounting successor" to D&B for financial reporting purposes. Therefore, the historical financial information for New D&B included herein is that of D&B with the Moody's Business treated as a discontinued operation.

     The historical financial information for Moody's has been prepared on a stand-alone basis as described in Note 1 to the Moody's Financial Statements included elsewhere in this Information Statement. Such historical financial information includes allocations of certain D&B corporate headquarters assets, liabilities and expenses relating to Moody's.

MANNER OF EFFECTING THE DISTRIBUTION

     The Distribution will be made on the Distribution Date to stockholders of record of D&B at the close of business on the Record Date. Based on the
               shares of D&B Common Stock outstanding as of                ,
2000, the Distribution will consist of                shares of New D&B Common
Stock. Prior to the Distribution Date, D&B will deliver all outstanding shares of New D&B Common Stock to the Distribution Agent for distribution. The Distribution Agent will mail, on or about the Distribution Date, certificates representing the shares of New D&B Common Stock to D&B stockholders of record at the close of business on the Record Date. D&B stockholders will not be required to pay for shares of New D&B Common Stock received in the Distribution, or to surrender or exchange certificates representing shares of D&B Common Stock in order to receive shares of New D&B Common Stock. No vote of D&B stockholders is required or sought in connection with the Distribution.

     No certificates or scrip representing fractional shares of New D&B Common Stock will be issued to D&B stockholders as part of the Distribution. In lieu of receiving fractional shares of New D&B Common Stock, each holder of D&B Common Stock who would otherwise be entitled to receive a fractional share will receive cash for such fractional interests. The Distribution Agent will, as soon as practicable after the Distribution Date, aggregate and sell all such fractional interests on the NYSE at then prevailing market prices and distribute the aggregate proceeds (net of brokerage fees) ratably to D&B stockholders otherwise entitled to such fractional interests. See "Federal Income Tax Consequences of the Distribution" below for a discussion of the Federal income tax treatment of fractional share interests.

     IN ORDER TO BE ENTITLED TO RECEIVE SHARES OF NEW D&B COMMON STOCK IN THE DISTRIBUTION, D&B STOCKHOLDERS MUST BE STOCKHOLDERS AT THE CLOSE OF BUSINESS ON THE RECORD DATE.

     The Board of Directors of New D&B expects to adopt a stockholder rights plan. Certificates evidencing shares of New D&B Common Stock issued in the Distribution will therefore represent the same number of New D&B Rights issued under the New D&B Rights Plan. See "Description of The New D&B Corporation Capital Stock--The New D&B Corporation Rights Plan". Unless the context otherwise requires, references herein to the New D&B Common Stock include the related New D&B Rights.

FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION

     D&B has received a ruling letter from the IRS to the effect that, among other things, the Distribution will qualify as a tax-free spin-off under Section 355 of the Internal Revenue Code. Under Section 355 of the Internal Revenue Code, in general:

          1. Holders of D&B Common Stock will not recognize any income, gain or loss as a result of the Distribution, except that holders of D&B Common Stock that receive cash in lieu of fractional shares of New D&B Common Stock will recognize gain or loss equal to the difference between such cash and the tax basis allocated to such fractional shares. Any such gain or loss will constitute capital gain or loss if such fractional shares would have been held as a capital asset on the Distribution Date.

          2. Holders of D&B Common Stock will apportion the tax basis of their D&B Common Stock between such D&B Common Stock and New D&B Common Stock (including fractional shares of New D&B Common Stock) received by such holders in the Distribution in proportion to the relative fair market values of such stock. D&B will provide appropriate information to each holder of record of D&B Common Stock as of the close of business on the Record Date concerning the basis allocation.

          3. The holding period for the New D&B Common Stock received in the Distribution by holders of D&B Common Stock will include the period during which such holders held the D&B Common Stock with respect to which the Distribution was made, provided that such D&B Common Stock is held as a capital asset by such holders on the Distribution Date.

          4. The Distribution will not be treated as a taxable disposition of New D&B by D&B.

     Current Treasury regulations require each holder of D&B Common Stock who receives New D&B Common Stock pursuant to the Distribution to attach to his or her U.S. Federal income tax return for the year in which the Distribution occurs a detailed statement setting forth such data as may be appropriate in order to show the applicability of Section 355 of the Internal Revenue Code to the Distribution. D&B will convey the appropriate information to each holder of record of D&B Common Stock as of the close of business on the Record Date.

     The IRS ruling is based on certain factual representations made by D&B. If such factual representations were incorrect in a material respect, such ruling could become invalid. D&B is not aware of any facts or circumstances which would cause such representations to be incorrect in a material respect. Each of D&B and New D&B has agreed to certain restrictions on its future actions to provide further assurances that Section 355 of the Internal Revenue Code will apply to the Distribution. See "Relationship Between The New D&B Corporation and Moody's Corporation After the Distribution--Distribution Agreement". If the Distribution were not to qualify under Section 355 of the Internal Revenue Code, then in general, a corporate tax would be payable by the consolidated group, of which D&B is the common parent, based upon the difference between (x) the fair market value of the New D&B Common Stock and (y) the adjusted basis of such New D&B Common Stock. In addition, under the consolidated return rules, each member of the consolidated group, including New D&B, would be jointly and severally liable for such tax liability. If the Distribution occurred and it were not to qualify under Section 355 of the Internal Revenue Code, the resulting tax liability would have a material adverse effect on the financial position, results of operations and cash flows of each of New D&B and Moody's. Pursuant to the Distribution Agreement, each of D&B and New D&B will agree to indemnify the other company to the extent that it takes any action that would trigger such tax liability. D&B estimates that the aggregate tax liability in this regard of New D&B and Moody's would be in the range of approximately $400 million to $640 million.

     Furthermore, if the Distribution were not to qualify as a tax-free spin-off, each D&B stockholder receiving shares of New D&B Common Stock in the Distribution would be treated as if such stockholder had received a taxable distribution in an amount equal to the fair market value of New D&B Common Stock received, which would result in (i) a dividend to the extent of such stockholder's pro rata share of D&B's current and accumulated earnings and profits, (ii) a reduction in such stockholder's basis in D&B Common Stock to the extent the amount received exceeds such stockholder's share of earnings and profits and (iii) a gain to the extent the amount received exceeds the sum of the amount treated as a dividend and the stockholder's basis in the D&B Common Stock. Any such gain will generally be a capital gain if the D&B Common Stock is held as a capital asset on the Distribution Date.

     D&B has also sought ruling letters from the IRS as to the Federal income tax consequences of certain internal restructurings which were or are to be effected by D&B prior to the Distribution. Any tax liabilities which may ultimately arise in connection with the internal restructurings which are the subject of those ruling requests (which have not yet been received) are not expected to be material to New D&B or Moody's. In the Distribution Agreement, each of D&B and New D&B will agree not to take actions which are inconsistent with the requests for ruling letters made in connection with such internal restructurings and will provide certain indemnifications in this regard.

     D&B STOCKHOLDERS SHOULD CONSULT THEIR OWN ADVISERS AS TO THE SPECIFIC TAX CONSEQUENCE OF THE DISTRIBUTION, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, FOREIGN, STATE AND LOCAL TAX LAWS.

LISTING AND TRADING OF NEW D&B COMMON STOCK AND MOODY'S COMMON STOCK

     Prior to the date hereof, there has not been any established "regular way" trading market for New D&B Common Stock. Shares of New D&B Common Stock are anticipated to be accepted for listing on the NYSE under the symbol "DNB", and "when-issued" trading (i.e., a trade which is completed only if the subject security is actually issued) is expected to commence prior to the Distribution. On the first NYSE trading day following the Distribution Date, "when-issued" trading in respect of the New D&B Common Stock will end and "regular-way" trading (i.e., normal NYSE trading) will begin.

     There can be no assurance as to the prices at which the New D&B Common Stock will trade before, on or after the Distribution Date. Until the New D&B Common Stock is fully distributed and an orderly market develops in the New D&B Common Stock, the price at which it trades may fluctuate significantly and may be lower or higher than the price that would be expected for a fully distributed issue. Prices for the New D&B Common Stock will be determined in the marketplace and may be influenced by many factors, including (i) the depth and liquidity of the market for New D&B Common Stock, (ii) developments affecting the businesses of New D&B generally and the impact of the factors referred to in "Risk Factors" above, (iii) investor perception of New D&B and (iv) general economic and market conditions.

     Shares of New D&B Common Stock distributed to D&B stockholders will be freely transferable, except for shares of New D&B Common Stock received by persons who may be deemed to be "affiliates" of New D&B under the Securities Act of 1933, as amended (the "Securities Act"). Persons who may be deemed to be affiliates of New D&B after the Distribution generally include individuals or entities that control, are controlled by, or are under common control with, New D&B, and may include certain officers and directors of New D&B, as well as principal stockholders of New D&B. Persons who are affiliates of New D&B will be permitted to sell their shares of New D&B Common Stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Section 4(1) of the Securities Act or Rule 144 thereunder.

     Moody's Common Stock (i.e., the "old" D&B Common Stock) will continue to trade on the NYSE after the Distribution, but the symbol under which it trades
will change from "DNB" to "[     ]". However, because of the significant changes
that will take place as a result of the Distribution, the trading market for Moody's Common Stock after the Distribution may be significantly different from that for D&B Common Stock prior to the Distribution. The market may view Moody's as a "new" company after the Distribution, and it may not be the subject of significant research analyst coverage. There can be no assurance as to the prices at which Moody's Common Stock will trade before, on or after the Distribution Date and until an orderly market develops in the Moody's Common Stock, the price at which it trades may fluctuate significantly. Prices for Moody's Common Stock will be determined in the marketplace and may be influenced by many factors, including (i) the depth and liquidity of the market for Moody's Common Stock, (ii) developments affecting the businesses of Moody's, including the impact of the factors referred to in "Risk Factors" above, (iii) investor perception of Moody's and (iv) general economic and market conditions.

CERTAIN INDEBTEDNESS AND MINORITY INTEREST FINANCING

     At May 31, 2000, D&B had approximately $49.4 million in cash and cash equivalents, $280.1 million in commercial paper borrowings outstanding and $300 million of minority interest financing. See "The New D&B Corporation (Accounting Successor to D&B) Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Financial Position--Financing Arrangements" and "Moody's Corporation Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Financing Arrangements".

     In connection with the Distribution, D&B will borrow funds in order to repay in full D&B's commercial paper obligations. Also in connection with the Distribution, responsibility for D&B's obligations to repay principal and interest under the minority interest financing (relating to the investment partnership described in Note 12 to D&B's Consolidated Financial Statements and Notes thereto included elsewhere in this Information Statement) will be allocated to New D&B. It is anticipated that New D&B will also assume a portion of the indebtedness of D&B and receive a portion of the cash of D&B in amounts such that, at the time of Distribution, the net indebtedness of New D&B (including the minority interest financing) will approximate the net indebtedness of Moody's (before giving effect to payments of cash in connection with the allocation of certain corporate liabilities of D&B between New D&B and Moody's that may result in the net indebtedness of one corporation exceeding that of the other). New D&B expects to repay in full any indebtedness so assumed (other than the minority interest financing) shortly after the Distribution by raising funds in the commercial paper market.

                  RELATIONSHIP BETWEEN THE NEW D&B CORPORATION
                 AND MOODY'S CORPORATION AFTER THE DISTRIBUTION

     New D&B is presently wholly owned by D&B, and the results of operations of entities that are or will be its subsidiaries have been included in D&B's consolidated financial results. After the Distribution, D&B (which will change its name to "Moody's Corporation") will not have any ownership interest in New D&B, and New D&B will be an independent public company. In addition, after the Distribution, New D&B will not have any ownership interest in Moody's, and Moody's will be an independent public company. Furthermore, except as described below, all contractual relationships existing prior to the Distribution between D&B and New D&B will be terminated except for contracts specifically set forth in a schedule to the Distribution Agreement.

     Prior to the Distribution, D&B and New D&B will enter into certain agreements, described below, governing the relationship between Moody's and New D&B subsequent to the Distribution and providing for the allocation of tax, employee benefits and certain other liabilities and obligations arising from periods prior to the Distribution. Copies of the forms of the agreements described below have been filed as exhibits to the Registration Statement of New D&B in respect of the registration of the New D&B Common Stock under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In addition, D&B will file a Current Report on Form 8-K in connection with the Distribution, and forms of the agreements will be filed as exhibits to such Report. Such agreements may be amended by D&B on or prior to the Distribution Date.

     The following description summarizes certain terms of such agreements, but is qualified by reference to the text of such agreements, which are incorporated herein by reference.

DISTRIBUTION AGREEMENT

     D&B (which will become Moody's) and New D&B will enter into the Distribution Agreement providing for, among other things, certain corporate transactions required to effect the Distribution and other arrangements between Moody's and New D&B subsequent to the Distribution.

     In particular, the Distribution Agreement defines the assets and liabilities which are being allocated to and assumed by New D&B and those which will remain with Moody's. The Distribution Agreement also defines what constitutes the "New D&B Business" and what constitutes the "Moody's Business".

     Pursuant to the Distribution Agreement, D&B is obligated to transfer or cause to be transferred all its right, title and interest in the assets comprising the New D&B Business to New D&B and New D&B is obligated to transfer or cause to be transferred all its right, title and interest in the assets comprising the Moody's Business to D&B. All assets are being transferred without any representation or warranty, "as is-where is", and the relevant transferee bears the risk that any necessary consent to transfer is not obtained. Each party also agrees to exercise its respective commercially reasonable efforts promptly to obtain any necessary consents and approvals and to take such actions as may be reasonably necessary or desirable to carry out the purposes of the Distribution Agreement and the other agreements summarized below.

     In general, pursuant to the terms of the Distribution Agreement, all assets of D&B that relate primarily to the New D&B Business will be allocated to New D&B, all assets of D&B that relate primarily to the Moody's Business will be allocated to Moody's and all remaining assets of D&B (other than cash, which will be allocated as described under "The Distribution--Certain Indebtedness and Minority Interest Financing") will be allocated equally between New D&B and Moody's. The Distribution Agreement also provides for assumptions of liabilities and cross-indemnities designed to allocate generally, effective as of the Distribution Date, financial responsibility for (i) all liabilities arising out of or in connection with the businesses conducted by New D&B to New D&B, (ii) all liabilities arising out of or in connection with the businesses conducted by Moody's to Moody's and (iii) substantially all other liabilities equally between New D&B and Moody's. For a discussion of the respective businesses of New D&B and Moody's, see "The New D&B Corporation Business" and "Moody's Corporation Business". The Distribution Agreement provides for the allocation of financial responsibility for the liabilities arising out of or in connection with former businesses of D&B as well as contingent liabilities related to certain prior business transactions.

     Pursuant to the terms of the 1998 Distribution Agreement, as a condition to the Distribution, New D&B is required to undertake to be jointly and severally liable with D&B to Donnelley for any liabilities arising thereunder. The Distribution Agreement generally allocates financial responsibility for such liabilities equally between New D&B and Moody's, except that any such liabilities that relate primarily to the New D&B Business will be New D&B liabilities and any such liabilities that relate primarily to the Moody's Business will be Moody's liabilities. Among other things, New D&B and Moody's will agree that, as between themselves, they will each be responsible for 50% of any payments to be made in respect of the IRI action under the 1998 Distribution Agreement, including any legal fees and expenses related thereto.

     In connection with the Distribution, D&B will borrow funds in order to repay in full D&B's commercial paper obligations. Also in connection with the Distribution, responsibility for D&B's obligations to repay principal and interest under the minority interest financing (relating to the investment partnership described in Note 12 to D&B's Consolidated Financial Statements and Notes thereto included elsewhere in this Information Statement) will be allocated to New D&B. It is anticipated that New D&B will also assume a portion of the indebtedness of D&B and receive a portion of the cash of D&B in amounts such that, at the time of Distribution, the net indebtedness of New D&B (including the minority interest financing) will approximate the net indebtedness of Moody's (before giving effect to payments of cash in connection with the allocation of certain corporate liabilities of D&B between New D&B and Moody's that may result in the net indebtedness of one corporation exceeding that of the other). See "The Distribution--Certain Indebtedness and Minority Interest Financing".

     The Distribution Agreement includes provisions governing the administration of certain insurance programs and the procedures for making claims. The Distribution Agreement also allocates the right to proceeds and the obligation to incur deductibles under certain insurance policies.

     In the event that any transfers contemplated by the Distribution Agreement are not effected on or prior to the Distribution Date, the parties will be required to cooperate to effect such transfers as promptly as practicable following the Distribution Date, and pending any such transfers, to hold any asset not so transferred in trust for the use and benefit of the party entitled thereto (at the expense of the party entitled thereto), and to retain any liability not so transferred for the account of the party by whom such liability is to be assumed.

     The Distribution Agreement provides that D&B (which will become Moody's) and New D&B will comply with and otherwise not take action inconsistent with each representation and statement made to the IRS in connection with D&B's requests for ruling letters as to certain tax aspects of the Distribution and certain internal restructuring transactions. Each of D&B and New D&B will agree, among other things, to maintain its status as a company engaged in the active conduct of a trade or business, as defined in Section 355(b) of the Internal Revenue Code, to continue to own stock of certain operating subsidiaries constituting control (within the meaning of Section 368(c) of the Internal Revenue Code) of such operating subsidiaries and to maintain at least 90% of the fair market value of its assets in the form of stock and securities of certain operating subsidiaries, in each case until the second anniversary of the Distribution Date. Neither D&B nor New D&B expects this limitation to inhibit its financing or other activities or its ability to respond to unanticipated developments. Under the Distribution Agreement, each of D&B and New D&B will agree that, until two years after the Distribution Date, it will not (i) merge or consolidate with another corporation, (ii) liquidate or partially liquidate,
(iii) sell or transfer all or substantially all of its assets, (iv) redeem or repurchase its stock (except in certain limited circumstances) or (v) take any other action which would result in one or more persons acquiring a 50% or greater interest in Moody's or New D&B, as the case may be, unless, prior to taking such action, it obtains a written opinion of a law firm reasonably acceptable to Moody's or New D&B, as the case may be, or a supplemental ruling from the IRS that such action will not affect the tax-free treatment of the Distribution. As a result of the representations in the requests for ruling letters and the covenants in the Distribution Agreement, the acquisition of control of either Moody's or New D&B prior to the second anniversary may be more difficult or less likely to occur because of the potential substantial liabilities associated with a breach of such representations or covenants. The Distribution Agreement will require any party thereto that takes or fails to take any action which contributes to a determination that the Distribution is not tax-free to Moody's or any of its affiliates, New D&B or any of its affiliates or their respective stockholders to indemnify the other party and its stockholders against any taxes arising therefrom. The Distribution Agreement also includes similar indemnification provisions with respect to actions taken that affect the tax treatment of certain internal restructuring transactions.

     Under the Distribution Agreement, each of D&B and New D&B will agree to provide to the other party, subject to certain conditions, access to certain corporate records and information and to provide certain services on such terms as are set forth in a Data Services Agreement, a Shared Transaction Services Agreement, an Insurance and Risk Management Services Agreement and a Transition Services Agreement between such parties.

     The Distribution Agreement also provides that, except as otherwise set forth therein or in any related agreement, all costs or expenses in connection with the Distribution incurred on or prior to the Distribution Date will be borne equally by New D&B and Moody's. Each of D&B and New D&B will agree to be equally liable for any claims arising from or relating to the Registration Statement on Form 10 filed with the SEC by New D&B and related matters. Except as set forth in the Distribution Agreement or any related agreement, each party shall bear its own costs and expenses incurred after the Distribution Date.

TAX ALLOCATION AGREEMENT

     D&B (which will become Moody's) and New D&B will enter into a Tax Allocation Agreement pursuant to which New D&B and Moody's will each pay 50% of any taxes, or receive 50% of any refunds of taxes, shown as due on any consolidated or combined U.S. federal, state, local or foreign income or franchise tax return for taxable periods beginning prior to the Distribution Date (including the current taxable period to the extent such taxes, refunds or credits are attributable to the portion of such taxable period up to and including the Distribution Date).

     Any subsequent adjustment of such taxes shall be allocated to New D&B if such adjustment relates to the businesses conducted by New D&B, to Moody's if such adjustment relates to the businesses conducted by Moody's, and otherwise allocated equally between New D&B and Moody's.

     All taxes other than consolidated or combined U.S. federal, state, local or foreign income and franchise taxes will be the responsibility of New D&B if they are attributable to the New D&B Business and of Moody's if they are attributable to the Moody's Business.

     For taxable periods beginning on or after the Distribution Date (and the portion of the current taxable period beginning after the Distribution Date), New D&B and Moody's will be responsible for their own taxes.

EMPLOYEE BENEFITS AGREEMENT

     D&B (which will become Moody's) and New D&B will enter into an Employee Benefits Agreement (the "Employee Benefits Agreement"), which will allocate responsibility for certain employee benefits matters on and after the Distribution Date.

     The Employee Benefits Agreement provides that Moody's will adopt a new defined benefit pension plan for its employees and that New D&B will assume and become the sponsor of the current D&B plan for the benefit of its employees and, in general, former employees who terminated employment on or prior to the Distribution Date who are not Moody's employees immediately after the Distribution. Assets and liabilities of the current D&B pension plan that are attributable to Moody's employees will be transferred to the new Moody's plan, along with an amount of surplus under the current D&B pension plan, such that the total amount transferred to the new Moody's plan should equal up to $88 million. This transfer will be made in accordance with Section 414(l) of the Internal Revenue Code.

     In addition, Moody's will adopt a new savings plan for its employees, and New D&B will assume and become the sponsor of the D&B savings plan for the benefit of its employees and former employees who terminated employment on or prior to the Distribution Date. Unless otherwise elected by Moody's employees, the account balances of Moody's employees will be transferred to the new Moody's plan.

     Generally, New D&B will assume and become the sponsor of D&B's nonqualified supplemental pension plans for the benefit of persons who, prior to the Distribution Date, were participants thereunder. However, with respect to Moody's employees, New D&B generally will retain only those liabilities that were vested prior to the Distribution Date. Moody's will guarantee payment of the benefits under these plans to its employees in the event that New D&B is unable to satisfy its obligations.

     The Employee Benefits Agreement also provides that Moody's will continue to sponsor its welfare plans for its employees. As of the Distribution Date, New D&B will sponsor welfare plans for the benefit of its employees and former employees who terminated employment on or prior to the Distribution Date. Moody's will be responsible for providing retiree welfare benefits, where applicable, to its employees and New D&B will be responsible for providing retiree welfare benefits, where applicable, to its employees and eligible former employees who terminated employment on or prior to the Distribution Date.

     New D&B and Moody's will generally retain the severance liabilities of their respective employees who terminated employment prior to the Distribution Date.

     With respect to equity-based plans, the Employee Benefits Agreement generally provides that unexercised D&B stock options held by Moody's employees as of the Distribution Date will be adjusted to comprise options to purchase Moody's Common Stock ("Moody's Stock Options") and separately exercisable options to purchase New D&B Common Stock ("New D&B Stock Options"). Except for D&B stock options held by Mr. Loren, unexercised D&B stock options held by New D&B employees as of the Distribution Date will be canceled and each individual will receive replacement Moody's Stock Options and separately exercisable replacement New D&B Stock Options. Unexercised D&B stock options held by Mr. Loren as of the Distribution Date will be canceled and Mr. Loren will receive only replacement New D&B Stock Options.

     The number of shares of Moody's Common Stock covered by the adjusted Moody's Stock Options will equal the same number of shares covered by the unexercised D&B stock options. The number of shares of New D&B Common Stock covered by the New D&B Stock Options will equal 50% percent of the number of shares covered by the unexercised D&B stock options.

     The exercise price per share of a Moody's Stock Option shall equal the product of (i) the excess of (A) the trading price of D&B as of last trade "regular way" immediately prior to the Distribution over (B) 50% multiplied by the trading price of New D&B as of the last trade "when issued" immediately prior to the Distribution multiplied by (ii) a fraction, the numerator of which is the original exercise price per share of the corresponding unexercised D&B Stock Option, and the denominator of which equals the trading price of D&B as of last trade "regular way" immediately prior to the Distribution. The exercise price of a New D&B Stock Option shall equal the trading price of New D&B as of the last trade "when issued" immediately prior to the Distribution multiplied by a fraction, the numerator of which is the original exercise price per share of the corresponding unexercised D&B stock option, and the denominator of which equals the trading price of D&B as of last trade "regular way" immediately prior to the Distribution.

     Unexercised D&B stock options held by former employees and disabled employees of D&B who terminated employment on or prior to the Distribution Date will be adjusted in substantially the same manner as options held by Moody's active employees. All stock appreciation rights will be adjusted or converted in substantially the same manner as the unexercised D&B stock options.

     If performance targets are met pursuant to the D&B Performance Unit Plan, it is anticipated that Moody's employees will receive promptly following the end of the performance period (i) a number of shares of Moody's Common Stock equal to the target number of performance shares plus (ii) a cash payment equal to the fair market value of a number of shares of New D&B Common Stock equal to 50% of the target number of D&B performance shares. Outstanding opportunities for New D&B employees to earn performance shares under the D&B Performance Unit Plan shall be canceled, and it is anticipated that each individual shall receive a replacement opportunity consisting of (i) a number of New D&B performance shares equal to 50% of the target number of D&B performance shares plus (ii) a cash payment equal to the fair market value of a number of shares of Moody's Common Stock equal to the target number of D&B performance shares.

     Except as otherwise provided in the Employee Benefits Agreement, as of the Distribution Date, Moody's employees will generally cease participation in D&B employee benefit plans, and Moody's will generally recognize, among other things, their respective employees' past service with D&B under their respective employee benefit plans. Except as specifically provided therein, nothing in the Employee Benefits Agreement restricts Moody's or New D&B's ability to amend or terminate any of their respective employee benefit plans after the Distribution Date.

INTELLECTUAL PROPERTY ASSIGNMENT

     D&B and New D&B will enter into an Intellectual Property Assignment (the "IP Assignment") which provides for the allocation and recognition by and between these companies of rights under patents, copyrights, software, technology, trade secrets and certain other intellectual property owned by New D&B and Moody's and their respective subsidiaries as of the Distribution Date. See "The New D&B Corporation Business--Intellectual Property" and "Moody's Corporation Business--Intellectual Property".

SHARED TRANSACTION SERVICES AGREEMENT

     D&B and New D&B will enter into a Shared Transaction Services Agreement providing for the orderly continuation, for a transitional period after the Distribution Date, of certain of the shared transaction and other services (such as payroll, accounts payable, general accounting and related computer processing and support) currently being provided.

DATA SERVICES AGREEMENT

     D&B and New D&B will enter into a Data Services Agreement providing for the orderly continuation, for a transitional period after the Distribution Date, of certain specified computer processing and related services currently being provided.

INSURANCE AND RISK MANAGEMENT SERVICES AGREEMENT

     D&B and New D&B will enter into an Insurance and Risk Management Services Agreement providing for the orderly continuation of insurance and risk management services for a transitional period after the Distribution Date.

TRANSITION SERVICES AGREEMENT

     D&B and New D&B will enter into a Transition Services Agreement pursuant to which the respective parties have agreed to certain basic terms governing the provision by one party to the other of specified support services for a transitional period after the Distribution Date.

                               DIVIDEND POLICIES

     The payment and level of cash dividends by New D&B and Moody's after the Distribution will be subject to the discretion of the New D&B Board of Directors and the Moody's Board of Directors, respectively. It is anticipated that Moody's initially will pay a quarterly dividend of between $.04 and $.06 per share. In addition, it is anticipated that New D&B initially will not pay dividends and will use future earnings to finance operations, expand its Internet and e-commerce-related business and fund a share repurchase program to offset the dilutive effect of shares issued under employee benefits arrangements. See "Risk Factors--Risks Relating to The New D&B Corporation--New D&B Does Not Expect to Pay Dividends". However, the payment and level of cash dividends by each of New D&B and Moody's will be based on, and affected by, a number of factors, including the respective operating results and financial requirements of New D&B and Moody's on a stand-alone basis as well as applicable legal and contractual restrictions. There can be no assurance that any dividends will be declared or paid after the Distribution.

                            THE NEW D&B CORPORATION
                         (ACCOUNTING SUCCESSOR TO D&B)

                                 CAPITALIZATION

     The following table sets forth the capitalization of D&B as of March 31, 2000, and as adjusted to give effect to the Distribution and the transactions contemplated thereby. The following data is qualified in its entirety by the Consolidated Financial Statements of D&B and other information contained elsewhere in this Information Statement. See "Forward-Looking Statements".

                                                              HISTORICAL      AS ADJUSTED
                                                              MARCH 31,         FOR THE
                                                                 2000         DISTRIBUTION
                                                              ----------      ------------
                                                              (DOLLAR AMOUNTS IN MILLIONS,
                                                                 EXCEPT PER SHARE DATA)
Cash and Cash Equivalents...................................   $  57.1          $ 161.5(1)
                                                               =======          =======
Notes Payable...............................................      38.0               --
                                                               -------          -------
Minority Interest...........................................     302.1            302.1
                                                               -------          -------
Preferred Stock, par value $.01 per share;
  authorized -- 10,000,000 shares; issued and
  outstanding -- none
Series Common Stock, par value $.01 per share;
  authorized -- 10,000,000 shares; issued and
  outstanding -- none
Common Stock, par value $.01 per share;
  authorized -- 400,000,000 shares; issued -- 171,451,136
  shares (historical).......................................       1.7
  issued -- 80,852,917 shares (pro forma)(4)................                         .8(3)(4)
Capital Surplus.............................................     230.4            230.4
Retained Deficit............................................     (39.0)           (16.4)(2)(3)
Treasury Stock, at cost, 9,745,302 shares -- historical.....    (301.5)              --(3)
Cumulative Translation Adjustment...........................    (185.6)          (182.5)(2)
Minimum Pension Liability...................................     (38.4)           (38.4)
                                                               -------          -------
     Total Equity...........................................    (332.4)            (6.1)
                                                               -------          -------
          Total Capitalization..............................   $   7.7          $ 296.0
                                                               =======          =======

---------------
(1) In connection with the Distribution, D&B will borrow funds in order to repay in full D&B's commercial paper obligations. Also in connection with the Distribution, responsibility for D&B's obligations to repay principal and interest under the minority interest financing (relating to the investment partnership described in Note 12 to D&B's Consolidated Financial Statements and Notes thereto included elsewhere in this Information Statement) will be allocated to New D&B. It is anticipated that New D&B will also assume a portion of the indebtedness of D&B and receive a portion of the D&B's cash in amounts such that, at the time of Distribution, the net indebtedness of New D&B (including minority interest financing) will approximate the net indebtedness of Moody's (before giving effect to payments of cash in connection with the allocation of certain corporate liabilities of D&B between New D&B and Moody's that may result in the net indebtedness of one corporation exceeding that of the other).

    The adjustment represents the allocation of net indebtedness at March 31, 2000, between New D&B and Moody's, such that the net indebtedness of New D&B (including the minority interest financing) approximates the net indebtedness of Moody's. See "The Distribution--Certain Indebtedness and Minority Interest Financing".

(2) To reflect, for accounting purposes, the allocation of the net liabilities of the Moody's Business to Moody's.

(3) To reflect the elimination of treasury stock which shares will be treasury shares of Moody's Corporation.

(4) The adjustment of shares outstanding reflects the Distribution ratio of one share of New D&B Common Stock for every two shares of D&B Common Stock.

                            THE NEW D&B CORPORATION
                         (ACCOUNTING SUCCESSOR TO D&B)

                            SELECTED FINANCIAL DATA

     The following data is qualified in its entirety by the Consolidated Financial Statements of D&B and other information contained elsewhere in this Information Statement. The financial data as of and for each of the years in the five-year period ended December 31, 1999 have been derived from the audited financial statements of D&B, which financial statements as of December 31, 1998 and 1999 and for each of the years in the three-year period ended December 31, 1999 are contained elsewhere in this Information Statement. The financial data as of March 31, 2000 and for the three months ended March 31, 1999 and 2000 have been derived from the unaudited interim financial statements of D&B contained elsewhere in this Information Statement. Due to the relative significance of the New D&B Business to D&B, the Distribution will be accounted for as a reverse spin-off and, as such, the New D&B Business has been classified as a continuing operation and the Moody's Business has been classified as a discontinued operation. See "The Distribution--Form of Transaction; Basis of Presentation". The following financial data should also be read in connection with the information set forth under "The New D&B Corporation (Accounting Successor to D&B) Unaudited Consolidated Pro Forma Condensed Financial Statements" and "The New D&B Corporation (Accounting Successor to D&B) Management's Discussion and Analysis of Financial Condition and Results of Operations" and D&B's Consolidated Financial Statements and Notes thereto appearing elsewhere in this Information Statement.

                                                  FOR THE YEAR ENDED DECEMBER 31,
                               ---------------------------------------------------------------------
                                                     HISTORICAL
                               ------------------------------------------------------   PRO FORMA(1)
                                 1995       1996        1997        1998       1999         1999
                               --------   --------   ----------   --------   --------   ------------
                                           (AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)
RESULTS OF OPERATIONS:
  Operating Revenues.........  $1,405.6   $1,397.1    $1,353.6    $1,420.5   $1,407.7     $1,407.7
  Costs and Expenses(2)......   1,311.6    1,478.2     1,146.4     1,232.8    1,246.8      1,246.8
                               --------   --------    --------    --------   --------     --------
  Operating Income (Loss)....      94.0      (81.1)      207.2       187.7      160.9        160.9
  Non-Operating Expense --
    Net(3)...................     (68.2)     (70.8)      (71.5)      (30.4)     (15.5)        (1.8)
                               --------   --------    --------    --------   --------     --------
  Income (Loss) from
    Continuing Operations
    before Provision for
    Income Taxes.............      25.8     (151.9)      135.7       157.3      145.4        159.1
  Provision for Income
    Taxes....................      23.7       50.1        42.5        71.1       64.1         69.6
                               --------   --------    --------    --------   --------     --------
  Income (Loss) from:
    Continuing Operations....       2.1     (202.0)       93.2        86.2       81.3     $   89.5
                                                                                          ========
    Discontinued Operations,
      Net of Income
      Taxes(4)...............     319.1      158.2       217.8       193.9      174.7
                               --------   --------    --------    --------   --------
Income (Loss) before
  Cumulative Effect of
  Accounting Changes.........     321.2      (43.8)      311.0       280.1      256.0
Cumulative Effect of
  Accounting Changes, Net of
  Income Tax Benefit(5)......        --         --      (127.0)         --         --
                               --------   --------    --------    --------   --------
Net Income (Loss)............  $  321.2   $  (43.8)   $  184.0    $  280.1   $  256.0
                               ========   ========    ========    ========   ========
BASIC EARNINGS (LOSS) PER
  SHARE OF COMMON STOCK:
  Continuing Operations......  $    .01   $  (1.19)   $    .55    $    .51   $    .50     $    .55
                                                                                          ========
  Discontinued Operations....      1.88        .93        1.27        1.14       1.08
                               --------   --------    --------    --------   --------
  Before Cumulative Effect of
    Accounting Changes.......      1.89       (.26)       1.82        1.65       1.58
  Cumulative Effect of
    Accounting Changes, Net
    of Income Tax
    Benefit(5)...............        --         --        (.74)         --         --
                               --------   --------    --------    --------   --------
Basic Earnings (Loss) Per
  Share of Common Stock......  $   1.89   $   (.26)   $   1.08    $   1.65   $   1.58
                               ========   ========    ========    ========   ========

                                    FOR THE THREE MONTHS
                                      ENDED MARCH 31,
                               ------------------------------
                                 HISTORICAL
                               ---------------   PRO FORMA(1)
                                1999     2000        2000
                               ------   ------   ------------
                               (AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)
RESULTS OF OPERATIONS:
  Operating Revenues.........  $354.0   $356.5      $356.5
  Costs and Expenses(2)......   314.5    303.6       303.6
                               ------   ------      ------
  Operating Income (Loss)....    39.5     52.9        52.9
  Non-Operating Expense --
    Net(3)...................    (6.4)    (6.7)       (3.3)
                               ------   ------      ------
  Income (Loss) from
    Continuing Operations
    before Provision for
    Income Taxes.............    33.1     46.2        49.6
  Provision for Income
    Taxes....................    13.7     19.2        20.6
                               ------   ------      ------
  Income (Loss) from:
    Continuing Operations....    19.4     27.0      $ 29.0
                                                    ======
    Discontinued Operations,
      Net of Income
      Taxes(4)...............    41.0     40.8
                               ------   ------
Income (Loss) before
  Cumulative Effect of
  Accounting Changes.........    60.4     67.8
Cumulative Effect of
  Accounting Changes, Net of
  Income Tax Benefit(5)......      --       --
                               ------   ------
Net Income (Loss)............  $ 60.4   $ 67.8
                               ======   ======
BASIC EARNINGS (LOSS) PER
  SHARE OF COMMON STOCK:
  Continuing Operations......  $  .12   $  .17      $  .18
                                                    ======
  Discontinued Operations....     .25      .25
                               ------   ------
  Before Cumulative Effect of
    Accounting Changes.......     .37      .42
  Cumulative Effect of
    Accounting Changes, Net
    of Income Tax
    Benefit(5)...............      --       --
                               ------   ------
Basic Earnings (Loss) Per
  Share of Common Stock......  $  .37   $  .42
                               ======   ======


                                                  FOR THE YEAR ENDED DECEMBER 31,
                               ---------------------------------------------------------------------
                                                     HISTORICAL
                               ------------------------------------------------------   PRO FORMA(1)
                                 1995       1996        1997        1998       1999         1999
                               --------   --------   ----------   --------   --------   ------------
                                           (AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)
DILUTED EARNINGS (LOSS) PER
  SHARE OF COMMON STOCK:
  Continuing Operations......  $    .01   $  (1.19)   $    .54    $    .50   $    .50     $    .55
                                                                                          ========
  Discontinued Operations....      1.86        .93        1.26        1.13       1.06
                               --------   --------    --------    --------   --------
  Before Cumulative Effect of
    Accounting Changes.......      1.87       (.26)       1.80        1.63       1.56
  Cumulative Effect of
    Accounting Changes, Net
    of Income Tax
    Benefit(5)...............        --         --        (.73)         --         --
                               --------   --------    --------    --------   --------
  Diluted Earnings (Loss) Per
    Share of Common Stock....  $   1.87   $   (.26)   $   1.07    $   1.63   $   1.56
                               ========   ========    ========    ========   ========
UNAUDITED EARNINGS (LOSS) PER
  SHARE OF COMMON STOCK FROM
  CONTINUING OPERATIONS,
  ADJUSTED FOR DISTRIBUTION
  RATIO(6):
  Basic......................  $    .02   $  (2.38)   $   1.10    $   1.02   $   1.00     $   1.10
  Diluted....................  $    .02   $  (2.38)   $   1.08    $   1.00   $   1.00     $   1.10
OTHER DATA:
  Dividends Paid Per Share...  $   2.63   $   1.82    $    .88    $    .81   $    .74
  Dividends Declared Per
    Share....................  $   2.63   $   1.82    $   1.10    $   .775   $    .74
  Weighted Average Number of
    Shares Outstanding:
    Basic....................     169.5      170.0       170.8       169.5      162.3        162.3
    Diluted(7)...............     171.6      170.0       172.6       171.7      164.3        164.3

                                    FOR THE THREE MONTHS
                                      ENDED MARCH 31,
                               ------------------------------
                                 HISTORICAL
                               ---------------   PRO FORMA(1)
                                1999     2000        2000
                               ------   ------   ------------
                               (AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)
DILUTED EARNINGS (LOSS) PER
  SHARE OF COMMON STOCK:
  Continuing Operations......  $  .12   $  .17      $  .18
                                                    ======
  Discontinued Operations....     .24      .25
                               ------   ------
  Before Cumulative Effect of
    Accounting Changes.......     .36      .42
  Cumulative Effect of
    Accounting Changes, Net
    of Income Tax
    Benefit(5)...............      --       --
                               ------   ------
  Diluted Earnings (Loss) Per
    Share of Common Stock....  $  .36   $  .42
                               ======   ======
UNAUDITED EARNINGS (LOSS) PER
  SHARE OF COMMON STOCK FROM
  CONTINUING OPERATIONS,
  ADJUSTED FOR DISTRIBUTION
  RATIO(6):
  Basic......................  $  .24   $  .34      $  .36
  Diluted....................  $  .24   $  .34      $  .36
OTHER DATA:
  Dividends Paid Per Share...  $ .185   $ .185
  Dividends Declared Per
    Share....................  $ .185   $ .185
  Weighted Average Number of
    Shares Outstanding:
    Basic....................   165.1    161.2       161.2
    Diluted(7)...............   167.9    162.5       162.5

                                                    AS OF DECEMBER 31,
                                   ----------------------------------------------------                  AS OF MARCH 31,
                                                        HISTORICAL                                  -------------------------
                                   ----------------------------------------------------             HISTORICAL   PRO FORMA(1)
                                     1995       1996       1997       1998       1999                  2000          2000
                                   --------   --------   --------   --------   --------             ----------   ------------
                                                  (AMOUNTS IN MILLIONS)                               (AMOUNTS IN MILLIONS)
BALANCE SHEET:
  Total Assets(8)................  $3,468.6   $1,992.9   $1,729.4   $1,574.7   $1,574.8              $1,570.6      $1,675.0
  Minority Interest Financing....        --         --   $  300.0   $  300.0   $  300.0              $  300.0      $  300.0
  Total Shareholders' Equity
    (Deficit)....................  $1,158.2   $ (455.3)  $ (527.7)  $ (371.0)  $ (416.6)             $ (332.4)     $   (6.1)

---------------
(1) See "The New D&B Corporation (Accounting Successor to D&B) Unaudited Consolidated Pro Forma Condensed Financial Statements".

(2) 1999 included a charge of $41.2 million in connection with the restructuring of the Dun & Bradstreet operating company. 1998 included a charge of $28.0 million for reorganization costs associated with the 1998 Distribution. 1996 included charges of $161.2 million for reorganization costs associated with the 1996 Distribution and a loss of $68.2 million on the sale of American Credit Indemnity Company, a former subsidiary of Donnelley. 1995 included a non-recurring charge of $183.0 million partially offset by gains of $90.0 million and $28.0 million from the sale of Interactive Data Corporation and warrants received in connection with the sale of Donnelley Marketing, respectively.

(3) 1999 included a gain related to the settlement of litigation of $11.9 million.

(4) Income taxes on Discontinued Operations were $114.8 million, $104.7 million, $123.1 million, $197.1 million and $99.4 million in 1999, 1998, 1997, 1996 and 1995, respectively, and $26.6 million and $24.1 million for the three months ended March 31, 2000 and March 31, 1999, respectively.

(5) 1997 included the impact of a change in revenue recognition policies.

(6) In the Distribution, each D&B shareholder will receive one share of New D&B Common Stock for every two shares of D&B Common Stock held as of the close of business on the Record Date.

(7) The exercise of options has not been assumed for the year ended December 31, 1996, since the result is antidilutive.

(8) Included Net Assets of Discontinued Operations of $162.3 million, $459.5 million and $1,686.7 million in 1997, 1996 and 1995, respectively.

                            THE NEW D&B CORPORATION
                         (ACCOUNTING SUCCESSOR TO D&B)

        UNAUDITED CONSOLIDATED PRO FORMA CONDENSED FINANCIAL STATEMENTS

     The following unaudited consolidated pro forma condensed financial statements have been prepared giving effect to the Distribution as if it occurred on March 31, 2000 for the pro forma condensed balance sheet and January 1, 1999 for the pro forma condensed statements of operations. The unaudited consolidated pro forma condensed balance sheet and statements of operations set forth below do not purport to represent what New D&B's financial position actually would have been had the Distribution occurred on the dates indicated or to project New D&B's operating results for any future period. The pro forma adjustments are based upon available information and certain assumptions that D&B management believes are reasonable. The unaudited consolidated pro forma condensed financial statements set forth below should be read in conjunction with, and are qualified in their entirety by, the information under "The New D&B Corporation (Accounting Successor to D&B) Selected Financial Data" and "The New D&B Corporation (Accounting Successor to D&B) Management's Discussion and Analysis of Financial Condition and Results of Operations" and in the D&B Consolidated Financial Statements and Notes thereto included elsewhere in this Information Statement.

                            THE NEW D&B CORPORATION
                         (ACCOUNTING SUCCESSOR TO D&B)

       UNAUDITED CONSOLIDATED PRO FORMA CONDENSED STATEMENT OF OPERATIONS

                                                                      FOR THE THREE MONTHS ENDED
                                                                            MARCH 31, 2000
                                                             --------------------------------------------
                                                              HISTORICAL      ADJUSTMENTS      PRO FORMA
                                                             ------------    -------------    -----------
                                                             (AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)
Operating Revenues.........................................     $356.5                           $356.5
                                                                ------                           ------
Operating Costs............................................      134.9                            134.9
Selling and Administrative Costs...........................      138.6                            138.6
Depreciation and Amortization..............................       30.1                             30.1
                                                                ------                           ------
Operating Income...........................................       52.9                             52.9
                                                                ------                           ------
Interest Income............................................         .8           $ 2.3(1)           3.1
Interest Expense...........................................       (1.1)            1.1(1)            --
Minority Expense...........................................       (5.6)                            (5.6)
Other Expense -- Net.......................................        (.8)                             (.8)
                                                                ------           -----           ------
Non-Operating Expense -- Net...............................       (6.7)            3.4             (3.3)
                                                                ------           -----           ------
Income from Continuing Operations before Provision for
  Income Taxes.............................................       46.2             3.4             49.6
Provision for Income Taxes.................................       19.2             1.4(2)          20.6
                                                                ------           -----           ------
Income from Continuing Operations..........................     $ 27.0           $ 2.0           $ 29.0
                                                                ======           =====           ======
EARNINGS PER SHARE OF COMMON STOCK FROM CONTINUING
  OPERATIONS:
  Basic....................................................     $  .17                           $  .18
  Diluted..................................................     $  .17                           $  .18
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING:
  Basic....................................................      161.2                            161.2
  Diluted..................................................      162.5                            162.5
UNAUDITED EARNINGS PER SHARE OF COMMON STOCK FROM
  CONTINUING OPERATIONS, ADJUSTED FOR DISTRIBUTION
  RATIO(3):
  Basic....................................................     $  .34                           $  .36
  Diluted..................................................     $  .34                           $  .36
                                                                ------                           ------

---------------
(1) In connection with the Distribution, D&B will borrow funds in order to repay in full D&B's commercial paper obligations. Also in connection with the Distribution, responsibility for D&B's obligations to repay principal and interest under the minority interest financing (relating to the investment partnership described in Note 12 to D&B's Consolidated Financial Statements and Notes thereto included elsewhere in this Information Statement) will be allocated to New D&B. It is anticipated that New D&B will also assume a portion of the indebtedness of D&B and receive a portion of the cash of D&B in amounts such that, at the time of Distribution, the net indebtedness of New D&B (including the minority interest financing) will approximate the net indebtedness of Moody's (before giving effect to payments of cash in connection with the allocation of certain corporate liabilities of D&B between New D&B and Moody's that may result in the net indebtedness of one corporation exceeding that of the other).

     The adjustment represents the impact on net interest expense as if the allocation of the net indebtedness at March 31, 2000 had occurred as of January 1, 1999 and throughout the year.

(2) To reflect the tax effect of the pro forma adjustment at the statutory rate.

(3) In the Distribution, each D&B shareholder will receive one share of New D&B Common Stock for every two shares of D&B Common Stock held as of the close of business on the Record Date.

Note: Management currently estimates that one-time pre-tax expenditures of approximately $30 million will be required in connection with the Distribution. These costs will be recorded as incurred and are not reflected in the Unaudited Consolidated Pro Forma Condensed Statement of Operations.

                            THE NEW D&B CORPORATION
                         (ACCOUNTING SUCCESSOR TO D&B)

       UNAUDITED CONSOLIDATED PRO FORMA CONDENSED STATEMENT OF OPERATIONS

                                                                 FOR THE YEAR ENDED DECEMBER 31, 1999
                                                             --------------------------------------------
                                                              HISTORICAL      ADJUSTMENTS      PRO FORMA
                                                             ------------    -------------    -----------
                                                             (AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)
Operating Revenue..........................................    $1,407.7                         $1,407.7
                                                               --------                         --------
Operating Costs............................................       538.3                            538.3
Selling and Administrative Costs...........................       539.4                            539.4
Depreciation and Amortization..............................       127.9                            127.9
Restructuring Expense......................................        41.2                             41.2
                                                               --------                         --------
Operating Income...........................................       160.9                            160.9
                                                               --------                         --------
Interest Income............................................         2.9          $ 8.7(1)           11.6
Interest Expense...........................................        (5.0)           5.0(1)             --
Minority Expense...........................................       (22.4)                           (22.4)
Other Expense -- Net.......................................         9.0                              9.0
                                                               --------          -----          --------
Non-Operating Expense -- Net...............................       (15.5)          13.7              (1.8)
                                                               --------          -----          --------
Income from Continuing Operations before Provision for
  Income Taxes.............................................       145.4           13.7             159.1
Provision for Income Taxes.................................        64.1            5.5(2)           69.6
                                                               --------          -----          --------
Income from Continuing Operations..........................    $   81.3          $ 8.2          $   89.5
                                                               ========          =====          ========
EARNINGS PER SHARE OF COMMON STOCK FROM CONTINUING
  OPERATIONS:
  Basic....................................................    $    .50                         $    .55
  Diluted..................................................    $    .50                         $    .55
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING:
  Basic....................................................       162.3                            162.3
  Diluted..................................................       164.3                            164.3
UNAUDITED EARNINGS PER SHARE OF COMMON STOCK FROM
  CONTINUING OPERATIONS ADJUSTED FOR DISTRIBUTION RATIO(3):
  Basic....................................................    $   1.00                         $   1.10
  Diluted..................................................    $   1.00                         $   1.10

---------------
(1) In connection with the Distribution, D&B will borrow funds in order to repay in full D&B's commercial paper obligations. Also in connection with the Distribution, responsibility for D&B's obligations to repay principal and interest under the minority interest financing (relating to the investment partnership described in Note 12 to D&B's Consolidated Financial Statements and Notes thereto included elsewhere in this Information Statement) will be allocated to New D&B. It is anticipated that New D&B will also assume a portion of the indebtedness of D&B and receive a portion of the cash of D&B in amounts such that, at the time of Distribution, the net indebtedness of New D&B (including the minority interest financing) will approximate the net indebtedness of Moody's (before giving effect to payments of cash in connection with the allocation of certain corporate liabilities of D&B between New D&B and Moody's that may result in the net indebtedness of one corporation exceeding that of the other).

    The adjustment represents the impact on net interest expense as if the allocation of the net indebtedness at March 31, 2000 had occurred as of January 1, 1999 and throughout the year.

(2) To reflect the tax effect of the pro forma adjustment at the statutory rate.

(3) In the Distribution, each D&B shareholder will receive one share of New D&B Common Stock for every two shares of D&B Common Stock held as of the close of business on the Record Date.

Note: Management currently estimates that one-time pre-tax expenditures of approximately $30 million will be required in connection with the Distribution. These costs will be recorded as incurred and are not reflected in the Unaudited Consolidated Pro Forma Condensed Statement of Operations.

                            THE NEW D&B CORPORATION
                         (ACCOUNTING SUCCESSOR TO D&B)

            UNAUDITED CONSOLIDATED PRO FORMA CONDENSED BALANCE SHEET

                                                                        AS OF MARCH 31, 2000
                                                           ----------------------------------------------
                                                            HISTORICAL       ADJUSTMENTS       PRO FORMA
                                                           ------------     -------------     -----------
                                                            (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
ASSETS
Cash and Cash Equivalents................................    $   57.1          $ 104.4(1)       $  161.5
Other Current Assets.....................................       551.3                              551.3
                                                             --------          -------          --------
Total Current Assets.....................................       608.4            104.4             712.8
Non-Current Assets.......................................       962.2                              962.2
                                                             --------          -------          --------
Total Assets.............................................    $1,570.6          $ 104.4          $1,675.0
                                                             ========          =======          ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Notes Payable............................................    $   38.0          $ (38.0)(1)      $     --
Accrued and Other Current Liabilities....................       953.2                              953.2
                                                             --------          -------          --------
Total Current Liabilities................................       991.2            (38.0)            953.2
Long-Term Liabilities....................................       425.8                              425.8
Net Liabilities of Discontinued Operations...............       183.9           (183.9)(2)            --
Minority Interest........................................       302.1                              302.1
Stockholders' Equity:
Preferred Stock, par value $.01 per share; authorized --
  10,000,000 shares; issued and outstanding -- none
Series Common Stock, par value $.01 per share;
  authorized -- 10,000,000 shares; issued and
  outstanding -- none
Common Stock, par value $.01 per share; authorized --
  400,000,000 shares;
  issued -- 171,451,136 shares -- historical.............         1.7              (.9)(3)
  issued -- 80,852,917 shares -- pro forma(4)............                                             .8
Capital Surplus..........................................       230.4                              230.4
                                                                                (300.6)(3)
Retained Earnings (Deficit)..............................       (39.0)           323.2(2)          (16.4)
Treasury Stock, at cost, 9,745,302
  shares -- historical...................................      (301.5)           301.5(3)             --
Cumulative Translation Adjustment........................      (185.6)             3.1(2)         (182.5)
     Minimum Pension Liability...........................       (38.4)                             (38.4)
                                                             --------          -------          --------
Total Shareholders' Equity...............................      (332.4)           326.3              (6.1)
                                                             --------          -------          --------
Total Liabilities and Shareholders' Equity...............    $1,570.6          $ 104.4          $1,675.0
                                                             ========          =======          ========

---------------
(1) In connection with the Distribution, D&B will borrow funds in order to repay in full D&B's commercial paper obligations. Also in connection with the Distribution, responsibility for D&B's obligations to repay principal and interest under the minority interest financing (relating to the investment partnership described in Note 12 to D&B's Consolidated Financial Statements and Notes thereto included elsewhere in this Information Statement) will be allocated to New D&B. It is anticipated that New D&B will also assume a portion of the indebtedness of D&B and receive a portion of the cash of D&B in amounts such that, at the time of Distribution, the net indebtedness of New D&B (in addition to the minority interest financing) will approximate the net indebtedness of Moody's (before giving effect to payments of cash in connection with the allocation of certain corporate liabilities of D&B between New D&B and Moody's that may result in the net indebtedness of one corporation exceeding that of the other).

    The adjustment represents the allocation of net indebtedness at March 31, 2000 between New D&B and Moody's, such that the net indebtedness of New D&B approximates the net indebtedness of Moody's. See "The Distribution--Certain Indebtedness and Minority Interest Financing".

(2) To reflect, for accounting purposes, the allocation of the net liabilities of the Moody's Business to Moody's.

(3) To reflect the elimination of treasury stock which shares will be treasury shares of Moody's Corporation.

(4) To adjust shares outstanding to reflect the Distribution ratio of one share of New D&B Common Stock for every two shares of D&B Common Stock.

                            THE NEW D&B CORPORATION
                         (ACCOUNTING SUCCESSOR TO D&B)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     As described under "The Distribution--Form of Transaction; Basis of Presentation", for financial reporting purposes, New D&B will be treated as the "accounting successor" to D&B. Therefore, the historical financial information for New D&B included herein and management's discussion and analysis thereof set forth below are those of D&B, with the Moody's Business treated as a discontinued operation.

OVERVIEW

     To facilitate an analysis of New D&B's operating results, certain significant events should be considered.

  2000 DISTRIBUTION

     On December 15, 1999, D&B announced a preliminary decision to separate into two publicly traded companies -- New D&B and Moody's. The separation of the two companies will be accomplished through a tax-free dividend to D&B's stockholders of New D&B Common Stock, which will represent a continuing interest in businesses to be conducted by New D&B. After the Distribution, D&B's only business will be the Moody's Business, and the shares of D&B Common Stock held by D&B stockholders will represent a continuing ownership interest only in that business. In connection with the Distribution, D&B will change its name to "Moody's Corporation", and New D&B will change its name to "The Dun & Bradstreet Corporation". D&B has received a ruling from the IRS to the effect that the Distribution will be tax-free for Federal income tax purposes, except to the extent that cash is received for fractional shares of New D&B Common Stock. New D&B will consist principally of the business currently conducted by D&B Inc.

  1999 RESTRUCTURING CHARGE

     During the fourth quarter of 1999, D&B's Board of Directors approved plans to restructure the D&B operating company. The restructuring comprises three major components:

     - Realigning and streamlining international operations through a series of office consolidations and organizational changes. To reduce the cost infrastructure in Europe, actions have been taken to improve efficiencies in sales and data collection operations.

     - Increasing the level of software and product development outsourced to resources outside the United States and Europe.

     - Reengineering the data collection process so that data is collected telephonically rather than through field centers (15 field data collection centers have been closed since the restructuring was announced).

     As a result of these actions, a pre-tax restructuring charge of $41.2 million ($27.9 million after-tax, $.17 per share basic and diluted) was included in operating income in 1999. For management reporting purposes, these charges were not allocated to any of D&B's business segments. Employee severance costs from planned terminations of approximately 700 employees comprised $32.7 million (including severance for two former corporate executives). The severance costs were based on the amounts that will be paid to the affected employees pursuant to D&B's policies and certain foreign governmental regulations. The balance of the charge relates to (1) the write-off of certain assets that were abandoned or made obsolete or redundant as a result of the restructuring and (2) leasehold termination obligations arising from office closures. D&B anticipates completion of the restructuring in fiscal 2000.

     The restructuring actions are designed to strengthen customer service worldwide, improve operating efficiencies and lower structural costs. New D&B expects savings of approximately $30 million in 2000 and $40 million in 2001 that it intends to reinvest in future revenue growth initiatives.

  1998 DISTRIBUTION

     On June 30, 1998, Donnelley separated into two publicly traded companies -- D&B and Donnelley. The 1998 Distribution was accomplished through a tax-free dividend by Donnelley of D&B, which was a new entity comprised principally of Moody's and the D&B operating company. The New D&B Corporation changed its name to "The Dun & Bradstreet Corporation", and the continuing entity (i.e., Donnelley), consisting of R.H. Donnelley Inc. and the DonTech partnership, changed its name to R.H. Donnelley Corporation. Due to the relative significance of Moody's and D&B the transaction was accounted for as a reverse spin-off, and, as such, Moody's and D&B were classified as continuing operations, and R.H. Donnelley Inc. and DonTech were classified as discontinued operations. For purposes of effecting the 1998 Distribution and of governing certain of the continuing relationships between D&B and Donnelley after the transaction, Donnelley and D&B have entered into various agreements as described in Note 2 to D&B's Consolidated Financial Statements and Notes thereto included elsewhere in this Information Statement.

  1996 DISTRIBUTION

     On November 1, 1996, Donnelley (then known as "The Dun & Bradstreet Corporation") reorganized into three publicly traded independent companies by spinning off to stockholders through a tax-free distribution (the "1996 Distribution") two new companies, (1) Cognizant and (2) ACNielsen. In conjunction with the 1996 Distribution, Donnelley also disposed of Dun & Bradstreet Software ("DBS") and NCH Promotional Services ("NCH"). After the transaction was completed, Donnelley's continuing operations consisted principally of D&B Inc., Moody's and the R.H. Donnelley businesses.

  RECLASSIFICATION OF DISCONTINUED OPERATIONS

     Pursuant to Accounting Principles Board Opinion ("APB") No. 30, "Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," the consolidated financial statements of D&B have been reclassified to reflect the Distribution and the 1998 Distribution. Accordingly, revenues, costs and expenses, and cash flows of Moody's and R.H. Donnelley have been excluded from the respective captions in the Consolidated Statements of Operations and Consolidated Statements of Cash Flows of D&B. The net operating results of these entities have been reported, net of applicable income taxes, as "Income from Discontinued Operations", and the net cash flows of these entities have been reported as "Net Cash (Used in) Provided By Discontinued Operations". The assets and liabilities of the Moody's Business have been excluded from the respective captions in the Consolidated Balance Sheets of D&B and have been reported as "Net Liabilities of Discontinued Operations".

RESULTS OF OPERATIONS

  OPERATING SEGMENTS

     Three D&B segments, managed on a geographical basis, provide a comprehensive array of information-based products and services. Effective January 1, 2000, responsibility for the management of the Canadian business was moved from D&B's Asia Pacific and Latin America segment to its U.S. segment, which is presently called D&B North America. D&B's reportable segments are now Dun & Bradstreet North America ("D&B North America"), Dun & Bradstreet Europe/Africa/Middle East ("D&B Europe") and Dun & Bradstreet Asia Pacific/Latin America ("D&B APLA"). In accordance with Statement of Financial Accounting Standards ("SFAS") No. 131, "Disclosures about Segments of a Business Enterprise and Related Information", the segment information for all prior years, has been restated to reflect this change.

     In each of the geographic segments, D&B offers credit information solutions, marketing information solutions, purchasing information solutions and receivables management services. For a description of these services, see "New D&B Business". D&B evaluates performance and allocates resources based on segment revenue and operating income.

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

  THREE MONTHS ENDED MARCH 31, 2000 COMPARED WITH THREE MONTHS ENDED MARCH 31, 1999

     Consolidated Results

     For the first quarter of 2000, D&B reported income from continuing operations of $27.0 million, up 39.2% from prior year's income from continuing operations of $19.4 million. Earnings per share from continuing operations for the first quarter of 2000 of $.17 per share, basic and diluted, were up 41.7% from 1999 first quarter earnings per share of $.12 per share, basic and diluted.

     For the first quarter of 2000, D&B reported net income of $67.8 million, up 12.3% compared with $60.4 million reported for the first quarter of 1999. D&B's net income included income from discontinued operations of $40.8 million in 2000 and $41.0 million in 1999. Earnings per share for the first quarter of 2000 of $.42 per share basic and diluted were up 13.5% and 16.7%, respectively, compared with 1999 first quarter basic earnings per share of $.37 and diluted earnings per share of $.36. Earnings per share from discontinued operations for the first quarter of 2000 of $.25 per share basic and diluted compared with 1999 first quarter earnings per share of $.25 basic and $.24 diluted.

     Operating revenues for the first quarter were up .7% to $356.5 million in 2000 from $354.0 million in 1999. Moderate growth for D&B North America and D&B APLA was offset by a decline in D&B Europe. Excluding the impact of foreign exchange, revenues for the first quarter of 2000 would have increased 3.1% compared with the first quarter of 1999.

     Operating expenses increased by 2.6% to $134.9 million during the first quarter of 2000 compared to $131.5 million during the same period in 1999. Selling and administrative costs decreased by 8.2% to $138.6 million during the first quarter of 2000 compared to the same period of 1999, resulting from cost reductions attributable to the restructuring actions implemented in the fourth quarter of 1999 by the D&B operating company and lower expenses incurred by corporate headquarters for compensation and consulting services.

     Operating income for the first quarter of 2000 of $52.9 million was 33.9% higher than 1999 first quarter operating income of $39.5 million. This increase reflects higher revenues and lower expenses incurred by the D&B operating company, as well as the lower expenses incurred by corporate headquarters.

     Non-operating expense -- net was $6.7 million for the first quarter of 2000 compared with non-operating expense-net of $6.4 million for the first quarter of 1999. The components of non-operating expense -- net, including interest income and expense, minority interest expense and other income -- net, remained level when comparing the first quarter of 2000 with the first quarter of 1999.

     The effective tax rate was 41.6% for the first quarter of 2000 compared with 41.4% in 1999.

     Income from discontinued operations, net of income taxes, was $40.8 million in the first quarter of 2000 compared with $41.0 million in the first quarter of 1999.

     Segment Results

     D&B North America revenues were $253.2 million in the first quarter of 2000, up 4.8% from 1999 first quarter revenues of $241.6 million. In comparing the first quarter of 2000 with the first quarter of 1999, D&B North America's revenues from credit information solutions increased 1.6% to $162.2 million, marketing information solutions increased 7.5% to $62.7 million, purchasing information solutions were flat at $4.3 million and receivables management services increased 23.7% to $24.0 million. D&B North America operating income was $79.2 million in the first quarter of 2000, up 12.3% from the prior year operating income of $70.5 million, driven by the higher revenues and lower expenses resulting from the restructuring actions implemented in the fourth quarter of 1999.

     D&B Europe's revenues were $88.8 million in the first quarter of 2000, down 10.1% when compared to 1999 first quarter revenues of $98.8 million. Excluding the impact of foreign exchange, D&B Europe's revenues were down 1.0%. In comparing the first quarter of 2000 with the first quarter of 1999, D&B Europe's revenues from credit information solutions decreased 11.2% to $63.5 million, revenues from marketing information solutions decreased 11.8% to $13.5 million and revenues from receivable management services

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

decreased 4.2% to $11.4 million. In the first quarter of 2000, D&B Europe had $.4 million revenues from purchasing information solutions, which were introduced in the second half of 1999. Excluding the impact of foreign exchange, D&B Europe would have reported in the first quarter of 2000 a decrease in revenues from credit information solutions of 2.0%, a decrease in revenues from marketing information solutions of 5.3% and an increase in revenues from receivable management services of 7.2%, in each case in comparison with the same period in 1999. D&B Europe reported an operating loss of $13.3 million for the first quarter of 2000, compared with $15.1 million in the prior year, an improvement of 11.9%. Excluding the impact of foreign exchange, the operating loss would have been reduced by 10.4%. The reduction of loss was influenced by the restructuring actions implemented in the fourth quarter of 1999, which have reduced the cost structure.

     D&B APLA's revenues were $14.5 million in the first quarter of 2000, up 6.4% compared with 1999 first quarter revenues of $13.6 million. Excluding the impact of foreign exchange rates, revenue would have increased by 2.8%. In comparing the first quarter of 2000 with the first quarter of 1999, D&B APLA's revenues from credit information solutions increased 3.3% to $9.3 million, revenues from marketing information solutions increased 11.2% to $1.9 million and revenues from receivable management services increased 13.8% to $3.3 million. Excluding the impact of foreign exchange, D&B APLA would have reported a decline in revenues from credit information solutions of 1.0%, an increase in revenues from marketing information solutions of 7.2% and an increase in revenues from receivable management services of 12.0%. D&B APLA reported an operating loss of $3.7 million in the first quarter of 2000 compared with a loss of $3.8 million in the first quarter of 1999.

  YEAR ENDED DECEMBER 31, 1999 COMPARED WITH YEAR ENDED DECEMBER 31, 1998

     For the year ended December 31, 1999, D&B reported income from continuing operations of $81.3 million, or $.50 per share basic and diluted. This compares with 1998 income from continuing operations of $86.2 million and earnings per share from continuing operations of $.51 basic and $.50 diluted. 1999 results included the $41.2 million pre-tax restructuring charge discussed above ($27.9 million after-tax, $.17 per share basic and diluted), and an $11.9 million pre-tax gain relating to the settlement of outstanding litigation ($6.6 million after-tax, $.04 per share basic and diluted). Results for 1998 included reorganization costs associated with the 1998 Distribution of $28.0 million ($23.2 million after-tax, $.14 per share basic, $.13 per share diluted). 1999 net income of $256.0 million included income from discontinued operations of $174.7 million, while 1998 net income of $280.1 million included income from discontinued operations of $193.9 million. For the year ended December 31, 1999, earnings per share of $1.58 basic and $1.56 diluted included earnings per share from discontinued operations of $1.08 basic and $1.06 diluted. For the year ended December 31, 1998, earnings per share of $1.65 basic and $1.63 diluted included earnings per share from discontinued operations of $1.14 basic and $1.13 diluted.

     Operating revenues were $1,407.7 million in 1999 compared with $1,420.5 million in 1998. Excluding the impact of foreign currency translation, D&B revenues were flat. D&B results reflect decreased demand for standard form reports and similar credit information solutions, offset by growth in value added products such as decision-support tools and services and related D&B data (referred to herein as "Value Added Products") including revenues from partnerships with providers of enterprise software solutions.

     Operating expenses increased .4% to $538.3 million in 1999 compared with $536.2 million in 1998. Selling and administrative expenses decreased by .6% to $539.4 million in 1999 compared with $542.4 million in 1998. Costs saved as a result of D&B's worldwide expense control initiatives were offset by D&B's investment in Value Added Products, including partnerships with providers of enterprise software solutions. Operating costs in 1999 also included the $41.2 million charge for the restructuring of the D&B operating company discussed above. In 1998, operating costs included $28.0 million in reorganization costs incurred in connection with the 1998 Distribution.

     Operating income decreased 14.3% in 1999 to $160.9 million from $187.7 million in 1998. Excluding the $41.2 million restructuring charge in 1999 and the $28.0 million of reorganization costs in 1998, operating income in 1999 declined 6.3% compared with 1998.

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

     Non-operating expense -- net was $15.5 million in 1999 compared with $30.4 million in 1998. Included in non-operating expense -- net is interest income and expense, minority interest expense (which remained level when comparing 1999 and 1998) and other income (expense) -- net. Interest income of $2.9 million in 1999 was lower than 1998 due to lower cash levels, while interest expense of $5.0 million in 1999 was significantly lower than in 1998 as a result of the lower debt levels in 1999 compared with 1998. Other income (expense) -- net was $9.0 million in 1999 compared with $(2.2) million in 1998. 1999 other income (expense) -- net included a gain of $11.9 million on the settlement of litigation that arose from a transaction related to the sale of DBS in 1996. This gain was offset by other miscellaneous non-operating income and expense items, which were generally unchanged in 1999 and 1998.

     D&B's effective tax rate was 44.1% in 1999 compared with 45.2% in 1998, while the underlying tax rate was 41.3% in 1999 and 41.0% in 1998. The difference between the effective and underlying rates resulted from a number of factors, including taxes imposed on the proceeds from the settlement of litigation, the non-deductibility of certain restructuring expenses and refinements of certain estimates.

     Income from discontinued operations, net of income taxes, was $174.7 million for the year ended December 31, 1999 and $193.9 million for the year ended December 31, 1998, with Moody's representing all of such income in 1999 and $160.2 million of such income in 1998. In 1998, the balance of the income from discontinued operations, net of income taxes, of $33.7 million reflects the results of Donnelley. Moody's net income of $174.7 million in 1999 grew 9.1% from $160.2 million in 1998, principally as a result of strong revenue growth.

     Segment Results

     D&B North America revenues were $920.0 million in 1999, down 1.0% from 1998 revenues. In comparing 1999 and 1998 revenues, D&B North America's revenues from credit information solutions decreased 6.0% to $581.0 million, revenues from marketing information solutions increased 4.8% to $230.1 million, revenues from purchasing information solutions increased 17.8% to $27.1 million and revenues from receivable management services increased 18.7% to $81.8 million. The decline in revenues from credit information solutions resulted from a number of factors, including sales force reorganization, compensation and training issues, as well as increased competition, including free or lower-cost information from online vendors and other Internet sources. In addition, the shift by former annual contract customers to the monthly discount plan negatively affected revenues, as selling incremental projects to those customers was more challenging. The growth in revenues from marketing information solutions, purchasing information solutions and receivables management services was largely driven by revenues from Value Added Products, including from partnerships with providers of enterprise software solutions.

     D&B North America's operating income was $255.4 million in 1999, down 4.2% from $266.5 million in the prior year due to the lower revenues and higher selling and administrative expenses resulting from the investment in Value Added Products and partnerships with providers of enterprise software solutions.

     D&B Europe's revenues were $420.6 million in 1999, down 1.7% when compared with 1998 revenues of $427.7 million. Excluding the impact of foreign exchange, D&B Europe's revenues were up 1.3%. In comparing 1999 with 1998, D&B Europe's revenues from credit information solutions decreased 5.0% to $297.4 million, while revenues from marketing information solutions increased 10.7% to $72.2 million and revenues from receivables management services were flat at $49.6 million. D&B Europe also reported revenues from newly introduced purchasing information solutions of $1.4 million during 1999. Excluding the impact of foreign exchange, D&B Europe would have reported in 1999 a decrease in revenues from credit information solutions of 2.2%, an increase in revenues from marketing information solutions of 14.3% and an increase in revenues from receivables management services of 2.8% in comparison with 1998. The decline in European revenues from credit information solutions resulted from ongoing price erosion in the local credit markets, as well as increased competition, including the availability of free or lower-cost information from online vendors and other Internet sources. Revenue growth from marketing information services was largely attributable to Value Added Products. D&B Europe reported an operating loss of $8.9 million in 1999, compared with a loss of $4.2 million in 1998. D&B Europe's loss resulted largely from investment in sales and

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

marketing support for Value Added Products, including partnerships with providers of enterprise software solutions and higher costs for new technology and systems in the region. D&B expects that the restructuring actions implemented in the fourth quarter of 1999 will improve the profitability in D&B Europe by reducing its cost structure.

     D&B APLA reported operating revenues of $67.1 million in 1999, up 9.1% from 1998. Excluding the impact of foreign exchange, revenues would have been up 4.3%. In comparing 1999 with 1998, D&B APLA's revenues from credit information solutions increased 16.0% to $43.6 million, revenues from marketing information solutions decreased 2.0% to $9.9 million and revenues from receivables management services decreased 1.4% to $13.6 million. Excluding the impact of foreign exchange, D&B APLA would have reported in 1999 an increase in revenues from credit information solutions of 9.2%, a decrease in revenues from marketing information solutions of 6.4% and a decrease in revenues from receivables management services of 2.3%, in each case in comparison with 1998. D&B APLA reported an operating loss of $7.3 million in 1999, compared with a loss of $11.7 million in 1998. The decrease in operating losses in 1999 compared with 1998 is due to expense control initiatives and revenue improvements.

  YEAR ENDED DECEMBER 31, 1998 COMPARED WITH YEAR ENDED DECEMBER 31, 1997

     For the year ended December 31, 1998, D&B reported income from continuing operations of $86.2 million and earnings per share from continuing operations of $.51 basic and $.50 diluted. This compares with 1997 income from continuing operations of $93.2 million and earnings per share from continuing operations of $.55 per share basic and $.54 per share diluted. The 1998 results include reorganization costs associated with the 1998 Distribution of $28.0 million ($23.2 million after-tax; $.14 per share basic, $.13 per share diluted). D&B's basic earnings per share for 1998 were $1.65 compared with $1.08 per share for 1997, including earnings per share from discontinued operations of $1.14 and $1.27 for 1998 and 1997, respectively. On a diluted basis, D&B's earnings per share in 1998 of $1.63 were up from the 1997 diluted earnings per share of $1.07, including diluted earnings per share from discontinued operations of $1.13 and $1.26 in 1998 and 1997, respectively. The 1997 results include a one-time, non-cash charge for the cumulative effect of accounting changes ($.74 per share basic, $.73 per share diluted) relating to certain revenue recognition methods.

     Operating revenues grew 4.9% to $1,420.5 million in 1998 from $1,353.6 million in 1997. Revenue growth for 1998 reflects strong growth at D&B North America offset by a decline at D&B APLA. D&B Europe was essentially unchanged. Excluding the impact of foreign exchange, operating revenues grew 6.8% in 1998 from 1997.

     1998 operating expenses increased 4.5% to $536.2 million, largely attributable to increased Year 2000 spending, costs incurred by D&B Europe for new systems and technology and costs associated with the introduction of new products and services. Selling and administrative expenses increased to $542.4 million in 1998 as compared to $517.7 million in 1997. 1998 operating costs also included $28.0 million in reorganization costs incurred in connection with the 1998 Distribution.

     Operating income in 1998 of $187.7 million decreased 9.4% from $207.2 million in 1997. 1998 operating income included $28.0 million in reorganization costs incurred in connection with the 1998 Distribution. Excluding reorganization costs, operating income increased 4.1%. Operating income growth reflected strong growth at D&B North America, offset by declines at D&B Europe and D&B APLA.

     Non-operating expense -- net of $30.4 million in 1998, primarily comprised of interest income and expense, minority interest expense and other income (expense) -- net, decreased by $41.1 million compared with 1997. The significant decrease was due to significantly lower interest expense and higher interest income, as 1998 debt levels were lower than 1997 levels (see "--Liquidity and Financial Position").

     In 1998, D&B's effective tax rate from continuing operations was 45.2%, compared with 31.3% in 1997. This increase resulted from the non-deductibility of certain reorganization costs.

     Income from discontinued operations, net of income taxes, was $193.9 million in 1998 and $217.8 million in 1997. Moody's net income was $160.2 million in 1998 and $125.6 million in 1997. The significant increase was attributable to strong revenue growth at Moody's. 1998 income from discontinued operations also
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

included six months of Donnelley operating results totaling $33.7 million, while 1997 included a full year of Donnelley operating results of $92.0 million. Donnelley operating income was historically lower during the first half of the year.

     Segment Results

     D&B North America's revenues were $929.6 million in 1998, up 8.0% from 1997, including increases in revenues from credit information solutions of 3.1% to $618.2 million, revenues from marketing information solutions of 18.1% to $219.5 million, revenues from purchasing information solutions of 46.5% to $23.0 million and revenues from receivables management services of 15.2% to $68.9 million. The growth rates are largely attributable to the growth in revenues from Value Added Products, which increased by 60.6% to $198.0 million from the prior year. D&B North America's operating income was $266.5 million in 1998, up 7.0% from the prior year driven principally by the higher revenues, partially offset by higher expenses incurred for selling, advertising, new product development and Year 2000 remediation.

     D&B Europe's 1998 revenues of $427.7 million were flat compared with 1997, due largely to the strengthening of the U.S. dollar. D&B Europe's revenues from credit information solutions decreased .8% to $312.9 million in 1998, its revenues from marketing information solutions increased 16.6% to $65.2 million in 1998 and its revenues from receivable management services decreased 9.3% to $49.6 million in 1998. Excluding the impact of foreign exchange, D&B Europe would have reported a 3.8% increase in revenues in 1998, including an increase in revenues from credit information solutions of 2.7%, an increase in marketing information solutions of 19.7% and a decrease in receivable management services of 6.3% from 1997. Increases in product usage were partially offset by price erosion resulting from the competitive environment in Europe. D&B Europe reported an operating loss of $4.2 million, reflecting the continued investments in new technology and systems in Europe and increased Year 2000 remediation costs.

     D&B APLA reported a 5.8% decrease in operating revenues to $61.5 million in 1998 from $65.3 million in 1997, resulting from the negative impact of foreign exchange rates. In 1998, D&B APLA's revenues from credit information solutions decreased 4.3% to $37.6 million, its revenues from marketing information solutions decreased 34.0% to $10.1 million and its revenues from receivables management services increased 29.0% to $13.8 million. Excluding the impact of foreign exchange, D&B APLA would have reported a 7.3% increase in revenues in 1998, comprising a 10.4% increase in revenues from credit information solutions, a 2.6% increase in revenues from marketing information solutions and a 2.6% increase in receivable management revenues. D&B APLA reported an operating loss of $11.7 million in 1998, compared with an operating loss of $8.1 million in 1997, due to lower reported operating revenues and higher expenses, including Year 2000 costs and employee-related costs in Asia.

RECENTLY ISSUED ACCOUNTING STANDARDS

     In March 2000, the Financial Accounting Standards Board issued Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation, an interpretation of APB Opinion No. 25" ("FIN No. 44"). The interpretation provides guidance for certain issues relating to stock compensation involving employees that arose in applying APB Opinion No. 25. Among other issues, this Interpretation clarifies (a) the definition of an employee for purposes of applying APB Opinion No. 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. The provisions of FIN No. 44 are effective July 1, 2000, except for the provisions regarding modifications to fixed stock option awards which reduce the exercise price of an award, which apply to modifications made after December 15, 1998. Provisions regarding modifications to fixed stock option awards to add reload features apply to modifications made after January 12, 2000. D&B continues to evaluate the expected impact of FIN No. 44 on D&B's consolidated financial statements.

     In December 1999, the staff of the SEC issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"). SAB 101 summarizes some of the staff's interpretations

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

of the application of generally accepted accounting principles to revenue recognition. The staff provided this guidance due, in part, to the large number of revenue-recognition issues that it has encountered in registrant filings. In March 2000, SAB 101A, "Amendment: Revenue Recognition in Financial Statements", was issued, which defers the effective date of SAB 101 until the second fiscal quarter of 2000. D&B believes that it currently is in compliance with this guidance.

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires recognition of all derivatives as either assets or liabilities on the balance sheet and measurement of those instruments at fair value. If certain conditions are met, a derivative may be designated specifically as: (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment (a fair value hedge); (b) a hedge of the exposure to variable cash flows of a forecasted transaction (a cash flow hedge); or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction. In June, the Financial Accounting Standards Board issued SFAS No. 137 delaying the effective date of SFAS No. 133. The provisions of SFAS No. 133 are effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. D&B currently hedges foreign-currency-denominated transactions and expects to adopt SFAS No. 133 beginning January 1, 2001. The effect of adopting SFAS No. 133 is not expected to have a material effect on D&B.

MARKET RISK SENSITIVE INSTRUMENTS

     D&B operates in 37 countries through wholly or majority-owned entities and principally uses the capital markets to fund its operations. As such, D&B is exposed to market risk from changes in foreign exchange rates and interest rates, which could affect its results of operations and financial condition. In order to reduce the risk from fluctuations in foreign currencies and interest rates, D&B currently uses forward foreign exchange contracts and in the past has used interest rate swap agreements. These derivative financial instruments are viewed by D&B as risk management tools that are entered into for hedging purposes only. D&B does not use derivative financial instruments for trading or speculative purposes.

     D&B also has investments in fixed-income marketable securities. Consequently, D&B is exposed to fluctuations in rates on these marketable securities. Market risk associated with investments in marketable securities is immaterial and has been excluded from the sensitivity discussions.

     A discussion of D&B's accounting policies for financial instruments is included in the Summary of Significant Accounting Policies in Note 1 to D&B's Consolidated Financial Statements, and further disclosure relating to financial instruments is included in Note 7--Financial Instruments with Off-Balance Sheet Risks for the year ending December 31, 1999. See D&B's Consolidated Financial Statements and Notes thereto included elsewhere in this Information Statement. The following analysis presents the sensitivity of the fair value of D&B market risk sensitive instruments to changes in market rates and prices.

  INTEREST RATE RISK

     D&B is exposed to market risk through its commercial paper program, in which it borrows at prevailing short-term commercial paper rates. At December 31, 1999, D&B had $124.7 million of short-term commercial paper outstanding with various maturities through February 2000, and short-term investments of $47.6 million. As such, the market risk is immaterial when calculated utilizing estimates of the termination value based upon a 10% increase or decrease in interest rates from their December 31, 1999 levels.

     D&B has in the past entered into interest rate swap agreements to manage exposure to changes in interest rates. Interest rate swaps have allowed D&B to raise funds at floating rates and effectively swap them into fixed rates that are lower than those available to it if fixed-rate borrowings were to be made directly. During 1998, in connection with the 1998 Distribution and repayment of outstanding notes payable, Donnelley canceled all of its interest rate swap agreements. D&B has not entered into any interest rate swap agreements since the 1998 Distribution and therefore is not subject to market risk on interest rate swaps.
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

     FOREIGN EXCHANGE RISK

     D&B's non-U.S. operations generated approximately 37% of total revenues in 1999. As of December 31, 1999, approximately 38% of D&B assets were located outside the U.S., and no single country had a significant concentration of D&B's aggregate cash balance.

     D&B follows a policy of hedging substantially all cross-border intercompany transactions denominated in a currency other than the functional currency applicable to each of its various subsidiaries. D&B only uses forward foreign exchange contracts to implement its hedging strategy. Typically, these contracts have maturities of six months or less. These forward contracts are executed with creditworthy institutions and are denominated primarily in the British pound sterling, the euro and the Swedish krona.

     The fair value of foreign currency risk is calculated by using estimates of the cost of closing out all outstanding forward foreign exchange contracts, given a 10% increase or decrease in forward rates from their December 31, 1999 levels. At December 31, 1999, D&B had approximately $138 million in forward foreign exchange contracts outstanding, with various expiration dates through March 2000 (see Note 7--Financial Instruments with Off-Balance Sheet Risks in D&B's Consolidated Financial Statements and Notes thereto included elsewhere in this Information Statement). At December 31, 1999, net unrealized gains related to D&B forward contracts were $.6 million. If forward rates were to increase by 10% from December 31, 1999 levels, the unrealized loss on these contracts would be $6.7 million. If forward rates were to decrease by 10% from December 31, 1999 levels, the unrealized gain on these contracts would be $7.9 million. However, the estimated potential gain or loss on forward contracts is expected to be offset by changes in the dollar value of underlying transactions. Therefore, the net impact of a 10% movement in foreign exchange rates would be immaterial.

LIQUIDITY AND FINANCIAL POSITION

     Management believes that cash flows generated from its operations are sufficient to fund its operating needs and service debt. D&B accesses the commercial paper market from time to time to fund working capital needs and share repurchases. Such borrowings have been supported by D&B's bank credit facilities. It is expected that operating cash flows, supplemented as needed with financing arrangements, will be sufficient to meet the needs of New D&B after the Distribution.

     THREE MONTHS ENDED MARCH 31, 2000 COMPARED WITH THREE MONTHS ENDED MARCH 31, 1999

     At March 31, 2000, cash and cash equivalents totaled $57.1 million, a decrease of $52.3 million from $109.4 million held at December 31, 1999.

     Operating activities generated $89.5 million in the first quarter of 2000 compared to $66.5 million in the first quarter of 1999. Operating activities of continuing operations generated net cash of $66.7 million during the first quarter of 2000 compared with $38.4 million from continuing operations in 1999. Higher operating income and lower incentive compensation payments contributed to the improvement in operating cash flows when comparing the first quarter of 2000 with the same period of the prior year. Operating activities of discontinued operations contributed $22.8 million in the first quarter of 2000 compared with $28.1 million in the first quarter of 1999.

     During the first quarter of 2000, D&B made payments of $7.9 million related to the restructuring actions implemented during the fourth quarter of 1999. As of March 31, 2000, D&B has terminated 316 associates out of the 700 contemplated in the plans. D&B anticipates completion of the restructuring actions by the end of 2000, including the payment of the majority of the associated costs.

     Net cash used in investing activities was $35.1 million for the first quarter of 2000 compared to $20.5 million in the first quarter or 1999, including net cash used by discontinued operations of $20.9 million in 2000 and $1.3 million in 1999. Net cash used by discontinued operations in the first quarter for 2000 included an acquisition by Moody's of a financial software products company for $17.4 million in cash. The acquisition was accounted for using the purchase method of accounting for business combinations. In the first quarter of 2000, D&B's capital expenditures and additions to computer software and other intangibles totaled $21.8 million compared with $27.2 million in the first quarter of 1999, due to higher expenditures in the prior year on back office systems implemented in 1999.

     Net cash used in financing activities was $106.5 million during the first quarter of 2000 compared with $66.4 million in the first quarter of 1999. Payments of dividends accounted for $29.9 million in the first quarter of 2000 compared with $30.6 million in the first quarter of 1999. As discussed below, D&B's stock repurchase program and commercial paper borrowings also affected the net cash used for financing activities.

     YEAR ENDED DECEMBER 31, 1999 COMPARED WITH YEAR ENDED DECEMBER 31, 1998

     At December 31, 1999, cash and cash equivalents totaled $109.4 million, an increase from $86.7 million at December 31, 1998.

     Operating activities generated net cash of $343.7 million in 1999 compared with $378.8 million from 1998. Cash provided by continuing operations was $128.9 million in 1999 and $156.4 million in 1998. All corporate overhead costs and interest expense have been borne by the continuing operations of D&B. Higher payments made in 1999 for income taxes partially offset the modest improvement in operating cash flows generated by D&B North America. The operating activities of discontinued operations generated cash of $214.8 million in 1999 and $222.4 million in 1998. Cash flows generated by discontinued operations in 1998 also included amounts generated by Donnelley of $16.7 million. Moody's cash flows from operations of $214.8 million in 1999 and $205.7 million in 1998 remain strong consistent with its operating results.

     Net cash used in investing activities totaled $110.4 million in 1999, compared with $140.2 million in 1998. Net cash used in investing activities of discontinued operations in 1999 was $12.1 million, while in 1998 discontinued operations provided $9.7 million in cash from investing activities, resulting from the proceeds from the sale of Moody's FIS business of $26.5 million. In 1999, spending for capital expenditures, computer software and other intangibles by continuing operations totaled $109.6 million, compared with $134.4 million in 1998, due to higher expenditures in the prior year for certain back office systems that were implemented in 1999. Currently, D&B has no material commitments for capital expenditures.

     Net cash used in financing activities was $210.3 million during 1999 compared with $227.3 million in 1998. Payments of dividends accounted for $120.1 million in 1999 compared with $137.4 million in 1998, due to the decrease in dividends after the 1998 Distribution. As discussed below, D&B's share repurchase program and commercial paper borrowings also affected the net cash used in financing activities.

     FINANCING ARRANGEMENTS

     In June 2000, D&B extended its $300 million 364-day revolving credit facility through the earlier of the Distribution Date and December 31, 2000. D&B has a second $300 million facility that matures in June 2003. Under these facilities, D&B has the ability to borrow at prevailing short-term interest rates. D&B has not borrowed under these facilities since they were established in June 1998. These facilities are expected to be terminated at or around the time of the Distribution. In connection with the Distribution, New D&B is expected to enter into new facilities that will remain in effect after the Distribution.

     D&B had commercial paper borrowings of $124.7 million and $35.9 million at December 31, 1999 and 1998, respectively. At March 31, 2000 and 1999, D&B had $38.0 million and $63.9 million, respectively, of commercial paper borrowings outstanding.

     In connection with the 1998 Distribution, during June 1998, R.H. Donnelley, Inc. borrowed $500 million, which was used to repay existing indebtedness (commercial paper and other short-term borrowings) of Donnelley in the amount of $287.1 million at the time of the 1998 Distribution. D&B used the excess proceeds for general corporate purposes, including the payment of reorganization costs. The $500 million of debt became an obligation of Donnelley upon the 1998 Distribution.

     Also in connection with the 1998 Distribution and repayment of indebtedness, Donnelley canceled all of its interest rate swap agreements and recorded into income the previously unrecognized fair value loss at the time of termination. At the time of the cancellation, the fair value of the interest rate swaps was a loss of $12.7 million, of which $3.8 million ($.6 million in the first quarter of 1998 and $3.2 million in 1997) had been recognized in income relating to swaps that did not qualify for settlement accounting. The previously unrecognized loss of $8.9 million was recorded during the second quarter of 1998 and included in reorganization costs.

     On April 1, 1997, Donnelley raised $300 million of minority interest financing involving a third-party investor. Funds raised by this financing were used to repay outstanding short-term debt. Also during 1997, Donnelley reentered the commercial paper market and used the proceeds to repay additional amounts outstanding under its short-term debt facility. This minority interest financing was allocated to D&B in connection with the 1998 Distribution. At December 31, 1999 and 1998, D&B had $300 million of minority interest financing. Under the terms of the financing, the third-party investor has a right to take steps that would result in termination of the financing during or after December 2000. Furthermore, the third-party investor would also have the right to terminate the financing within 60 days after the Distribution if the third-party investor has not consented to the Distribution.

     In May 2000, D&B borrowed approximately $350 million in the commercial paper market. See "--Other" below.

     In connection with the Distribution, D&B will borrow funds in order to repay in full D&B's commercial paper obligations. Also in connection with the Distribution, responsibility for D&B's obligation to repay principal and interest under the minority interest financing (relating to the investment partnership discussed in Note 12 in D&B's Consolidated Financial Statements and Notes thereto included elsewhere in this Information Statement) will be allocated to New D&B. It is anticipated that New D&B will also assume a portion of indebtedness of D&B and will receive a portion of the cash of D&B in amounts such that, at the time of the Distribution, the net indebtedness of Moody's will approximate the net indebtedness of New D&B (before giving effect to payments of cash in connection with the allocation of certain corporate liabilities of D&B between New D&B and Moody's that may result in the net indebtedness of one corporation exceeding that of the other). See "The Distribution--Certain Indebtedness and Minority Interest Financing".

     STOCK REPURCHASE PROGRAM

     During the first quarter of 2000, D&B repurchased 125,000 shares for $3.5 million in connection with the D&B Employee Stock Purchase Plan and to offset a portion of the shares issued under incentive plans. During the first quarter of 1999, D&B purchased 1.6 million shares for $56.4 million under D&B's $300 million special stock repurchase program which was authorized by its Board of Directors in June 1998 and completed during 1999. During the first quarter of 1999, D&B also repurchased 1.0 million shares for $34.7 million in connection with D&B's Employee Stock Purchase Plan and to offset shares issued under incentive plans. Shares issued for D&B's incentive plans totaled 1.0 million and
1.6 million shares during the first quarter of 2000 and 1999, respectively. Proceeds received from the exercise of stock options were $16.0 million for the first quarter of 2000 compared to $27.0 million in 1999.

     During 1999, D&B completed its special stock repurchase program, authorized by the Board of Directors in June 1998, by purchasing 4.2 million shares for $150.0 million. During 1999, D&B also repurchased 2.6 million shares for $87.9 million to offset awards made under stock incentive plans and in connection with the D&B Employee Stock Purchase Plan. During 1998, D&B repurchased 5.7 million shares for a total of $150.0 million under the special stock repurchase program and purchased 2.3 million shares to offset awards made under stock incentive plans for a total of $70.2 million. Proceeds received in connection with D&B stock incentive plans were $48.4 million in 1999 compared with $41.0 million in 1998.

     New D&B presently intends to commence a systematic share repurchase program following the Distribution to offset the dilutive effect of shares issued under New D&B's employee benefits arrangements.

     OTHER

     D&B enters into global tax planning initiatives in the normal course of business. These initiatives are subject to review by tax authorities. As a result of the review process, uncertainties exist, and it is possible that

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

some of these matters could be resolved unfavorably. At this time, management is unable to predict the final outcome of these matters or whether the resolution of these matters could materially affect New D&B's results of operations, cash flows or financial position. Pursuant to the Distribution Agreement, New D&B and Moody's will agree to be financially responsible for 50% of any liabilities that may arise with respect to such matters. See "Relationship Between The Dun & Bradstreet Corporation and Moody's Corporation After the Distribution--Distribution Agreement".

     The IRS, as part of its audit process, is continuing its review of the utilization of certain capital losses generated during 1989 and 1990. On May 9, 2000, the IRS issued a summary report with respect to the utilization of these capital losses. D&B expects to receive a formal assessment with respect to the utilization of these capital losses from the IRS during the second quarter of 2000.

     Pursuant to a series of agreements, IMS Health and NMR are jointly and severally liable to pay one-half, and Donnelley the other half, of any payments for taxes and accrued interest arising from this matter and certain other potential tax liabilities after Donnelley pays the first $137 million.

     In connection with the 1998 Distribution, D&B and Donnelley entered into an agreement whereby D&B has assumed all potential liabilities of Donnelley arising from these tax matters and has agreed to indemnify Donnelley in connection with such potential liabilities.

     On May 12, 2000, an amended tax return was filed for the 1989 and 1990 tax periods which reflects $561.6 million of tax and interest due. D&B paid the IRS approximately $349.3 million of this amount on May 12, 2000, which D&B funded with short-term borrowings. IMS Health has informed D&B that it paid the IRS approximately $212.3 million on May 17, 2000. The payments were made to the IRS to stop further interest from accruing. Notwithstanding the filing and payments, D&B intends to contest the assessment, if any, of amounts in excess of the amounts paid. D&B had accrued its anticipated share of the probable liability arising from the utilization of these capital losses.

     New D&B is involved in legal proceedings of a nature considered normal to its business. In the opinion of management, although the outcome of such legal proceedings cannot be predicted with certainty, the ultimate liability of New D&B in connection with such legal proceedings will not have a material adverse effect on New D&B's financial position, results of operations and cash flows. In addition, New D&B has certain other contingencies discussed under "The New D&B Corporation Business--Legal Proceedings".

     New D&B's balances of cash and cash equivalents as of the Distribution, its cash generated from operations and its debt capacity are expected to be sufficient to fund, on a long-term and short-term basis, New D&B's operating needs and service debt.

YEAR 2000

     D&B initiated a Year 2000 preparation program in 1996, when it began identifying Year 2000 related technology risks and developing plans for appropriate remediation and testing activities. D&B's program was substantially completed during 1999. As a result of this program, D&B made a smooth transition to the Year 2000, and its systems are operating in a business-as-usual manner. D&B does not expect to encounter any significant Y2K-related disruptions in the future. External and internal costs associated with D&B's Year 2000 program were expensed as incurred. The aggregate cost of D&B's Year 2000 program was approximately $78 million. Through December 31, 1999, D&B had incurred approximately $76 million and expects to incur $2 million in 2000. These costs do not include the costs of software and systems that were replaced or upgraded in the normal course of business.

NEW EUROPEAN CURRENCY

     On January 1, 1999, 11 of the countries in the European Union began a three-year transition to the euro to replace the national currency of each participating country. D&B intends to phase in its transition to the euro over the next two years. D&B has established a task force to address issues related to the euro. D&B believes that the euro conversion may have a material impact on its operations and financial condition if it fails to successfully address such issues. The task force has prepared a project plan and is proceeding with the implementation of that plan.

     D&B's project plan includes the following: ensuring that D&B's information technology systems that process data for inclusion in D&B's products and services can appropriately handle amounts denominated in euro contained in data provided to D&B by third-party data suppliers; modification of D&B products and services to deal with euro-related issues; and modification of D&B internal systems (such as payroll, accounting and financial reporting) to deal with euro-related issues. D&B does not believe that the cost of such modifications will have a material effect on D&B results of operations or financial condition. There is no guarantee that all problems will be foreseen and corrected, or that no material disruption of D&B business will occur. The conversion to the euro may have competitive implications for D&B pricing and marketing strategies, that could be material in nature; however, any such impact is not known at this time.

DIVIDENDS

     D&B paid a quarterly dividend of $.185 per share during 1999 and for the third and fourth quarters of 1998. Donnelley paid quarterly dividends of $.22 per share during the first half of 1998, resulting in a full-year dividend per share paid of $.74 and $.81 for 1999 and 1998, respectively.

     On April 19, 2000, the Board of Directors of D&B approved a second quarter 2000 dividend of $.185 per share, payable June 10, 2000 to stockholders of record at the close of business on May 20, 2000.

     The payment and level of cash dividends by D&B are subject to the discretion of the Board of Directors of D&B, and the payment and level of cash dividends by New D&B will be subject to the discretion of the Board of Directors of New D&B. Although New D&B does not currently anticipate paying dividends on its common stock, dividend decisions will be based on, and affected by, a number of factors, including the operating results and financial requirements of New D&B.

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

                            THE NEW D&B CORPORATION

                                    BUSINESS

     As described under "The Distribution--Form of Transaction; Basis of Presentation", for financial reporting purposes, New D&B will be treated as the "accounting successor" to D&B. Therefore, the historical financial information included herein with respect to New D&B is that of D&B with Moody's treated as a discontinued operation. The following description of the New D&B Business is derived from the D&B Form 10-K for the year ended December 31, 1999, but it does not include a description of the Moody's Business from which the New D&B Business is being separated in the Distribution. For a description of the Moody's Business, see "Moody's Corporation Business" included elsewhere in this Information Statement.

OVERVIEW

     New D&B is the leading worldwide provider of business information and related decision-support services. It has been in business since 1841 and, in 1999, had $1.4 billion in revenue. New D&B operates offices in 37 countries, conducts operations in 4 other countries through minority interests in joint-venture companies and operates through independent correspondents in more than 150 additional countries. At the core of New D&B's business is the world's largest and most comprehensive database of its kind, containing information on more than 58 million public and private businesses from more than 200 countries. The database is also the platform from which New D&B offers a sophisticated array of products, services and applications to consumers of business information.

     New D&B uses multiple channels to deliver its information-based products and services to its customers. Information and reports are available via New D&B's Internet-based access tools, online information services, telephone, fax, customized connections with New D&B's computer systems and from New D&B's website, dnb.com. Customers may also access New D&B information through software applications scalable for use on individual desktops, in networks and on computer hosts. In addition, through alliances with major enterprise application software providers such as Oracle Corporation ("Oracle"), Siebel Systems, Inc. ("Siebel") and SAP AG, customers can obtain real-time, online access to New D&B's global database through enterprise applications software.

     New D&B provides its customers the tools to understand and manage their business information. New D&B's customers use the internationally recognized D-U-N-S(R) Number to identify companies and company affiliations and to provide links to New D&B's database and other data. As a unique, universal identifier of more than 58 million businesses around the world, the D-U-N-S(R) Number can help customers tap opportunities by uncovering prospects and linking related customer accounts, identifying cross-selling opportunities within the same corporate family, eliminating duplicate file entries in customer and supplier databases and reducing operating costs and increasing purchasing power by linking interrelated suppliers. The D-U-N-S(R) Number is recommended or endorsed by the U.S. Government, the European Commission, the International Standards Organization, the United Nations Edifact Council and other global standard-setting organizations.

     Companies throughout the world use New D&B's products and services to evaluate and make decisions about their working relationships with customers and suppliers, to improve efficiency and productivity, to identify growth opportunities and market their products more successfully and to take actions that increase revenue, cash flow and profits.

     New D&B combines its global database, various distribution channels, application software solutions, D-U-N-S(R) Number's "family tree" hierarchical information and expertise to provide its customers tools to determine creditworthiness, predict market demand, pinpoint prospective clients and increase purchasing efficiency. New D&B's services are designed to help customers grow profitably by providing them a consistent flow of reliable and accessible business information. New D&B is also committed to developing information sources and applications to facilitate faster, smarter decisions in e-commerce business transactions. Consum-ers of business information on the Internet can use New D&B information services to meet many of their transaction needs.

BUSINESS STRATEGY

     New D&B is the leading global provider of business-to-business information products and services. New D&B is in the process of reviewing and further developing its business strategy. The goal of this new strategic plan will be to transform New D&B into a growth company with an important presence on the Internet. It is anticipated that the following elements of D&B Inc.'s current business strategy will be incorporated into the new strategic plan:

     - Improve Profitability. New D&B plans to enhance current profitability by building revenues and effectively managing costs. New D&B plans to increase distribution of its products and services through broadened sales efforts and expanded activity on the Internet. New D&B expects to continue to globalize certain sales, marketing, data collection and technology functions, increase the amount of technology development and maintenance done in lower cost regions and improve efficiencies in sales and data collection operations through office consolidations, organizational changes, vendor renegotiations and other actions.

     - Become a Trusted Enabler of e-commerce Solutions. New D&B intends to expand its use of the Internet and other distribution channels to develop and distribute products, services and applications. New D&B markets a solution that embeds the D&B D-U-N-S(R) Number inside digital certificates that businesses use online to validate and qualify potential trading partners. New D&B will also embed the D-U-N-S(R) Number in online directories, portals and marketplaces, providing buyers and sellers with trusted information for all business-to-business transactions.

     - Leverage Global Assets to Expand Global Accounts. New D&B will leverage its global assets to provide unparalleled global capabilities to all customers but primarily to global and major accounts. New D&B will continue to pursue double-digit growth in global and major accounts.

     - Expand Product Distribution Through Partnerships. New D&B has alliances with SAP AG, Oracle, SAS Institute, Seibel, Acxiom Corporation ("Acxiom") and others, and intends to expand product distribution through such alliances.

NEW D&B'S HISTORY

     New D&B and its predecessors have been providing credit information solutions since 1841. New D&B was formed in May 2000, and D&B was formed in 1998 in connection with the 1998 Distribution. D&B's predecessor, Donnelley, was incorporated under the laws of the State of Delaware on February 6, 1973 and became the parent holding company of D&B Inc. and its subsidiaries on June 1, 1973.

PRODUCTS AND SERVICES

     New D&B's four product lines and their respective contributions to New D&B's 1999 revenues are set forth below:

                                                              PERCENTAGE OF
PRODUCT LINE                                                  1999 REVENUE
------------                                                  -------------
Credit Information Solutions................................      65.5%
Marketing Information Solutions.............................      22.2%
Purchasing Information Solutions............................       2.0%
Receivables Management Services.............................      10.3%

  Credit Information Solutions

     Customers use New D&B's credit information solutions to help them extend commercial credit, approve loans and leases, underwrite insurance, evaluate clients and make other financial and risk assessment decisions. New D&B's largest customers for these solutions are major manufacturers and wholesalers, insurance companies, banks and other credit and financial institutions. Its core credit solutions are available through a variety of products, including the Business Information Report, which contains commercial credit information that may include basic background information, financial and public records data and information on financial strength and payment history. New D&B's credit information solutions are delivered primarily through electronic methods, including desktop and enterprise software applications and the Internet. New D&B's credit information solutions are also distributed by a number of other firms, including leading vendors of online and Internet information services, such as Lexis-Nexis, Dialog, Dow Jones Interactive and Westlaw, and through enterprise software vendors such as Oracle, Siebel and SAP.

  Marketing Information Solutions

     New D&B's marketing information solutions provide business-to-business marketing information and analysis. Using information from New D&B's global database, these products and services are designed to help customers conduct market segmentation, client profiling, prospect selection and marketing list development. Marketing information solutions are delivered over the Internet, through online and Internet information services, such as Lexis-Nexis, Dialog, Dow Jones Interactive and Westlaw, and in print, on diskette, magnetic tape and CD-ROM. Market Spectrum(TM), a suite of marketing information products and services, enhances internal customer data with external information and analysis that can help customers target their most profitable clients and prospects, analyze market penetration and market segmentation, determine territory alignment and estimate demand. Marketing information services are also available through enterprise software vendors such as Siebel and through an alliance between New D&B and Acxiom.

  Purchasing Information Solutions

     New D&B's purchasing information solutions help customers understand their supplier base, provide them the tools to rationalize their supplier rosters, leverage buying power, minimize supply-related risks and identify and evaluate new sources of supply. Purchasing information solutions, which leverage information from New D&B's global database, include the Supplier Spend Analysis, which integrates customers' supplier data with information from New D&B's global database and from third parties and then applies analytical and benchmarking techniques designed to identify opportunities for reducing purchasing costs and risks; Supplier Assessment ManagerTM, which uses decision-support software to automate the scoring and monitoring of supplier performance, capabilities and risks using internal and external information; Standard Product and Service Codes ("UN/SPSC"), which were developed jointly by New D&B and the United Nations and which help companies determine the specific types of products and services comprising the supply base of their firm and allow them to identify further vendor consolidation opportunities; and a joint purchasing solution offered through an alliance with SAS Institute, which includes New D&B's purchasing information solutions and SAS's analytical products.

  Receivables Management Services

     New D&B offers its customers a full range of accounts receivable management services, including third party collection of accounts, letter demand services and receivable outsourcing programs. These services substitute and/or enhance the customer's own internal management of accounts receivable.

     New D&B's receivables management services ("RMS") business collects and services delinquent commercial receivables on behalf of approximately 30,000 customers, primarily in the business-to-business market. Principal markets include insurance, telecommunications and transportation industries. RMS also provides cross-border commercial receivables services in which the RMS worldwide offices service cross-border claims.

     Revenues in the RMS business are generally earned on a contingent fee basis. In addition, RMS is expanding its business to customers who outsource their commercial accounts receivable function to RMS. Services provided in the RMS business also include debt verification and collection, customer service functions and analytical reporting.

     Certain jurisdictions require licensing for consumer and commercial debt collection. RMS and, in some instances, the individual collectors must be licensed in order to conduct business in these jurisdictions. The laws under which such licenses are granted generally require annual license renewal and provide for denial, suspension or revocation for improper actions or other reasons.

COMPETITION

     All of New D&B's businesses are highly competitive. New D&B competes directly with a broad range of companies offering information services to business customers. In addition, business information and related products and services are becoming increasingly available, principally as a result of the expansion of the Internet and as new providers of business-to-business information products and services emerge. New D&B's ability to compete effectively will be based on a number of factors, including: the ability to attract local customers to the worldwide information services offered by New D&B's unique database; reliability of information; brand perception; and the ability to deliver business information via various media and distribution channels in formats tailored to client requirements.

     In North America, New D&B believes that it is the market leader. The competitive environment varies by country in Europe, Asia and Latin America. In some countries, leadership positions exist, whereas in others the markets are highly fragmented. The competition is primarily local, and, because of New D&B's global database, New D&B believes that it has a competitive edge in countries outside the U.S. with respect to customers seeking worldwide information coverage. In certain markets (such as Europe), New D&B has experienced pricing pressures and may continue to experience pricing pressure in the future as some of its competitors seek to obtain market share by reducing prices. See "Risk Factors--Risks Relating to the New D&B Corporation".

     In its information services businesses, New D&B faces competition from in-house operations of the businesses it seeks as customers, from other general and specialized credit reporting services, other information and professional services providers, banks, credit insurers and the Internet.

     RMS is considered to be a leader in the commercial collection industry. There are several consumer collection agencies that have larger receivables portfolios, particularly health-care and credit card collection providers. The third-party commercial collection market is highly fragmented, with more than 5,000 collection agencies. The outsourcing market has relatively fewer competitors due to the need for receivables providers to have larger-scale operations. Both markets are very price-competitive, with status, statistical reporting and speed-of-service being key qualitative attributes. RMS faces competition from numerous other commercial collection agencies, attorneys who receive claims directly from clients and companies that conduct commercial collections in-house. In addition, RMS faces potential competition from the expansion of large consumer agencies into the commercial market.

GEOGRAPHIC BUSINESS SEGMENTS

     New D&B manages its business globally through three geographic segments:
North America (i.e., D&B North America), Europe/Africa/Middle East (i.e., D&B Europe), and Asia Pacific and Latin America (i.e., D&B APLA). Prior to January 1, 2000, New D&B's Canadian business was managed by its Asia Pacific and Latin America geographic segment. Effective January 1, 2000, management of New D&B's Canadian business was moved to its U.S. geographic segment to take advantage of marketing synergies between the U.S. and Canada. Revenues set forth in this section have been restated to reflect such change. None of New D&B's business segments is dependent on a single customer or a few customers, such that a loss of any one would have a material adverse effect on that business segment.

     The operations of D&B Europe and D&B APLA are subject to the usual risks inherent in doing business in certain countries outside of the U.S., including currency fluctuations and possible nationalization, expropriation, price controls, changes in the availability of data from public sector sources, limits on collecting certain types of personal information or on providing information across borders or other restrictive governmental actions. Management of New D&B believes that the risks of nationalization or expropriation are reduced because its basic service is the delivery of information rather than the production of products that require manufacturing facilities or the use of natural resources.

  Dun & Bradstreet North America

     D&B North America had 1999 revenue of $920.0 million, comprising credit information solutions (63.2%), marketing information solutions (25.0%), purchasing information solutions (2.9%) and receivables management services (8.9%).

  Dun & Bradstreet Europe/Africa/Middle East

     D&B Europe had 1999 revenue of $420.6 million, comprising credit information solutions (70.7%), marketing information solutions (17.2%), purchasing information solutions (.3%) and receivables management services (11.8%). D&B Europe began offering purchasing information services in 1999.

     D&B Europe has operations in 20 countries and conducts operations in three other countries through minority interests in joint-venture companies. D&B Europe is believed to be the largest single supplier of commercial credit information services in Europe.

  Dun & Bradstreet Asia Pacific and Latin America

     D&B APLA had 1999 revenue of $67.1 million, comprised of credit information solutions (65.0%), marketing information solutions (14.8%), purchasing information solutions (0%) and receivables management services (20.2%). D&B APLA began offering purchasing information solutions in 1999.

     D&B APLA has operations in 14 countries and conducts operations in 1 other country through a minority interest in a joint-venture company. D&B APLA provides cross-border services originating in Latin America through local affiliates, small local operations centers and an operations center in Florida. In the Asia Pacific region, D&B APLA has entered into joint-venture and distribution arrangements to leverage its staff and data sourcing and distribution capabilities and is exploring additional such opportunities.

INTELLECTUAL PROPERTY

     New D&B owns and controls a number of trade secrets, confidential information, trademarks, trade names, copyrights, patents and other intellectual property rights that, in the aggregate, are of material importance to New D&B's business. Management of New D&B believes that each of the "Dun & Bradstreet" name and related names, marks and logos are of material importance to New D&B. New D&B is licensed to use certain technology and other intellectual property rights owned and controlled by others, and, similarly, other companies are licensed to use certain technology and other intellectual property rights owned and controlled by New D&B. New D&B considers its trademarks, service marks, databases, software and other intellectual property to be proprietary, and New D&B relies on a combination of copyright, trademark, trade secret, patent, non-disclosure and contract safeguards for protection.

     The names of New D&B's products and services referred to herein are trademarks, service marks or registered trademarks or service marks owned by or licensed to New D&B or one or more of its subsidiaries.

EMPLOYEES

     As of June 1, 2000, the number of full-time equivalent employees of New D&B was approximately 10,700.

PROPERTIES

     The executive offices of New D&B are located at One Diamond Hill Road, Murray Hill, New Jersey, in a 184,000-square-foot property owned by New D&B. This property also serves as the executive offices of D&B North America and D&B APLA.

     New D&B's other properties are geographically distributed to meet sales and operating requirements worldwide. These properties are generally considered to be both suitable and adequate to meet current operating requirements, and virtually all space is being utilized. The most important of these other properties include the following sites that are owned by New D&B: (i) two commercial office buildings (totaling 114,200 square feet) in Berkeley Heights, New Jersey, used as data processing facilities for the U.S. operations; (ii) a 147,000-square-foot office building in Parsippany, New Jersey housing personnel from the sales, marketing and technology groups of New D&B; and (iii) a 236,000-square-foot office building in High Wycombe, England, that houses operational and technology services for D&B Europe. New D&B's operations are also conducted from 71 other offices located throughout the U.S. (all of which are leased) and 97 non-U.S. office locations (90 of which are leased).

LEGAL PROCEEDINGS

     New D&B is involved in legal proceedings of a nature considered normal to its business. In the opinion of management, although the outcome of such legal proceedings cannot be predicted with certainty, the ultimate liability of New D&B in connection with such legal proceedings will not have a material adverse effect on New D&B's financial position, results of operations and cash flows.

     In addition to the matters referred to above, on July 29, 1996, IRI filed a complaint in the United States District Court for the Southern District of New York, naming as defendants Donnelley, ACN and IMS. At the time of the filing of the complaint, each of the other defendants was a subsidiary of Donnelley. The complaint alleges various violations of United States antitrust laws, including alleged violations of Sections 1 and 2 of the Sherman Act. The complaint also alleges a claim of tortious interference with a contract and a claim of tortious interference with a prospective business relationship. These claims relate to the acquisition by defendants of SRG. IRI alleges SRG violated an alleged agreement with IRI when it agreed to be acquired by the defendants and that the defendants induced SRG to breach that agreement.

     IRI's complaint alleges damages in excess of $350 million, which amount IRI has asked to be trebled under antitrust laws. IRI also seeks punitive damages in an unspecified amount.

     On October 15, 1996, defendants moved for an order dismissing all claims in the complaint. On May 6, 1997, the United States District Court for the Southern District of New York issued a decision dismissing IRI's claim of attempted monopolization in the United States, with leave to replead within 60 days. The Court denied defendants' motion with respect to the remaining claims in the complaint. On June 3, 1997, defendants filed an answer denying the material allegations in IRI's complaint, and ACN filed a counterclaim alleging that IRI had made false and misleading statements about its services and commercial activities. On July 7, 1997, IRI filed an Amended and Restated Complaint repleading its alleged claim of monopolization in the United States and realleging its other claims. By notice of motion dated August 18, 1997, defendants moved for an order dismissing the amended claim. On December 1, 1997, the Court denied the motion. Discovery in this case is ongoing.

     In November 1996, Donnelley completed the 1996 Distribution. On October 28, 1996, in connection with the 1996 Distribution, Cognizant, ACNielsen and Donnelley entered into the Indemnity and Joint Defense Agreement. See "Risk Factors" for a description of this agreement.

     In June 1998, Donnelley completed the 1998 Distribution. In connection with the 1998 Distribution, D&B and Donnelley entered into an agreement whereby D&B has assumed all potential liabilities of Donnelley arising from the IRI action and agreed to indemnify Donnelley in connection with such potential liabilities.

     During 1998, Cognizant separated into two new companies, IMS Health and NMR. IMS Health and NMR are each jointly and severally liable for all Cognizant liabilities under the Indemnity and Joint Defense Agreement.

     Under the terms of the 1996 Distribution Agreement, as a condition to the 1998 Distribution, D&B undertook to be jointly and severally liable with Donnelley to Cognizant and ACNielsen. Under the terms of the 1998 Distribution Agreement, as a condition to the Distribution, New D&B is required to undertake to be jointly and severally liable with D&B to Donnelley for D&B's obligations under the 1998 Distribution Agreement, including the liabilities relating to the IRI action. However, under the Distribution Agreement, as between themselves, each of New D&B and Moody's will agree to be responsible for 50% of any payments to be made in respect of the IRI action under the 1998 Distribution Agreement or otherwise, including any legal fees or expenses related thereto.

     Management is unable to predict at this time the final outcome of the IRI action or whether the resolution of such matter could materially affect New D&B's results of operations, cash flows or financial position.

                            THE NEW D&B CORPORATION

                     MANAGEMENT AND EXECUTIVE COMPENSATION

     Allan Z. Loren is currently the Chairman and Chief Executive Officer of D&B Inc. and a director of D&B. In connection with the Distribution, Mr. Loren will resign as a director of D&B and will become the Chairman and Chief Executive Officer and a director of New D&B. Clifford L. Alexander, Jr. is currently Chairman and Chief Executive Officer of D&B and a director of D&B. Mr. Alexander will resign from his position as Chief Executive Officer of D&B effective upon the Distribution. At the time of the Distribution, the Board of Directors of New
D&B will be composed of Mr. Loren and                . See "--The New D&B
Corporation Board of Directors". In addition to Mr. Loren, it is anticipated that the other executive officers of New D&B at the time of the Distribution will be the persons who are serving as executive officers of D&B immediately prior to the Distribution, and such persons will resign from their positions at D&B effective upon the Distribution. See "--The New D&B Corporation Executive Officers".

THE NEW D&B CORPORATION BOARD OF DIRECTORS

     Immediately after the Distribution, New D&B expects to have a Board of
Directors composed of      directors.

     The following table sets forth the names, in alphabetical order, and information as to the persons who are expected to serve as directors of New D&B following the Distribution, including information as to service with D&B, if applicable.

                                          DIRECTOR OF     PRINCIPAL OCCUPATION
NAME                  POSITIONS WITH D&B   D&B SINCE     DURING LAST FIVE YEARS   AGE*   OTHER DIRECTORSHIPS
----                  ------------------  ------------   ----------------------   ----   -------------------
Allan Z. Loren......  Chairman & Chief    May 30, 2000   Executive Vice            62    Hershey Foods
                      Executive Officer,                  President and Chief            Corporation; The
                      D&B Inc.                            Information Officer,           Reynolds and
                                                          American Express               Reynolds Company;
                                                          Company (worldwide             Venator Group,
                                                          travel, financial and          Inc.; First
                                                          network services               Knowledge Partners
                                                          company)                       Inc.; Plural, Inc.;
                                                                                         eCustomers.com
                                                                                         (advisory board)

---------------
* As of June 15, 2000

DIRECTOR'S COMPENSATION

     The compensation program for directors of New D&B to be effective at the time of the Distribution is under review and has not yet been determined.

     Unexercised D&B stock options held by New D&B non-employee directors as of the Distribution Date will be converted into two separately exercisable options to purchase shares of New D&B Common Stock and shares of Moody's Common Stock. Specifically, each unexercised D&B stock option held by a New D&B non-employee Director will be canceled, and such individual will receive a replacement stock option exercisable into shares of New D&B Common Stock and a separately exercisable replacement stock option exercisable into shares of Moody's Common Stock. The number of shares covered by each such replacement option and the exercise prices thereof will be calculated in the same manner as described above with respect to New D&B employees under "Relationship Between The New D&B Corporation and Moody's Corporation After the Distribution--Employee Benefits Agreement". Similarly, it is anticipated that other stock-based grants held by New D&B non-employee Directors as of the Distribution Date will be converted into comparable grants in respect of shares of New D&B Common Stock and shares of Moody's Common Stock. These other stock-based grants include restricted stock and phantom stock units.

COMMITTEES OF THE NEW D&B CORPORATION BOARD OF DIRECTORS

     D&B's Board of Directors currently has Audit, Compensation and Benefits, Board Affairs and Executive Committees with designated specific functions and areas of oversight. The New D&B Board of Directors is expected to establish most of such standing committees prior to the Distribution. However, no final determination has yet been made as to the identity or the memberships of such committees.

THE NEW D&B CORPORATION EXECUTIVE OFFICERS

     Listed below is certain information as to the persons who are expected to serve as executive officers of New D&B after the Distribution.

NAME, POSITION WITH NEW D&B AND AGE                       BIOGRAPHICAL DATA
-----------------------------------                       -----------------
Allan Z. Loren, 62....................  Mr. Loren has served as chairman and chief executive
  Chairman and Chief Executive Officer  officer of D&B Inc. since May 30, 2000. Prior thereto, he was executive vice president and chief
                                        information officer of American Express Company
                                        (worldwide travel, financial and network services
                                        company) from 1994 to May 2000. Mr. Loren is
                                        currently a member of the Board of Directors of D&B,
                                        Hershey Foods Corporation, The Reynolds and Reynolds
                                        Company, Venator Group, Inc., First Knowledge
                                        Partners Inc. and Plural, Inc. He is also a member of
                                        the advisory board of eCustomers.com.
Frank S. Sowinski, 44.................  Mr. Sowinski has served as president -- D&B Inc.
  Executive Vice President and          since September 1999, and executive vice president of
  President of D&B Inc.                 D&B since October 1999. Prior thereto, Mr. Sowinski
                                        served as senior vice president and chief financial
                                        officer of D&B from November 1996 to September 1999,
                                        as well as executive vice president -- global
                                        marketing of D&B Inc. from October 1997 to September
                                        1999. He also previously served D&B Inc. as executive
                                        vice president -- applications and alliances from
                                        November 1996 to September 1997, as executive vice
                                        president -- applications, mass marketing and
                                        alliances from October 1994 to October 1996, as
                                        executive vice president -- marketing from April 1993
                                        to September 1994 and as senior vice
                                        president -- finance & planning from August 1989 to
                                        March 1993.
Elahe Hessamfar, 46...................  Ms. Hessamfar has served as senior vice president and
  Senior Vice President and             chief technology officer of D&B since August 1997.
  Chief Technology Officer              Prior thereto, she served as chief information
                                        officer of Turner Broadcasting System from July 1993
                                        to July 1997 and as vice president -- information
                                        systems of PAC Bell Directories from May 1987 to June
                                        1993.
Peter J. Ross, 54.....................  Mr. Ross has served as senior vice president and
  Senior Vice President and             business affairs officer of D&B since November 1999.
  Business Affairs Officer              The Business Affairs function comprises the Legal,
                                        Human Resources and Business Practices departments.
                                        Prior thereto, he served as senior vice president and
                                        chief human resources officer of D&B from November
                                        1996 to November 1999. He is also senior vice
                                        president -- human resources of D&B Inc., a position
                                        he has held since June 1988.

NAME, POSITION WITH NEW D&B AND AGE                       BIOGRAPHICAL DATA
-----------------------------------                       -----------------
William F. Doescher, 62...............  Mr. Doescher has served as senior vice president and
  Senior Vice President and             chief communications officer of D&B since November
Chief Communications Officer            1996. He is also senior vice president -- global
                                        communications of D&B Inc., a position he has held
                                        since April 1992.
Chester J. Geveda, Jr., 53............  Mr. Geveda has served as vice president and
  Vice President and Controller,        controller of D&B and as senior vice
  Acting Chief Financial Officer        president -- finance of D&B Inc. since November 1996.
                                        In September 1999 he was appointed to the additional
                                        position of acting chief financial officer of D&B.
                                        Prior thereto, he served as senior vice
                                        president -- finance and planning of D&B Inc. from
                                        April 1993 to October 1996 and as senior vice
                                        president -- finance and administration of Dun &
                                        Bradstreet Europe/Africa/Middle East from September
                                        1990 to March 1993.

COMPENSATION OF THE NEW D&B CORPORATION EXECUTIVE OFFICERS

     The following table discloses the compensation paid by D&B for services rendered to D&B in 1999 by the persons who are anticipated to be the chief executive officer and the four other most highly compensated executive officers of New D&B following the Distribution. Mr. Loren was not employed by New D&B during 1999; his employment agreement is described below under "--Employment and Change-in-Control Arrangements." During the period presented, the individuals were compensated in accordance with D&B's plans and policies. In that connection, stock-based compensation described in the following tables is expressed in shares of D&B Common Stock, which, except for stock-based compensation granted to Mr. Loren, will be canceled and each individual will receive an adjusted number of shares of New D&B Common Stock and an adjusted number of shares of Moody's Common Stock following the Distribution. Mr. Loren's stock-based compensation will be canceled and Mr. Loren will receive an adjusted number of shares of New D&B Common Stock only. See also "Relationship Between The New D&B Corporation and Moody's Corporation After the Distribution--Employee Benefits Agreement".

                SUMMARY COMPENSATION TABLE FOR SERVICES WITH D&B

                                                                               LONG-TERM
                                                                          COMPENSATION AWARDS
                                           ANNUAL COMPENSATION          ------------------------    PAYOUTS
                                    ---------------------------------                 SECURITIES   ----------
                                                         OTHER ANNUAL   RESTRICTED    UNDERLYING   LONG-TERM     ALL OTHER
NAME AND PRINCIPAL                  SALARY    BONUS(1)   COMPENSATION      STOCK       OPTIONS/    INCENTIVE    COMPENSATION
POSITION WITH NEW D&B        YEAR     ($)       ($)          ($)        AWARD(S)(2)    SARS(3)     PAYOUTS(4)       (5)
---------------------        ----   -------   --------   ------------   -----------   ----------   ----------   ------------
Allan Z. Loren.............  1999        --        --           --          --              --           --            --
  Chairman and Chief
    Executive Officer(6)
Elahe Hessamfar............  1999   475,000   131,135      129,694(7)        0          61,400      145,756        24,478
  Senior Vice President and
    Chief Technology
    Officer
Frank S. Sowinski..........  1999   447,808   111,014            0           0          83,200      156,168        29,235
  Executive Vice President
    and President of D&B
    Inc.
Chester J. Geveda, Jr. ....  1999   280,000    62,659            0           0          35,500       83,564        13,403
  Vice President and
    Controller, Acting
    Chief Financial Officer
Peter J. Ross..............  1999   244,000    59,548            0           0          38,800      102,249        11,628
  Senior Vice President and
    Business Affairs
    Officer

---------------
(1) The bonus amounts shown were earned with respect to 1999 and were paid in 2000.

(2) As of December 31, 1999, Ms. Hessamfar held 11,035 shares of restricted stock with a value of $325,533. No other named executive officer owned restricted stock as of such date. Dividends on Ms. Hessamfar's restricted stock are paid at the rate established from time to time for the D&B Common Stock.

(3) Amounts shown represent the number of non-qualified stock options granted in 1999. Limited SARs were granted in tandem with all listed options.

(4) Amounts shown represent the dollar value of shares of D&B Common Stock granted in February 1999, based on the achievement of cumulative 1997-1998 performance goals.

(5) Amounts shown represent aggregate D&B contributions for the account of each named executive officer under the Dun & Bradstreet Profit Participation Plan ("PPP") and the Profit Participation Benefit Equalization Plan ("PPBEP"), which plans are open to substantially all employees of D&B and certain subsidiaries. The PPP is a tax-qualified defined contribution plan, and the PPBEP is a non-qualified plan that provides benefits to participants in the PPP equal to the amount of D&B contributions that would have been made to the participants' PPP accounts but for certain Federal tax laws.

(6) Effective as of May 30, 2000, Mr. Loren was appointed Chairman and Chief Executive Officer of D&B Inc. and was not employed by D&B during 1999.

(7) The amounts shown represent reimbursement of the following items: personal use of automobile ($17,054), travel expenses ($13,479), housing allowance ($36,843) and taxes related to the foregoing ($62,318).

OPTION GRANTS ON D&B COMMON STOCK TO THE NEW D&B CORPORATION EXECUTIVES IN LAST FISCAL YEAR

     The following table provides information on fiscal year 1999 grants of options to the named New D&B executives to purchase shares of D&B Common Stock. These options will be replaced by options to acquire New D&B Common Stock and options to acquire Moody's Common Stock. See "Relationship Between The New D&B Corporation and Moody's Corporation after the Distribution--Employee Benefits Agreement".

   OPTION GRANTS/SAR GRANTS IN LAST FISCAL YEAR TO PURCHASE D&B COMMON STOCK

                            NUMBER OF       % OF TOTAL
                           SECURITIES        OPTIONS/
                           UNDERLYING          SARS
                          OPTIONS/SARS      GRANTED TO     EXERCISE OR                          GRANT DATE
                          GRANTED(1)(2)    EMPLOYEES IN    BASE PRICE                        PRESENT VALUE(3)
NAME                           (#)         FISCAL YEAR      ($/SHARE)     EXPIRATION DATE          ($)
----                      -------------    ------------    -----------    ---------------    ----------------
Allan Z. Loren(4).......         --              --               --               --                 --
Elahe Hessamfar.........     61,400            1.74          29.1875         12/21/09            536,759
Frank S. Sowinski.......     83,200            2.35          29.1875         12/21/09            727,334
Chester J. Geveda,
  Jr....................     35,500            1.00          29.1875         12/21/09            310,341
Peter J. Ross...........     38,800            1.10          29.1875         12/21/09            339,190

---------------
(1) See "Relationship Between The New D&B Corporation and Moody's Corporation After the Distribution--Employee Benefits Agreement" for the effect of the Distribution on D&B Options/SARs.

(2) Options become exercisable in three equal annual installments commencing on December 21, 2002, the third anniversary of the grant. All option grants to the named executive officers of New D&B were made in tandem with Limited SARs. Limited SARs are exercisable only if and to the extent that the related option is exercisable and are exercisable only during the 30-day period following the acquisition of at least 20% of the outstanding D&B Common Stock pursuant to a tender or exchange offer not made by D&B. Each Limited SAR permits the holder to receive cash equal to the excess over the related option exercise price of the highest price paid pursuant to a tender or exchange offer for D&B Common Stock that is in effect at any time during the 60 days preceding the date upon which the Limited SAR is exercised. Limited SARs can be exercised regardless of whether D&B supports or opposes the offer.

(3) Grant date present value is based on the Black-Scholes option valuation model, which makes the following assumptions: an expected stock-price volatility factor of 30.0%; a risk-free rate of return of 6.45%; a dividend yield of 2.40%; and a weighted average exercise date of 5 years from date of grant. These assumptions may or may not be fulfilled. The amounts shown cannot be considered predictions of future value. In addition, the options will gain value only to the extent the stock price exceeds the option exercise price during the life of the option.

(4) As previously noted, Mr. Loren became Chairman and Chief Executive Officer of D&B Inc. on May 30, 2000 and was not employed by D&B during 1999.

AGGREGATE D&B OPTION EXERCISES IN THE LAST FISCAL YEAR AND FISCAL YEAR END D&B OPTION VALUES

     The following table provides information on option exercises in 1999 by the named executives of New D&B and the value of each such executive's unexercised options to acquire D&B Common Stock at December 31, 1999. In connection with the Distribution, each outstanding option shall be adjusted as set forth under "Relationship Between The New D&B Corporation and Moody's Corporation After the Distribution--Employee Benefits Agreement".

                 AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL
                   YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

                                                        NUMBER OF SECURITIES          VALUE OF UNEXERCISED,
                                                       UNDERLYING UNEXERCISED             IN-THE-MONEY
                              SHARES                     D&B OPTIONS/SARS AT           D&B OPTIONS/SARS AT
                            ACQUIRED ON    VALUE         FISCAL YEAR-END(1)         FISCAL YEAR-END(1)(2)($)
                             EXERCISE     REALIZED   ---------------------------   ---------------------------
NAME                            (#)         ($)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                        -----------   --------   -----------   -------------   -----------   -------------
Allan Z. Loren(3).........       --            --           --             --              --            --
Elahe Hessamfar...........        0             0       30,707        119,810          70,141        89,334
Frank S. Sowinski.........        0             0      111,509        171,309         869,629       280,677
Chester J. Geveda, Jr. ...        0             0      101,854         90,828         781,914       189,315
Peter J. Ross.............      816        11,320      120,709         87,422       1,014,948       157,358

---------------
(1) See "Relationship Between The New D&B Corporation and Moody's Corporation After the Distribution--Employee Benefits Agreement" for the effect of the Distribution on D&B Options/SARs.

(2) Based on the closing price of the Common Stock of $29.50 on December 31, 1999.

(3) As previously noted, Mr. Loren became Chairman and Chief Executive Officer of D&B Inc. on May 30, 2000 and was not employed by D&B during 1999.

            LONG-TERM D&B INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

                        NO. OF                                         ESTIMATED FUTURE PAYOUTS
                        SHARES,       PERFORMANCE OR                    UNDER NON-STOCK PRICE-
                       UNITS OR     OTHER PERIOD UNTIL    THRESHOLD       BASED PLANS TARGET       MAXIMUM
                         OTHER        MATURATION OR          (#)                 (#)                 (#)
NAME(1)                RIGHTS(#)          PAYOUT            (0%)                (100%)              (200%)
-------                ---------    ------------------    ---------    ------------------------    --------
Frank S. Sowinski....                5/1/99 - 4/30/02

---------------
(1) With the exception of Mr. Sowinski, no named executive officer received a long-term incentive grant during 1999.

Note: The actual number of shares of D&B Common Stock that will be paid out at the end of the performance period, if any, cannot be determined because the number of shares earned will be based upon D&B's Common Stock price appreciation versus that of companies that comprise the Standard & Poor's 500 Index over the performance period. Specifically, Mr. Sowinski will earn: (i) 6,000 or 8,000 performance shares if D&B's Common Stock share price appreciation is equal to the 50th or 60th percentile, respectively, of the S&P 500 for the three-year performance period; (ii) 10,000 performance shares if such share price appreciation is equal to or greater than the 75th percentile of the S&P 500; (iii) no performance shares if such share price appreciation is less than the 50th percentile of the S&P 500; and (iv) a number of performance shares calculated by interpolating between 6,000 and 8,000 or between 8,000 and 10,000 on a straight-line basis if such share price appreciation for such period is between the applicable percentiles of the S&P 500.

RETIREMENT BENEFITS

     The following table sets forth the estimated aggregate annual benefits payable under D&B's Retirement Account Plan, Pension Benefit Equalization Plan ("PBEP") and Supplemental Executive Benefit Plan ("SEBP") as in effect during 1999 to persons in specified average final compensation and credited service classifications upon retirement at age 65. Amounts shown in the table include U.S. Social Security benefits which would be deducted in calculating benefits payable under these plans. These aggregate annual retirement benefits do not increase as a result of additional credited service after 20 years.

  AVERAGE      ESTIMATED AGGREGATE ANNUAL RETIREMENT BENEFIT ASSUMING CREDITED SERVICE OF:
   FINAL       ---------------------------------------------------------------------------
COMPENSATION      15 YEARS           20 YEARS            25 YEARS            30 YEARS
------------   ---------------   -----------------   -----------------   -----------------
 $  400,000       $200,000          $  240,000          $  240,000          $  240,000
    450,000        225,000             270,000             270,000             270,000
    550,000        275,000             330,000             330,000             330,000
    700,000        350,000             420,000             420,000             420,000
    850,000        425,000             510,000             510,000             510,000
  1,000,000        500,000             600,000             600,000             600,000
  1,300,000        650,000             780,000             780,000             780,000
  1,600,000        800,000             960,000             960,000             960,000
  1,900,000        950,000           1,140,000           1,140,000           1,140,000

     As of December 31, 1999, the number of full years of credited service under the plans for Messrs. Loren, Geveda, Ross and Sowinski and Ms. Hessamfar are 0, 25, 14, 15 and 2, respectively.

     Compensation, for the purpose of determining retirement benefits, consists of salary, wages, regular cash bonuses, commissions and overtime pay and a one-time bonus in lieu of salary increases. Severance pay, contingent payments and other forms of special remuneration are excluded. Bonuses included in the Summary Compensation Table are normally not paid until the year following the year in which they are accrued and expensed; therefore, compensation for purposes of determining retirement benefits varies from the Summary Compensation Table amounts in that bonuses expensed in the previous year, but paid in the current year, are part of retirement compensation in the current year, and current year's bonuses accrued and included in the Summary Compensation Table are not.

     For the reasons discussed above, compensation for determining retirement benefits for the named executive officers differed by more than 10% from the amounts shown in the Summary Compensation Table. 1999 compensation for purposes of determining retirement benefits for Messrs. Loren, Geveda, Ross, Sowinski and Ms. Hessamfar was $0, $452,648, $413,885, $798,333 and $757,030, respectively.

     Average final compensation is defined as the highest average annual compensation during five consecutive 12-month periods in the last ten consecutive 12-month periods of the member's credited service. Members vest in their accrued retirement benefit upon completion of five years of service. The benefits shown in the table above are calculated on a straight-life annuity basis.

     The Retirement Account Plan, together with the PBEP, provides retirement income based on a percentage of annual compensation. The percentage of compensation allocated annually ranges from 3% to 12.5%, based on age and credited service. Amounts allocated also receive interest credits based on 30-year Treasuries with a minimum compounded annual interest credit rate of 3%. Executives who were close to or eligible to retire as of January 1, 1997 will receive the higher of benefits provided by the final pay formula in effect prior to 1997 or by the Retirement Account formula.

     The SEBP provides retirement benefits in addition to the benefits provided under the Retirement Account Plan and the PBEP. The SEBP has the effect of increasing the retirement benefits under the Retirement Account Plan and the PBEP to the amounts shown in the preceding table. The SEBP provides maximum benefits after 20 years (or after 15 years for executives eligible to retire as of January 1, 1997).

EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     On May 15, 2000, D&B entered into an employment agreement with Allan Z. Loren. The term of the employment agreement began on May 30, 2000 and ends on May 30, 2003, subject to extension upon mutual agreement by the parties. The employment agreement will be assigned to New D&B simultaneously with the Distribution. The employment agreement provides that, prior to the Distribution, Mr. Loren will serve as Chairman and Chief Executive Officer of D&B Inc. and serve as a member of the Board of Directors of D&B and, after the Distribution, will serve as Chief Executive Officer and Chairman of the Board of Directors of New D&B. The employment agreement also provides for an annual base salary of $700,000 and sign-on bonuses of $700,000 payable on January 2, 2001 and January 2, 2002 (the first payment reduced by the lesser of $291,667 or the annual bonus Mr. Loren earned from his previous employer). Mr. Loren is also entitled to an annual bonus if certain performance criteria are attained. The maximum bonus for fiscal year 2000 and fiscal year 2001 will equal 100% of his annual base salary and will be based on performance goals in excess of estimated performance by the Company. The target bonus for fiscal years 2002 and each fiscal year thereafter will equal 100% of his annual base salary, with a maximum annual bonus of 200% of his annual base salary. Upon the commencement of his employment, Mr. Loren was granted a stock option to purchase 500,000 shares of D&B Common Stock with an exercise price of $30.50 and 75,000 shares of restricted D&B Common Stock. The stock option and restricted stock will be equitably adjusted into a stock option and restricted stock of New D&B only after the Distribution. Subject to Mr. Loren's continued employment, both the stock option and the restricted stock vest on May 30, 2003. However, if Mr. Loren is terminated by D&B without cause (as defined in the employment agreement), terminates his employment for good reason (as defined in the employment agreement), dies or becomes disabled or a change in control of D&B (or, after the Distribution, of New D&B) occurs, the stock option and the restricted stock will immediately vest. In addition, if Mr. Loren's employment is terminated by D&B (or, after the Distribution, by New D&B) without cause or Mr. Loren terminates his employment for good reason, Mr. Loren will be entitled to continued payment of his annual base salary until May 30, 2003 and, to the extent not previously paid, his sign-on bonuses and his target bonuses for fiscal year 2002 and fiscal year 2003 (pro rated for the partial year), but in no event will Mr. Loren receive less than one year's annual base salary plus $700,000. During the term of his employment and for a period of one year following his termination of employment, Mr. Loren has agreed not to compete with the businesses of D&B Inc. and New D&B and has agreed not to solicit or hire any employees or consultants of DBI or New D&B.

     CHANGE-IN-CONTROL ARRANGEMENTS

     D&B has entered into agreements with the executive officers named in New D&B's Summary Compensation Table above providing for certain benefits upon actual or constructive termination of employment in the event of a change in control of D&B. With respect to Messrs. Loren, Ross and Sowinski and Ms. Hessamfar, if, following a change in control, the executive is terminated other than for cause or by reason of death, disability or normal retirement, or the executive terminates employment for "good reason" (generally, an unfavorable change in employment status, compensation or benefits or a required relocation), the executive shall be entitled to receive: (i) a lump sum payment equal to three times the sum of salary plus guideline bonus opportunity; (ii) continuation of welfare benefits and certain perquisites for three years; (iii) retiree medical and life insurance benefits starting at age 55; (iv) outplacement consulting in the amount of 20% of the sum of salary plus guideline bonus opportunity, but not exceeding $100,000; (v) immediate vesting of certain entitlements; (vi) a prorated annual target bonus for the year in which the change in control occurs and a full target bonus for all other bonus plans in effect at the time of termination; and (vii) payment of any excise taxes due in respect of the foregoing benefits. The agreement for Mr. Geveda is substantially the same as those described above, except that: (1) the lump sum payment is equal to two times the sum of salary plus bonus opportunity; (2) welfare benefits and certain perquisites will continue for two years; and (3) outplacement consulting will be in the amount of 15% of the sum of salary plus guideline bonus opportunity, but not exceeding $50,000. The obligations under the agreements with these named executive officers will be liabilities of New D&B.

     SEVERANCE ARRANGEMENTS

     D&B has adopted an Executive Transition Plan ("ETP") that provides severance benefits for D&B's Chief Executive Officer and other designated executives. The ETP currently provides for the payment of severance benefits if an eligible executive's employment terminates by reason of a reduction in force, job elimination, unsatisfactory job performance (not constituting cause) or a mutually agreed resignation. In the event of an eligible termination, the executive will be paid 104 weeks of salary continuation and (unless the executive's employment is terminated by D&B for unsatisfactory performance) the executive's guideline annual bonus opportunity for the year of termination, payment of which will be prorated annually over a period equal to the number of weeks of salary continuation. Salary continuation is payable at the times the executive's salary would have been paid if employment had not terminated. In addition, the executive will receive continued medical, dental and life insurance benefits during the salary continuation period and will be entitled to such outplacement services during the salary continuation period as are being provided by D&B. Except in the case of a termination by D&B for unsatisfactory performance, the executive also will receive: (i) a prorated portion of the actual bonus for the year of termination that would have been payable to the executive under the annual bonus plan in which the executive is participating;
(ii) cash payments equal in value to a prorated portion of any "performance-based awards" under D&B's stock incentive plan, provided that the executive was employed for at least half of the applicable performance period; and (iii) financial planning/counseling services during the salary continuation period to the same extent afforded immediately prior to the termination of employment. The ETP gives D&B's Chief Executive Officer the discretion to reduce or increase the benefits otherwise payable to, or otherwise modify the terms and conditions applicable to, an eligible executive under the ETP, other than the Chief Executive Officer; the Compensation & Benefits Committee of D&B has this discretion with respect to the Chief Executive Officer.

     Executive officers who do not participate in the ETP are eligible for severance benefits under D&B's Career Transition Plan ("CTP"). The CTP generally provides for the payment of benefits if an eligible executive's employment terminates by reason of a reduction in force, job elimination, unsatisfactory job performance (not constituting cause) or a mutually agreed resignation. In the event of an eligible termination, an executive officer will be paid 52 weeks of salary continuation (26 weeks if the executive is terminated by D&B for unsatisfactory performance), payable at the times the executive's salary would have been paid if employment had not terminated. For this purpose, salary consists of the executive's annual base salary at the time of termination. In addition, the executive will receive continued medical, dental and life insurance benefits during the applicable salary continuation period and will be entitled to such outplacement services during the salary continuation period as are being provided by D&B. Except in the case of a termination by D&B for unsatisfactory performance, the executive also will receive: (i) a prorated portion of the actual bonus for the year of termination that would have been payable to the executive under the annual bonus plan in which the executive is participating, provided that the executive was employed for at least six full months during the calendar year of termination; (ii) cash payments equal in value to a prorated portion of any "performance-based awards" under D&B's stock incentive plan, provided that the executive was employed for at least half of the applicable performance period; and (iii) financial planning/counseling services during the salary continuation period to the same extent afforded immediately prior to termination of employment. The CTP gives D&B's Chief Executive Officer the discretion to reduce or increase the benefits otherwise payable to, or otherwise modify the terms and conditions applicable to, an eligible executive under the CTP.

     Mr. Loren has waived participation in both the ETP and CTP, subject to the provisions of the employment agreement with D&B described above. Mr. Sowinski has been designated as a participant in the ETP, subject to the provisions of an agreement between Mr. Sowinski and D&B. Under the terms of Mr. Sowinski's agreement, D&B has agreed that during the period through September 30, 2001: (i) D&B's Chief Executive Officer will not exercise the discretion referred to in the immediately preceding paragraph in a manner adverse to Mr. Sowinski without Board approval; and (ii) certain other adverse actions or determinations under the ETP may not be taken without Mr. Sowinski's consent or approval by the Board of Directors of D&B. All other New D&B executive officers named in the Summary Compensation Table above currently participate in the CTP.

                            THE NEW D&B CORPORATION

                             SECURITY OWNERSHIP BY
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     All the outstanding shares of New D&B Common Stock are currently held by D&B. The following table sets forth the number of shares of New D&B Common Stock that are expected to be beneficially owned after the Distribution by each of the New D&B directors, by each of the executive officers named in The New D&B Corporation Summary Compensation Table above, by all New D&B directors and executive officers as a group and by each person known by New D&B to beneficially own more than 5% of the outstanding shares of D&B Common Stock as of May 31, 2000 ("New D&B 5% Owners"). Stock ownership information is based on
(i) in the case of directors and executive officers, the number of shares of D&B Common Stock held as of May 31, 2000, (ii) in the case of the number of shares held by New D&B 5% Owners, filings with the SEC by such New D&B 5% Owners, and
(iii) the Distribution ratio of one share of New D&B Common Stock for every two shares of D&B Common Stock. See "The Distribution" and "The New D&B Corporation Management and Executive Compensation--Compensation of The New D&B Corporation Executive Officers". Information regarding shares subject to options reflects shares of D&B Common Stock subject to options as of May 31, 2000 and exercisable within 60 days thereafter, all of which will be converted into options that are exercisable into shares of New D&B Common Stock and Moody's Common Stock as described in "Relationship Between The New D&B Corporation and Moody's Corporation After the Distribution--Employee Benefits Agreement". Unless otherwise stated, the indicated persons have sole voting and investment power over the shares listed. Percentages are based upon the number of shares of D&B Common Stock outstanding on May 31, 2000 plus, where applicable, the number of shares that the indicated person or group had a right to acquire within 60 days of such date. The mailing address for each of the New D&B directors and executive officers listed below is One Diamond Hill Road, Murray Hill, New Jersey 07974.

                                                             AGGREGATE NUMBER OF
                                                                   NEW D&B
                                                             SHARES BENEFICIALLY    PERCENT OF SHARES
NAME                                                             OWNED(A)(B)           OUTSTANDING
----                                                         -------------------    -----------------
Chester J. Geveda, Jr. ....................................          70,148                   *
Elahe Hessamfar............................................          25,750(c)                *
Allan Z. Loren.............................................             (d)                   *
Peter J. Ross..............................................          77,075                   *
Frank S. Sowinski..........................................          67,386                   *
All current directors** and
  executive officers as a group (6 persons)................         273,050                   *
Harris Associates L.P. and its general partner
  Harris Associates, Inc. .................................       9,214,939(e)            11.38%
  Two North LaSalle Street, Suite 500
  Chicago, Illinois 60602-3790
Berkshire Hathaway Inc.,
  Warren E. Buffett, OBH, Inc., GEICO Corporation,
  Government Employees Insurance Company and
  National Indemnity Company ..............................   12,000,000(f)               14.82%
  1440 Kiewit Plaza
  Omaha, Nebraska 68131(g)

---------------
*   Represents less than 1% of outstanding New D&B Common Stock.

** The directors of New D&B (other than Mr. Loren) have not yet been determined.

(a) Reflects Distribution ratio of one share of New D&B Common Stock for two shares of D&B Common Stock.

(b) Includes the maximum number of shares of New D&B Common Stock that may be acquired within 60 days of May 31, 2000 upon the exercise of vested stock options as follows: Mr. Geveda, 49,232; Ms. Hessamfar, 15,353; Mr. Ross, 60,354; Mr. Sowinski, 55,754; and, as a group, 200,096.

(c) Includes 5,517 shares of restricted New D&B Common Stock.

(d) Pursuant to the terms of Mr. Loren's employment agreement, Mr. Loren was granted 75,000 shares of restricted D&B Common Stock. Upon the Distribution, this award will be cancelled and will be replaced with a restricted award consisting solely of shares of New D&B Common Stock. The number of restricted shares of New D&B Common Stock to be awarded to Mr. Loren can not be determined at this time as such award will depend on the relative market prices of the Moody's Common Stock and the New D&B Common Stock at the time of the Distribution.

(e) Harris and its sole general partner, Harris Associates, Inc., jointly filed an amended Schedule 13G with the SEC on February 7, 2000. This Schedule 13G shows that Harris, a registered investment adviser, had, as of December 31, 1999, shared voting power over 18,429,878 shares, sole dispositive power over 7,188,978 shares and shared dispositive power over 11,204,900 shares. The number of shares reflected in this Schedule 13G has been adjusted in the above table in accordance with note (a).

(f) Berkshire Hathaway Inc. and OBH, Inc. (parent holding companies), Warren E. Buffett, GEICO Corporation, Government Employees Insurance Company and National Indemnity Company jointly filed an amended Schedule 13G with the SEC on March 10, 2000. This Schedule 13G indicates that, as of February 29, 2000, (a) each of Mr. Buffett, Berkshire Hathaway Inc., OBH, Inc. and National Indemnity Company had shared voting power and shared dispositive power over 24,000,000 shares of D&B Common Stock and (b) each of GEICO Corporation and Government Employees Insurance Company had shared voting power and shared dispositive power over 7,859,700 shares of D&B Common Stock. The number of shares of D&B Common Stock reflected in this Schedule 13G has been adjusted in the above table to reflect ownership in New D&B Common Stock in accordance with note (a).

(g) The foregoing is listed in the filings described in note (f) above as the address of each of the filing parties except National Indemnity Company, whose address is listed as 3024 Harney Street, Omaha, Nebraska 68131, GEICO Corporation, whose address is listed as 1 GEICO Plaza, Washington DC 20076, and Government Employees Insurance Company, whose address is listed as 1 GEICO Plaza, Washington, DC 20076.

                           DESCRIPTION OF THE NEW D&B
                           CORPORATION CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

     The total number of shares of all classes of stock that New D&B has authority to issue under its Restated Certificate of Incorporation is 220,000,000 shares of which 200,000,000 shares represent shares of New D&B Common Stock, 10,000,000 shares represent shares of Preferred Stock (the "New D&B Preferred Stock") and 10,000,000 shares represent shares of Series common
stock (the "New D&B Series Common Stock"). Based on           shares of D&B
Common Stock outstanding as of                , 2000, and a distribution ratio
of one share of New D&B Common Stock for every two shares of D&B Common Stock, shares of New D&B Common Stock will be distributed to holders of D&B Common Stock on the Distribution Date.

NEW D&B COMMON STOCK

     Subject to any preferential rights of any New D&B Preferred Stock or New D&B Series Common Stock created by the Board of Directors of New D&B, each outstanding share of New D&B Common Stock will be entitled to such dividends, if any, as may be declared from time to time by the Board of Directors of New D&B. See "Dividend Policies". Each outstanding share is entitled to one vote on all matters on which stockholders generally are entitled to vote (except in certain instances relating solely to the terms of one or more outstanding series of New D&B Preferred Stock or New D&B Series Common Stock). In the event of liquidation, dissolution or winding up of New D&B, holders of New D&B Common Stock are entitled to receive on a pro rata basis any assets remaining after provision for payment of creditors and after payment of any liquidation preferences to holders of New D&B Preferred Stock and New D&B Series Common Stock.

NEW D&B PREFERRED STOCK AND NEW D&B SERIES COMMON STOCK

     Each of the authorized New D&B Preferred Stock and the authorized New D&B Series Common Stock is available for issuance from time to time in one or more series at the discretion of the New D&B Board of Directors without stockholder approval, subject to any applicable stock exchange rules. The New D&B Board of Directors has the authority to prescribe for each series of New D&B Preferred Stock or New D&B Series Common Stock it establishes the number of shares in that series, the voting rights (if any) to which such shares in that series are entitled, the consideration for such shares in that series and the designation, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the shares in that series. Depending upon the rights of such New D&B Preferred Stock or New D&B Series Common Stock, as applicable, the issuance of New D&B Preferred Stock or New D&B Series Common Stock, as applicable, could have an adverse effect on holders of New D&B Common Stock by delaying or preventing a change in control of New D&B, making removal of the present management of New D&B more difficult or resulting in restrictions upon the payment of dividends and other distributions to the holders of New D&B Common Stock.

AUTHORIZED BUT UNISSUED CAPITAL STOCK

     Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which would apply so long as the New D&B Common Stock remained listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of New D&B Common Stock. Additional shares may be issued for a variety of corporate purposes, including future public offerings to raise additional capital or to facilitate corporate acquisitions. New D&B currently does not have any plans to issue additional shares of New D&B Common Stock, New D&B Preferred Stock or New D&B Series Common Stock other than in connection with employee and director compensation plans.

     One of the effects of the existence of unissued and unreserved New D&B Common Stock, New D&B Preferred Stock and New D&B Series Common Stock may be to enable the Board of Directors of New D&B to issue shares to persons supportive of current management. Such an issuance could render more difficult or discourage an attempt to obtain control of New D&B by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of New D&B's management and possibly deprive the stockholders of opportunities to sell their shares of New D&B Common Stock at prices higher than prevailing market prices. Such additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of New D&B pursuant to the operation of the New D&B Rights Plan, which is discussed below.

THE NEW D&B CORPORATION RIGHTS PLAN

     On             , 2000, the Board of Directors of New D&B declared a
dividend of one preferred share purchase right (a "New D&B Right") for each outstanding share of New D&B Common Stock. The dividend will be payable on
            , 2000 (the "New D&B Record Date") to D&B, which will be the sole stockholder of record on the New D&B Record Date. Each New D&B Right entitles the registered holder to purchase from New D&B one one-thousandth of a share of Series A Junior Participating New D&B Preferred Stock, par value $0.01 per share (the "New D&B Participating Preferred Stock"), of New D&B at a price of $ per one one-thousandth of a share of New D&B Participating Preferred Stock (as the same may be adjusted, hereinafter referred to as the "New D&B Participating Preferred Stock Purchase Price"), subject to adjustment. In connection with the adoption of the New D&B Rights Plan, it is anticipated that the Board of Directors of New D&B will establish an independent committee of the Board of Directors of New D&B to review the New D&B Rights Plan and New D&B's other antitakeover measures. See "--Review of Antitakeover Measures by Independent Board Committee".

  New D&B Rights Agreement

     The description and terms of the New D&B Rights are set forth in the New
D&B Rights Agreement, dated as of             , 2000 (as the same may be amended
from time to time, the "New D&B Rights Agreement"), between New D&B and EquiServe Trust Company, as the New D&B Rights Agent (the "New D&B Rights Agent").

     Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (with certain exceptions, hereinafter referred to in this description of New D&B Rights, a "New D&B Acquiring Person") has acquired beneficial ownership of 15% or more of the outstanding shares of New D&B Common Stock or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person or group of affiliated persons becomes a New D&B Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding shares of New D&B Common Stock (the earlier of such dates hereinafter referred to in this description of New D&B Rights as the "New D&B Rights Distribution Date"), the New D&B Rights will be evidenced by the certificates representing New D&B Common Stock.

     The New D&B Rights Agreement provides that, until the New D&B Rights Distribution Date (or earlier redemption or expiration of the New D&B Rights), the New D&B Rights will be transferred with and only with the New D&B Common Stock. Until the New D&B Rights Distribution Date (or earlier redemption or expiration of the New D&B Rights), New D&B Common Stock certificates will contain a notation incorporating the New D&B Rights Agreement by reference. Until the New D&B Rights Distribution Date (or earlier redemption or expiration of the New D&B Rights), the surrender for transfer of any certificates for shares of New D&B Common Stock will also constitute the transfer of the New D&B Rights associated with the shares of New D&B Common Stock represented by such certificate. As soon as practicable following the New D&B Rights Distribution Date, separate certificates evidencing the New D&B Rights ("New D&B Rights Certificates") will be mailed to holders of record of the New D&B Common Stock as of the close of business on the New D&B Rights Distribution Date and such separate New D&B Rights Certificates alone will evidence the New D&B Rights.

     The New D&B Rights are not exercisable until the New D&B Rights
Distribution Date. The New D&B Rights will expire on             , 2010
(hereinafter referred to in this description of New D&B Rights as the

"New D&B Final Expiration Date"), unless the New D&B Final Expiration Date is advanced or extended or unless the New D&B Rights are earlier redeemed or exchanged by New D&B, in each case as described below.

     The New D&B Participating Preferred Stock Purchase Price payable, and the number of shares of New D&B Participating Preferred Stock or other securities or property issuable, upon exercise of the New D&B Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the New D&B Participating Preferred Stock, (ii) upon the grant to holders of the New D&B Participating Preferred Stock of certain rights or warrants to subscribe for or purchase New D&B Participating Preferred Stock at a price, or securities convertible into New D&B Participating Preferred Stock with a conversion price, less than the then-current market price of the New D&B Participating Preferred Stock or (iii) upon the distribution to holders of the New D&B Participating Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends or dividends payable in New D&B Participating Preferred Stock) or of subscription rights or warrants (other than those referred to above).

     The New D&B Rights are also subject to adjustment in the event of a stock dividend on the New D&B Common Stock payable in shares of New D&B Common Stock or subdivisions, consolidations or combinations of the New D&B Common Stock occurring, in any such case, prior to the Rights Distribution Date.

     Shares of New D&B Participating Preferred Stock purchasable upon exercise of the New D&B Rights will not be redeemable. Each share of New D&B Participating Preferred Stock will be entitled, when, as and if declared, to a minimum preferential quarterly dividend payment equal to the greater of (i) $10 per share and (ii) 1,000 times the dividend declared per share of New D&B Common Stock. In the event of liquidation, dissolution or winding up of New D&B, the holders of the New D&B Participating Preferred Stock will be entitled to a minimum preferential liquidation payment equal to the greater of: (i) $100 per share (plus any accrued but unpaid dividends) and (ii) 1,000 times the payment made per share of New D&B Common Stock. In addition, the Certificate of Designations for such New D&B Participating Preferred Stock will enable holders thereof to elect two directors of New D&B, if the equivalent of six quarterly dividends are then in default. Each share of New D&B Participating Preferred Stock will have 1,000 votes, voting together with the New D&B Common Stock. Finally, in the event of any merger, consolidation or other transaction in which shares of New D&B Common Stock are converted or exchanged, each share of New D&B Participating Preferred Stock will be entitled to receive 1,000 times the amount received per share of New D&B Common Stock. These rights are protected by customary antidilution provisions.

     Because of the nature of the New D&B Participating Preferred Stock's dividend, liquidation and voting rights, the value of the one one-thousandth interest in a share of New D&B Participating Preferred Stock purchasable upon exercise of each New D&B Right should approximate the value of one share of New D&B Common Stock.

     In the event that any person or group of affiliated or associated persons becomes a New D&B Acquiring Person, each holder of a New D&B Right, other than New D&B Rights beneficially owned by the New D&B Acquiring Person (which will thereupon become void), will thereafter have the right to receive upon exercise of a New D&B Right and payment of the New D&B Participating Preferred Stock Purchase Price, that number of shares of New D&B Common Stock having a market value of two times the New D&B Participating Preferred Stock Purchase Price.

     In the event that, after a person or group has become a New D&B Acquiring Person, New D&B is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a New D&B Right (other than New D&B Rights beneficially owned by a New D&B Acquiring Person which will have become void) will thereafter have the right to receive, upon the exercise thereof, that number of shares of common stock of the person with whom New D&B has engaged in the foregoing transaction (or its parent), which number of shares at the time of such transaction will have a market value of two times the New D&B Participating Preferred Stock Purchase Price.

     At any time after any person or group becomes a New D&B Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding shares of New D&B Common Stock or the occurrence of an event described in the prior paragraph, the Board of Directors of New D&B may exchange the New D&B Rights (other than New D&B Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one share of New D&B Common Stock, or a fractional share of New D&B Participating Preferred Stock of equivalent value (or of a share of a class or series of New D&B's Preferred Stock having similar rights, preferences and privileges), per New D&B Right (subject to adjustment).

     With certain exceptions, no adjustment in the New D&B Participating Preferred Stock Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such New D&B Participating Preferred Stock Purchase Price. No fractional shares of New D&B Participating Preferred Stock will be issued (other than fractions which are integral multiples of one one-thousandth of a share of New D&B Participating Preferred Stock, which may, at the election of New D&B, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the New D&B Participating Preferred Stock on the last trading period to the date of exercise.

     At any time prior to the time a New D&B Acquiring Person becomes such, the Board of Directors of New D&B may redeem the New D&B Rights in whole, but not in part, at a price of $0.01 per New D&B Right (hereinafter referred to in this description of New D&B Rights as the "New D&B Redemption Price"). The redemption of the New D&B Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the New D&B Rights, the right to exercise the New D&B Rights will terminate and the only right of the holders of New D&B Rights will be to receive the New D&B Redemption Price.

     For so long as the New D&B Rights are then redeemable, New D&B may, except with respect to the New D&B Redemption Price, amend the New D&B Rights in any manner. After the New D&B Rights are no longer redeemable, New D&B may, except with respect to the New D&B Redemption Price, amend the New D&B Rights in any manner that does not adversely affect the interests of holders of the New D&B Rights.

     Until a New D&B Right is exercised, the holder thereof, as such, will have no rights as a stockholder of New D&B, including, without limitation, the right to vote or to receive dividends.

     A copy of the form of New D&B Rights Agreement has been filed as an exhibit to the Registration Statement on Form 10 of New D&B in respect of the registration of the New D&B Common Stock under the Exchange Act. A copy of the New D&B Rights Agreement is available free of charge from New D&B. The summary description of the New D&B Rights set forth above does not purport to be complete and is qualified in its entirety by reference to the New D&B Rights Agreement, as the same may be amended from time to time, which is hereby incorporated herein by reference.

CERTAIN EFFECTS OF THE NEW D&B CORPORATION RIGHTS AGREEMENT

     The New D&B Rights Agreement is designed to protect stockholders of New D&B in the event of unsolicited offers to acquire New D&B and other coercive takeover tactics which, in the opinion of the Board of Directors of New D&B, could impair its ability to represent stockholder interests. These provisions also may minimize the prospects of changes in control that could jeopardize the tax-free nature of the Distribution. The provisions of the New D&B Rights Agreement may render an unsolicited takeover of New D&B more difficult or less likely to occur or might prevent such a takeover, even though such takeover may offer New D&B's stockholders the opportunity to sell their stock at a price above the prevailing market rate and may be favored by a majority of the stockholders of New D&B.

NO PREEMPTIVE RIGHTS

     No holder of any class of stock of New D&B authorized at the time of the Distribution will have any preemptive right to subscribe to any securities of New D&B of any kind or class.

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

     The terms of Section 203 of the DGCL apply to New D&B since it is a Delaware corporation. Pursuant to Section 203, with certain exceptions, a Delaware corporation may not engage in any of a broad range of business combinations, such as mergers, consolidations and sales of assets, with an "interested stockholder" for a period of three years from the time that such person became an interested stockholder unless (a) the transaction that results in the person's becoming an interested stockholder or the business combination is approved by the board of directors of the corporation before the person becomes an interested stockholder, (b) upon consummation of the transaction which results in the stockholder becoming an interested stockholder, the interested stockholder owns 85% or more of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and shares owned by certain employee stock plans or (c) on or after the time the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by holders of at least two-thirds of the corporation's outstanding voting stock, excluding shares owned by the interested stockholder, at a meeting of stockholders. Under Section 203, an "interested stockholder" is defined as any person, other than the corporation and any direct or indirect majority-owned subsidiary, that is (a) the owner of 15% or more of the outstanding voting stock of the corporation or (b) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.
Section 203 does not apply to a corporation that so provides in an amendment to its certificate of incorporation or by-laws passed by a majority of its outstanding shares, but such stockholder action does not become effective for 12 months following its adoption and would not apply to persons who were already interested stockholders at the time of the amendment. New D&B's Restated Certificate of Incorporation does not exclude New D&B from the restrictions imposed under Section 203.

     Under certain circumstances, Section 203 makes it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three-year period. The provisions of
Section 203 may encourage companies interested in acquiring New D&B to negotiate in advance with New D&B's Board of Directors, because the stockholder approval requirement would be avoided if the Board of Directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. Such provisions also may have the effect of preventing changes in the Board of Directors of New D&B. It is further possible that such provisions could make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

PROVISIONS OF THE NEW D&B CORPORATION RESTATED CERTIFICATE OF INCORPORATION AND AMENDED AND RESTATED BY-LAWS AFFECTING CHANGE IN CONTROL

     Certain provisions of the New D&B Restated Certificate of Incorporation and Amended and Restated By-laws may delay or make more difficult unsolicited acquisitions or changes of control of New D&B. It is believed that such provisions will enable New D&B to develop its business in a manner that will foster its long-term growth without disruption caused by the threat of a takeover not deemed by its Board of Directors to be in the best interests of New D&B and its stockholders. Such provisions could have the effect of discouraging third parties from making proposals involving an unsolicited acquisition or change of control of New D&B, although such proposals, if made, might be considered desirable by a majority of New D&B's stockholders. Such provisions may also have the effect of making it more difficult for third parties to cause the replacement of the current Board of Directors of New D&B. These provisions include (i) the availability of capital stock for issuance from time to time at the discretion of the Board of Directors (see "--Authorized But Unissued Capital Stock"), (ii) prohibitions against stockholders calling a special meeting of stockholders or acting by written consent in lieu of a meeting, (iii) requirements for advance notice for raising business or making nominations at stockholders' meetings, (iv) the ability of the Board of Directors to increase the size of the board and to appoint directors to newly created directorships,
(v) a classified Board of Directors and (vi) higher than majority requirements to make certain amendments to the By-laws and Certificate of Incorporation.

  No Stockholder Action by Written Consent; Special Meetings

     The New D&B Restated Certificate of Incorporation and Amended and Restated By-laws provide that stockholder action can be taken only at an annual or special meeting and cannot be taken by written consent in lieu of a meeting. The New D&B Restated Certificate of Incorporation and Amended and Restated By-laws also provide that special meetings of the stockholders can be called only by the Chief Executive Officer of New D&B or by a vote of the majority of the Board of Directors. Furthermore, the By-laws of New D&B provide that only such business as is specified in the notice of any such special meeting of stockholders may come before such meeting.

  Advance Notice for Raising Business or Making Nominations at Meetings

     The Amended and Restated By-laws of New D&B establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders and for nominations by stockholders of candidates for election as directors at an annual or special meeting at which directors are to be elected. Only such business may be conducted at an annual meeting of stockholders as has been brought before the meeting by, or at the direction of, the Chairman of the Board of Directors of New D&B, or by a stockholder of New D&B who is entitled to vote at the meeting who has given to the Secretary of New D&B timely written notice, in proper form, of the stockholder's intention to bring that business before the meeting. The chairman of such meeting has the authority to make such determinations. Only persons who are nominated by, or at the direction of, the Chairman of the Board of Directors, or who are nominated by a stockholder who has given timely written notice, in proper form, to the Secretary prior to a meeting at which directors are to be elected will be eligible for election as directors of New D&B.

     To be timely, a stockholder's notice of business to be brought before an annual meeting and nominations of candidates for election as directors at any annual meeting shall be delivered to the Secretary of New D&B at the principal executive offices of New D&B not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 20 days, or delayed by more than 70 days, from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the one hundred and twentieth day prior to such annual meeting and not later than the close of business on the later of the ninetieth day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.

     To be timely, a stockholder's notice of nominations of persons for election to the Board of Directors may be made at such a special meeting of stockholders if the stockholder's notice shall be delivered to the Secretary of New D&B at the principal executive offices of New D&B not earlier than the one hundred-twentieth day prior to such special meeting and not later than the close of business on the later of the ninetieth day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.

     The notice of any nomination for election as a director must set forth, among other things, the name and address of, and the class and number of shares of New D&B held by, the stockholder who intends to make the nomination and the beneficial owner, if any, on whose behalf the nomination is being made; the name and address of the person or persons to be nominated; a representation that the stockholder is a holder of record of stock of New D&B entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each nominee been nominated, or intended to be nominated, by the Board of Directors; and the consent of each nominee to serve as a director if so elected and other matters set forth in the Amended and Restated By-Laws of New D&B.

  Number of Directors; Filling of Vacancies; Removal

     The New D&B Restated Certificate of Incorporation and Amended and Restated By-laws provide that newly created directorships resulting from an increase in the authorized number of directors (or any vacancy) may only be filled by a vote of a majority of directors then in office, although less than a quorum, or by a sole remaining director. Accordingly, the Board of Directors of New D&B may be able to prevent any stockholder from obtaining majority representation on the Board of Directors by increasing the size of the board and filling the newly created directorships with its own nominees. If any applicable provision of the DGCL expressly confers power on stockholders to fill such a directorship at a special meeting of stockholders, such a directorship may be filled at such meeting only by the affirmative vote of at least 80% in voting power of all shares of New D&B entitled to vote generally in the election of directors, voting as a single class. Directors may be removed only for cause, and only by the affirmative vote of at least 80% in voting power of all shares of New D&B entitled to vote generally in the election of directors, voting as a single class.

  Classified Board of Directors

     The New D&B Restated Certificate of Incorporation provides for New D&B's Board of Directors to be divided into three classes of directors serving staggered three-year terms. As a result, approximately one third of New D&B's Board of Directors will be elected each year. See "The New D&B Corporation Management and Executive Compensation--The New D&B Corporation Board of Directors".

     New D&B believes that a classified board will help to assure the continuity and stability of its Board of Directors, and its business strategies and policies as determined by its Board, because a majority of the directors at any given time will have prior experiences as directors of New D&B. This provision should also help to ensure that New D&B's Board of Directors, if confronted with an unsolicited proposal from a third party that has acquired a block of New D&B's voting stock, will have sufficient time to review the proposal and appropriate alternatives and to seek the best available result for all stockholders.

     This provision could prevent a party who acquires control of a majority of the outstanding voting stock from obtaining control of New D&B's Board of Directors until the second annual stockholders meeting following the date the acquiror obtains the controlling stock interest, could have the effect of discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of New D&B and could thus increase the likelihood that incumbent directors will retain their positions. Although a classified board enhances New D&B's ability to negotiate more favorable terms with a potential acquiror, it does not preclude takeover offers.

  Amendments to the Amended and Restated By-laws

     The New D&B Restated Certificate of Incorporation provides that the affirmative vote of the holders of at least 80% in voting power of all the shares of New D&B entitled to vote generally in the election of directors, voting together as a single class, shall be required in order for the stockholders to alter, amend or repeal any provision of the Amended and Restated By-laws which is to the same effect as provisions contained in the Restated Certificate of Incorporation relating to (i) the amendment of the Amended and Restated By-laws, (ii) the classified Board of Directors and the filling of director vacancies and (iii) calling and taking actions at meetings of stockholders and prohibiting stockholders from taking action by written consent.

  Amendments to the Restated Certificate of Incorporation

     The New D&B Restated Certificate of Incorporation requires the affirmative vote of the holders of at least 80% in voting power of all the shares of New D&B entitled to vote generally in the election of directors, voting together as a single class, to alter, amend or repeal provisions of the Restated Certificate of Incorporation relating to (i) the amendment of the Restated Certificate of Incorporation and/or the Amended and Restated By-laws, (ii) the classified Board of Directors and the filling of director vacancies and (iii) calling and taking actions at meetings of stockholders and prohibiting stockholders from taking action by written consent.

REVIEW OF ANTITAKEOVER MEASURES BY INDEPENDENT BOARD COMMITTEE

     In connection with the adoption of the New D&B Rights Plan, it is anticipated that the Board of New D&B will establish an independent committee of the Board to review the New D&B Rights Plan and New D&B's other antitakeover measures. Within two years of the Distribution, the independent committee will report to the Board of Directors of New D&B as to whether the New D&B Rights Plan and such other measures continue to be in the best interests of the New D&B stockholders. If it deems appropriate, the independent committee will recommend to the Board whether all or some of such measures should be modified or terminated.

INDEMNIFICATION AND LIMITATION OF LIABILITY FOR DIRECTORS AND OFFICERS

     The New D&B Restated Certificate of Incorporation provides that New D&B shall indemnify directors and officers to the fullest extent permitted by the laws of the State of Delaware. The New D&B Restated Certificate of Incorporation also provides that a director of New D&B shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended.

     The indemnification rights conferred by the Restated Certificate of Incorporation of New D&B are not exclusive of any other right to which a person seeking indemnification may otherwise be entitled. New D&B will also provide liability insurance for the directors and officers for certain losses arising from claims or charges made against them, while acting in their capacities as directors or officers.

                              MOODY'S CORPORATION

                                 CAPITALIZATION

     The following table sets forth the pro forma historical capitalization of Moody's as of March 31, 2000 and as adjusted to give effect to the Distribution and the transactions contemplated thereby. The following data is qualified in its entirety by the financial statements of Moody's presented on a stand-alone basis and the other information contained elsewhere in this Information Statement. See "Forward-Looking Statements".

                                                              PRO FORMA
                                                              HISTORICAL       PRO FORMA
                                                                AS OF         AS ADJUSTED
                                                              MARCH 31,         FOR THE
                                                               2000(1)      DISTRIBUTION(2)
                                                              ----------    ---------------
                                                              (DOLLAR AMOUNTS IN MILLIONS,
                                                               EXCEPT SHARE AND PER SHARE
                                                                          DATA)
Cash........................................................   $  10.3          $  10.3
                                                               =======          =======
Long-Term Debt..............................................        --            142.4
Preferred Stock, par value $.01 per share,
  authorized -- 10,000,000 shares, issued and
  outstanding -- none.......................................
Series Common Stock, par value $.01 per share, authorized --
  10,000,000 shares, issued and outstanding -- none.........
Common Stock, par value $.01 per share, authorized --
  400,000,000 shares, issued and outstanding -- 171,451,136
  shares, less treasury shares of 9,745,302.................       1.6              1.6
Cumulative Translation Adjustment...........................      (3.2)            (3.2)
Retained Earnings (Deficit).................................    (129.8)          (271.4)
                                                               -------          -------
          Total Equity (Deficit)............................    (131.4)          (273.0)
                                                               -------          -------
          Total Capitalization..............................   $(131.4)         $(130.6)
                                                               =======          =======

---------------
(1) The Pro Forma Historical column reflects the recapitalization of Moody's at the date of the Distribution. See "Moody's Pro Forma Condensed Financial Statements".

(2) In connection with the Distribution, D&B will borrow funds in order to repay in full D&B's commercial paper obligations. Also in connection with the Distribution, responsibility for D&B's obligations to repay principal and interest under the minority interest financing (relating to the investment partnership described in Note 12 to D&B's Consolidated Financial Statements and Notes thereto included elsewhere in this Information Statement) will be allocated to New D&B. It is anticipated that New D&B will also assume a portion of the indebtedness of D&B and receive a portion of the cash of D&B in amounts such that, at the time of Distribution, the net indebtedness of New D&B (including the minority interest financing) will approximate the net indebtedness of Moody's (before giving effect to payments of cash in connection with the allocation of certain corporate liabilities of D&B between New D&B and Moody's that may result in the net indebtedness of one corporation exceeding that of the other).

                              MOODY'S CORPORATION

                            SELECTED FINANCIAL DATA

     The Selected Financial Data of Moody's as of December 31, 1998 and 1999, and for each of the years in the three-year period ended December 31, 1999, are derived from the audited financial statements of Moody's included elsewhere in this Information Statement. Moody's audited financial statements are presented as if Moody's were a stand-alone entity for all periods presented. The Selected Financial Data of Moody's as of December 31, 1995, 1996 and 1997, and for the years ended December 31, 1995 and 1996, are derived from the unaudited financial statements of Moody's, and, in the opinion of Moody's management, include all necessary adjustments for a fair presentation of such data in conformity with generally accepted accounting principles. The Selected Financial Data as of March 31, 2000 and for the three months ended March 31, 1999 and 2000 have been derived from the unaudited interim financial statements of Moody's included elsewhere in this Information Statement, and, in the opinion of management, include all necessary adjustments for a fair presentation of such data in conformity with generally accepted accounting principles. The financial data included herein may not necessarily reflect the results of operations and financial position of Moody's in the future or what they would have been had it been a separate entity. The information set forth below should be read in conjunction with the information under "Moody's Corporation Capitalization", "Moody's Corporation Unaudited Combined Pro Forma Condensed Financial Statements", "Moody's Corporation Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Moody's Corporation Combined Financial Statements and Notes thereto included elsewhere in this Information Statement.

                                                              FOR THE YEAR ENDED DECEMBER 31,
                                     ----------------------------------------------------------------------------------
                                                                 HISTORICAL                                    PRO
                                     -------------------------------------------------------------------     FORMA(1)
                                        1995          1996          1997          1998          1999           1999
                                     -----------   -----------   -----------   -----------   -----------   ------------
                                               (DOLLAR AMOUNTS IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)
RESULTS OF OPERATIONS(2):
 Revenues..........................  $     329.7   $     385.3   $     457.4   $     513.9   $     564.2   $      564.2
 Expenses(3).......................        215.1         252.0         267.4         288.4         293.8          293.8
 Non-operating Income (Expense),
   Net(4)..........................           .3           (.3)           .2          12.4           8.5           (3.1)
                                     -----------   -----------   -----------   -----------   -----------   ------------
 Income Before Provision for Income
   Taxes...........................        114.9         133.0         190.2         237.9         278.9          267.3
 Provision for Income Taxes........         26.7          56.0          64.0          95.9         123.3          118.2
                                     -----------   -----------   -----------   -----------   -----------   ------------
 Income Before Cumulative Effect of
   Accounting Change...............         88.2          77.0         126.2         142.0         155.6          149.1
 Cumulative Effect of Accounting
   Change, Net of Income Tax
   Benefit(5)......................           --            --         (20.3)           --            --             --
                                     -----------   -----------   -----------   -----------   -----------   ------------
 Net Income........................  $      88.2   $      77.0   $     105.9   $     142.0   $     155.6   $      149.1
                                     ===========   ===========   ===========   ===========   ===========   ============
PRO FORMA EARNINGS PER SHARE(6):
 Basic.............................  $       .52   $       .45   $       .62   $       .84   $       .96   $        .92
 Diluted...........................  $       .51   $       .45   $       .61   $       .83   $       .95   $        .91
SHARES USED IN COMPUTING PRO FORMA
 EARNINGS PER SHARE(5):
 Basic.............................  169,522,000   170,017,000   170,765,000   169,492,000   162,253,000    162,253,000
 Diluted...........................  171,608,000   171,576,000   172,552,000   171,703,000   164,284,000    164,284,000

                                              FOR THE THREE MONTHS
                                                 ENDED MARCH 31,
                                     ---------------------------------------
                                            HISTORICAL               PRO
                                     -------------------------    FORMA(1)
                                        1999          2000          2000
                                     -----------   -----------   -----------
                                     (DOLLAR AMOUNTS IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)
RESULTS OF OPERATIONS(2):
 Revenues..........................  $     137.1   $     139.3   $     139.3
 Expenses(3).......................         74.1          75.5          75.5
 Non-operating Income (Expense),
   Net(4)..........................           --            .5          (2.3)
                                     -----------   -----------   -----------
 Income Before Provision for Income
   Taxes...........................         63.0          64.3          61.5
 Provision for Income Taxes........         27.8          28.4          27.2
                                     -----------   -----------   -----------
 Income Before Cumulative Effect of
   Accounting Change...............         35.2          35.9          34.3
 Cumulative Effect of Accounting
   Change, Net of Income Tax
   Benefit(5)......................           --            --            --
                                     -----------   -----------   -----------
 Net Income........................  $      35.2   $      35.9   $      34.3
                                     ===========   ===========   ===========
PRO FORMA EARNINGS PER SHARE(6):
 Basic.............................  $       .21   $       .22   $       .21
 Diluted...........................  $       .21   $       .22   $       .21
SHARES USED IN COMPUTING PRO FORMA
 EARNINGS PER SHARE(5):
 Basic.............................  165,118,000   161,197,000   161,197,000
 Diluted...........................  167,916,000   162,501,000   162,501,000

                                              AS OF DECEMBER 31,                        AS OF MARCH 31,
                                 ---------------------------------------------   -----------------------------
                                                  HISTORICAL
                                 ---------------------------------------------    HISTORICAL     PRO FORMA(1)
                                  1995     1996     1997      1998      1999         2000            2000
                                 ------   ------   -------   -------   -------    ----------     ------------
                                         (DOLLAR AMOUNTS IN MILLIONS)            (DOLLAR AMOUNTS IN MILLIONS)
BALANCE SHEET DATA:
Total Assets...................  $221.9   $301.3   $ 309.4   $ 331.5   $ 330.4      $ 368.1         $ 368.9
Long-Term Debt.................      --       --        --        --        --           --           142.4
Shareholder's Net Invest-
  ment.........................    41.0    (54.5)   (111.2)   (156.8)   (175.9)      (131.4)         (273.0)

---------------
(1) See "Moody's Corporation Unaudited Combined Pro Forma Condensed Financial Statements".

(2) The Selected Financial Data above includes the following amounts related to the FIS business that was sold in July 1998:

                                                              FOR THE YEAR ENDED DECEMBER 31,
                                                            -----------------------------------
                                                            1995      1996      1997      1998
                                                            -----     -----     -----     -----
                                                               (DOLLAR AMOUNTS IN MILLIONS)
Revenues..................................................  $35.6     $35.6     $34.3     $18.4
Operating Income..........................................    8.1       6.7       5.8       4.2

(3) Moody's expenses include allocation of costs from D&B for centralized services and other D&B corporate overhead. Although Moody's management believes these allocations are reasonable, such allocated costs are not necessarily indicative of the actual costs that would have been incurred if Moody's had to provide or obtain these services as a separate entity. These allocations included in expenses in the Unaudited Combined Statements of Operations were $16.0 million, $16.9 million, $15.8 million, $16.4 million and $17.2 million in 1995, 1996, 1997, 1998 and 1999, respectively, and were $4.3 and $4.5 million for the three months ended March 31, 1999 and 2000, respectively.

(4) Includes gain on sale of FIS of $9.2 million and $12.6 million for the years ended 1999 and 1998, respectively.

(5) Represents the impact of a change in revenue recognition policies. See Note 1 to the Moody's Corporation Financial Statements and Notes thereto included elsewhere in this Information Statement.

(6) The computation of pro forma basic earnings per share for the periods presented is based upon D&B's historical weighted average number of shares of D&B Common Stock outstanding, reflecting the Distribution. The computation of pro forma diluted earnings per share is calculated by dividing net income by the sum of D&B's historical weighted average common shares outstanding and potentially dilutive shares of D&B Common Stock which approximates Moody's potentially diluted shares. Potentially dilutive common shares are calculated in accordance with the treasury stock method, which assumes that proceeds from the exercise of all stock options are used to repurchase D&B Common Stock at market value. The calculation is based on the fact that, at the Distribution Date, each outstanding D&B Stock Option (other than those stock options held by Mr. Loren) will convert into separately exercisable Moody's Stock Options and New D&B Stock Options, regardless of whether Moody's or New D&B employs such option holder after the Distribution. At the time of the Distribution, the number of shares covered by the Moody's Stock Options will equal the same number of shares covered by the unexercised historical D&B stock options. See "Relationship Between The New D&B Corporation and Moody's Corporation After the Distribution--Employee Benefits Agreement".

                              MOODY'S CORPORATION

          UNAUDITED COMBINED PRO FORMA CONDENSED FINANCIAL STATEMENTS

     The following unaudited combined pro forma condensed financial statements have been prepared giving effect to the Distribution as if it occurred on March 31, 2000 for the pro forma condensed balance sheet and January 1, 1999 and 2000 for the pro forma condensed statements of operations. The pro forma condensed balance sheet and statements of operations set forth below do not purport to represent what Moody's financial position and results of operations actually would have been had the Distribution occurred on the dates indicated or to project Moody's operating results for any future period. The pro forma adjustments are based upon available information and certain assumptions that management of Moody's believes are reasonable. The consolidated pro forma condensed financial statements set forth below should be read in conjunction with, and are qualified in their entirety by, the information under "Moody's Corporation Selected Financial Data" and "Moody's Corporation Management's Discussion and Analysis of Financial Condition and Results of Operations" and in the Moody's Corporation Combined Financial Statements and Notes thereto included elsewhere in this Information Statement.

                              MOODY'S CORPORATION

         UNAUDITED COMBINED PRO FORMA CONDENSED STATEMENT OF OPERATIONS

                                                              FOR THE YEAR ENDED DECEMBER 31, 1999
                                                       ---------------------------------------------------
                                                         HISTORICAL       ADJUSTMENTS       PRO FORMA(G)
                                                       --------------    --------------    ---------------
                                                       (DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)
Revenues.............................................   $     564.2                          $     564.2
Expenses:
  Operating Expenses.................................         184.9                                184.9
  General and Administrative Expenses................          95.9                                 95.9(A)
  Depreciation and Amortization......................          13.0                                 13.0
                                                        -----------                          -----------
     Total Expenses..................................         293.8                                293.8
                                                        -----------                          -----------
Operating Income.....................................         270.4                                270.4
                                                        -----------                          -----------
Gain on Sale of Business.............................           9.2                                  9.2
Interest Expense.....................................            --          $(11.4)(C)            (11.6)
                                                                                (.2)(E)
Other Non-operating Expense..........................           (.7)                                 (.7)
                                                        -----------          ------          -----------
Non-operating Income (Expense), Net..................           8.5           (11.6)                (3.1)
                                                        -----------          ------          -----------
Income Before Provision for Income Taxes.............         278.9           (11.6)               267.3
Provision for Income Taxes...........................         123.3            (5.1)(F)            118.2
                                                        -----------          ------          -----------
Net Income...........................................   $     155.6          $ (6.5)         $     149.1
                                                        ===========          ======          ===========
Pro Forma Earnings Per Share:
  Basic..............................................   $       .96                          $       .92
  Diluted............................................   $       .95                          $       .91
Shares Used in Computing Pro Forma Earnings Per
  Share:
  Basic..............................................   162,253,000                          162,253,000
  Diluted............................................   164,284,000                          164,284,000

    See Notes to Moody's Corporation Unaudited Combined Pro Forma Condensed
                              Financial Statements

                              MOODY'S CORPORATION

         UNAUDITED COMBINED PRO FORMA CONDENSED STATEMENT OF OPERATIONS

                                                            FOR THE THREE MONTHS ENDED MARCH 31, 2000
                                                       ---------------------------------------------------
                                                         HISTORICAL       ADJUSTMENTS       PRO FORMA(G)
                                                       --------------    --------------    ---------------
                                                       (DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)
Revenues.............................................   $     139.3                          $     139.3
Expenses:
  Operating, General and Administrative Expenses.....          71.5                                 71.5(A)
  Depreciation and Amortization......................           4.0                                  4.0
                                                        -----------                          -----------
     Total Expenses..................................          75.5                                 75.5
                                                        -----------                          -----------
Operating Income.....................................          63.8                                 63.8
                                                        -----------                          -----------
Interest Expense.....................................            --          $(2.8)(C)              (2.8)
Other Non-operating Income, Net......................            .5                                   .5
                                                        -----------          -----           -----------
Non-operating Income (Expense), Net..................            .5           (2.8)                 (2.3)
                                                        -----------          -----           -----------
Income before Provision for Income Taxes.............          64.3           (2.8)                 61.5
Provision for Income Taxes...........................          28.4           (1.2)(F)              27.2
                                                        -----------          -----           -----------
Net Income...........................................   $      35.9          $(1.6)          $      34.3
                                                        ===========          =====           ===========
Pro Forma Earnings Per Share:
  Basic..............................................   $       .22                          $       .21
  Diluted............................................   $       .22                          $       .21
Shares Used in Computing Pro Forma Earnings Per
  Share:
  Basic..............................................   161,197,000                          161,197,000
  Diluted............................................   162,501,000                          162,501,000

    See Notes to Moody's Corporation Unaudited Combined Pro Forma Condensed
                              Financial Statements

                              MOODY'S CORPORATION

              UNAUDITED COMBINED PRO FORMA CONDENSED BALANCE SHEET

                                                                AS OF MARCH 31, 2000
                                              --------------------------------------------------------
                                                            PRO FORMA
                                              HISTORICAL    HISTORICAL     ADJUSTMENTS    PRO FORMA(G)
                                              ----------    ----------     -----------    ------------
                                                (DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)
ASSETS:
Current Assets:
  Cash......................................   $  10.3       $  10.3                        $  10.3
  Other Current Assets......................     227.5         227.5                          227.5
                                               -------       -------
          Total Current Assets..............     237.8         237.8                          237.8
Non-Current Assets..........................     130.3         130.3         $    .8(D)       131.1
                                               -------       -------         -------        -------
          Total Assets......................   $ 368.1       $ 368.1         $    .8        $ 368.9
                                               =======       =======         =======        =======
LIABILITIES AND SHAREHOLDER'S EQUITY
  (DEFICIT):
Current Liabilities.........................   $ 373.7(B)    $ 373.7                        $ 373.7
Long-Term Debt..............................        --            --         $ 142.4(B)       142.4
Other Liabilities...........................     125.8         125.8                          125.8
                                               -------       -------         -------        -------
          Total Liabilities.................     499.5         499.5           142.4          641.9
                                               -------       -------         -------        -------
SHAREHOLDER'S EQUITY (DEFICIT):
  Preferred Stock, par value $.01 per share,
     Authorized -- 10,000,000 shares, Issued
     and Outstanding -- None................        --            --                             --
  Series Common Stock, par value $.01 per
     share, Authorized -- 10,000,000 shares,
     Issued and Outstanding -- None.........        --            --                             --
  Common Stock, par value $.01 per share,
     Authorized -- 400,000,000 shares,
     Issued and Outstanding -- 171,451,136
     shares, less Treasury
     Shares -- 9,745,302....................        --           1.7                            1.7
  Retained Earnings (Deficit)...............                  (129.9)         (141.6)        (271.5)
  Cumulative Translation Adjustment.........                    (3.2)             --           (3.2)
  Shareholder's Net Investment..............    (131.4)
                                               -------       -------         -------        -------
          Total Shareholder's Equity
            (Deficit).......................    (131.4)       (131.4)         (141.6)        (273.0)
                                               -------       -------         -------        -------
          Total Liabilities and
            Shareholder's Equity............   $ 368.1       $ 368.1         $    .8        $ 368.9
                                               =======       =======         =======        =======

    See Notes to Moody's Corporation Unaudited Combined Pro Forma Condensed
                              Financial Statements

                              MOODY'S CORPORATION

      NOTES TO UNAUDITED COMBINED PRO FORMA CONDENSED FINANCIAL STATEMENTS

(A) Management of Moody's presently estimates a net increase in annual general and administrative expenses of approximately $4.5 million associated with operating as a separate publicly owned company, which expenses are not reflected in the combined pro forma condensed financial statements.

(B) In connection with the Distribution, D&B will borrow funds in order to repay in full D&B's commercial paper obligations. Also in connection with the Distribution, responsibility for D&B's obligations to repay principal and interest under the minority interest financing (relating to the investment partnership described in Note 12 to D&B's Consolidated Financial Statements and Notes thereto included elsewhere in this Information Statement) will be allocated to New D&B. It is anticipated that New D&B will also assume a portion of the indebtedness of D&B and receive a portion of the cash of D&B in amounts such that, at the time of Distribution, the net indebtedness of New D&B (including the minority interest financing) will approximate the net indebtedness of Moody's (before giving effect to payments of cash in connection with the allocation of certain corporate liabilities of D&B between New D&B and Moody's that may result in the net indebtedness of one corporation exceeding that of the other).

In addition, accrued expenses include approximately $175.0 million in liabilities that were subsequently paid. This payment, which reflects 50% of the amount paid by D&B in connection with an amended tax return filed by D&B on May 12, 2000, was funded through additional short-term borrowings.

(C) Reflecting the effect on interest expense of $142.4 million of indebtedness based on a weighted average interest rate of 8% per annum. A one-eighth percent change in interest rates could increase or decrease interest expense by $0.2 million.

(D) To reflect the $0.8 million of deferred financing costs relating to the $142.4 million of indebtedness.

(E) To reflect one year of amortization of the $0.8 million of estimated deferred financing costs related to the $142.4 million of indebtedness. The deferred financing costs will be amortized over the estimated 5-year life of the debt. The debt amount is immaterial for the three months ended March 31, 2000.

(F) Adjustment to reflect the tax effect of the pro forma adjustments at the statutory tax rate.

(G) The "Pro Forma Historical" column reflects the recapitalization of Moody's as of the date of the Distribution.

                              MOODY'S CORPORATION

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     This discussion and analysis of financial condition and results of operations is prepared as if Moody's was a separate entity for all periods discussed. This discussion should be read in conjunction with the Moody's Financial Statements and Notes thereto included elsewhere in this Information Statement.

OVERVIEW

     On December 15, 1999, D&B announced a plan to separate into two independent, publicly traded companies--The New D&B Corporation and Moody's Corporation. The separation will be accomplished through a tax-free distribution to the shareholders of D&B (the "Distribution") of all of the shares of common stock of a newly formed, wholly owned subsidiary corporation (New D&B) comprising the business of the D&B operating company. In connection with the Distribution, D&B will complete an internal reorganization so that, at the time of the Distribution, the business of New D&B will consist solely of the business of supplying business, purchasing, credit and marketing information products and services as well as receivable management services, and the business of D&B will consist solely of the business of providing ratings and related research and risk management services. In addition, at the time of the Distribution, D&B will be renamed "Moody's Corporation" and New D&B will be a new publicly traded company that will succeed to the name "The Dun & Bradstreet Corporation". Shares of common stock of D&B will represent a continuing interest in the Moody's Business. D&B expects to complete the Distribution by the end of the third quarter of 2000.

     D&B has received a ruling from the IRS to the effect that the Distribution will be tax-free for Federal income tax purposes, except to the extent that cash is received in lieu of fractional shares of New D&B Common Stock.

     For purposes of, among other things, governing certain of the ongoing relations between New D&B and Moody's as a result of the Distribution as well as to allocate certain tax, employee benefit and other liabilities arising prior to the Distribution, the companies will enter into various agreements, including a Distribution Agreement, Tax Allocation Agreement, Employee Benefits Agreement, Intellectual Property Assignment, Shared Transaction Services Agreement, Insurance and Risk Management Services Agreement, Data Services Agreement and Transition Services Agreement. Summaries of these agreements are set forth elsewhere in this Information Statement.

     In general, pursuant to the terms of the Distribution Agreement, all of the assets of the New D&B Business will be allocated to New D&B and all of the assets of the Moody's Business will be allocated to Moody's. The Distribution Agreement also provides for assumptions of liabilities and cross-indemnities designed to allocate generally, effective as of the Distribution Date, financial responsibility for (i) all liabilities arising out of or in connection with the New D&B Business to New D&B, (ii) all liabilities arising out of or in connection with the Moody's Business to Moody's and (iii) substantially all other liabilities equally between New D&B and Moody's. The liabilities so allocated include liabilities arising out of or in connection with former businesses of D&B and its predecessor as well as certain other transactions involving D&B and its predecessor.

     Pursuant to the terms of the 1998 Distribution Agreement between D&B and Donnelley, as a condition to the Distribution, New D&B is required to undertake to be jointly and severally liable with D&B to Donnelley for any liabilities arising thereunder. The Distribution Agreement generally allocates the financial responsibility for liabilities of D&B under the 1998 Distribution Agreement equally between New D&B and Moody's, except that any such liabilities that relate primarily to the New D&B Business will be New D&B liabilities and any such liabilities that relate primarily to the Moody's Business shall be Moody's liabilities. Among other things, New D&B and Moody's will agree that, as between themselves, they will each be responsible for 50% of any payments to be made in respect of the IRI action under the 1998 Distribution Agreement, including any legal fees and expenses related thereto. See "Moody's Corporation Business--Legal Proceedings".

     In connection with the Distribution, D&B will borrow funds in order to repay in full D&B's commercial paper obligations. Also in connection with the Distribution, responsibility for D&B's obligations to repay principal and interest under the minority interest financing (relating to the investment partnership described in Note 12 to D&B's Consolidated Financial Statements and Notes thereto included elsewhere in this Information Statement) will be allocated to New D&B. It is anticipated that New D&B will also assume a portion of the indebtedness of D&B and receive a portion of the cash of D&B in amounts such that, at the time of Distribution, the net indebtedness of New D&B (in addition to the minority interest financing) will approximate the net indebtedness of Moody's (before giving effect to payments of cash in connection with the allocation of certain corporate liabilities of D&B between New D&B and Moody's that may result in the net indebtedness of one corporation exceeding that of the other).

     Due to the relative significance of New D&B as compared to Moody's, the transaction has been accounted for as a reverse spin-off.

     The financial statements reflect the financial position, results of operations and cash flows of Moody's as if it were a separate entity for all periods presented. The financial statements include allocations of certain D&B assets (including prepaid pension assets), liabilities (including postretirement benefits and corporate and tax obligations) and expenses (including cash management, legal, accounting, tax, employee benefits, insurance services, data services and other D&B corporate overhead) relating to Moody's business. Moody's management believes that these allocations are reasonable. However, the costs of these services and benefits charged to Moody's are not necessarily indicative of the costs that would have been incurred if Moody's had performed or provided these functions as a separate entity. Management of Moody's presently estimates a net increase in general and administrative expenses of approximately $4.5 million associated with operating as a separate publicly owned company.

     The financial information included herein may not necessarily reflect the results of operations, financial position, changes in shareholder's net investment and cash flows of Moody's in the future or what they would have been had it been a separate entity during the periods presented. Unfavorable financial or economic conditions would likely reduce the number and size of debt issuances and other transactions for which Moody's provides ratings services. High interest rates, volatility in financial markets or the interest rate environment, significant political or economic events, defaults of significant issuers and other market and economic factors may negatively impact the general level of debt issuances, the debt issuance plans of certain categories of borrowers and the types of credit products being offered. Because the ratings revenues and results of operations of Moody's are directly related to the number and size of the transactions in which it participates, it would be adversely affected by a reduction of the level of debt issuances. A sustained period of market decline or weakness could have a material adverse effect on Moody's business and financial results. See "Risk Factors" and "Moody's Corporation Business--Competition".

     The financial statements reflect effective tax rates of Moody's on a separate company basis. These rates reflect the historical benefit of certain of D&B's global tax planning actions for all periods presented.

     Historically, D&B used a centralized cash management system to finance Moody's operations. Cash deposits from the majority of the Moody's businesses were transferred to D&B on a daily basis, and D&B funded the majority of Moody's disbursements from its centralized cash management system. Net distributions to D&B reflect these intercompany cash activities. No interest was charged or credited on these transactions with D&B. After the Distribution, Moody's will have its own bank accounts and control the use of its cash and will not continue to participate in D&B's cash management system.

OPERATING SEGMENTS

     Moody's operates primarily in one reportable business segment -- ratings, which accounts for approximately 90% of Moody's total revenue. The ratings segment is composed of four ratings groups: corporate finance, structured finance, financial institutions and sovereigns, and public finance. Given the dominance of the ratings segment to Moody's overall results, Moody's does not separately measure and report operating income for the ratings business. Rather, revenue is the predominant measure utilized by senior management for assessing performance and for the allocation of resources, and operating income is evaluated for Moody's as a whole. Moody's also reports revenue separately for two geographic areas: U.S. and international.

RESULTS OF OPERATIONS

  THREE MONTHS ENDED MARCH 31, 2000 COMPARED WITH THREE MONTHS ENDED MARCH 31, 1999

     Revenue for the first quarter of 2000 was $139.3 million, an increase of $2.2 million, or 1.6%, from $137.1 million for the first quarter of the previous year. The revenue growth reflected a slight decline in ratings revenue, where strong gains in international ratings were more than offset by weakness in U.S. ratings due to an unfavorable capital markets environment, principally due to an increase in interest rates. Double-digit first quarter growth was achieved in opinion research products revenue, due to strong demand for services delivered via the Internet and increased international sales. Revenue for the first quarter of 2000 included $0.8 million related to a financial software products company that was acquired by Moody's Risk Management Services (as defined below under "Moody's Corporation Business--General") in January 2000.

     Ratings revenue was $121.9 million in the first quarter of 2000, down slightly from $122.8 million in the first quarter of 1999. Strong growth in revenue from international corporate finance and structured finance ratings was more than offset by the effects of a decline in securities issuance in the U.S. capital markets, principally as a result of unsettled market conditions related to interest rate increases.

     Revenue from corporate ratings was $44.6 million in the first quarter of 2000, up $2.6 million, or 6.2%, from $42.0 million in the first quarter of 1999. Strong growth in international ratings revenue from issuance in Europe, including from first-time corporate issuers, more than offset a decline in U.S. investment grade issuance. In addition, revenue from bank loan ratings doubled in the first quarter of 2000 compared with the same period in 1999, and offset lower revenue from high yield bond ratings.

     Structured finance ratings revenue was $40.5 million for the first quarter of 2000, an increase of $2.1 million, or 5.5%, from $38.4 million in the first quarter of 1999. The increase was driven by strong growth in Europe and Japan and in U.S. asset backed finance, which more than offset lower U.S. revenue in mortgage backed securities and credit derivatives.

     Revenue from financial institution and sovereign ratings was $27.4 million for the first three months of 2000, compared with $26.8 million for the same period of 1999. Increased international volumes were substantially offset by the effects of a decline in U.S. debt issuance and U.S. industry consolidation in this sector.

     Public finance ratings revenue declined 39.7% to $9.4 million for the first quarter of 2000, from $15.6 million for the 1999 first quarter. This decline is principally the result of a 32% decline in issuance volume in the U.S. municipal bond market in the first three months of 2000, compared with the same period of 1999.

     Revenue in the United States was $99.8 million for the first quarter of 2000, a decline of $9.5 million, or 8.7%, from $109.3 million in the first quarter of 1999. This decrease reflected lower ratings revenue, principally due to lower issuance volumes in several market sectors, including corporate and municipal bonds, commercial mortgage-backed securities and credit derivatives. These declines were partially offset by strong growth in asset backed finance ratings, a doubling of bank loan ratings revenue, and continued strong growth in opinion research products revenue.

     Moody's international revenue was $39.5 million in the first quarter of 2000, an increase of 42.1% over $27.8 million in the same period of 1999. The strong growth was principally driven by higher ratings revenue, due to growth in European corporate issuance, including first-time issuers, and strong activity in structured ratings in Europe and Japan, as well as continued strong growth in opinion research products revenue.

     Operating, general and administrative expenses were $71.5 million in the first quarter of 2000, compared to $70.7 million in the first quarter of 1999. The first quarter 2000 amount included $1.6 million related to the financial software products company that was acquired in January 2000. Excluding these costs, the first quarter 2000 expenses declined slightly versus the first quarter of 1999, reflecting overall expense management in light of low revenue growth. Depreciation and amortization rose from $3.4 million in the first quarter of

1999 to $4.0 million in the first quarter of 2000. This increase principally reflected $0.7 million of amortization related to the above-mentioned acquisition.

     Moody's operating income of $63.8 million in the first quarter of 2000 was up 1.3% from $63.0 million in the same period of 1999. First quarter 2000 operating income was negatively affected by $1.5 million due to the impact of the January 2000 acquisition of a financial software products company.

     Moody's effective tax rate was 44.2% both for the first quarter of 2000 and for the first quarter of 1999.

     As a result of the foregoing, Moody's reported net income of $35.9 million for the quarter ended March 31, 2000, compared with $35.2 million for the same period of 1999. Pro forma basic and diluted earnings per share for the 2000 first quarter were $0.22 basic and diluted. For the first quarter of 1999, pro forma earnings per share were $0.21 basic and diluted.

     YEAR ENDED DECEMBER 31, 1999 COMPARED WITH YEAR ENDED DECEMBER 31, 1998

     Moody's revenue was $564.2 million in 1999, an increase of 9.8% from $513.9 million in 1998. Revenue in 1998 included $18.4 million related to FIS, Moody's financial publishing business, which was sold in July 1998. Excluding FIS, Moody's 1999 revenue grew 13.9% from $495.5 million in 1998. The strong revenue performance reflected double-digit growth in ratings revenue, fueled by continued expansion of European capital markets and growth in several sectors of the U.S. market. Moody's 1999 revenue also reflected double-digit growth in opinion research products, driven by international expansion and new product introductions.

     Moody's ratings revenue was $502.2 million in 1999, an increase of 13.7% from $441.5 million in 1998. This growth was principally driven by ratings of corporate bonds, structured products and commercial paper. International ratings revenue growth was especially strong, as the introduction of the Euro and a significant increase in merger-related financing drove significant growth in European capital markets. These revenue gains were partially offset by the effects of volume declines in the U.S. high yield and municipal markets, compared to strong performance in these markets in 1998.

     Revenue from corporate ratings was $165.5 million in 1999 compared with $143.6 million in 1998, an increase of 15.3%. The revenue growth was principally driven by strong international issuance volumes. Bank loan ratings activity expanded significantly in 1999 as Moody's rated over $300 billion of new loans, an increase of 50% over 1998. Revenue from high yield ratings declined in 1999, as issuance during the year was approximately 32% lower than 1998's record level.

     Structured finance ratings revenue of $172.4 million in 1999 grew 20.6% over 1998 revenue of $143.0 million. The increase in 1999 revenue was principally the result of strong growth in the asset-backed and derivatives markets in the U.S., Europe and Japan. Moody's revenue from ratings of credit derivatives grew by more than 40% in 1999, as U.S. issuance volumes surged to record levels.

     Revenue from financial institution and sovereign ratings was $104.8 million in 1999, an increase of 16.3% over $90.1 million in 1998. The increase principally reflected higher debt issuance in and expanded coverage of the global banking sector.

     Public finance ratings revenue declined 8.2% to $59.5 million in 1999 from $64.8 million in 1998. The decrease was principally the result of lower municipal debt issuance in 1999 following 1998's near-record level.

     Revenue in the United States was $423.4 million in 1999, an increase of 2.5% over $413.0 million in 1998. Excluding the 1998 revenue of FIS, United States revenue increased 7.1% in 1999, from $395.3 million in 1998. This increase was principally the result of gains in structured finance, commercial paper and bank loan ratings, partially offset by the effects of volume declines in the high yield and municipal markets.

     Moody's international revenue was $140.8 million in 1999 and $100.9 million in 1998, an increase of 39.5%. Excluding the 1998 revenue of FIS, international revenue increased 40.5% in 1999, from $100.2 million in 1998. This performance was principally driven by growth in European capital markets, where the introduction of the Euro and a significant increase in merger-related financing drove strong debt issuance.

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Strong growth was also achieved in ratings of international asset backed securities, particularly in Europe and Japan.

     1999 operating expenses of $184.9 million grew $6.8 million, or 3.8%, from $178.1 million in 1998. Excluding 1998 operating expense of $8.5 million related to FIS, 1999 operating expense increased by $15.3 million, or 9.0%. The increase principally reflected higher compensation and related expenses due to an increase in the number of analysts, particularly in Europe and the structured finance business. General and administrative expenses of $95.9 million in 1999 were up $1.0 million compared to $94.9 million in 1998. Excluding $4.6 million of 1998 general and administrative expenses related to FIS, 1999 expense grew by $5.6 million, or 6.2%. This increase was principally due to higher compensation and related costs. Depreciation and amortization expense was $13.0 million in 1999, a decrease of $2.4 million over 1998. Excluding FIS depreciation and amortization expense of $1.1 million in 1998, the 1999 expense declined by $1.3 million. This reflected lower levels of capital spending in 1998 and 1999 versus prior years, partly as a result of declining technology costs.

     Moody's operating income of $270.4 million in 1999 was up 19.9% from $225.5 million in 1998. Excluding 1998 operating income related to FIS of $4.2 million, 1999 operating income grew 22.2% from $221.3 million in 1998.

     Non-operating income, net was $8.5 million in 1999 and $12.4 million in 1998. Non-operating income included pre-tax gains on the sale of FIS of $9.2 million in 1999 and $12.6 million in 1998.

     Moody's effective tax rate was 44.2% for 1999, compared with an effective tax rate of 40.3% in 1998. This increase resulted from an increase in the percentage of Moody's income allocable to states with high income tax rates and refinements of certain estimates.

     As a result of the foregoing, Moody's reported net income of $155.6 million in 1999 and $142.0 million in 1998, an increase of 9.6%. Pro forma basic and diluted earnings per share in 1999 were $0.96 and $0.95, respectively, compared with pro forma basic and diluted earnings per share of $0.84 and $0.83 in 1998, respectively. Moody's net income included after-tax gains from the sale FIS of $5.1 million (pro forma earnings per share of $0.03 basic and diluted) in 1999 and $7.5 million (pro forma earnings per share of $0.04 basic and diluted) in 1998. Excluding these gains, Moody's 1999 net income increased 11.9% over 1998.

  YEAR ENDED DECEMBER 31, 1998 COMPARED WITH YEAR ENDED DECEMBER 31, 1997

     Moody's reported revenue of $513.9 million in 1998, was up 12.4% compared with $457.4 million in 1997. Excluding FIS revenue of $18.4 million in 1998 and $34.3 million in 1997, Moody's revenue of $495.5 million in 1998 grew 17.1% from $423.1 million in 1997. This increase was principally due to strong ratings revenue growth in corporate and municipal bonds, structured finance and commercial paper. Revenue from opinion research products also achieved double-digit growth in 1998, driven by new products and continued international expansion.

     Moody's ratings revenue was $441.5 million in 1998, an increase of 16.2% compared with $379.9 million in 1997. The increase was principally driven by growth in issuance of corporate and municipal bonds, structured products and commercial paper.

     Revenue from corporate ratings was $143.6 million in 1998, up 12.5% from $127.7 million in 1997. High yield bond issuance in 1998 reached a record high for the second consecutive year, growing approximately 23% over 1997. Investment grade issuance volumes also increased in 1998, in part the result of a favorable interest rate environment.

     Structured finance ratings revenue was $143.0 million in 1998 and $104.1 million in 1997, an increase of 37.4%. This increase was principally the result of strength in the mortgage-backed and credit derivatives markets in the United States and Europe. Issuance of commercial mortgage-backed securities increased by approximately 75% to $80 billion in 1998. In addition, the number of ratings of credit derivatives rose 73% over the prior year.

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     Revenue from financial institutions and sovereign ratings of $90.1 million in 1998 was flat as compared to 1997. Revenue growth was negatively affected by consolidations in the financial services industry.

     Public finance ratings revenue increased 11.7% to $64.8 million in 1998, compared with $58.0 million in 1997. This increase was principally the result of near-record U.S. municipal bond issuance in 1998, as lower interest rates fueled an increase of more than 50% in refinancings.

     Revenue in the United States increased by 9.2% to $413.0 million in 1998, compared with $378.3 million in 1997. Excluding FIS revenue of $17.7 million in 1998 and $33.0 million in 1997, United States revenue of $395.3 million in 1998 grew 14.5% compared with $345.3 million in 1997. This increase resulted principally from growth in ratings of corporate and municipal bonds, structured products and commercial paper.

     International revenue was $100.9 million in 1998 and $79.1 million in 1997, an increase of 27.6%. Excluding FIS revenue of $0.7 million in 1998 and $1.3 million in 1997, international revenue of $100.2 million in 1998 grew 28.8% compared with $77.8 million in 1997. The strong growth reflected gains in European corporate bonds, broader coverage of banks in Europe and Asia, and record international structured finance issuance volumes. Opinion research products revenue also showed strong double-digit growth, driven by new products and customers.

     Operating expenses of $178.1 million were $20.1 million (12.7%) higher than $158.0 million in 1997. Excluding FIS in both years, operating expenses of $169.6 million in 1998 were $27.1 million (19.0%) higher than $142.5 million in 1997. The expense growth primarily reflected higher compensation expenses due to an increase in the number of rating analysts and increased expenses for travel and outside professional services, all to support revenue growth. General and administrative expenses of $94.9 million in 1998 were $1.7 million higher than $93.2 million in 1997. Excluding FIS in both years, general and administrative expenses of $90.3 million in 1998 were $7.5 million, or 9.1%, higher than $82.8 million in 1997. The increase principally reflected higher compensation costs, staffing growth in support functions and costs related to new customer support systems. Depreciation and amortization expense of $15.4 million in 1998 was $0.8 million lower than $16.2 million in 1997. Excluding FIS in both years, 1998 depreciation and amortization expense of $14.3 million was $0.7 million higher than $13.6 million in 1997.

     Operating income was $225.5 million in 1998 and $190.0 million in 1997, an increase of 18.7%. Excluding the results of FIS, operating income was $221.3 million in 1998 and $184.2 million in 1997, an increase of 20.1%.

     Moody's reported non-operating income of $12.4 million in 1998 and $0.2 million in 1997. 1998 non-operating income included a pre-tax gain of $12.6 million on the sale of FIS.

     Moody's effective tax rate was 40.3% for 1998, compared with an effective tax rate of 33.7% in 1997. This increase resulted from a number of factors, including an increase in the percentage of Moody's income allocable to states with high income tax rates and refinements of certain estimates.

     As a result of the foregoing, Moody's reported net income of $142.0 million in 1998 and $105.9 million in 1997, an increase of 34.1%. Pro forma earnings per share for 1998 were $0.84 basic and $0.83 diluted, compared with 1997 pro forma earnings per share of $0.62 basic and $0.61 diluted. 1998 results included a gain of $7.5 million net of related taxes (pro forma earnings per share $0.04 basic and diluted) on the sale of FIS. 1997 results included a one-time, non-cash charge of $20.3 million after tax (pro forma earnings per share $0.12 basic and diluted) for the cumulative effect of an accounting change with respect to revenue recognition in connection with monitoring of existing credit ratings. Excluding the impacts of the sale of FIS and the aforementioned accounting change, Moody's net income was $134.5 million in 1998, compared with $126.2 million in 1997.

RECENTLY ISSUED ACCOUNTING STANDARDS

     In March 2000, the Financial Accounting Standards Board issued Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation, an interpretation of APB Opinion No. 25". The interpretation provides guidance for certain issues relating to stock compensation involving employees that

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arose in applying APB Opinion No. 25. Among other things, this Interpretation clarifies (a) the definition of an employee for purposes of applying APB Opinion No. 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. The provisions of FIN No. 44 are effective July 1, 2000, except for the provisions regarding modifications to fixed stock option awards that reduce the exercise price of an award, which apply to modifications made after December 15, 1998. Provisions regarding modifications to fixed stock option awards to add reload features apply to modifications made after January 12, 2000. Moody's continues to evaluate the expected impact of FIN No. 44 on its combined financial statements.

     In December 1999, the staff of the SEC issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements". SAB 101 summarizes some of the staff's interpretations of the application of generally accepted accounting principles to revenue recognition. The staff provided this guidance due, in part, to the large number of revenue recognition issues that it has encountered in registrant filings. In March 2000, SAB 101A, "Amendment: Revenue Recognition in Financial Statements", was issued, which defers the effective date of SAB 101 until the second fiscal quarter of 2000. Moody's believes that it is in compliance with this guidance.

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires recognition of all derivatives as either assets or liabilities on the balance sheet and measurement of those instruments at fair value. If certain conditions are met, a derivative may be designated specifically as: (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment (a fair value hedge); (b) a hedge of the exposure to variable cash flows of a forecasted transaction (a cash flow hedge); or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction. In June, the Financial Accounting Standards Board issued SFAS No. 137 delaying the effective date of SFAS No. 133. The provisions of SFAS No. 133 are effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. Moody's currently does not engage in any transactions that would be impacted by the adoption of SFAS No. 133.

MARKET RISK SENSITIVE INSTRUMENTS

     Moody's maintains operations in 14 countries outside of the United States, and approximately 20% of its expenses are incurred in currencies other than the U.S. dollar. Over 90% of Moody's revenues are billed and collected in U.S. dollars. Fluctuations in the value of foreign currencies relative to the U.S. dollar may increase the volatility of U.S. dollar operating results. In 1999 and 1998, foreign currency translation had immaterial impacts on U.S. dollar revenue growth and operating income growth.

     As of December 31, 1999, approximately 6% of Moody's assets were located outside the U.S. Moody's aggregate cash balance of $3.4 million was not concentrated in any one country. Non-U.S. monetary assets are maintained in currencies other than the U.S. dollar, principally in the U.K. and Japan. Changes in the value of these currencies relative to the U.S. dollar are charged or credited to shareholder's net investment. The effect of exchange rate changes during 1999 was not significant.

LIQUIDITY AND CAPITAL RESOURCES

     Net cash provided by operating activities was $17.7 million and $22.9 million for the three months ended March 31, 2000 and 1999, respectively. The first quarter 2000 activity reflected higher payments for incentive compensation compared with the same period of 1999. This impact was offset by faster collection of receivables due in part to new systems and processes.

     Net cash used in investing activities was $20.4 million for the first quarter of 2000 compared with $1.8 million for the same period of 1999. This increase was principally due to the acquisition of a financial software products company in January 2000 for $17.4 million.
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     Net cash from financing activities consists of net distributions to and from D&B. Net distributions from D&B were $9.2 million for the first quarter of 2000, compared with net distributions to D&B of $18.4 million in the first quarter of 1999. The change in the first quarter of 2000 principally reflected funds received from D&B for the January 2000 acquisition mentioned above.

     Net cash provided by operating activities was $186.4 million, $171.8 million and $176.4 million in 1999, 1998 and 1997, respectively. The increase in 1999 compared to 1998 principally reflected the net income growth discussed above. In addition, faster collections of receivables due in part to new systems and processes resulted in a reduction in accounts receivable at December 31, 1999 compared with December 31, 1998, despite a significant increase in revenue for the year.

     Net cash (used in)/provided by investing activities totaled ($12.5 million) in 1999, $14.5 million in 1998, and ($14.9 million) in 1997. 1998 included proceeds of $26.5 million from the sale of FIS. Capital expenditures were $12.5 million in 1999, $12.0 million in 1998 and $14.9 million in 1997. Capital expenditures principally include investments in purchasing, developing, and upgrading computer hardware, software and systems, and in improvements to owned and leased office facilities. 1998 and 1997 capital spending included $0.4 million and $0.8 million, respectively, related to FIS. Excluding FIS, 1999 capital spending increased $0.9 million compared with 1998 principally to support staffing growth and expansion of international offices. Excluding FIS, Moody's capital expenditures in 1998 were $2.5 million less than its capital expenditures in 1997, in part reflecting declining technology costs. In addition, the level of spending on building improvements in 1998 was less than in 1997. Currently, Moody's has no material commitments for capital expenditures.

     Net cash used in financing activities, representing net distributions to D&B in each year, totaled $174.6 million in 1999, $187.6 million in 1998 and $162.1 million in 1997.

  FINANCING ARRANGEMENTS

     At May 31, 2000, D&B had approximately $49.4 million in cash and cash equivalents, $280.1 million in commercial paper borrowings and $300 million of indebtedness under minority interest financing. In connection with the Distribution, D&B will borrow funds in order to repay in full D&B's commercial paper obligation. Also in connection with the Distribution, responsibility for D&B's obligations to repay principal and interest under the minority interest financing (relating to the investment partnership discussed in Note 12 in D&B's Consolidated Financial Statements and Notes thereto included elsewhere in this Information Statement) will be allocated to New D&B. New D&B will also assume a portion of the indebtedness of D&B and will receive a portion of the cash of D&B in amounts such that, at the time of the Distribution, the net indebtedness of Moody's will approximate the net indebtedness of New D&B, including the minority interest financing (before giving effect to payments of cash in connection with the allocation of certain corporate liabilities of D&B between New D&B and Moody's that may result in the net indebtedness of one corporation exceeding that of the other). See "The Distribution--Certain Indebtedness and Minority Interest Financing".

  STOCK REPURCHASE PROGRAM

     During the first quarter of 2000, D&B repurchased 125,000 shares for $3.5 million in connection with the D&B Employee Stock Purchase Plan and to offset a portion of the shares issued under incentive plans. During the first quarter of 1999, D&B purchased 1.6 million shares for $56.4 million under D&B's $300 million special stock repurchase program authorized by its Board of Directors in June 1998 and completed during 1999. During the first quarter of 1999, D&B also repurchased 1.0 million shares for $34.7 million in connection with D&B's Employee Stock Purchase Plan and to offset shares issued under incentive plans. Shares issued for D&B's incentive plans totaled 1.0 million and 1.6 million shares during the first quarter of 2000 and 1999, respectively. Proceeds received from the exercise of stock options were $16.0 million for the first quarter of 2000 compared to $27.0 million in 1999.

     During 1999, D&B completed its special stock repurchase program, authorized by the Board of Directors in June 1998, by purchasing 4.2 million shares for $150.0 million. During 1999, D&B also repurchased 2.6 million shares for $87.9 million to offset awards made under stock incentive plans and in connection with the D&B Employee Stock Purchase Plan. During 1998, D&B repurchased 5.7 million shares for a total of
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$150.0 million under the special stock repurchase program and purchased 2.3 million shares to offset awards made under stock incentive plans for a total of $70.2 million. Proceeds received in connection with D&B stock incentive plans were $48.4 million in 1999 compared with $41.0 million in 1998.

     Moody's presently intends to commence a systematic share repurchase program following the Distribution to offset the dilutive effect of shares issued under Moody's employee benefits arrangements. In addition, Moody's expects to commence a share purchase program following the Distribution to acquire up to $50 million of Moody's Common Stock on an annual basis.

  OTHER

     D&B enters into global tax planning initiatives in the normal course of business. These initiatives are subject to review by tax authorities. As a result of the review process, uncertainties exist, and it is possible that some of these matters could be resolved unfavorably. At this time, management is unable to predict the final outcome of these matters or whether these matters could materially affect Moody's results of operations, cash flows or financial position. Each of New D&B and Moody's will agree to assume financial responsibility for 50% of any liabilities that may arise with respect to such matters. See "Relationship Between The Dun & Bradstreet Corporation and Moody's Corporation After the Distribution--Distribution Agreement".

     The IRS is continuing its review of the utilization of certain capital losses of Donnelley. On May 9, 2000, the IRS issued a summary report with respect to the utilization of these capital losses for the 1989 and 1990 tax periods. D&B expects a formal assessment with respect to the utilization of these capital losses to be issued by the IRS during the second quarter of 2000.

     Pursuant to a series of agreements, IMS Health and NMR are jointly and severally liable to pay one-half, and Donnelley the other half, of any payments for taxes and accrued interest, arising from this matter and certain other potential tax liabilities after Donnelley pays the first $137 million. In connection with the 1998 Distribution, D&B and Donnelley entered into an agreement whereby D&B has assumed all potential liabilities of Donnelley arising from these tax matters and has agreed to indemnify Donnelley in connection with such potential liabilities.

     On May 12, 2000, an amended tax return was filed for the 1989 and 1990 tax periods which reflects $561.6 million of tax and interest due. D&B paid the IRS approximately $349.3 million of this amount on May 12, 2000, funded by short-term borrowings. IMS Health informed D&B that it paid the IRS approximately $212.3 million on May 17, 2000. The payments were made to the IRS to stop further interest from accruing. Notwithstanding the filing and payments, D&B intends to contest the assessment, if any, of amounts in excess of the amounts paid. D&B has accrued its anticipated share of the probable liability arising from the utilization of these capital losses. Half of such accrued liability has been allocated to Moody's and is reflected in the Moody's Combined Financial Statements and Notes thereto included elsewhere in this Information Statement.

     Moody's is involved in legal proceedings of a nature considered normal to its business. In the opinion of management, although the outcome of such legal proceedings cannot be predicted with certainty, the ultimate liability of Moody's in connection with such legal proceedings will not have a material effect on Moody's financial position, results of operations and cash flows.

     In addition, Moody's has certain other contingencies discussed under "Moody's Corporation Business--Legal Proceedings".

     Moody's existing balances of cash and cash equivalents, cash generated from operations and debt capacity are expected to be sufficient to fund Moody's operating needs, service debt and pay dividends, over the next year.

YEAR 2000

     Moody's initiated a Year 2000 ("Y2K") preparation program in 1997, when it began identifying Y2K related technology risks and developing plans for appropriate remediation and testing activities. Moody's

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program was substantially completed during 1999. As a result of this program,
Moody's made a smooth transition to the Year 2000, and its systems are operating in a business-as-usual manner. Moody's does not expect to encounter any significant Y2K-related disruptions in the future. External and internal costs associated with Moody's Y2K program were expensed as incurred. These costs, which do not include the costs of software and systems that were replaced or upgraded in the normal course of business, aggregated approximately $2.4 million, of which $0.8 million was incurred during 1999.

DIVIDENDS

     Moody's, as a subsidiary of D&B, did not pay dividends directly to D&B shareholders. Subject to the approval of the Moody's Board of Directors, following the Distribution, it is anticipated that Moody's will initially pay quarterly a dividend of between $0.04 and $0.06 per share. The payment and level of cash dividends by Moody's after the Distribution will be subject to the discretion of the Moody's Board of Directors.

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                              MOODY'S CORPORATION

                                    BUSINESS

GENERAL

     Moody's is a leading global credit rating, research and risk analysis firm. Moody's publishes credit opinions, research and ratings on fixed-income securities, issuers of securities and other credit obligations. Moody's credit ratings and research help investors analyze the credit risks associated with fixed-income securities. Ratings and research from reliable third parties also create efficiencies in fixed-income markets and similar obligations, such as insurance and derivatives, by providing reliable, credible and independent assessments of credit risk. Moody's global and increasingly diverse services are designed to increase market liquidity and may reduce transaction costs.

     Founded in 1900, Moody's employs approximately 1,500 employees worldwide. Moody's maintains offices in 14 countries and has expanded into developing markets through joint ventures or affiliation agreements with local rating agencies. Moody's provides ratings and credit research on governmental and commercial entities in approximately 100 countries. Moody's customers include investors, depositors, creditors, investment banks, commercial banks, other financial intermediaries and a wide range of corporate and governmental issuers of securities. Moody's is not dependent on a single customer or a few customers, such that a loss of any one would have a material adverse effect on its business.

     Moody's publishes rating opinions and research on a broad range of credit obligations. These include various corporate and governmental obligations issued in domestic and international markets, structured finance securities and commercial paper programs. In recent years, Moody's has moved significantly beyond its traditional bond ratings activities and has been assigning ratings to issuers of securities, insurance company obligations, bank loans, derivative products, bank deposits and other bank debt, managed funds and derivatives. At the end of 1999, Moody's had ratings on approximately 100,000 corporate issuances, including industrial corporations, financial institutions, governmental entities and structural finance issuers, and more than 68,000 public finance obligations. Ratings are disseminated to the public through a variety of print and electronic media, including real-time systems widely used by securities traders and investors.

     Closely integrated with its ratings services, Moody's provides investor-oriented credit research for more than 2,800 institutions reaching more than 15,000 users globally. Moody's publishes more than 100 research products, including in-depth research on major issuers, industry studies, special comments and credit opinion handbooks. Detailed descriptions of both the rated issue and issuer, along with a summary of the rationale for the assignment of the specific rating, also appear in various Moody's credit research products. These research products include insurance, utilities, speculative-grade instruments, structured finance, bank, finance, real estate and global credit research.

     Moody's Risk Management Services, Inc., a wholly owned subsidiary of Moody's ("Moody's Risk Management Services"), develops and distributes credit risk assessment software used by banks and other financial institutions in their portfolio management, commercial lending and other activities. Moody's Risk Management Services also provides modeling tools, analytics, credit education materials, seminars, computer-based lending simulations and other products and services that have developed continuing relationships with these clients. On January 27, 2000, Moody's Risk Management Services acquired the Software Products Group division of Crowe, Chizek and Company LLP, which division provides credit risk assessment software to financial institutions.

PROSPECTS FOR GROWTH

     Over the past decade, the global public fixed-income markets have significantly increased in outstanding principal amount. Moody's believes that the global credit markets will continue to increase in size and scope. In addition, the securities being issued in the global fixed-income markets are becoming more complex. Moody's expects that these trends will increase the long-term demand for its high-quality, independent credit opinions.

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     The size of the world capital markets is increasing because, in general, the global political and economic climate has promoted economic growth and more productive capital investment and market structures. Moody's believes that the outlook is generally favorable for the continued growth of the world capital markets, particularly in Europe as a consequence of the economic and monetary union contemplated by the Treaty on European Union (the "EMU").

     Technology, such as the Internet, makes information about investment alternatives easily available throughout the world. This technology facilitates issuers' ability to place securities outside their national market and investors' capacity to obtain information about securities issued outside their national markets. Issuers and investors are also more readily able to obtain information about new financing techniques and new types of securities that they may wish to purchase or sell, many of which may be unfamiliar to them. This availability of information promotes worldwide financial markets and a more acute need for credible and globally comparable ratings. In addition, a number of new capital markets have emerged. Investor and intermediary interests in domestic currency debt obligations from such markets are now being sold cross-border in unprecedented volumes.

     Another trend that is increasing the size of the world capital markets is the ongoing disintermediation of financial systems. Issuers are increasingly financing in the global public capital markets, rather than through traditional financial intermediaries. Moreover, financial intermediaries are selling assets in the global public capital markets, in addition to or instead of retaining those assets. Structured finance securities markets for many types of assets have developed in many countries and are contributing to these trends.

     The complexity of capital market instruments is also growing. Consequently, assessing the credit risk of such instruments becomes even more of a challenge for financial intermediaries and asset managers. In the credit markets, reliable third-party ratings represent an increasingly viable alternative to traditional in-house research as the geographic scope and complexity of financial markets grow.

     Rating fees paid by issuers account for most of Moody's revenues. Therefore, a substantial portion of Moody's revenues are dependent upon the volume of debt securities issued in the global capital markets. Moody's is therefore affected by the performance of, and the prospects for, the major world economies and by the fiscal and monetary policies pursued by their governments. However, annual fee arrangements with frequent debt issuers and annual fees from commercial paper and medium-term note programs, bank and insurance company financial strength ratings, mutual fund ratings and other areas are less dependent on, or independent of, the volume of debt securities issued in the global capital markets.

     Moody's operations are also subject to various politically-related risks inherent in carrying on business internationally. Such risks include currency fluctuations and possible nationalization, expropriation, price controls, changes in the availability of data from public sector sources, limits on providing information across borders or other restrictive governmental actions. Management believes that the risks of nationalization or expropriation are reduced because its basic service is the creation and dissemination of information, rather than the production of products that require manufacturing facilities or the use of natural resources.

COMPETITION

     Moody's competes with other credit rating agencies and with investment banks and brokerage firms that offer credit opinions, research and risk analysis services. Institutional investors also have in-house credit research capabilities. Moody's most direct competitor in the global credit rating business is Standard and Poor's Ratings Services ("S&P"), a division of The McGraw-Hill Companies, Inc. There are some rating markets, based on industry, geography and/or instrument type, in which Moody's has made investments and obtained market positions superior to S&P's. In other markets the reverse is true.

     Another rating agency competitor of Moody's is Fitch. Fitch includes the businesses of Duff & Phelps and Fitch IBCA, which were recently combined in a merger transaction. Although Moody's and S&P are each larger than Fitch, competition is expected to be increased -- particularly in Europe -- from the combination. One or more significant rating agencies also may emerge in Europe over the next few years in response to the growth in the European capital markets and development of the EMU. In addition, local providers in non-U.S.

jurisdictions or comparable competitors that may emerge in the future may receive support from local governments and other institutions.

     Over the last decade, additional rating agencies have been established, primarily in emerging markets and as a result of local capital market regulation. Regulators worldwide have recognized that credit ratings can further regulatory objectives for the development of public fixed-income securities markets. The result of such regulatory activity has been the creation of several primarily national ratings agencies in various countries. Certain of these regulatory efforts may have the unintended effect of producing less credible ratings over time. Attempts to standardize ratings systems or criteria may make all rating systems and agencies appear undifferentiated, obscuring variations in the quality of the ratings providers. In addition, since Moody's believes that some of its most significant challenges and opportunities will arise outside the United States, it will have to compete with rating agencies that may have a stronger local presence or a longer operating history in those markets. These local providers or comparable competitors that may emerge in the future may receive support from local government and other institutions.

     Regulators of financial institutions are attempting to improve their approach to supervision. They are shifting away from rule-based systems that address only specific risk components and from institution-specific protections towards other supervisory methods. The regulators' evolving approach includes their making qualitative judgments about the sophistication of each financial institution's risk management processes and systems, in terms of both market and credit risk. Although such regulatory trends present opportunities for the use of Moody's ratings, they may also result in additional competition for Moody's or regulatory involvement in Moody's regulatory practices.

     Credit rating agencies such as Moody's also compete with other means of managing credit risk, such as credit insurance and credit derivatives. Competitors that develop quantitative methodologies for assessing credit risk also may pose a competitive threat to Moody's.

MOODY'S STRATEGY

     Moody's intends to focus on the following opportunities:

     - Expansion in Financial Centers. Moody's services its customers through its global network of offices and business affiliations. Moody's established its first office outside the United States in 1919 (in London) and currently maintains full-service rating and marketing operations in global financial centers such as Frankfurt, Hong Kong, London, Paris, Singapore and Tokyo. Moody's expects that its global network will position it to benefit from the expansion in worldwide capital markets and thereby increase revenue. Moody's also expects accelerated growth of its ratings and research activities as a consequence of financial market integration under the EMU. Moody's expects to continue its expansion into developing markets either directly or through joint ventures, affiliations and other means.

     - New Rating Products. Moody's is pursuing numerous initiatives that expand credit ratings from securities markets to other sectors with credit risk exposures. Moody's has a committed effort to extend its credit opinion franchise to the global bank counterparty universe through emerging market ratings, including bank financial strength ratings. Insurance financial strength ratings in the property and casualty, reinsurance, and life insurance markets represent additional growth opportunities. Moody's has also introduced issuer ratings for corporations not active in the debt markets. As the loan and capital markets converge, Moody's expects to continue to expand its rating coverage of bank loans and project finance loans and securities. Moody's has also introduced equity mutual fund indices and fund analyzers for institutional fund managers as well as rating products which help investors understand mutual fund management quality.

     - Internet-Enhanced Products and Services. Moody's is expanding its use of the Internet and other electronic media to enhance every aspect of client service. In addition to instant access to Moody's ratings and research, Moody's website applications enable its Internet clients to prepare customized reports using ratings data and credit analyses. Internet delivery also enables Moody's to provide services to more individuals within a client organization than paper-based products and to offer higher-value services because customers do not need to handle paper-based reports. Moody's expects that access to these sophisticated applications will increase client use of Moody's services. At the same time, Moody's expects cost efficiencies to emerge as clients use desired information and reports via electronic media. Moody's expects to continue to invest in electronic media to capitalize on these and other opportunities.

     - Additional Opportunities in Securitization. The repackaging of financial assets has had a profound effect on the fixed-income market. New patterns of securitization are expected to emerge in the next decade. Although the bulk of assets securitized in the past five years have been consumer assets owned by banks, commercial assets -- principally commercial mortgages, term receivables and corporate loans -- are now increasingly being securitized. Securitization concepts are rapidly evolving into a strategic corporate finance tool in Europe and Asia and from ongoing global development of non-traditional financial instruments, such as derivatives, future flow securities, hybrids, credit-linked bonds and catastrophe bonds.

     - New Credit Risk Management Services. Moody's will continue to provide banks and other financial institutions with credit risk management services. Moody's believes that there will be increased demand for such services because of recent proposals by international bank regulatory authorities to recognize banks' internal credit risk management systems for the purposes of determining regulatory capital.

     - Expansion of Credit Research Products. Moody's will continue to expand its research products by producing and acquiring additional products through internal development and arrangements with others.

REGULATION

     Moody's is registered as an investment adviser under the Investment Advisers Act of 1940. Moody's has been designated as a Nationally Recognized Statistical Rating Organization ("NRSRO") by the SEC. The SEC first applied the NRSRO designation in 1975 to agencies whose credit ratings could be used to determine net capital requirements for broker-dealers. Congress (in certain mortgage-related legislation), the SEC (in its regulations under the Securities Act, the Exchange Act and the Investment Company Act of 1940) and other governmental and private bodies have used the ratings of NRSROs to distinguish between, among other things, "investment grade" and "non-investment grade securities".

     In December 1997, the SEC proposed regulations that would define the criteria for designation as an NRSRO. The proposal states that the SEC would require rating agencies to have each of the following attributes before it will grant NRSRO status:

     - national recognition, which means that the rating agency is recognized as an issuer of credible and reliable ratings by the predominate users of securities rating in the United States,

     - adequate staffing, financial resources and organizational structure to ensure that it can issue credible and reliable ratings of the debt of issuers, including the ability to operate independently of economic pressures or control by companies it rates and a sufficient number of staff members qualified in terms of education and experience to evaluate an issuer's credit thoroughly and completely,

     - use of systematic ratings procedures that are designed to ensure credible and accurate ratings,

     - extent of contacts with the management of issuers, including access to senior level management of issuers,

     - internal procedures to prevent misuse of non-public information and compliance with such procedures, and

     - registration with the SEC as an investment adviser under the Investment Advisers Act of 1940.

Moody's does not believe that this proposal, if adopted, would have a material adverse effect on its operations or financial position.

     Moody's is also subject to regulation in certain non-U.S. jurisdictions in which it operates. In certain countries, governments may provide financial or other support to local-based rating agencies. In addition, governments may from time to time establish official rating agencies or credit ratings criteria or procedures for evaluating local issuers.

     In June 1999, the Basle Committee on Banking Supervision proposed a new capital adequacy framework to replace the framework adopted in 1998. Under the new framework, risk weights for certain types of claims would be based on ratings assigned by a credit rating agency. Although the Basle Committee's proposal (as currently formulated) would institutionalize the role of rating agencies in the credit assessment of internationally active financial institutions, proponents of using the internal assessments of banks for making credit evaluations continue to argue for changes to the proposal. The comment period on the proposal ended on March 30, 2000 and the Basle Committee plans to set forth a more definitive proposal later this year. If adopted, the new accord would then be the subject of rulemaking by the U.S. and international bank regulatory authorities. In addition, the European Union is considering whether to adopt similar regulations. Because the timing and content of the proposal are not yet finalized, Moody's cannot predict at this time the final form of any such regulation. However, Moody's does not believe that this proposal, if adopted in its present form, would have a material adverse effect on its operations or financial position.

     Other legislation and regulation relating to credit rating and research services has been considered from time to time by local, national and multinational bodies and is likely to be considered in the future. If enacted, any such legislation and regulation could significantly change the competitive landscape in which Moody's operates. Management of Moody's cannot predict whether these or any other proposals will be enacted or the ultimate impact on the competitive position, financial condition or results of operations of Moody's.

INTELLECTUAL PROPERTY

     Moody's owns and controls a number of trade secrets, confidential information, trademarks, trade names, copyrights, patents and other intellectual property rights that, in the aggregate, are of material importance to Moody's business. Management of Moody's believes that each of the "Moody's" name and related names, marks and logos are of material importance to Moody's. Moody's is licensed to use certain technology and other intellectual property rights owned and controlled by others, and, similarly, other companies are licensed to use certain technology and other intellectual property rights owned and controlled by Moody's. Moody's considers its trademarks, service marks, databases, software and other intellectual property to be proprietary, and Moody's relies on a combination of copyright, trademark, trade secret, patent, non-disclosure and contract safeguards for protection.

     The names of Moody's products and services referred to herein are trademarks, service marks or registered trademarks or service marks owned by or licensed to Moody's or one or more of its subsidiaries.

EMPLOYEES

     As of April 30, 2000, the number of full-time equivalent employees of Moody's was approximately 1,500.

PROPERTIES

     The executive offices of Moody's are located at 99 Church Street, New York, New York, in a 297,000-square-foot property that will be owned by Moody's following the Distribution. Moody's operations are also conducted from 4 other offices located throughout the U.S. (all of which are leased) and 14 non-U.S. office locations (all of which are leased). These other properties are geographically distributed to meet sales and operating requirements worldwide. These properties are generally considered to be both suitable and adequate to meet current operating requirements, and virtually all space is being utilized.

LEGAL PROCEEDINGS

     Moody's is involved in legal proceedings, claims and litigation arising in the ordinary course of business. Although the outcome of such matters cannot be predicted with certainty, in the opinion of management, the ultimate liability of Moody's in connection with such matters will not have a material adverse effect on Moody's results of operations, cash flows or financial position.

     In addition, on July 29, 1996, IRI filed a complaint in the United States District Court for the Southern District of New York, naming as defendants Donnelley, ACN and IMS. At the time of the filing of the complaint, each of the other subsidiaries was a wholly owned subsidiary of Donnelley.

     The complaint alleges various violations of United States antitrust laws, including alleged violations of Section 1 and 2 of the Sherman Act. The complaint also alleges a claim of tortious interference with a contract and a claim of tortious interference with a prospective business relationship. These claims relate to the acquisition by defendants of SRG. IRI alleges SRG violated an alleged agreement with IRI when it agreed to be acquired by the defendants and that the defendants induced SRG to breach that agreement. IRI's complaint alleges damages in excess of $350 million, which amount IRI has asked to be trebled under antitrust laws. IRI also seeks punitive damages in an unspecified amount.

     On October 15, 1996, defendants moved for an order dismissing all claims in the complaint. On May 6, 1997, the United States District Court for the Southern District of New York issued a decision dismissing IRI's claim of attempted monopolization in the United States, with leave to replead within 60 days. The Court denied defendants' motion with respect to the remaining claims in the complaint. On June 3, 1997, defendants filed an answer denying the material allegations in IRI's complaint, and A.C. Nielsen Company filed a counterclaim alleging that IRI had made false and misleading statements about its services and commercial activities. On July 7, 1997, IRI filed an Amended and Restated Complaint repleading its alleged claim of monopolization in the United States and realleging its other claims. By notice of motion dated August 18, 1997, defendants moved for an order dismissing the amended claim. On December 1, 1997, the Court denied the motion. Discovery in this case is ongoing.

     In November 1996, Donnelley completed the 1996 Distribution. On October 28, 1996, in connection with the 1996 Distribution, Cognizant, ACNielsen and Donnelley entered into the Indemnity and Joint Defense Agreement. See "Risk Factors" for a description of this agreement.

     In June 1998, Donnelley completed the 1998 Distribution. In connection with the 1998 Distribution, D&B and Donnelley entered into an agreement whereby D&B has assumed all potential liabilities of Donnelley arising from the IRI action and agreed to indemnify Donnelley in connection with such potential liabilities.

     During 1998, Cognizant separated into two new companies, IMS Health and NMR. IMS Health and NMR are each jointly and severally liable for all Cognizant liabilities under the Indemnity and Joint Defense Agreement.

     Under the terms of the 1996 Distribution Agreement, as a condition to the 1998 Distribution, D&B undertook to be jointly and severally liable with Donnelley to Cognizant and ACNielsen. Under the terms of the 1998 Distribution Agreement, as a condition to the Distribution, New D&B is required to undertake to be jointly and severally liable with Moody's to Donnelley for D&B's obligations under the 1998 Distribution Agreement. However, under the Distribution Agreement, New D&B and Moody's have agreed that, as between themselves, they will each agree to be responsible for the payments to be made in respect of the IRI Action under the 1998 Distribution Agreement or otherwise, including any legal fees or expenses related thereto.

     Management is unable to predict at this time the final outcome of the IRI Action or whether the resolution of such matter could materially affect Moody's results of operations, cash flows or financial position.

                              MOODY'S CORPORATION

                     MANAGEMENT AND EXECUTIVE COMPENSATION

     John Rutherfurd, Jr. is currently President of Moody's and, after the Distribution, will be the President and Chief Executive Officer and a director of Moody's. Clifford L. Alexander, Jr. is currently Chairman and Chief Executive Officer of D&B and, after the Distribution, will be the non-executive Chairman of the Board of Moody's. The other directors of Moody's immediately after the Distribution will include certain persons who are not currently directors of D&B. See "Moody's Corporation Management and Executive Compensation--Moody's Board of Directors". In addition to Mr. Rutherfurd, the other executive officers of Moody's immediately after the Distribution will be drawn from the current management of Moody's. See "Moody's Corporation Management and Executive Compensation--Moody's Executive Officers".

MOODY'S BOARD OF DIRECTORS

     Immediately after the Distribution, Moody's expects to have a Board of Directors composed of directors.

     The following table sets forth the names, in alphabetical order, and information as to the persons who are expected to serve as directors of Moody's Corporation following the Distribution, including information as to service with D&B, if applicable.

                                  POSITIONS      DIRECTOR OF     PRINCIPAL OCCUPATION                          OTHER
NAME                              WITH D&B        D&B SINCE     DURING LAST FIVE YEARS   AGE*              DIRECTORSHIPS
----                          -----------------  -----------   ------------------------  ----   -----------------------------------
Clifford L. Alexander,        Chairman and           1993      The Dun & Bradstreet       66    American Home Products Corporation,
  Jr. ......................  Chief Executive                  Corporation (Chairman            Dreyfus General Family of Funds,
                              Officer of                       and Chief Executive              Dreyfus Premier Family of Funds,
                              The Dun &                        Officer: October 1999-           Dreyfus Third Century Fund, IMS
                              Bradstreet                       Present); Alexander &            Health Incorporated, MCI WorldCom
                              Corporation                      Associates, Inc.                 and Mutual of America Life
                                                               (Founder and President:          Insurance Company.
                                                               1981-Present)
John Rutherfurd, Jr. .......  President of           2000      Moody's Investors          60    --
                              Moody's Investors                Service, Inc. (Chief
                              Service, Inc.                    Administrative Officer:
                                                               1996 - January 1998;
                                                               President: January
                                                               1998 - Present)

---------------
* As of June 15, 2000.

DIRECTOR'S COMPENSATION

     The compensation program of Moody's to be effective at the time of the Distribution is under review and has not yet been determined.

     Unexercised D&B stock options held by Moody's non-employee Directors as of the Distribution Date will be converted into two separately exercisable options to purchase shares of New D&B Common Stock and shares of Moody's Common Stock. Specifically, each unexercised D&B stock option held by a Moody's non-employee Director will be canceled, and such individual will receive a replacement stock option exercisable into shares of New D&B Common Stock and a separately exercisable replacement stock option exercisable into shares of Moody's Common Stock. The number of shares covered by each such replacement option and the exercise prices thereof will be calculated in the same manner as described above with respect to Moody's employees under "Relationship Between The New D&B Corporation and Moody's Corporation After the Distribution--Employee Benefits Agreement". Similarly, it is anticipated that other restricted stock and phantom stock units by Moody's non-employee Directors as of the Distribution Date will be converted into comparable grants in respect of shares of New D&B Common Stock and shares of Moody's Common Stock. These other stock-based grants include (i) restricted stock and (ii) phantom stock units.

COMMITTEES OF MOODY'S BOARD OF DIRECTORS

     D&B's Board of Directors currently has Audit, Compensation and Benefits, Board Affairs and Executive Committees with designated specific functions and areas of oversight as to such committees. The Moody's Corporation Board of Directors is expected to continue most of such standing committees after the Distribution. However, no final determination has yet been made as to the identity or the memberships of such committees.

MOODY'S EXECUTIVE OFFICERS

     Listed below is certain information as to the executive officers who have been selected to serve after the Distribution.

NAME, POSITION WITH MOODY'S AND AGE                          BIOGRAPHICAL DATA
-----------------------------------                          -----------------
John Rutherfurd, Jr., 60.....................  Mr. Rutherfurd has served as President of
  President                                    Moody's since January 1998. Prior thereto, he
                                               was the Chief Administrative Officer from
                                               1996 until January of 1998. Mr. Rutherfurd
                                               also served as Managing Director of Moody's
                                               Holding from 1995 until 1996, and served as
                                               President of Interactive Data Corporation
                                               ("IDC") from 1985 to 1989 and from 1990 until
                                               Moody's sold IDC in September of 1995.
Raymond W. McDaniel, 42......................  Mr. McDaniel has served as Managing Director,
  Managing Director, International Finance     International Finance, of Moody's since 1996.
                                               Prior thereto, he was the Managing Director,
                                               Europe, from 1993 until 1996. Mr. McDaniel
                                               also served as Associate Director in Moody's
                                               Structured Finance Group from 1989 until
                                               1993, and served as Senior Analyst in Moody's
                                               Mortgage Securitization Group between 1988
                                               and 1989.
Donald E. Noe, 46............................  Mr. Noe has served as Managing Director,
  Managing Director, Credit Rating & Analysis  Credit Ratings & Analysis, of Moody's since
                                               1996. Prior thereto, he was the Managing
                                               Director, Structured Finance, of Moody's from
                                               1994 until 1996. Mr. Noe also served as Vice
                                               President and Director of International of
                                               Moody's from 1988 until 1994, and served as
                                               Vice President of Moody's Financial
                                               Institutions Group between 1986 and 1989.
Debra Perry, 49..............................  Ms. Perry has served as Chief Administrative
  Chief Administrative Officer                 Officer of Moody's since 1999. Prior thereto,
                                               she was the Group Managing Director of the
                                               Finance, Securities and Insurance Group of
                                               Moody's from 1996 until 1999. Ms. Perry also
                                               served as Associate Director of the Finance
                                               and Securities Team of Moody's between 1993
                                               and 1996, and as Vice President--Senior
                                               Analyst in Moody's Financial Institutions
                                               Group between 1992 and 1993.
Kenneth J. Pinkes, 51........................  Mr. Pinkes has served as Managing Director
  Managing Director and Chief Credit           and Chief Credit Officer, Credit Ratings &
  Officer, Credit Rating & Analysis            Analysis, of Moody's since 1996. Prior
                                               thereto, he was the Vice President and
                                               Director of Financial Institutions and
                                               Sovereigns of Moody's from 1985 until 1996.
                                               Mr. Pinkes also served as Vice President and
                                               Director of Industrials of Moody's from 1981
                                               until 1985, and served as Assistant Vice
                                               President and Associate Director of Moody's
                                               Commercial Paper Group between 1979 and 1981.

COMPENSATION OF MOODY'S CORPORATION EXECUTIVE OFFICERS

     The following table discloses the compensation paid by D&B or Moody's for services rendered to D&B or Moody's in 1999 by Moody's Chief Executive Officer and by each of the persons who are anticipated to be one of the four other most highly compensated executive officers of Moody's following the Distribution. During the period presented, the individuals were compensated in accordance with D&B's plans and policies. In that connection, stock-based compensation described in the following tables is expressed in shares of D&B Common Stock, the numbers of which will be adjusted into a number of shares of New D&B Common Stock and a number of shares of Moody's Common Stock following the Distribution as described under "Relationship Between The New D&B Corporation and Moody's Corporation After the Distribution--Employee Benefits Agreement".

                           SUMMARY COMPENSATION TABLE
                        FOR SERVICES WITH D&B OR MOODY'S

                                                                                   LONG-TERM
                                                                                 COMPENSATION
                                          ANNUAL COMPENSATION                       AWARDS             PAYOUTS
                               ------------------------------------------   -----------------------   ----------
                                                                                                      SECURITIES
                                                                            RESTRICTED   UNDERLYING   LONG-TERM    ALL OTHER
                                                                              STOCK       OPTIONS/    INCENTIVE     COMPEN-
NAME AND PRINCIPAL                    SALARY     BONUS     OTHER ANNUAL       AWARDS        SARS       PAYOUTS      SATION
POSITION WITH MOODY'S          YEAR     ($)     ($)(1)    COMPENSATION($)      ($)         ($)(2)       ($)(3)      ($)(4)
---------------------          ----   -------   -------   ---------------   ----------   ----------   ----------   ---------
John Rutherfurd, Jr. ........  1999   374,000   581,951          0              0          77,700      161,907      24,744
  President
Donald E. Noe................  1999   325,500   428,807          0              0          29,070      188,470      23,896
  Managing Director, Credit
  Ratings & Analysis
Kenneth J. Pinkes............  1999   309,900   365,221          0              0          21,860      188,470      22,477
  Managing Director and Chief
  Credit Officer, Credit
  Ratings & Analysis
Raymond W. McDaniel..........  1999   248,600   312,144          0              0          19,870      156,168      15,710
  Managing Director,
  International Finance
Debra Perry..................  1999   235,000   258,978          0              0          14,960      141,574      12,877
  Chief Administrative
  Officer

---------------
(1) The bonus amounts with respect to 1999 were paid in 2000.

(2) Amounts shown represent the number of non-qualified options granted in 1999.

(3) Amounts shown represent the dollar value of shares of D&B Common Stock granted in February 1999, based on the achievement of cumulative 1997-1998 performance goals.

(4) Amounts shown represent aggregate D&B contributions for the account of each named executive officer under the PPP and the PPBEP, which plans are open to substantially all employees of D&B and certain subsidiaries. The PPP is a tax-defined contribution plan, and the PPBEP is a non-qualified plan that provides benefits to participants in the PPP equal to the amount of D&B contributions that would have been made to the participants' PPP accounts but for certain Federal tax laws.

OPTION GRANTS ON D&B COMMON STOCK TO MOODY'S CORPORATION EXECUTIVES IN LAST FISCAL YEAR

     The following table provides information on fiscal year 1999 grants of options to the named Moody's executives to purchase shares of D&B Common Stock. Upon the Distribution, Moody's executives (i) will have their options to acquire D&B Common Stock adjusted and (ii) will receive options to acquire Moody's Common Stock and separately exercisable options to acquire New D&B Common Stock. See "Relationship Between The New D&B Corporation and Moody's Corporation After the Distribution--Employee Benefits Agreement".

   OPTION GRANTS/SAR GRANTS IN LAST FISCAL YEAR TO PURCHASE D&B COMMON STOCK

                             NUMBER OF
                             SECURITIES
                             UNDERLYING     OPTIONS/SARS
                            OPTIONS/SARS     GRANTED TO     EXERCISE OR                     GRANT DATE
                             GRANTED(1)     EMPLOYEES IN    BASE PRICE     EXPIRATION    PRESENT VALUE(2)
NAME                            (#)         FISCAL YEAR      ($/SHARE)        DATE             ($)
----                        ------------    ------------    -----------    ----------    ----------------
John Rutherfurd, Jr. .....     77,700           2.20%         29.1875       12/21/09         679,253
Donald E. Noe.............     29,070           0.82%         29.1875       12/21/09         254,130
Kenneth J. Pinkes.........     21,860           0.62%         29.1875       12/21/09         191,100
Raymond W. McDaniel.......     19,870           0.56%         29.1875       12/21/09         173,704
Debra Perry...............     14,960           0.42%         29.1875       12/21/09         130,780

---------------
(1) Options become exercisable in three equal annual installments commencing on December 21, 2002, the third anniversary of the grant.

(2) Grant date present value is based on the Black-Scholes option valuation model, which makes the following assumptions for the grant expiring on December 21, 2009: an expected stock-price volatility factor of 30.0%; a risk-free rate of return of 6.45%; a dividend yield of 2.40%; and a weighted average exercise date of 5 years from date of grant. These assumptions may or may not be fulfilled. The amounts shown cannot be considered predictions of future value. In addition, the options will gain value only to the extent the stock price exceeds the exercise price during the life of the option.

AGGREGATE D&B OPTION EXERCISES IN THE LAST FISCAL YEAR AND FISCAL YEAR END D&B OPTION VALUES

     The following table provides information on option exercises in 1999 by the named executives of Moody's and the value of each such executive's unexercised options to acquire D&B Common Stock at December 31, 1999. See "Relationship Between The New D&B Corporation and Moody's Corporation After the Distribution--Employee Benefits Agreement" for a description of how such options will be adjusted in connection with the Distribution.

               AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                        NUMBER OF SECURITIES          VALUE OF UNEXERCISED,
                              SHARES                   UNDERLYING UNEXERCISED             IN-THE-MONEY
                             ACQUIRED                    D&B OPTIONS/SARS AT           D&B OPTIONS/SARS AT
                                ON        VALUE          FISCAL YEAR-END(#)           FISCAL YEAR-END($)(1)
                             EXERCISE    REALIZED    ---------------------------   ---------------------------
NAME(1)                        (#)         ($)       EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-------                      --------    --------    -----------   -------------   -----------   -------------
John Rutherfurd, Jr. ......   10,793     120,048       113,748        164,160        911,714        281,217
Donald E. Noe..............   10,373     194,124        71,851         99,130        491,272        198,812
Kenneth J. Pinkes..........        0           0        77,209         85,310        551,145        194,457
Raymond W. McDaniel........    2,500      44,284        49,511         68,038        355,001        160,909
Debra Perry................        0           0        36,071         42,564        244,590         71,264

---------------
(1) Based on the closing price of the D&B Common Stock of $29.50 on December 31, 1999.

           LONG-TERM D&B INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR(1)

                                           PERFORMANCE              ESTIMATED FUTURE PAYOUTS
                           NO. OF            OR OTHER           UNDER NON-STOCK PRICE-BASED PLANS
                        SHARES, UNITS      PERIOD UNTIL      ---------------------------------------
                          OR OTHER          MATURATION       THRESHOLD(#)    TARGET(#)    MAXIMUM(#)
NAME                      RIGHTS(#)         OR PAYOUT            (0%)         (100%)        (200%)
----                    -------------    ----------------    ------------    ---------    ----------
John Rutherfurd,
  Jr. ................       (2)         5/1/99 - 4/30/02

---------------
(1) With the exception of Mr. Rutherfurd no other executive officer named in the Summary Compensation Table received a long-term incentive grant during 1999.

(2) The actual number of shares of Common Stock that will be paid out at the end of the performance period, if any, cannot be determined because the number of shares earned will be based upon the Company's Common Stock price appreciation versus that of the Standard & Poor's 500 Index ("S&P 500") over the performance period. Specifically, Mr. Rutherfurd will earn (i) 6,000 or 8,000 performance shares if the Company's Common Stock share price appreciation is equal to the 50th or 60th percentile, respectively, of the S&P 500 for the three-year performance period; (ii) 10,000 performance shares if such share price appreciation is equal to or greater than the 75th percentile of the S&P 500; (iii) no performance shares if such share price appreciation is less than the 50th percentile of the S&P 500; and (iv) a number of performance shares calculated by interpolating between 6,000 and 8,000 or between 8,000 and 10,000 on a straight-line basis if such share price appreciation for such period is between the applicable percentile of the S&P 500.

RETIREMENT BENEFITS

     The following table sets forth the estimated aggregate annual benefits payable under D&B's Retirement Account Plan, PBEP and SEBP as in effect during 1999 to persons in specified average final compensation and credited service classifications upon retirement at age 65. As of December 31, 1999, Mr. Rutherfurd is the only participant in the SEBP. Amounts shown in the table include U.S. Social Security benefits which would be deducted in calculating benefits payable under these plans. The aggregate annual retirement benefits do not increase as a result of additional credited service after 20 years.

                                  ESTIMATED AGGREGATE ANNUAL RETIREMENT BENEFIT ASSUMING CREDITED SERVICE OF:
        AVERAGE FINAL           -------------------------------------------------------------------------------
         COMPENSATION            15 YEARS        20 YEARS         25 YEARS         30 YEARS         35 YEARS
        -------------           -----------    -------------    -------------    -------------    -------------
$  400,000....................   $200,000       $  240,000       $  240,000       $  240,000       $  240,000
   450,000....................    225,000          270,000          270,000          270,000          270,000
   550,000....................    275,000          330,000          330,000          330,000          330,000
   700,000....................    350,000          420,000          420,000          420,000          420,000
   850,000....................    425,000          510,000          510,000          510,000          510,000
 1,000,000....................    500,000          600,000          600,000          600,000          600,000
 1,300,000....................    650,000          780,000          780,000          780,000          780,000
 1,600,000....................    800,000          960,000          960,000          960,000          960,000
 1,900,000....................    950,000        1,140,000        1,140,000        1,140,000        1,140,000

     The number of full years of credited service under the plans for Messrs. Rutherfurd, Noe, Pinkes, McDaniel and Ms. Perry are 12, 14, 19, 11 and 6, respectively.

     Compensation, for the purpose of determining retirement benefits, consists of salary, wages, regular cash bonuses, commissions and overtime pay. Severance pay, contingent payments and other forms of special remuneration are excluded. Bonuses included in the Summary Compensation Table are normally not paid until the year following the year in which they are accrued and expensed; therefore, compensation for purposes of determining retirement benefits varies from the Summary Compensation Table amounts in that bonuses expensed in the previous year, but paid in the current year, are part of retirement compensation in the current year, and current year's bonuses accrued and included in the Summary Compensation Table are not.

     For the reasons discussed above, compensation for determining retirement benefits for the named executive officers differed by more than 10% from the amounts shown in the Summary Compensation Table. 1999 compensation for purposes of determining retirement benefits for Messrs. Rutherfurd, Noe, Pinkes, McDaniel and Ms. Perry was $700,273; $681,749; $650,778; $503,016; and $474,068,
respectively.

     Average final compensation is defined as the highest average annual compensation during five consecutive 12-month periods in the last ten consecutive 12-month periods of the member's credited service. Members vest in their accrued retirement benefit upon completion of five years of service. The benefits shown in the table above are calculated on a straight-life annuity basis.

     The Retirement Account Plan, together with the PBEP, provides retirement income based on a percentage of annual compensation. The percentage of compensation allocated annually ranges from 3% to 12.5%, based on age and credited service. Amounts allocated also receive interest credits based on 30-year Treasuries with a minimum compounded annual interest credit rate of 3%.

     The SEBP provides retirement benefits in addition to the benefits provided under the Retirement Account Plan and the PBEP. The SEBP has the effect of increasing the retirement benefits under the Retirement Account Plan and the PBEP to the amounts shown in the preceding table.

  CHANGE-IN-CONTROL ARRANGEMENTS

     D&B has entered into an agreement with Mr. Rutherfurd providing for certain benefits upon actual or constructive termination of employment in the event of a change in control of D&B. With respect to Mr. Rutherfurd, if, following a change in control, the executive is terminated other than for cause or by reason of death, disability or normal retirement, or the executive terminates employment for "good reason" (generally, an unfavorable change in employment status, compensation or benefits or a required relocation), the executive shall be entitled to receive: (i) a lump sum payment equal to three times the sum of salary plus guideline bonus opportunity; (ii) continuation of welfare benefits and certain perquisites for three years; (iii) retiree medical and life insurance benefits starting at age 55; (iv) outplacement consulting in the amount of 20% of the sum of salary plus guideline bonus opportunity, but not exceeding $100,000; (v) immediate vesting of all deferred compensation and benefit plan entitlements; (vi) a prorated annual target bonus for the year in which the change in control occurs and a full target bonus for all other bonus plans in effect at the time of termination; and (vii) payment of any excise taxes due in respect of the foregoing benefits.

  SEVERANCE ARRANGEMENTS

     All Moody's executive officers named in the Summary Compensation Table above currently participate in D&B's CTP. For a description of the CTP, see "The New D&B Corporation Management and Executive Compensation--Employment and Change in Control Arrangements--Severance Arrangements".

                              MOODY'S CORPORATION

                         SECURITY OWNERSHIP BY CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     After the Distribution, shares of D&B Common Stock will be shares of Moody's Common Stock. The following table sets forth the number of shares of D&B Common Stock, par value $0.01 per share, that are expected to be beneficially owned after the Distribution by each of the Moody's directors, by each of the executive officers named in the Moody's Summary Compensation Table above, by each person known by Moody's to beneficially own more than 5% of the outstanding D&B Common Stock as of May 31, 2000 ("Moody's 5% Owners"). Stock ownership information is based on (i) the number of shares of D&B Common Stock held by directors and executive officers as of May 31, 2000 and (ii) the number of shares held by Moody's 5% Owners, based upon information filed with the SEC by such Moody's 5% Owners. Information regarding shares subject to options reflects shares of D&B Common Stock subject to options as of May 31, 2000 and exercisable within 60 days thereafter, all of which will be converted into options that are exercisable into shares of Moody's Common Stock. See "Relationship Between The New D&B Corporation and Moody's Corporation After the Distribution--Employee Benefits Agreement". Unless otherwise stated, the indicated persons have sole voting and investment power over the shares listed. Percentages are based upon the number of shares of D&B Common Stock outstanding at May 31, 2000, plus, where applicable, the number of shares of D&B Common Stock that the indicated person or group had a right to acquire within 60 days of such date. The mailing address for each of the Moody's directors and executive officers listed below is 99 Church Street, New York 10007.

                                                        AGGREGATE NUMBER OF SHARES    PERCENT OF SHARES
NAME                                                      BENEFICIALLY OWNED(A)          OUTSTANDING
----                                                    --------------------------    -----------------
Clifford L. Alexander, Jr. ...........................             112,395                      *
Raymond W. McDaniel...................................              66,548                      *
Donald E. Noe.........................................              98,512                      *
Debra Perry...........................................              50,238                      *
Kenneth J. Pinkes.....................................             100,980                      *
John Rutherfurd, Jr. .................................             165,606                      *
All current directors** and executive officers as a
  group...............................................             650,081                      *
Harris Associates L.P. and its general partners,
  Harris Associates, Inc. ............................          18,429,878(b)               11.38%
  Two North LaSalle Street, Suite 500
  Chicago, Illinois 60602-3790
Berkshire Hathaway Inc.,
  Warren E. Buffett, OBH, Inc., GEICO Corporation,
  Government Employee Insurance Company and National
  Indemnity Company...................................          24,000,000(c)               14.82%
  1440 Kiewit Plaza, Omaha, Nebraska 68131(d)

---------------
 * Represents less than 1% of outstanding Moody's Common Stock.

** The directors of Moody's (other than Messrs. Alexander and Rutherfurd) have not yet been determined.

(a) Includes the maximum number of shares of Moody's Common Stock that may be acquired within 60 days of May 31, 2000 upon the exercise of vested stock options as follows: Mr. Alexander -- 109,360; Mr. McDaniel -- 49,511; Mr. Noe -- 71,851; Ms. Perry -- 36,071; Mr. Pinkes -- 77,209; Mr.
    Rutherfurd -- 113,748; as a group -- 457,750. Also includes 331 shares of restricted stock held by Mr. Alexander.

(b) Harris and its sole general partner, Harris Associates, Inc., jointly filed an amended Schedule 13G with the SEC on February 7, 2000. This Schedule 13G shows that Harris, a registered investment adviser, had, as of December 31, 1999, shared voting power over 18,429,878 shares, sole dispositive power over 7,188,978 shares and shared dispositive power over 11,204,900 shares.

(c) Berkshire Hathaway Inc. and OBH, Inc. (parent holding companies), Warren E. Buffett, GEICO Corporation, Government Employees Insurance Company and National Indemnity Company jointly filed an amended Schedule 13G with the SEC on March 10, 2000. This Schedule 13G indicates that, as of February 29, 2000, (a) each of Mr. Buffett, Berkshire Hathaway Inc., OBH, Inc. and National Indemnity Company had shared voting power and shared dispositive power over 24,000,000 shares of D&B Common Stock and (b) each of GEICO Corporation and Government Employees Insurance Company had shared voting power and shared dispositive power over 7,859,700 shares of D&B Common Stock.

(d) The foregoing is listed in the filings described in note (c) above as the address of each of the filing parties except National Indemnity Company, whose address is listed as 3024 Harney Street, Omaha, Nebraska 68131, GEICO Corporation, whose address is listed as 1 GEICO Plaza, Washington D.C. 20076, and Government Employees Insurance Company, whose address is listed as 1 GEICO Plaza, Washington, D.C. 20076.

                             DESCRIPTION OF MOODY'S
                           CORPORATION CAPITAL STOCK

     Since after the Distribution the capital stock of D&B held by D&B stockholders will represent a continuing ownership interest in the Moody's Business, the following summary of D&B's current capital stock structure describes the capital structure of Moody's from and after the Distribution.

AUTHORIZED CAPITAL STOCK

     The total number of shares of all classes of stock that Moody's Corporation has authority to issue under its Restated Certificate of Incorporation is 420,000,000 shares of which 400,000,000 shares represent shares of Moody's Common Stock, 10,000,000 shares represent shares of Preferred Stock (the "Moody's Preferred Stock") and 10,000,000 shares represent shares of Series common stock (the "Moody's Series Common Stock").

MOODY'S COMMON STOCK

     Subject to any preferential rights of any Moody's Preferred Stock or Moody's Series Common Stock created by the Board of Directors of Moody's, each outstanding share of Moody's Common Stock will be entitled to such dividends, if any, as may be declared from time to time by the Board of Directors of Moody's. See "Dividend Policies". Each outstanding share is entitled to one vote on all matters on which stockholders generally are entitled to vote (except in certain instances relating solely to the terms of one or more outstanding series of Moody's Preferred Stock or Moody's Series Common Stock). In the event of liquidation, dissolution or winding up of Moody's, holders of Moody's Common Stock are entitled to receive on a pro rata basis any assets remaining after provision for payment of creditors and after payment of any liquidation preferences to holders of Moody's Preferred Stock and Moody's Series Common Stock.

MOODY'S PREFERRED STOCK AND MOODY'S SERIES COMMON STOCK

     Each of the authorized Moody's Preferred Stock and the authorized Moody's Series Common Stock is available for issuance from time to time in one or more series at the discretion of the Moody's Board of Directors without stockholder approval, subject to applicable stock exchange rules. The Moody's Board of Directors has the authority to prescribe for each series of Moody's Preferred Stock or Moody's Series Common Stock it establishes the number of shares in that series, the voting rights (if any) to which such shares in that series are entitled, the consideration for such shares in that series and the designation, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the shares in that series. Depending upon the rights of such Preferred Stock or Series Common Stock, as applicable, the issuance of Moody's Preferred Stock or Moody's Series Common Stock, as applicable, could have an adverse effect on holders of Moody's Common Stock by delaying or preventing a change in control of Moody's, making removal of the present management of Moody's more difficult or resulting in restrictions upon the payment of dividends and other distributions to the holders of Moody's Common Stock.

AUTHORIZED BUT UNISSUED CAPITAL STOCK

     Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which would apply so long as the Moody's Common Stock remained listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Moody's Common Stock. Additional shares may be issued for a variety of corporate purposes, including future public offerings to raise additional capital or to facilitate corporate acquisitions. Moody's currently does not have any plans to issue additional shares of Moody's Common Stock, Moody's Preferred Stock or Moody's Series Common Stock other than in connection with employee compensation plans.

     One of the effects of the existence of unissued and unreserved Moody's Common Stock, Moody's Preferred Stock and Moody's Series Common Stock may be to enable the Board of Directors of Moody's to issue shares to persons friendly to current management. Such an issuance could render more difficult or discourage an attempt to obtain control of Moody's by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of Moody's's management and possibly deprive the stockholders of opportunities to sell their shares of Moody's Common Stock at prices higher than prevailing market prices. Such additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of Moody's pursuant to the operation of the Moody's Rights Plan, which is discussed below.

MOODY'S RIGHTS PLAN

     On June 3, 1998, the Board of Directors of D&B declared a dividend of one preferred share purchase right (a "Moody's Right") for each outstanding share of D&B Common Stock which dividend was paid on June 19, 1998 (the "Moody's Record Date"). Each Moody's Right entitles the registered holder to purchase from Moody's one one-thousandth of a share of Series A Junior Participating Moody's Preferred Stock, par value $0.01 per share (the "Moody's Participating Preferred Stock"), of Moody's at a price of $150.00 per one one-thousandth of a share of Moody's Participating Preferred Stock (as the same may be adjusted, hereinafter referred to as the "Moody's Participating Preferred Stock Purchase Price"), subject to adjustment. In connection with the adoption of the Moody's Rights Plan, it is anticipated that the Board of Directors of Moody's will establish an independent committee of the Board of Directors of Moody's to review the Moody's Rights Plan and Moody's other antitakeover measures. See "--Review of Antitakeover Measures by Independent Board Committee".

  Moody's Rights Agreement

     The description and terms of the Moody's Rights are set forth in the D&B Rights Agreement, dated as of June 3, 1998 (as the same may be amended from time to time, the "Moody's Rights Agreement"), between D&B and EquiServe Trust Company, as the Moody's Rights Agent (the "Moody's Rights Agent").

     Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (with certain exceptions, hereinafter referred to in this description of Moody's Rights, a "Moody's Acquiring Person") has acquired beneficial ownership of 15% or more of the outstanding shares of Moody's Common Stock or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person or group of affiliated persons becomes a Moody's Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding shares of Moody's Common Stock (the earlier of such dates hereinafter referred to in this description of Moody's Rights as the "Moody's Rights Distribution Date"), the Moody's Rights will be evidenced by the certificates representing Moody's Common Stock.

     The Moody's Rights Agreement provides that, until the Moody's Rights Distribution Date (or earlier redemption or expiration of the Moody's Rights), the Moody's Rights will be transferred with and only with the Moody's Common Stock. Until the Moody's Rights Distribution Date (or earlier redemption or expiration of the Moody's Rights), Moody's Common Stock certificates will contain a notation incorporating the Moody's Rights Agreement by reference. Until the Moody's Rights Distribution Date (or earlier redemption or expiration of the Moody's Rights), the surrender for transfer of any certificates for shares of Moody's Common Stock will also constitute the transfer of the Moody's Rights associated with the shares of Moody's Common Stock represented by such certificate. As soon as practicable following the Rights Distribution Date, separate certificates evidencing the Moody's Rights ("Moody's Rights Certificates") will be mailed to holders of record of the Moody's Common Stock as of the close of business on the Moody's Rights Distribution Date and such separate Moody's Rights Certificates alone will evidence the Moody's Rights.

     The Moody's Rights are not exercisable until the Moody's Rights Distribution Date. The Moody's Rights will expire on June 30, 2008 (hereinafter referred to in this description of Moody's Rights as the "Moody's Final Expiration Date"), unless the Moody's Final Expiration Date is advanced or extended or unless the Moody's Rights are earlier redeemed or exchanged by Moody's, in each case as described below.

     The Moody's Participating Preferred Stock Purchase Price payable, and the number of shares of Moody's Participating Preferred Stock or other securities or property issuable, upon exercise of the Moody's Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Moody's Participating Preferred Stock, (ii) upon the grant to holders of the Moody's Participating Preferred Stock of certain rights or warrants to subscribe for or purchase Moody's Participating Preferred Stock at a price, or securities convertible into Moody's Participating Preferred Stock with a conversion price, less than the then-current market price of the Moody's Participating Preferred Stock or (iii) upon the distribution to holders of the Moody's Participating Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends or dividends payable in Moody's Participating Preferred Stock) or of subscription rights or warrants (other than those referred to above).

     The Moody's Rights are also subject to adjustment in the event of a stock dividend on the Moody's Common Stock payable in shares of Moody's Common Stock or subdivisions, consolidations or combinations of the Moody's Common Stock occurring, in any such case, prior to the Moody's Rights Distribution Date.

     Shares of Moody's Participating Preferred Stock purchasable upon exercise of the Moody's Rights will not be redeemable. Each share of Moody's Participating Preferred Stock will be entitled, when, as and if declared, to a minimum preferential quarterly dividend payment equal to the greater of (i) $10 per share and (ii) 1,000 times the dividend declared per share of Moody's Common Stock. In the event of liquidation, dissolution or winding up of Moody's, the holders of the Moody's Participating Preferred Stock will be entitled to a minimum preferential liquidation payment equal to the greater of: (i) $100 per share (plus any accrued but unpaid dividends) and (ii) 1,000 times the payment made per share of Moody's Common Stock. Each share of Moody's Participating Preferred Stock will have 1,000 votes, voting together with the Moody's Common Stock. Finally, in the event of any merger, consolidation or other transaction in which shares of Moody's Common Stock are converted or exchanged, each share of Moody's Participating Preferred Stock will be entitled to receive 1,000 times the amount received per share of Moody's Common Stock. These rights are protected by customary antidilution provisions.

     Because of the nature of the Moody's Participating Preferred Stock's dividend, liquidation and voting rights, the value of the one one-thousandth interest in a share of Moody's Participating Preferred Stock purchasable upon exercise of each Moody's Right should approximate the value of one share of Moody's Common Stock.

     In the event that any person or group of affiliated or associated persons becomes a Moody's Acquiring Person, each holder of a Moody's Right, other than Moody's Rights beneficially owned by the Acquiring Person (which will thereupon become void), will thereafter have the right to receive upon exercise of a Moody's Right and payment of the Moody's Participating Preferred Stock Purchase Price, that number of shares of Moody's Common Stock having a market value of two times the Moody's Participating Preferred Stock Purchase Price.

     In the event that, after a person or group has become a Moody's Acquiring Person, Moody's is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Moody's Right (other than Moody's Rights beneficially owned by a Moody's Acquiring Person which will have become void) will thereafter have the right to receive, upon the exercise thereof, that number of shares of common stock of the person with whom Moody's has engaged in the foregoing transaction (or its parent), which number of shares at the time of such transaction will have a market value of two times the Moody's Participating Preferred Stock Purchase Price.

     At any time after any person or group becomes a Moody's Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding shares of Moody's Common Stock or the occurrence of an event described in the prior paragraph, the Board of Directors of Moody's may exchange the Moody's Rights (other than Moody's Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one share of Moody's Common Stock, or a fractional share of Moody's Participating Preferred Stock of equivalent value (or of a share of a class or series of Moody's Preferred Stock having similar rights, preferences and privileges), per Moody's Right (subject to adjustment).

     With certain exceptions, no adjustment in the Moody's Participating Preferred Stock Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Moody's Participating Preferred Stock Purchase Price. No fractional shares of Moody's Participating Preferred Stock will be issued (other than fractions which are integral multiples of one one-thousandth of a share of Moody's Participating Preferred Stock, which may, at the election of Moody's, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the Moody's Participating Preferred Stock on the last trading period to the date of exercise.

     At any time prior to the time a Moody's Acquiring Person becomes such, the Board of Directors of Moody's may redeem the Moody's Rights in whole, but not in part, at a price of $0.01 per Moody's Right (hereinafter referred to in this description of Moody's Rights as the "Moody's Redemption Price"). The redemption of the Moody's Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Moody's Rights, the right to exercise the Moody's Rights will terminate and the only right of the holders of Moody's Rights will be to receive the Moody's Redemption Price.

     For so long as the Moody's Rights are then redeemable, Moody's may, except with respect to the Moody's Redemption Price, amend the Moody's Rights in any manner. After the Moody's Rights are no longer redeemable, Moody's may, except with respect to the Moody's Redemption Price, amend the Moody's Rights in any manner that does not adversely affect the interests of holders of the Moody's Rights.

     Until a Moody's Right is exercised, the holder thereof, as such, will have no rights as a stockholder of Moody's, including, without limitation, the right to vote or to receive dividends.

     A copy of the form of Moody's Rights Agreement has been filed as an exhibit to the Registration Statement on Form 10 of D&B in respect of the registration of the D&B Common Stock under the Exchange Act. A copy of the Moody's Rights Agreement is available free of charge from Moody's. The summary description of the Moody's Rights set forth above does not purport to be complete and is qualified in its entirety by reference to the Moody's Rights Agreement, as the same may be amended from time to time, which is hereby incorporated herein by reference.

CERTAIN EFFECTS OF THE MOODY'S RIGHTS AGREEMENT

     The Moody's Rights Agreement is designed to protect stockholders of Moody's in the event of unsolicited offers to acquire Moody's and other coercive takeover tactics which, in the opinion of the Board of Directors of Moody's, could impair its ability to represent stockholder interests. These provisions also may minimize the prospects of changes in control that could jeopardize the tax-free nature of the Distribution. The provisions of the Moody's Rights Agreement may render an unsolicited takeover of Moody's more difficult or less likely to occur or might prevent such a takeover, even though such takeover may offer Moody's stockholders the opportunity to sell their stock at a price above the prevailing market rate and may be favored by a majority of the stockholders of Moody's.

NO PREEMPTIVE RIGHTS

     No holder of any class of stock of Moody's authorized at the time of the Distribution will have any preemptive right to subscribe to any securities of Moody's of any kind or class.

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

     The terms of Section 203 of the DGCL apply to Moody's since it is a Delaware corporation. Pursuant to Section 203, with certain exceptions, a Delaware corporation may not engage in any of a broad range of business combinations, such as mergers, consolidations and sales of assets, with an "interested stockholder" for a period of three years from the time that such person became an interested stockholder unless (a) the transaction that results in the person's becoming an interested stockholder or the business combination is approved by the board of directors of the corporation before the person becomes an interested stockholder, (b) upon consummation of the transaction which results in the stockholder becoming an interested stockholder, the interested stockholder owns 85% or more of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and shares owned by certain employee stock plans or (c) on or after the time the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by holders of at least two-thirds of the corporation's outstanding voting stock, excluding shares owned by the interested stockholder, at a meeting of stockholders. Under Section 203, an "interested stockholder" is defined as any person, other than the corporation and any direct or indirect majority-owned subsidiary, that is (a) the owner of 15% or more of the outstanding voting stock of the corporation or (b) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder. Section 203 does not apply to a corporation that so provides in an amendment to its certificate of incorporation or by-laws passed by a majority of its outstanding shares, but such stockholder action does not become effective for 12 months following its adoption and would not apply to persons who were already interested stockholders at the time of the amendment. The Restated Certificate of Incorporation of Moody's does not exclude Moody's from the restrictions imposed under Section 203.

     Under certain circumstances, Section 203 makes it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three-year period. The provisions of
Section 203 may encourage companies interested in acquiring Moody's to negotiate in advance with the Board of Directors of Moody's, because the stockholder approval requirement would be avoided if the Board of Directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. Such provisions also may have the effect of preventing changes in the Board of Directors of Moody's. It is further possible that such provisions could make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

PROVISIONS OF MOODY'S CORPORATION RESTATED CERTIFICATE OF INCORPORATION AND AMENDED AND RESTATED BY-LAWS AFFECTING CHANGE IN CONTROL

     Certain provisions of the Moody's Restated Certificate of Incorporation and Amended and Restated By-laws may delay or make more difficult unsolicited acquisitions or changes of control of Moody's. It is believed that such provisions will enable Moody's to develop its business in a manner that will foster its long-term growth without disruption caused by the threat of a takeover not deemed by its Board of Directors to be in the best interests of Moody's and its stockholders. Such provisions could have the effect of discouraging third parties from making proposals involving an unsolicited acquisition or change of control of Moody's, although such proposals, if made, might be considered desirable by a majority of the stockholders of Moody's. Such provisions may also have the effect of making it more difficult for third parties to cause the replacement of the current Board of Directors of Moody's. These provisions include (i) the availability of capital stock for issuance from time to time at the discretion of the Board of Directors (see "Description of Moody's Corporation Capital Stock--Authorized But Unissued Capital Stock"), (ii) prohibitions against stockholders calling a special meeting of stockholders or acting by written consent in lieu of a meeting, (iii) requirements for advance notice for raising business or making nominations at stockholders' meetings,
(iv) the ability of the Board of Directors to increase the size of the board and to appoint directors to newly created directorships, (v) a classified Board of Directors and (vi) higher than majority requirements to make certain amendments to the By-laws and Certificate of Incorporation.

  No Stockholder Action by Written Consent; Special Meetings

     The Moody's Restated Certificate of Incorporation and Amended and Restated By-laws provide that stockholder action can be taken only at an annual or special meeting and cannot be taken by written consent in lieu of a meeting. The Moody's Restated Certificate of Incorporation and Amended and Restated By-laws also provide that special meetings of the stockholders can be called only by the Chief Executive Officer of Moody's or by a vote of the majority of the Board of Directors. Furthermore, the By-laws of Moody's provide that only such business as is specified in the notice of any such special meeting of stockholders may come before such meeting.

  Advance Notice for Raising Business or Making Nominations at Meetings

     The By-laws of Moody's establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders and for nominations by stockholders of candidates for election as directors at an annual or special meeting at which directors are to be elected. Only such business may be conducted at an annual meeting of stockholders as has been brought before the meeting by, or at the direction of, the Chairman of the Board of Directors, or by a stockholder of Moody's who is entitled to vote at the meeting who has given to the Secretary of Moody's timely written notice, in proper form, of the stockholder's intention to bring that business before the meeting. The chairman of such meeting has the authority to make such determinations. Only persons who are nominated by, or at the direction of, the Chairman of the Board of Directors, or who are nominated by a stockholder who has given timely written notice, in proper form, to the Secretary prior to a meeting at which directors are to be elected will be eligible for election as directors of Moody's.

     To be timely, a stockholder's notice of business to be brought before an annual meeting and nominations of candidates for election as directors at any annual meeting shall be delivered to the Secretary of Moody's at the principal executive offices of Moody's not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 20 days, or delayed by more than 70 days, from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the ninetieth day prior to such annual meeting and not later than the close of business on the later of the seventieth day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.

     To be timely, a stockholder's notice of nominations of persons for election to the Board of Directors may be made at such a special meeting of stockholders if the stockholder's notice shall be delivered to the Secretary of Moody's at the principal executive offices of Moody's not earlier than the one hundred-twentieth day prior to such special meeting and not later than the close of business on the later of the ninetieth day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.

     The notice of any nomination for election as a director must set forth the name and address of, and the class and number of shares of Moody's held by, the stockholder who intends to make the nomination and the beneficial owner, if any, on whose behalf the nomination is being made; the name and address of the person or persons to be nominated; a representation that the stockholder is a holder of record of stock of Moody's entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each nominee been nominated, or intended to be nominated, by the Board of Directors; and the consent of each nominee to serve as a director if so elected.

  Number of Directors; Filling of Vacancies; Removal

     The Moody's Restated Certificate of Incorporation and Amended and Restated By-laws provide that newly created directorships resulting from an increase in the authorized number of directors (or any vacancy) may only be filled by a vote of a majority of directors then in office, although less than a quorum, or by a sole remaining director. Accordingly, the Board of Directors of Moody's may be able to prevent any stockholder from obtaining majority representation on the Board of Directors by increasing the size of the board and filling the newly created directorships with its own nominees. If any applicable provision of the DGCL expressly confers power on stockholders to fill such a directorship at a special meeting of stockholders, such a directorship may be filled at such meeting only by the affirmative vote of at least 80% in voting power of all shares of Moody's entitled to vote generally in the election of directors, voting as a single class. Directors may be removed only for cause, and only by the affirmative vote of at least 80% in voting power of all shares of Moody's entitled to vote generally in the election of directors, voting as a single class.

  Classified Board of Directors

     The Moody's Restated Certificate of Incorporation provides for the Board of Directors of Moody's to be divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the Board of Directors of Moody's will be elected each year. See "Moody's Corporation Management and Executive Compensation--Moody's Corporation Board of Directors".

     Moody's believes that a classified board will help to assure the continuity and stability of its Board of Directors, and its business strategies and policies as determined by its Board, because a majority of the directors at any given time will have prior experiences as directors of Moody's. This provision should also help to ensure that the Board of Directors of Moody's, if confronted with an unsolicited proposal from a third party that has acquired a block of voting stock of Moody's, will have sufficient time to review the proposal and appropriate alternatives and to seek the best available result for all stockholders.

     This provision could prevent a party who acquires control of a majority of the outstanding voting stock from obtaining control of the Board of Directors of Moody's until the second annual stockholders meeting following the date the acquiror obtains the controlling stock interest, could have the effect of discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of Moody's and could thus increase the likelihood that incumbent directors will retain their positions. Although a classified board enhances Moody's ability to negotiate more favorable terms with a potential acquiror, it does not preclude takeover offers.

  Amendments to the Amended and Restated By-laws

     The Moody's Restated Certificate of Incorporation provides that the affirmative vote of the holders of at least 80% in voting power of all the shares of Moody's entitled to vote generally in the election of directors, voting together as a single class, shall be required in order for the stockholders to alter, amend or repeal any provision of the Amended and Restated By-laws which is to the same effect as provisions contained in the Restated Certificate of Incorporation relating to (i) the amendment of the Amended and Restated By-laws, (ii) the classified Board of Directors and the filling of director vacancies and (iii) calling and taking actions at meetings of stockholders and prohibiting stockholders from taking action by written consent.

  Amendments to the Restated Certificate of Incorporation

     The Moody's Restated Certificate of Incorporation requires the affirmative vote of the holders of at least 80% in voting power of all the shares of Moody's entitled to vote generally in the election of directors, voting together as a single class, to alter, amend or repeal provisions of the Restated Certificate of Incorporation relating to (i) the amendment of the Moody's Restated Certificate of Incorporation and/or the Amended and Restated By-laws, (ii) the classified Board of Directors of Moody's and the filling of director vacancies and (iii) calling and taking actions at meetings of stockholders and prohibiting stockholders from taking action by written consent.

REVIEW OF ANTITAKOVER MEASURES BY INDEPENDENT BOARD COMMITTEE

     In connection with the adoption of the Moody's Rights Plan, it is anticipated that the Board of Directors of Moody's will establish an independent committee of the Board to review the Moody's Rights Plan and Moody's other anti-takeover measures. Within two years of the Distribution, the independent committee will report to the Board as to whether the Moody's Rights Plan and such other measures continue to be in the best interests of the Moody's stockholders. If it deems appropriate the independent committee will recommend to the Board whether all or some of such measures should be modified or terminated.

INDEMNIFICATION AND LIMITATION OF LIABILITY FOR DIRECTORS AND OFFICERS

     The Moody's Restated Certificate of Incorporation provides that Moody's shall indemnify directors and officers to the fullest extent permitted by the laws of the State of Delaware. The Moody's Restated Certificate of Incorporation also provides that a director of Moody's shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended.

     The indemnification rights conferred by the Restated Certificate of Incorporation of Moody's are not exclusive of any other right to which a person seeking indemnification may otherwise be entitled. Moody's will also provide liability insurance for the directors and officers for certain losses arising from claims or charges made against them, while acting in their capacities as directors or officers.

                             AVAILABLE INFORMATION

     New D&B has filed with the SEC a registration statement on Form 10 with respect to the shares of New D&B Common Stock to be received by the stockholders of D&B in the Distribution. This Information Statement does not contain all of the information set forth in the Form 10 Registration Statement and the exhibits thereof, to which reference is hereby made. Statements made in this Information Statement as to the contents of any contract, agreement or other documents referred to herein are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Form 10 Registration Statement, reference is made to such exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Form 10 Registration Statement and the exhibits thereto may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the SEC at Seven World Trade Center, Suite 1300, New York, New York 10048 and in the Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60662. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, copies of the Form 10 Registration Statement and related documents may be obtained through the SEC Internet address at http://www.sec.gov.

                       REPORTS OF THE NEW D&B CORPORATION

     After the Distribution, New D&B will be required to comply with the reporting requirements of the Exchange Act and, in accordance therewith, to file reports, proxy statements and other information with the SEC.

     After the Distribution, such reports, proxy statements and other information may be inspected and copied at the public reference facilities of the SEC listed above and obtained by mail from the SEC as described above. Application will be made for listing the shares of New D&B Common Stock on the NYSE and, when such shares of New D&B Common Stock commence trading on the NYSE, such reports, proxy statements and other information will be available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     Additionally, New D&B will be required to provide annual reports, containing audited financial statements, to its stockholders in connection with its annual meetings of stockholders.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
THE DUN & BRADSTREET CORPORATION
Consolidated Financial Statements (Unaudited):
  Consolidated Statements of Operations for the Three Months
     Ended March 31, 2000 and 1999..........................   F-2
  Consolidated Balance Sheets at March 31, 2000 and December
     31, 1999...............................................   F-3
  Consolidated Statements of Cash Flows for the Three Months
     Ended March 31, 2000 and 1999..........................   F-4
  Notes to Unaudited Consolidated Financial Statements......   F-5
Report of Independent Accountants...........................  F-13
Consolidated Financial Statements:
  Consolidated Statements of Operations for the Three Years
     Ended December 31, 1999................................  F-14
  Consolidated Balance Sheets at December 31, 1999 and
     1998...................................................  F-15
  Consolidated Statements of Cash Flows for the Three Years
     Ended December 31, 1999................................  F-16
  Consolidated Statements of Shareholders' Equity for the
     Three Years Ended December 31, 1999....................  F-17
  Notes to Consolidated Financial Statements................  F-18
THE NEW D&B CORPORATION
Report of Independent Accountants...........................  F-45
Financial Statement:
  Consolidated Balance Sheet as of June 8, 2000.............  F-46
  Notes to Consolidated Financial Statement.................  F-47
MOODY'S CORPORATION
Combined Financial Statements (Unaudited):
  Combined Statements of Operations for the Three Months
     Ended March 31, 2000 and 1999..........................  F-48
  Combined Balance Sheets at March 31, 2000 and December 31,
     1999...................................................  F-49
  Combined Statements of Cash Flows for the Three Months
     Ended March 31, 2000 and 1999..........................  F-50
  Notes to Unaudited Combined Financial Statements..........  F-51
Combined Financial Statements:
Report of Independent Accountants...........................  F-57
  Combined Statements of Operations for the Three Years
     Ended December 31, 1999................................  F-58
  Combined Balance Sheets at December 31, 1999 and 1998.....  F-59
  Combined Statements of Cash Flows for the Three Years
     Ended December 31, 1999................................  F-60
  Combined Statements of Changes in Shareholder's Net
     Investment for the Three Years Ended December 31,
     1999...................................................  F-61
  Notes to Combined Financial Statements....................  F-62

               THE DUN & BRADSTREET CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                                   THREE MONTHS ENDED
                                                                       MARCH 31,
                                                              ----------------------------
                                                                  2000            1999
                                                              ------------    ------------
                                                              (DOLLAR AMOUNTS IN MILLIONS,
                                                                 EXCEPT PER SHARE DATA)
OPERATING REVENUES..........................................  $     356.5     $     354.0
                                                              -----------     -----------
Operating Expenses..........................................        134.9           131.5
Selling and Administrative Expenses.........................        138.6           150.9
Depreciation and Amortization...............................         30.1            32.1
                                                              -----------     -----------
OPERATING INCOME............................................         52.9            39.5
                                                              -----------     -----------
Interest Income.............................................           .8              .5
Interest Expense............................................         (1.1)            (.8)
Minority Interest Expense...................................         (5.6)           (5.6)
Other Expense -- Net........................................          (.8)            (.5)
                                                              -----------     -----------
Non-Operating Expense -- Net................................         (6.7)           (6.4)
                                                              -----------     -----------
Income from Continuing Operations before Provision for
  Income Taxes..............................................         46.2            33.1
Provision for Income Taxes..................................         19.2            13.7
                                                              -----------     -----------
Income from Continuing Operations...........................         27.0            19.4
Income from Discontinued Operations, Net of Income Taxes of
  $26.6 and $24.1 for 2000 and 1999, respectively...........         40.8            41.0
                                                              -----------     -----------
NET INCOME..................................................  $      67.8     $      60.4
                                                              ===========     ===========
BASIC EARNINGS PER SHARE OF COMMON STOCK:
  Continuing Operations.....................................  $       .17     $       .12
  Discontinued Operations...................................          .25             .25
                                                              -----------     -----------
BASIC EARNINGS PER SHARE OF COMMON STOCK....................  $       .42     $       .37
                                                              ===========     ===========
DILUTED EARNINGS PER SHARE OF COMMON STOCK:
  Continuing Operations.....................................  $       .17     $       .12
  Discontinued Operations...................................          .25             .24
                                                              -----------     -----------
DILUTED EARNINGS PER SHARE OF COMMON STOCK..................  $       .42     $       .36
                                                              ===========     ===========
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING -- BASIC......  161,197,000     165,118,000
                                                              ===========     ===========
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING -- DILUTED....  162,501,000     167,916,000
                                                              ===========     ===========

   The accompanying notes are an integral part of the consolidated financial statements.

               THE DUN & BRADSTREET CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)

                                                              MARCH 31, 2000    DECEMBER 31, 1999
                                                              ---------------   ------------------
                                                              (DOLLAR AMOUNTS IN MILLIONS, EXCEPT
                                                                        PER SHARE DATA)
                                              ASSETS
CURRENT ASSETS:
Cash and Cash Equivalents...................................     $   57.1            $  109.4
Accounts Receivable -- Net of Allowance of $19.2 in 2000 and
  $17.4 in 1999.............................................        405.6               363.7
Other Current Assets........................................        145.7               133.6
                                                                 --------            --------
          TOTAL CURRENT ASSETS..............................        608.4               606.7
                                                                 --------            --------
NON-CURRENT ASSETS:
Property, Plant and Equipment, Net..........................        236.2               240.3
Prepaid Pension Costs.......................................        233.6               217.2
Computer Software, Net......................................        141.3               149.8
Goodwill, Net...............................................        161.7               166.6
Other Non-Current Assets....................................        189.4               194.2
                                                                 --------            --------
          TOTAL NON-CURRENT ASSETS..........................        962.2               968.1
                                                                 --------            --------
TOTAL ASSETS................................................     $1,570.6            $1,574.8
                                                                 ========            ========
                               LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Notes Payable...............................................     $   38.0            $  126.2
Accrued Income Taxes........................................        220.2               175.4
Other Accrued and Current Liabilities.......................        318.4               382.2
Unearned Subscription Income................................        414.6               353.2
                                                                 --------            --------
          TOTAL CURRENT LIABILITIES.........................        991.2             1,037.0
                                                                 --------            --------
PENSION AND POSTRETIREMENT BENEFITS.........................        368.2               365.0
NET LIABILITIES OF DISCONTINUED OPERATIONS..................        183.9               222.8
OTHER NON-CURRENT LIABILITIES...............................         57.6                64.7
CONTINGENCIES (NOTE 6)
MINORITY INTEREST...........................................        302.1               301.9
SHAREHOLDERS' EQUITY:
Preferred Stock, par value $.01 per share;
  authorized -- 10,000,000 shares; issued and
  outstanding -- none
Series Common Stock, par value $.01 per share;
  authorized -- 10,000,000 shares; issued and
  outstanding -- none
Common Stock, par value $.01 per share;
  authorized -- 400,000,000 shares; issued -- 171,451,136
  shares....................................................          1.7                 1.7
Capital Surplus.............................................        230.4               237.3
Retained Earnings...........................................        (39.0)             (105.9)
Treasury Stock, at cost, 9,745,302 and 10,627,327 shares of
  Common Stock at March 31, 2000 and December 31, 1999,
  respectively..............................................       (301.5)             (330.2)
Cumulative Translation Adjustment...........................       (185.6)             (181.1)
Minimum Pension Liability...................................        (38.4)              (38.4)
                                                                 --------            --------
TOTAL SHAREHOLDERS' EQUITY..................................       (332.4)             (416.6)
                                                                 --------            --------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY..................     $1,570.6            $1,574.8
                                                                 ========            ========

   The accompanying notes are an integral part of the consolidated financial statements.

               THE DUN & BRADSTREET CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                              THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                               2000         1999
                                                              -------      ------
                                                              (DOLLAR AMOUNTS IN
                                                                   MILLIONS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income..................................................  $ 67.8       $60.4
Less: Income from Discontinued Operations...................    40.8        41.0
                                                              ------       -----
Income from Continuing Operations...........................    27.0        19.4
Reconciliation of Net Income to Net Cash Provided by
  Operating Activities:
  Depreciation and Amortization.............................    30.1        32.1
  Increase in Note Receivable...............................      --        (2.1)
  Net Increase in Accounts Receivable.......................   (44.7)      (54.9)
  Deferred Income Taxes.....................................    (2.8)       (4.6)
  Increase in Accrued Income Taxes..........................    44.8        37.5
  (Decrease) Increase in Long-Term Liabilities..............    (7.2)        4.2
  (Increase) Decrease in Other Long-Term Assets.............   (13.7)         .2
  Net Decrease (Increase) in Other Working Capital Items....    23.3        (4.8)
  Other.....................................................     9.9        11.4
                                                              ------       -----
Net Cash Provided by Operating Activities:
  Continuing Operations.....................................    66.7        38.4
  Discontinued Operations...................................    22.8        28.1
                                                              ------       -----
Net Cash Provided by Operating Activities...................    89.5        66.5
                                                              ------       -----
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from Sales of Marketable Securities................      .9         9.0
Payments for Marketable Securities..........................    (1.1)       (9.9)
Capital Expenditures........................................    (9.0)       (9.2)
Additions to Computer Software and Other Intangibles........   (12.8)      (18.0)
Net Cash Used in Investing Activities of Discontinued
  Operations................................................   (20.9)       (1.3)
Other.......................................................     7.8         8.9
                                                              ------       -----
Net Cash Used in Investing Activities.......................   (35.1)      (20.5)
                                                              ------       -----
CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of Dividends........................................   (29.9)      (30.6)
Payments for Purchase of Treasury Shares....................    (3.5)      (91.1)
Net Proceeds from Stock Plans...............................    16.0        27.0
(Decrease) Increase in Short-Term Borrowings................   (86.7)       27.9
Other.......................................................    (2.4)         .4
                                                              ------       -----
Net Cash Used in Financing Activities.......................  (106.5)      (66.4)
                                                              ------       -----
Effect of Exchange Rate Changes on Cash and Cash
  Equivalents...............................................     (.2)        (.5)
                                                              ------       -----
Decrease in Cash and Cash Equivalents.......................   (52.3)      (20.9)
Cash and Cash Equivalents, Beginning of Quarter.............   109.4        86.7
                                                              ------       -----
Cash and Cash Equivalents, End of Quarter...................  $ 57.1       $65.8
                                                              ======       =====

   The accompanying notes are an integral part of the consolidated financial statements.

               THE DUN & BRADSTREET CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)
          (TABULAR DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

NOTE 1 INTERIM CONSOLIDATED FINANCIAL STATEMENTS

     These interim consolidated financial statements have been prepared in accordance with the instructions to Form 10-Q and should be read in conjunction with the consolidated financial statements and related notes in the 1999 Annual Report on Form 10-K of The Dun & Bradstreet Corporation (the "Company" or "D&B"). The consolidated results for interim periods are not necessarily indicative of results for the full year or any subsequent period. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of financial position, results of operations and cash flows at the dates and for the periods presented have been included.

     Effective January 1, 2000, responsibility for the management of the D&B operating company's Canadian business was moved from its Asia Pacific and Latin America segment ("D&B APLA")to its U.S. segment (now called "D&B North America") to take advantage of marketing synergies between the U.S. and Canada. As such, in accordance with Statement of Financial Accounting Standards ("SFAS") No. 131, "Disclosures about Segments of a Business Enterprise," prior year's segment information has been restated to reflect the change. Certain other prior-year amounts have been reclassified to conform to the 2000 presentation.

NOTE 2 REORGANIZATION AND DISCONTINUED OPERATIONS

     On December 15, 1999, D&B announced a plan to separate into two independent, publicly traded companies -- The New D&B Corporation ("New D&B") and Moody's Corporation ("Moody's"). The separation will be accomplished through a tax-free distribution to the shareholders of D&B (the "Distribution") of all of the shares of common stock of a newly formed, wholly owned subsidiary corporation (New D&B) comprising the business of the D&B operating company. In connection with the Distribution, D&B will complete an internal reorganization so that, at the time of the Distribution, the business of New D&B will consist solely of the business of supplying business, purchasing, credit and marketing information products and services as well as receivable management services (the "New D&B Business") and the business of D&B will consist solely of the business of providing ratings and related research and risk management services (the "Moody's Business"). In addition, at the time of the Distribution, D&B will be renamed "Moody's Corporation" and New D&B will succeed to the name "The Dun & Bradstreet Corporation." Shares of common stock of D&B will represent a continuing interest in the Moody's Business. D&B expects to complete the Distribution by the end of the third quarter of 2000.

     D&B received a tax ruling from the Internal Revenue Service (the "IRS") on June 15, 2000, that the receipt by D&B stockholders of the New D&B Common Stock in the Distribution will be tax-free to such stockholders and D&B for Federal income tax purposes, except to the extent that cash is received in lieu of fractional shares of New D&B Common Stock.

     For purposes of, among other things, governing certain of the ongoing relations between New D&B and Moody's as a result of the Distribution as well as to allocate certain tax, employee benefit and other liabilities arising prior to the Distribution, the companies will enter into various agreements, including a Distribution Agreement, Tax Allocation Agreement, Employee Benefits Agreement, Intellectual Property Assignment, Shared Transaction Services Agreement, Insurance and Risk Management Services Agreement, Data Services Agreement and Transition Services Agreement. Summaries of these agreements are set forth elsewhere in the Information Statement.

     In general, pursuant to the terms of the Distribution Agreement, all of the assets of the New D&B Business will be allocated to New D&B and all of the assets of the Moody's Business will be allocated to Moody's. The Distribution Agreement also provides for assumptions of liabilities and cross-indemnities designed to allocate generally, effective as of the Distribution Date, financial responsibility for (i) all liabilities

               THE DUN & BRADSTREET CORPORATION AND SUBSIDIARIES

                                  (UNAUDITED)
          (TABULAR DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

arising out of or in connection with the New D&B Business to New D&B, (ii) all liabilities arising out of or in connection with the Moody's Business to Moody's and (iii) substantially all other liabilities equally between New D&B and Moody's. The liabilities so allocated include liabilities arising out of or in connection with former businesses of D&B and its predecessor as well as certain other transactions involving D&B and its predecessor.

     Pursuant to the terms of a distribution agreement, dated as of June 30, 1998 (the "1998 Distribution Agreement"), between D&B (then known as "The New Dun & Bradstreet Corporation") and R.H. Donnelley Corporation (then known as "The Dun & Bradstreet Corporation" and herein referred to as "Donnelley"), as a condition to the Distribution, New D&B is required to undertake to be jointly and severally liable with D&B to Donnelley for any liabilities arising thereunder. The Distribution Agreement generally allocates the financial responsibility for liabilities of D&B under the 1998 Distribution Agreement equally between New D&B and Moody's, except that any such liabilities that relate primarily to the New D&B Business will be New D&B liabilities and any such liabilities that relate primarily to the Moody's Business will be Moody's liabilities. Among other things, New D&B and Moody's will agree that, as between themselves, they will each be responsible for 50% of any payments to be made in respect of the action by IRI (as described below in Note 6) under the 1998 Distribution Agreement, including any legal fees and expenses related thereto.

     The Distribution Agreement provides that, immediately prior to the Distribution, a portion of D&B's indebtedness (including certain minority interest financing) and a portion of D&B's cash will be allocated to New D&B in amounts such that, at the time of the Distribution, the net indebtedness of New D&B (including the minority interest financing) will approximate the net indebtedness of Moody's (before giving effect to payments of cash in connection with the allocation of certain corporate liabilities of D&B between New D&B and Moody's that may result in the net indebtedness of one corporation exceeding that of the other).

     Due to the relative significance of New D&B as compared to Moody's, the transaction has been accounted for as a reverse spin-off. As such, New D&B has been classified as continuing operations and Moody's as discontinued operations. Pursuant to Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," the consolidated financial statements of the Company have been reclassified to reflect the Moody's segment as discontinued operations.

     For financial reporting purposes, the assets and liabilities of Moody's have been separately classified on the consolidated balance sheets as "Net Liabilities of Discontinued Operations." The following reflects the assets and liabilities of Moody's at March 31, 2000 and December 31, 1999.

                                                              MARCH 31,    DECEMBER 31,
                                                                2000           1999
                                                              ---------    ------------
Current assets..............................................   $189.5         $178.3
Total assets................................................    240.8          211.0
Current liabilities.........................................    374.4          377.8
Total liabilities...........................................    424.7          433.8
Net liabilities of discontinued operations..................    183.9          222.8

               THE DUN & BRADSTREET CORPORATION AND SUBSIDIARIES

                                  (UNAUDITED)
          (TABULAR DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

     The net operating results of Moody's have been reported in the caption "Income from Discontinued Operations," in the consolidated statements of operations. Summarized operating results for Moody's for the quarters ended March 31, 2000 and 1999 were as follows:

                                                              FOR THE THREE MONTHS ENDED
                                                                      MARCH 31,
                                                              --------------------------
                                                                2000              1999
                                                              --------          --------
Operating revenues..........................................   $139.2            $136.9
Income before provision for income taxes....................     67.4              65.1
Net income..................................................     40.8              41.0

NOTE 3 RECONCILIATION OF WEIGHTED AVERAGE SHARES

                                                              THREE MONTHS ENDED
                                                                  MARCH 31,
                                                              ------------------
                                                               2000       1999
                                                              -------    -------
                                                                (SHARE DATA IN
                                                                  THOUSANDS)
Weighted average number of shares -- basic..................  161,197    165,118
Dilutive effect of shares issuable under stock options,
  restricted stock and performance share plans..............      944      2,188
Adjustment of shares applicable to stock options exercised
  during the period and performance share plans.............      360        610
                                                              -------    -------
Weighted average number of shares -- diluted................  162,501    167,916
                                                              =======    =======

     As required by SFAS No. 128, "Earnings per Share," the Company has provided a reconciliation of basic weighted average shares to diluted weighted average shares within the table outlined above. The conversion of diluted shares had no impact on the Company's operating results. Options to purchase 9.1 million and
3.3 million shares of common stock of the Company were outstanding at March 31, 2000 and 1999, respectively, but were not included in the computation of diluted earnings per share because the options' exercise prices were greater than the average market price of the Company's common stock. The Company's options generally expire 10 years after the initial grant date.

NOTE 4 COMPREHENSIVE INCOME

     The Company's total comprehensive income for the three-month periods ended March 31, 2000 and 1999 were as follows:

                                                              THREE MONTHS ENDED
                                                                  MARCH 31,
                                                              ------------------
                                                               2000        1999
                                                              ------      ------
Net income..................................................  $67.8       $60.4
Other comprehensive (loss) income -- foreign currency
  translation adjustment....................................   (4.5)        1.7
                                                              -----       -----
Total comprehensive income..................................  $63.3       $62.1
                                                              =====       =====

               THE DUN & BRADSTREET CORPORATION AND SUBSIDIARIES

                                  (UNAUDITED)
          (TABULAR DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

NOTE 5 RESTRUCTURING

     During the fourth quarter of 1999, the Company recorded a restructuring charge of $41.2 million, comprised of severance costs of $32.7 million, the write off of certain assets made obsolete or redundant and abandoned as a result of the restructuring of $3.9 million and leasehold termination obligations of $4.6 million. The restructuring includes: (1) office consolidations and organization changes in both Europe and other international locations and improvements in sales and data collection operations in Europe; (2) realigning and streamlining the Company's global technology organization and outsourcing certain software and product development to resources outside the United States and Europe; and (3) migrating data collection in the U.S. to telephonic data collection and closing 15 U.S. field data collection offices.

     The following chart summarizes the activity with respect to the components of these restructuring actions for the three months ended March 31, 2000:

                                                                         LEASE
                                                         SEVERANCE    TERMINATION
                                                           COSTS      OBLIGATIONS    TOTAL
                                                         ---------    -----------    -----
December 31, 1999......................................    $30.2         $4.5        $34.7
Payments made..........................................     (7.5)         (.4)        (7.9)
                                                           -----         ----        -----
March 31, 2000.........................................    $22.7         $4.1        $26.8
                                                           =====         ====        =====

     As of March 31, 2000, the Company had terminated 316 associates in connection with restructuring and anticipates completing the restructuring actions by the end of 2000.

NOTE 6 CONTINGENCIES

     The Company and its subsidiaries are involved in legal proceedings, claims and litigation arising in the ordinary course of business. Although the outcome of such matters cannot be predicted with certainty, in the opinion of management, the ultimate liability of D&B in connection with such matters will not have a material effect on D&B, results of operations, cash flows or financial position.

     In addition, the Company also has certain other contingencies discussed below.

  Information Resources, Inc.

     On July 29, 1996, Information Resources, Inc. ("IRI") filed a complaint in the United States District Court for the Southern District of New York, naming as defendants the corporation then known as "The Dun & Bradstreet Corporation" (i.e. Donnelley), A.C. Nielsen Company (a subsidiary of ACNielsen Corporation) and I.M.S. International, Inc. (a subsidiary of Cognizant Corporation). At the time of the filing of the complaint, each of the other defendants was a wholly owned subsidiary of Donnelley.

     The complaint alleges various violations of United States antitrust laws, including alleged violations of Sections 1 and 2 of the Sherman Act. The complaint also alleges a claim of tortious interference with a contract and a claim of tortious interference with a prospective business relationship. These claims relate to the acquisition by defendants of Survey Research Group Limited ("SRG"). IRI alleges SRG violated an alleged agreement with IRI when it agreed to be acquired by the defendants and that the defendants induced SRG to breach that agreement.

     IRI's complaint alleges damages in excess of $350 million, which amount IRI asked to be trebled under antitrust laws. IRI also seeks punitive damages in an unspecified amount.

               THE DUN & BRADSTREET CORPORATION AND SUBSIDIARIES

                                  (UNAUDITED)
          (TABULAR DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

     In November 1996, Donnelley completed a distribution to its shareholders (the "1996 Distribution") of the capital stock of ACNielsen Corporation ("ACNielsen") and Cognizant Corporation ("Cognizant"). On October 28, 1996, in connection with the 1996 Distribution, Cognizant, ACNielsen and Donnelley entered into an Indemnity and Joint Defense Agreement (the "Indemnity and Joint Defense Agreement") pursuant to which they have agreed (i) to certain arrangements allocating potential liabilities ("IRI Liabilities") that may arise out of or in connection with the IRI action and (ii) to conduct a joint defense of such action. In particular, the Indemnity and Joint Defense Agreement provides that ACNielsen will assume exclusive liability for IRI Liabilities up to a maximum amount to be calculated at such time such liabilities, if any, become payable (the "ACN Maximum Amount"), and that Donnelley and Cognizant will share liability equally for any amounts in excess of the ACN Maximum Amount. The ACN Maximum Amount will be determined by an investment banking firm as the maximum amount that ACNielsen is able to pay after giving effect to (i) any plan submitted by such investment bank that is designed to maximize the claims-paying ability of ACNielsen without impairing the investment banking firm's ability to deliver a viability opinion (but which will not require any action requiring stockholder approval), and (ii) payment of related fees and expenses. For these purposes, financial viability means the ability of ACNielsen, after giving effect to such plan, the payment of related fees and expenses and the payment of the ACN Maximum Amount, to pay its debts as they become due and to finance the current and anticipated operating and capital requirements of its business, as reconstituted by such plan, for two years from the date any such plan is expected to be implemented.

     In June 1998, Donnelley completed a distribution to its shareholders (the "1998 Distribution") of the capital stock of D&B and changed its name to R.H. Donnelley Corporation. In connection with the 1998 Distribution, D&B and Donnelley entered into an agreement whereby the Company has assumed all potential liabilities of Donnelley arising from the IRI action and agreed to indemnify Donnelley in connection with such potential liabilities.

     During 1998, Cognizant separated into two new companies, IMS Health Incorporated ("IMS Health") and Nielsen Media Research, Inc. ("NMR"). IMS Health and NMR are each jointly and severally liable for all Cognizant liabilities under the Indemnity and Joint Defense Agreement.

     Under the terms of the Distribution Agreement, as a condition to the Distribution, New D&B will undertake to be jointly and severally liable with Moody's for D&B's obligations to Donnelley under the 1998 Distribution Agreement, including any liabilities arising under the Indemnity and Joint Defense Agreement. However, as between themselves, each of New D&B and Moody's will be responsible for 50% of any payments to be made with respect to the IRI action pursuant to the 1998 Distribution Agreement, including legal fees or expenses related thereto.

     Management is unable to predict at this time the final outcome of the IRI action or whether the resolution of this matter could materially affect D&B's results of operations, cash flows or financial position.

  Tax matters

     D&B enters into global tax planning initiatives in the normal course of business. These initiatives are subject to review by tax authorities. As a result of the review process, uncertainties exist, and it is possible that some of these matters could be resolved unfavorably. At this time, management is unable to predict the final outcome of these matters or whether the resolution of these matters could materially affect D&B's results of operations, cash flows or financial position. Pursuant to the Distribution Agreement, New D&B and Moody's will each agree to be financially responsible for 50% of any liabilities that may arise with respect to such matters.

               THE DUN & BRADSTREET CORPORATION AND SUBSIDIARIES

                                  (UNAUDITED)
          (TABULAR DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

     The IRS, as part of its audit process, is continuing its review of the D&B utilization of certain capital losses generated during 1989 and 1990. On May 9, 2000, the IRS issued a summary report with respect to the utilization of these capital losses. D&B expects to receive a formal assessment with respect to the utilization of these capital losses from the IRS during the second quarter of 2000.

     Pursuant to a series of agreements, IMS Health and NMR are jointly and severally liable to pay one-half, and Donnelley the other half, of any payments for taxes and accrued interest arising from this matter and certain other potential tax liabilities after Donnelley pays the first $137 million.

     In connection with the 1998 Distribution, D&B and Donnelley entered into an agreement whereby D&B has assumed all potential liabilities of Donnelley arising from these tax matters and has agreed to indemnify Donnelley in connection with such potential liabilities.

     On May 12, 2000, an amended tax return was filed for the 1989 and 1990 tax periods which reflects $561.6 million of tax and interest due. D&B paid the IRS approximately $349.3 million of this amount on May 12, 2000, which D&B funded with short-term borrowings. IMS Health has informed D&B that it paid to the IRS approximately $212.3 million on May 17, 2000. The payments are being made to the IRS to stop further interest from accruing. Notwithstanding the filing and payment, D&B intends to contest the assessment, if any, of amounts in excess of the amounts paid. D&B had accrued its anticipated share of the probable liability arising from the utilization of these capital losses.

NOTE 7 SEGMENT INFORMATION

                                                              THREE MONTHS ENDED
                                                                  MARCH 31,
                                                              ------------------
                                                               2000       1999
                                                              -------    -------
OPERATING REVENUES:
  Dun & Bradstreet North America............................  $253.2     $241.6
  Dun & Bradstreet Europe...................................    88.8       98.8
  Dun & Bradstreet APLA.....................................    14.5       13.6
                                                              ------     ------
CONSOLIDATED OPERATING REVENUES.............................  $356.5     $354.0
                                                              ======     ======
OPERATING INCOME (LOSS):
  Dun & Bradstreet North America............................  $ 79.2     $ 70.5
  Dun & Bradstreet Europe...................................   (13.3)     (15.1)
  Dun & Bradstreet APLA.....................................    (3.7)      (3.8)
                                                              ------     ------
     Total Dun & Bradstreet operating company...............    62.2       51.6
  Corporate and other.......................................    (9.3)     (12.1)
                                                              ------     ------
CONSOLIDATED OPERATING INCOME...............................  $ 52.9     $ 39.5
                                                              ======     ======

               THE DUN & BRADSTREET CORPORATION AND SUBSIDIARIES

                                  (UNAUDITED)
          (TABULAR DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

SUPPLEMENTAL GEOGRAPHIC AND PRODUCT LINE INFORMATION:

                                                              THREE MONTHS ENDED
                                                                  MARCH 31,
                                                              ------------------
                                                               2000       1999
                                                              -------    -------
GEOGRAPHIC REVENUES:
  United States.............................................  $245.9     $235.0
  International.............................................   110.6      119.0
                                                              ------     ------
Consolidated Operating Revenues.............................  $356.5     $354.0
                                                              ======     ======
PRODUCT LINE REVENUES:
  Credit Information Solutions..............................  $235.0     $240.1
  Marketing Information Solutions...........................    78.1       75.3
  Purchasing Information Solutions..........................     4.7        4.3
  Receivables Management Services...........................    38.7       34.3
                                                              ------     ------
     Total Dun & Bradstreet operating company...............  $356.5     $354.0
                                                              ======     ======

NOTE 8 INDEBTEDNESS

     In connection with the Distribution, D&B will borrow funds in order to repay in full D&B's commercial paper obligations. Also in connection with the Distribution, D&B's obligations to repay principal and interest under the minority interest financing (relating to the investment partnership described in Note 12 to D&B's Consolidated Financial Statements and Notes thereto on F-33) will be allocated to New D&B. It is anticipated that New D&B will also assume a portion of the indebtedness of D&B and receive a portion of the cash of D&B in amounts such that, at the time of Distribution, the net indebtedness of New D&B (including the minority interest financing) will approximate the net indebtedness of Moody's (before giving effect to payments of cash in connection with the allocation of certain corporate liabilities of D&B between New D&B and Moody's that may result in the net indebtedness of one corporation exceeding that of the other). New D&B expects to repay in full any indebtedness so assumed (other than any minority interest financing) shortly after the Distribution by raising funds in the commercial paper market.

NOTE 9 SUMMARY OF RECENT ACCOUNTING PRONOUNCEMENTS

     In March 2000, the Financial Accounting Standards Board issued Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation, an interpretation of APB Opinion No. 25" ("FIN No. 44"). The interpretation provides guidance for certain issues relating to stock compensation involving employees that arose in applying Opinion 25. Among other issues, this Interpretation clarifies (a) the definition of an employee for purposes of applying Opinion 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. The provisions of FIN No. 44 are effective July 1, 2000, except for the provisions regarding modifications to fixed stock option awards which reduce the exercise price of an award, which apply to modifications made after December 15, 1998. Provisions regarding modifications to fixed stock option awards to add reload features apply to modifications made after January 12, 2000. The Company continues to evaluate the expected impact of FIN No. 44 on the Company's consolidated financial statements.

     In December 1999, the staff of the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"). SAB 101

               THE DUN & BRADSTREET CORPORATION AND SUBSIDIARIES

                                  (UNAUDITED)
          (TABULAR DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

summarizes some of the staff's interpretations of the application of generally accepted accounting principles to revenue recognition. The staff provided this guidance due, in part, to the large number of revenue-recognition issues that it has encountered in registrant filings. In March 2000, SAB 101A, "Amendment:
Revenue Recognition in Financial Statements," was issued, which defers the effective date of SAB 101 until the second fiscal quarter of 2000. The Company believes it is in compliance with this guidance.

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires recognition of all derivatives as either assets or liabilities on the balance sheet and measurement of those instruments at fair value. If certain conditions are met, a derivative may be designated specifically as: (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment (a fair value hedge); (b) a hedge of the exposure to variable cash flows of a forecasted transaction (a cash flow hedge); or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction. In June, the Financial Accounting Standards Board issued SFAS No. 137 delaying the effective date of SFAS No. 133. The provisions of SFAS No. 133 are effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. The Company currently hedges foreign-currency-denominated transactions and expects to adopt SFAS No. 133 beginning January 1, 2001. The effect of adopting SFAS No. 133 is not expected to have a material effect on the Company.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and the Board of Directors of The Dun & Bradstreet Corporation:

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of shareholders' equity and of cash flows present fairly, in all material respects, the financial position of The Dun & Bradstreet Corporation and its subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for the years ended December 31, 1999, 1998 and 1997, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     As discussed in Note 1 to the consolidated financial statements, the Company changed certain revenue recognition accounting policies in 1997.

/s/ PricewaterhouseCoopers LLP
New York, New York
February 2, 2000, except as to the effect of the
Distribution described in Note 2 which is as of
June 15, 2000 and Note 15 which is as of May 17, 2000.

               THE DUN & BRADSTREET CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                     YEARS ENDED DECEMBER 31,
                                                              ---------------------------------------
                                                                 1999          1998          1997
                                                              -----------   -----------   -----------
                                                                (DOLLAR AMOUNTS IN MILLIONS, EXCEPT
                                                                          PER SHARE DATA)
OPERATING REVENUES..........................................  $   1,407.7   $   1,420.5   $   1,353.6
                                                              -----------   -----------   -----------
Operating Expenses..........................................        538.3         536.2         512.9
Selling and Administrative Expenses.........................        539.4         542.4         517.7
Depreciation and Amortization...............................        127.9         126.2         115.8
Restructuring Expense.......................................         41.2            --            --
Reorganization Costs........................................           --          28.0            --
                                                              -----------   -----------   -----------
OPERATING INCOME............................................        160.9         187.7         207.2
                                                              -----------   -----------   -----------
Interest Income.............................................          2.9           6.3           1.8
Interest Expense............................................         (5.0)        (12.0)        (53.3)
Minority Interest Expense...................................        (22.4)        (22.5)        (16.9)
Other Income (Expense) -- Net...............................          9.0          (2.2)         (3.1)
                                                              -----------   -----------   -----------
Non-Operating Expense -- Net................................        (15.5)        (30.4)        (71.5)
                                                              -----------   -----------   -----------
Income from Continuing Operations before Provision for
  Income Taxes..............................................        145.4         157.3         135.7
Provision for Income Taxes..................................         64.1          71.1          42.5
                                                              -----------   -----------   -----------
Income from Continuing Operations...........................         81.3          86.2          93.2
Income from Discontinued Operations, Net of Income Taxes of
  $114.8, $104.7 and $123.1 for 1999, 1998 and 1997,
  respectively..............................................        174.7         193.9         217.8
                                                              -----------   -----------   -----------
Income before Cumulative Effect of Accounting Changes.......        256.0         280.1         311.0
Cumulative Effect of Accounting Changes, Net of Income Tax
  Benefit of $87.7..........................................           --            --        (127.0)
                                                              -----------   -----------   -----------
NET INCOME..................................................  $     256.0   $     280.1   $     184.0
                                                              ===========   ===========   ===========
BASIC EARNINGS PER SHARE OF COMMON STOCK:
  Continuing Operations.....................................  $       .50   $       .51   $       .55
  Discontinued Operations...................................         1.08          1.14          1.27
                                                              -----------   -----------   -----------
  Before Cumulative Effect of Accounting Changes............         1.58          1.65          1.82
  Cumulative Effect of Accounting Changes, Net of Income Tax
    Benefit.................................................           --            --          (.74)
                                                              -----------   -----------   -----------
BASIC EARNINGS PER SHARE OF COMMON STOCK....................  $      1.58   $      1.65   $      1.08
                                                              ===========   ===========   ===========
DILUTED EARNINGS PER SHARE OF COMMON STOCK:
  Continuing Operations.....................................  $       .50   $       .50   $       .54
  Discontinued Operations...................................         1.06          1.13          1.26
                                                              -----------   -----------   -----------
  Before Cumulative Effect of Accounting Changes............         1.56          1.63          1.80
  Cumulative Effect of Accounting Changes, Net of Income Tax
    Benefit.................................................           --            --          (.73)
                                                              -----------   -----------   -----------
DILUTED EARNINGS PER SHARE OF COMMON STOCK..................  $      1.56   $      1.63   $      1.07
                                                              ===========   ===========   ===========
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING -- BASIC......  162,253,000   169,492,000   170,765,000
                                                              ===========   ===========   ===========
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING -- DILUTED....  164,284,000   171,703,000   172,552,000
                                                              ===========   ===========   ===========

   The accompanying notes are an integral part of the consolidated financial statements.

               THE DUN & BRADSTREET CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1999        1998
                                                              --------    --------
                                                                (DOLLAR AMOUNTS
                                                              IN MILLIONS, EXCEPT
                                                                PER SHARE DATA)
                           ASSETS
CURRENT ASSETS:
Cash and Cash Equivalents...................................  $  109.4    $   86.7
Accounts Receivable -- Net of Allowance of $17.4 in 1999 and
  $13.9 in 1998.............................................     363.7       351.0
Other Current Assets........................................     133.6       147.8
                                                              --------    --------
  TOTAL CURRENT ASSETS......................................     606.7       585.5
                                                              --------    --------
NON-CURRENT ASSETS:
Property, Plant and Equipment, Net..........................     240.3       258.2
Prepaid Pension Costs.......................................     217.2       176.5
Computer Software, Net......................................     149.8       142.5
Goodwill, Net...............................................     166.6       190.5
Other Non-Current Assets....................................     194.2       221.5
                                                              --------    --------
  TOTAL NON-CURRENT ASSETS..................................     968.1       989.2
                                                              --------    --------
TOTAL ASSETS................................................  $1,574.8    $1,574.7
                                                              ========    ========
            LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Notes Payable...............................................  $  126.2    $   36.9
Accrued Income Taxes........................................     175.4       163.4
Other Accrued and Current Liabilities.......................     382.2       423.2
Unearned Subscription Income................................     353.2       385.2
                                                              --------    --------
  TOTAL CURRENT LIABILITIES.................................   1,037.0     1,008.7
                                                              --------    --------
PENSION AND POSTRETIREMENT BENEFITS.........................     365.0       369.9
NET LIABILITIES OF DISCONTINUED OPERATIONS..................     222.8       193.5
OTHER NON-CURRENT LIABILITIES...............................      64.7        71.9
CONTINGENCIES (NOTE 15)
MINORITY INTEREST...........................................     301.9       301.7
SHAREHOLDERS' EQUITY:
Preferred Stock, par value $.01 per share;
  authorized -- 10,000,000 shares; issued and
  outstanding -- none
Series Common Stock, par value $.01 per share;
  authorized -- 10,000,000 shares; issued and
  outstanding -- none
Common Stock, par value $.01 per share;
  authorized -- 400,000,000 shares; issued -- 171,451,136
  shares....................................................       1.7         1.7
Capital Surplus.............................................     237.3       251.1
Retained Earnings...........................................    (105.9)     (240.9)
Treasury Stock, at cost, 10,627,327 and 6,396,924 shares of
  Common Stock for 1999 and 1998, respectively..............    (330.2)     (168.1)
Cumulative Translation Adjustment...........................    (181.1)     (170.2)
Minimum Pension Liability...................................     (38.4)      (44.6)
                                                              --------    --------
TOTAL SHAREHOLDERS' EQUITY..................................    (416.6)     (371.0)
                                                              --------    --------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY..................  $1,574.8    $1,574.7
                                                              ========    ========

   The accompanying notes are an integral part of the consolidated financial statements.

                   THE DUN & BRADSTREET OPERATING CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                               1999       1998        1997
                                                              -------    -------    --------
                                                               (DOLLAR AMOUNTS IN MILLIONS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income..................................................  $ 256.0    $ 280.1    $  184.0
Less: Income from Discontinued Operations...................    174.7      193.9       217.8
                                                              -------    -------    --------
Income (Loss) from Continuing Operations....................     81.3       86.2       (33.8)
Reconciliation of Net Income to Net Cash Provided by
  Operating Activities:
  Cumulative Effect of Accounting Change, Net of Income Tax
    Benefit.................................................       --         --       127.0
  Depreciation and Amortization.............................    127.9      126.2       115.8
  (Increase) Decrease in Note Receivable....................     (6.3)       3.6        46.3
  Restructure Charge........................................     41.2         --          --
  Restructuring Payments....................................     (2.6)        --          --
  Postemployment Benefit Payments...........................    (13.4)     (15.3)      (30.6)
  Net (Increase) Decrease in Accounts Receivable............    (22.8)       9.0       (29.9)
  Deferred Income Taxes.....................................     16.3      (28.2)      (64.4)
  Increase (Decrease) in Accrued Income Taxes...............     12.0      159.8       (39.2)
  (Decrease) Increase in Long-Term Liabilities..............     (7.3)    (105.7)       18.7
  Increase in Other Long-Term Assets........................    (36.8)     (17.8)      (24.6)
  Net Increase in Other Working Capital Items...............    (69.9)     (76.4)       (4.3)
  Other.....................................................      9.3       15.0        (8.8)
                                                              -------    -------    --------
Net Cash Provided by Operating Activities:
  Continuing Operations.....................................    128.9      156.4        72.2
  Discontinued Operations...................................    214.8      222.4       425.4
                                                              -------    -------    --------
Net Cash Provided by Operating Activities...................    343.7      378.8       497.6
                                                              -------    -------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from Sales of Marketable Securities................     22.5       50.9        27.2
Payments for Marketable Securities..........................    (21.8)     (50.4)      (27.1)
Capital Expenditures........................................    (34.3)     (47.2)      (35.9)
Additions to Computer Software and Other Intangibles........    (75.3)     (87.2)      (75.9)
Net Cash (Used in) Provided by Investing Activities of
  Discontinued Operations...................................    (12.1)       9.7        90.6
Other.......................................................     10.6      (16.0)        9.4
                                                              -------    -------    --------
Net Cash Used in Investing Activities.......................   (110.4)    (140.2)      (11.7)
                                                              -------    -------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of Dividends........................................   (120.1)    (137.4)     (150.6)
Payments for Purchase of Treasury Shares....................   (237.9)    (220.2)      (60.1)
Net Proceeds from Stock Plans...............................     48.4       41.0        40.8
Increase (Decrease) in Short-Term Borrowings................     88.8     (385.7)      421.6
Increase in Minority Interest...............................       --         --       300.0
Increase (Decrease) in Other Short-term Borrowings..........       .6      (28.9)   (1,090.6)
Net Cash Provided by (Used in) Financing Activities of
  Discontinued Operations...................................      1.3        1.1        (1.0)
Proceeds from Debt Assumed by R.H. Donnelley Corporation....       --      500.0          --
Other.......................................................      8.6        2.8        10.2
                                                              -------    -------    --------
Net Cash Used in Financing Activities.......................   (210.3)    (227.3)     (529.7)
                                                              -------    -------    --------
Effect of Exchange Rate Changes on Cash and Cash
  Equivalents...............................................      (.3)      (1.4)        (.8)
                                                              -------    -------    --------
Increase (Decrease) in Cash and Cash Equivalents............     22.7        9.9       (44.6)
Cash and Cash Equivalents, Beginning of Year................     86.7       76.8       121.4
                                                              -------    -------    --------
Cash and Cash Equivalents, End of Year......................  $ 109.4    $  86.7    $   76.8
                                                              =======    =======    ========

   The accompanying notes are an integral part of the consolidated financial statements.

               THE DUN & BRADSTREET CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                         THREE YEARS ENDED DECEMBER 31, 1999
                                             -----------------------------------------------------------
                                                COMMON
                                                STOCK                                        CUMULATIVE
                                             ($1 AND $.01   CAPITAL   RETAINED   TREASURY    TRANSLATION
                                              PAR VALUE)    SURPLUS   EARNINGS     STOCK     ADJUSTMENT
                                             ------------   -------   --------   ---------   -----------
                                                 (DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)
BALANCE, JANUARY 1, 1997...................     $188.4      $ 72.6    $ 456.7    $(1,019.7)    $(153.3)
Net Income.................................                             184.0
Dividends Declared ($1.10 per share).......                            (188.1)
Adjustment to Stock Dividend to
  Shareholders of Cognizant and
  ACNielsen................................                             (11.3)
Treasury Shares Reissued Under Stock
  Options, Deferred and Other Compensation
  Plans (2,010,091)........................                    7.6      (72.4)       115.6
Treasury Shares Reissued Under Restricted
  Stock Plan (20,884)......................                                             .2
Treasury Shares Acquired (2,271,851).......                                          (60.1)
Change in Cumulative Translation
  Adjustment...............................                                                       (9.3)
Change in Minimum Pension Liability........
Unrealized Losses on Investments...........                              (1.2)
                                                ------      ------    -------    ---------     -------
Total Comprehensive Income.................
BALANCE, DECEMBER 31, 1997.................      188.4        80.2      367.7       (964.0)     (162.6)
                                                ------      ------    -------    ---------     -------
Dollar Par Common Stock:
Treasury Shares Reissued Under Stock
  Options, Deferred and Other Compensation
  Plans (1,514,773)........................                             (52.6)        85.3
Treasury Shares Acquired (790,800).........                                          (27.2)
Stock Dividend to Shareholders of
  Donnelley................................                             183.5
Adjustment to Penny Par Value..............     (169.6)      169.6
Recapitalization...........................      (17.1)         .5     (889.3)       905.9
Net Income.................................                             280.1
Dividends Declared ($.775 per share).......                            (130.4)
Penny Par Common Stock:
Treasury Shares Reissued Under Stock
  Options, Deferred and Other Compensation
  Plans (837,232)..........................                   (1.3)                   24.3
Treasury Shares Earned Under Restricted
  Stock Plan (5,595).......................                                             .6
Treasury Shares Acquired (7,239,751).......                                         (193.0)
Common Shares Issued Under Stock Options
  and Restricted Stock Plan (159,819)......                    2.1
Change in Cumulative Translation
  Adjustment...............................                                                       (7.6)
Change in Minimum Pension Liability........
Unrealized Gains on Investments............                                .1
                                                ------      ------    -------    ---------     -------
Total Comprehensive Income.................
BALANCE, DECEMBER 31, 1998.................        1.7       251.1     (240.9)      (168.1)     (170.2)
                                                ------      ------    -------    ---------     -------
Net Income.................................                             256.0
Dividends Declared ($.74 per share)........                            (119.3)
Treasury Shares Reissued Under Stock
  Options, Deferred and Other Compensation
  Plans and Restricted Stock Plan
  (2,420,300)..............................                  (13.8)        .3         71.0
Treasury Shares Reissued Under Employee
  Stock Purchase Plan (153,097)............                               (.6)         4.8
Treasury Shares Acquired (6,803,800).......                                         (237.9)
Change in Cumulative Translation
  Adjustment...............................                                                      (10.9)
Change in Minimum Pension Liability........
Unrealized Losses on Investments...........                              (1.4)
                                                ------      ------    -------    ---------     -------
Total Comprehensive Income.................
BALANCE, DECEMBER 31, 1999.................     $  1.7      $237.3    $(105.9)   $  (330.2)    $(181.1)
                                                ======      ======    =======    =========     =======

                                                THREE YEARS ENDED DECEMBER 31, 1999
                                             -----------------------------------------

                                              MINIMUM        TOTAL
                                              PENSION    SHAREHOLDERS'   COMPREHENSIVE
                                             LIABILITY      EQUITY          INCOME
                                             ---------   -------------   -------------
                                             (DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)
BALANCE, JANUARY 1, 1997...................    $   --       $(455.3)
Net Income.................................                   184.0         $184.0
Dividends Declared ($1.10 per share).......                  (188.1)
Adjustment to Stock Dividend to
  Shareholders of Cognizant and
  ACNielsen................................                   (11.3)
Treasury Shares Reissued Under Stock
  Options, Deferred and Other Compensation
  Plans (2,010,091)........................                    50.8
Treasury Shares Reissued Under Restricted
  Stock Plan (20,884)......................                      .2
Treasury Shares Acquired (2,271,851).......                   (60.1)
Change in Cumulative Translation
  Adjustment...............................                    (9.3)          (9.3)
Change in Minimum Pension Liability........     (37.4)        (37.4)         (37.4)
Unrealized Losses on Investments...........                    (1.2)          (1.2)
                                               ------       -------         ------
Total Comprehensive Income.................                                 $136.1
BALANCE, DECEMBER 31, 1997.................     (37.4)       (527.7)
                                               ------       -------         ------
Dollar Par Common Stock:
Treasury Shares Reissued Under Stock
  Options, Deferred and Other Compensation
  Plans (1,514,773)........................                    32.7
Treasury Shares Acquired (790,800).........                   (27.2)
Stock Dividend to Shareholders of
  Donnelley................................                   183.5
Adjustment to Penny Par Value..............                      --
Recapitalization...........................                      --
Net Income.................................                   280.1         $280.1
Dividends Declared ($.775 per share).......                  (130.4)
Penny Par Common Stock:
Treasury Shares Reissued Under Stock
  Options, Deferred and Other Compensation
  Plans (837,232)..........................                    23.0
Treasury Shares Earned Under Restricted
  Stock Plan (5,595).......................                      .6
Treasury Shares Acquired (7,239,751).......                  (193.0)
Common Shares Issued Under Stock Options
  and Restricted Stock Plan (159,819)......                     2.1
Change in Cumulative Translation
  Adjustment...............................                    (7.6)          (7.6)
Change in Minimum Pension Liability........      (7.2)         (7.2)          (7.2)
Unrealized Gains on Investments............                      .1             .1
                                               ------       -------         ------
Total Comprehensive Income.................                                 $265.4
BALANCE, DECEMBER 31, 1998.................     (44.6)       (371.0)
                                               ------       -------         ------
Net Income.................................                   256.0         $256.0
Dividends Declared ($.74 per share)........                  (119.3)
Treasury Shares Reissued Under Stock
  Options, Deferred and Other Compensation
  Plans and Restricted Stock Plan
  (2,420,300)..............................                    57.5
Treasury Shares Reissued Under Employee
  Stock Purchase Plan (153,097)............                     4.2
Treasury Shares Acquired (6,803,800).......                  (237.9)
Change in Cumulative Translation
  Adjustment...............................                   (10.9)         (10.9)
Change in Minimum Pension Liability........       6.2           6.2            6.2
Unrealized Losses on Investments...........                    (1.4)          (1.4)
                                               ------       -------         ------
Total Comprehensive Income.................                                 $249.9
BALANCE, DECEMBER 31, 1999.................    $(38.4)      $(416.6)
                                               ======       =======         ======

   The accompanying notes are an integral part of the consolidated financial statements.

               THE DUN & BRADSTREET CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (TABULAR DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     PRINCIPLES OF CONSOLIDATION. The consolidated financial statements include those of The Dun & Bradstreet Corporation (the "Company" or "D&B") and its subsidiaries and investments in which the Company has a controlling interest. Investments in companies over which the Company has significant influence but not a controlling interest are carried on an equity basis. The effects of all significant intercompany transactions have been eliminated.

     The financial statements of subsidiaries outside the United States and Canada reflect a fiscal year ended November 30 to facilitate timely reporting of the Company's consolidated financial results.

     As discussed more thoroughly in Note 2, Moody's Corporation and R.H. Donnelley Corporation are presented as discontinued operations.

     CASH EQUIVALENTS. Marketable securities that mature within 90 days of purchase date are considered cash equivalents and are stated at cost, which approximates fair value.

     MARKETABLE SECURITIES. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," marketable securities at December 31, 1999 and 1998, are classified as "available for sale" and are reported at fair value, with net unrealized gains and losses reported in shareholders' equity.

     The fair value of current and non-current marketable securities was estimated based on quoted market prices. Realized gains and losses on marketable securities are determined on the specific identification method.

     The Company's marketable securities of $45.4 million and $49.7 million at December 31, 1999 and 1998, respectively, consisted primarily of debt securities of the U.S. Government and its agencies.

     PROPERTY, PLANT AND EQUIPMENT. Buildings, machinery and equipment are depreciated principally using the straight-line method over a period of three to 40 years. Leasehold improvements are amortized on a straight-line basis over the shorter of the term of the lease or the estimated useful life of the improvement.

     COMPUTER SOFTWARE, GOODWILL AND INTANGIBLE ASSETS. Effective January 1, 1999, the Company adopted Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." Among other provisions, SOP 98-1 requires that entities capitalize certain internal-use software costs once certain criteria are met. Under SOP 98-1, overhead, general and administrative and training costs are not capitalized. In addition, certain computer software costs are capitalized in accordance with SFAS No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed," and are reported at the lower of unamortized cost or net realizable value. Costs incurred in connection with business process reengineering are expensed as incurred.

     Other intangibles result from acquisitions and database enhancements. Computer software and other intangibles are being amortized, using the straight-line method, over three to five years and three to 15 years, respectively. Goodwill represents the excess purchase price over the fair value of identifiable net assets of businesses acquired and is amortized on a straight-line basis over five to 40 years.

     In accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," the Company reviews for impairment of long-lived assets and certain identifiable intangibles whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In general, the Company will recognize an impairment loss when the sum of undiscounted expected future cash flows is less than the carrying amount of such assets. The measurement for such an impairment loss is then based on the fair value of the asset.

               THE DUN & BRADSTREET CORPORATION AND SUBSIDIARIES

          (TABULAR DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

     At each balance sheet date, the Company reviews the recoverability of goodwill, not identified with long-lived assets, based on estimated undiscounted future cash flows from operating activities compared with the carrying value of goodwill, and recognizes any impairment on the basis of such comparison. The recognition and measurement of goodwill impairment is assessed at the business-unit level.

     REVENUE RECOGNITION. The Company recognizes revenue as services are performed, information is delivered and products and services are used by its customers. Amounts billed for service and subscriptions are credited to unearned subscription income and reflected in operating revenues as used over the subscription term, which is generally one year.

     ACCOUNTING CHANGES. Effective January 1, 1997, the Company changed its revenue recognition method for its business of providing credit information solutions to recognize revenue as products and services are used by its customers. Previously, the Company recognized revenue ratably over the contract period. This change is consistent with the Company's change in focus from a sales contract basis to a product usage basis. Additionally, the Company changed its revenue recognition method for its business of providing ratings and related research and risk management services to recognize revenue over the service period from previously recognizing revenue and costs at the time of billing. In the opinion of management, these accounting changes bring revenue recognition methods more in line with the economics of these businesses and provide a better measure of operating results.

     In accordance with Accounting Principles Board Opinion ("APB") No. 20, "Accounting Changes," the cumulative effect of changing the accounting for certain of the Company's revenue recognition policies resulted in a pre-tax non-cash charge of $214.7 million in 1997 ($127.0 million after-tax or $.74 per share basic, $.73 per share diluted).

     FOREIGN CURRENCY TRANSLATION. For all operations outside the United States where the Company has designated the local currency as the functional currency, assets and liabilities are translated using the end-of-year exchange rates, and revenues and expenses are translated using average exchange rates for the year. For these countries, currency translation adjustments are accumulated in a separate component of shareholders' equity, whereas realized transaction gains and losses are recognized in other income (expense) -- net. For operations in countries that are considered to be highly inflationary, where the U.S. dollar is designated as the functional currency, monetary assets and liabilities are translated using end-of-year exchange rates, and nonmonetary accounts are translated using historical exchange rates. Translation and transaction gains of $.1 million, $1.0 million and $.9 million in 1999, 1998 and 1997, respectively, are recognized in other income (expense) -- net.

     EARNINGS PER SHARE OF COMMON STOCK. In accordance with SFAS No. 128, "Earnings per Share" ("SFAS No. 128"), basic earnings per share are calculated based on the weighted average number of shares of common stock outstanding during the reporting period. Diluted earnings per share are calculated giving effect to all potentially dilutive common shares, assuming such shares were outstanding during the reporting period.

     FINANCIAL INSTRUMENTS. At times, the Company uses forward foreign exchange contracts and interest rate swaps to hedge existing assets, liabilities and firm commitments. The Company does not use any derivatives for trading or speculative purposes.

     Gains and losses on forward foreign exchange contracts that qualify as hedges of existing assets or liabilities are included in the carrying amounts of those assets or liabilities and are ultimately recognized in income as part of those carrying amounts. Gains and losses related to qualifying hedges of firm commitments are also deferred and are recognized in income or as adjustments of carrying amounts when the hedged transactions occur. For forward foreign exchange contracts, the risk reduction is assessed on a transaction basis, and contract amounts and terms are matched to existing intercompany transactions.

               THE DUN & BRADSTREET CORPORATION AND SUBSIDIARIES

          (TABULAR DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

     The Company has used, but no longer uses, interest rate swaps to hedge interest rate risk on commercial paper. Settlement accounting is accorded to the swaps that have contractual, periodic payment terms considered to be aligned to the expected future commercial paper issuances. Periodic swap payments and receipts under interest rate swaps are recorded as part of interest expense. Neither the swap contracts nor the gains or losses on these contracts, which are designated and effective as hedges, are recognized in the financial statements.

     If a hedging instrument is sold or terminated prior to maturity, gains and losses will continue to be deferred until the hedged item is recognized in income. If a hedging instrument ceases to qualify for settlement accounting, any subsequent gains and losses are recognized currently in income.

     ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates. Estimates are used in the determination of allowances for doubtful accounts, employee benefits plans, taxes and contingencies, and depreciation rates for property, plant and equipment, computer software, goodwill and other capitalized costs, among others.

     RECLASSIFICATIONS. As discussed in Note 2, the consolidated financial statements have been reclassified to identify separately the results of operations and cash flows of the Company's discontinued operations. In addition, certain prior-year amounts have been reclassified to conform to the 1999 presentation.

NOTE 2 REORGANIZATION AND DISCONTINUED OPERATIONS

     Pursuant to APB No. 30, "Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," the consolidated financial statements of the Company have been reclassified to reflect as discontinued operations the segment conducted principally by Moody's Investors Service, Inc. as a result of the expected Distribution and the companies that constituted the directory information services business segment of the predecessor of D&B as a result of the 1998 Distribution (as defined below).

  Distribution

     On December 15, 1999, D&B announced a plan to separate into two independent, publicly traded companies -- The New D&B Corporation ("New D&B") and Moody's Corporation ("Moody's"). The separation will be accomplished through a tax-free distribution to the shareholders of D&B (the "Distribution") of all of the shares of common stock of a newly formed, wholly owned subsidiary corporation (New D&B) comprising the business of the D&B operating company. In connection with the Distribution, D&B will complete an internal reorganization so that, at the time of the Distribution, the business of New D&B will consist solely of the business of supplying business, purchasing, credit and marketing information products and services as well as receivable management services (the "New D&B Business") and the business of D&B will consist solely of the business of providing ratings and related research and risk management services (the "Moody's Business"). In addition, at the time of the Distribution, D&B will be renamed "Moody's Corporation" and New D&B will succeed to the name "The Dun & Bradstreet Corporation." Shares of common stock of D&B will represent a continuing interest in the Moody's Business. D&B expects to complete the Distribution by the end of the third quarter of 2000.

     D&B received a tax ruling from the Internal Revenue Service (the "IRS") on June 15, 2000, that the receipt by D&B stockholders of the New D&B Common Stock in the Distribution will be tax-free to such

               THE DUN & BRADSTREET CORPORATION AND SUBSIDIARIES

          (TABULAR DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

stockholders and D&B for Federal income tax purposes, except to the extent that cash is received in lieu of fractional shares of New D&B Common Stock.

     For purposes of, among other things, governing certain of the ongoing relations between New D&B and Moody's as a result of the Distribution as well as to allocate certain tax, employee benefit and other liabilities arising prior to the Distribution, the companies will enter into various agreements, including a Distribution Agreement, Tax Allocation Agreement, Employee Benefits Agreement, Intellectual Property Assignment, Shared Transaction Services Agreement, Insurance and Risk Management Services Agreement, Data Services Agreement and Transition Services Agreement. Summaries of these agreements are set forth elsewhere in the Information Statement.

     In general, pursuant to the terms of the Distribution Agreement, all of the assets of the New D&B Business will be allocated to New D&B and all of the assets of the Moody's Business will be allocated to Moody's. The Distribution Agreement also provides for assumptions of liabilities and cross-indemnities designed to allocate generally, effective as of the Distribution Date, financial responsibility for (i) all liabilities arising out of or in connection with the New D&B Business to New D&B, (ii) all liabilities arising out of or in connection with the Moody's Business to Moody's and (iii) substantially all other liabilities equally between New D&B and Moody's. The liabilities so allocated include liabilities arising out of or in connection with former businesses of D&B and its predecessor as well as certain other transactions involving D&B and its predecessor.

     Pursuant to the terms of the distribution agreement, dated as of June 30, 1998 (the "1998 Distribution Agreement"), between D&B (then known as "The New Dun & Bradstreet Corporation") and R.H. Donnelley Corporation (then known as "The Dun & Bradstreet Corporation" and herein referred to as "Donnelley"), as a condition to the Distribution, New D&B is required to undertake to be jointly and severally liable with D&B to Donnelley for any liabilities arising thereunder. The Distribution Agreement generally allocates the financial responsibility for liabilities of D&B under the 1998 Distribution Agreement equally between New D&B and Moody's, except that any such liabilities that relate primarily to the New D&B Business will be New D&B liabilities and any such liabilities that relate primarily to the Moody's Business will be Moody's liabilities. Among other things, New D&B and Moody's will agree that, as between themselves, they will each be responsible for 50% of any payments to be made in respect of the IRI action (as described below in Note 15) under the 1998 Distribution Agreement, including any legal fees and expenses related thereto.

     The Distribution Agreement provides that, immediately prior to the Distribution, a portion of the indebtedness of D&B (including certain minority interest financing) and a portion of D&B's cash will be allocated to New D&B in amounts such that, at the time of the Distribution, the net indebtedness of New D&B (including the minority interest financing) will approximate the net indebtedness of Moody's outstanding as of the Distribution Date (before giving effect to payments of cash in connection with the allocation of certain corporate liabilities of D&B between New D&B and Moody's that may result in the net indebtedness of one corporation exceeding that of the other).

     Due to the relative significance of New D&B as compared to Moody's, the transaction has been accounted for as a reverse spin-off. As such, New D&B has been classified as continuing operations and Moody's as discontinued operations. Pursuant to Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," the consolidated financial statements of the Company have been reclassified to reflect the Moody's segment as discontinued operations.

               THE DUN & BRADSTREET CORPORATION AND SUBSIDIARIES

          (TABULAR DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

     For financial reporting purposes, the assets and liabilities of Moody's have been separately classified on the consolidated balance sheets as "Net Liabilities of Discontinued Operations." A summary of these assets and liabilities at December 31, 1999 and 1998 was as follows:

                                                                     DECEMBER 31,
                                                             ----------------------------
                                                                 1999            1998
                                                             ------------    ------------
Current assets.............................................     $178.3          $178.5
Total assets...............................................      211.0           214.5
Current liabilities........................................      377.8           344.0
Total liabilities..........................................      433.8           408.0
Net liabilities of discontinued operations.................      222.8           193.5

     The net operating results of Moody's have been reported in the caption "Income from Discontinued Operations," in the consolidated statements of operations. Summarized operating results for Moody's for the years ended December 31, 1999, 1998 and 1997 were as follows:

                                                           FOR THE YEAR ENDED DECEMBER 31,
                                                           --------------------------------
                                                             1999        1998        1997
                                                           --------    --------    --------
Operating revenues.......................................   $564.1      $514.0      $457.4
Income before provision for income taxes.................    289.5       242.4       196.7
Net income...............................................    174.7       160.2       125.8

  1998 Distribution

     On June 30, 1998, the company then known as The Dun & Bradstreet Corporation separated into two publicly traded companies. The separation (the "1998 Distribution") of the two companies was accomplished through a tax-free dividend by Donnelley of D&B, which was a new entity comprising Moody's and the Dun & Bradstreet operating company. That new entity is now known as "The Dun & Bradstreet Corporation," and the continuing entity, consisting of R.H. Donnelley Inc., the operating company, and the DonTech partnership, changed its name from The Dun & Bradstreet Corporation to R.H. Donnelley Corporation (i.e., Donnelley). Due to the relative significance of the new entity as compared to Donnelley, the transaction was accounted for as a reverse spin-off and, as such, Moody's and the D&B operating company were classified as continuing operations, and Donnelley and DonTech were classified as discontinued operations. On June 3, 1998, following receipt of a ruling from the IRS that the transaction would be tax-free to Donnelley and its U.S. shareholders, the Board of Directors of Donnelley declared a dividend distribution to shareholders of record on June 17, 1998, consisting of one share of D&B for each share of Donnelley common stock held as of the record date. The 1998 Distribution was effected on June 30, 1998, and resulted in an increase to the shareholders' equity of $188.5 million. During the fourth quarter of 1998, adjustments to the dividend of $5.0 million were recorded as a decrease to the shareholder's equity of D&B, primarily as a result of employee benefits plan revisions.

     For purposes of governing certain of the ongoing relationships between D&B and Donnelley following the 1998 Distribution, the companies entered into various agreements, including the 1998 Distribution Agreement and the related Tax Allocation Agreement, Employee Benefits Agreement, Intellectual Property Agreement, Shared Transaction Services Agreement, Data Services Agreement and Transition Services Agreements.

     The net operating results of the Directory Information Services segment which is now a part of Donnelley have been reported in the caption "Income from Discontinued Operations" in the consolidated statements of

               THE DUN & BRADSTREET CORPORATION AND SUBSIDIARIES

          (TABULAR DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

operations of the Company. Summarized operating results for this Directory Information Services segment for the years ended December 31, 1998 and 1997 were as follows:

                                                              FOR THE YEAR ENDED
                                                                 DECEMBER 31,
                                                              ------------------
                                                               1998       1997
                                                              -------    -------
Operating revenues..........................................  $107.8     $343.4
Income before provision for income taxes....................    56.2      144.2
Net income..................................................    33.7       92.0

NOTE 3 SUMMARY OF RECENT ACCOUNTING PRONOUNCEMENTS

     In March 2000, the Financial Accounting Standards Board issued Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation, an interpretation of APB Opinion No. 25" ("FIN No. 44"). The interpretation provides guidance for certain issues relating to stock compensation involving employees that arose in applying Opinion 25. Among other issues, this Interpretation clarifies (a) the definition of an employee for purposes of applying Opinion 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. The provisions of FIN No. 44 are effective July 1, 2000, except for the provisions regarding modifications to fixed stock option awards which reduce the exercise price of an award, which apply to modifications made after December 15, 1998. Provisions regarding modifications to fixed stock option awards to add reload features apply to modifications made after January 12, 2000. The Company continues to evaluate the expected impact of FIN No. 44 on the Company's consolidated financial statements.

     In December 1999, the staff of the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements" ("SAB 101"). SAB 101 summarizes some of the staff's interpretations of the application of generally accepted accounting principles to revenue recognition. The staff provided this guidance due, in part, to the large number of revenue-recognition issues that it has encountered in registrant filings. In March 2000, SAB 101A, "Amendment: Revenue Recognition in Financial Statements," was issued, which defers the effective date of SAB 101 until the second fiscal quarter of 2000. The Company believes that it is in compliance with this guidance.

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires recognition of all derivatives as either assets or liabilities on the balance sheet and measurement of those instruments at fair value. If certain conditions are met, a derivative may be designated specifically as: (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment (a fair value hedge); (b) a hedge of the exposure to variable cash flows of a forecasted transaction (a cash flow hedge); or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction. In June, the Financial Accounting Standards Board issued SFAS No. 137 delaying the effective date of SFAS No. 133. The provisions of SFAS No. 133 are effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. The Company currently hedges foreign-currency-denominated transactions and expects to adopt SFAS No. 133 beginning January 1, 2001. The effect of adopting SFAS No. 133 is not expected to have a material effect on the Company.

               THE DUN & BRADSTREET CORPORATION AND SUBSIDIARIES

          (TABULAR DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

NOTE 4 RESTRUCTURING

     During the fourth quarter of 1999, the Company recorded a restructuring charge of $41.2 million, or $27.9 million on an after-tax basis. The restructuring includes: (1) office consolidations and organization changes in both Europe and other international locations and improvements in sales and data collection operations in Europe; (2) realigning and streamlining the Company's global technology organization and outsourcing certain software and product development to resources outside the United States and Europe and (3) migrating data collection in the U.S. to telephonic data collection and closing 15 U.S. field data collection offices.

     The restructuring charge includes $32.7 million related to severance costs in connection with the termination of approximately 700 associates, including two former corporate executives. The severance costs were determined based on the amounts that will be paid pursuant to the Company's policies and certain foreign governmental regulations. The balance of the charge relates to the write-off of certain assets made obsolete or redundant and abandoned by the restructuring and leasehold termination obligations arising from office closures. The Company anticipates that it will complete the restructuring in fiscal 2000. The components of the restructuring charge are summarized in the table below:

                         D&B NORTH AMERICA    D&B EUROPE    D&B APLA    CORPORATE    TOTAL
                         -----------------    ----------    --------    ---------    -----
Severance costs........        $15.5            $12.2         $1.3        $3.7       $32.7
Assets written off.....          3.5               .4           --          --         3.9
Lease termination
  obligations..........          3.1              1.5           --          --         4.6
                               -----            -----         ----        ----       -----
                               $22.1            $14.1         $1.3        $3.7       $41.2
                               =====            =====         ====        ====       =====

     The restructuring actions are designed to strengthen customer service worldwide, improve operating efficiencies, lower structural costs and facilitate investment in future revenue growth initiatives.

     During 1999, severance payments of $2.5 million were made to 161 terminated associates, and payments of $.1 million were made for lease obligations. At December 31, 1999, $34.7 million of the restructuring reserve remains, of which $30.2 million relates to severance which is expected to be paid out to the affected former associates during the next 12 to 18 months, and $4.5 million relates to lease obligations which is expected to be paid out over the term of the lease commitments. Assets made obsolete or redundant and abandoned by restructuring actions have been written off as of December 31, 1999.

NOTE 5 NON-RECURRING ITEMS

     During the fourth quarter of 1999, the Company received $11.9 million to settle litigation that arose from a transaction related to the 1996 sale of the Dun & Bradstreet software company. The Company recorded the $11.9 million gain in other income (expense) -- net.

     In 1998, the Company incurred pre-tax expenses of $28.0 million in connection with the separation of Donnelley (primarily professional fees of $19.1 million and costs resulting from the termination of interest rate swaps of $8.9 million).

               THE DUN & BRADSTREET CORPORATION AND SUBSIDIARIES

          (TABULAR DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

NOTE 6 RECONCILIATION OF WEIGHTED AVERAGE SHARES

                                                               1999       1998       1997
                                                              -------    -------    -------
                                                                (SHARE DATA IN THOUSANDS)
Weighted average number of shares -- basic..................  162,253    169,492    170,765
Dilutive effect of shares issuable under stock options,
  restricted stock and performance share plans..............    1,884      2,017      1,629
Adjustment of shares applicable to stock options exercised
  during the period and performance share plans.............      147        194        158
                                                              -------    -------    -------
Weighted average number of shares -- diluted................  164,284    171,703    172,552
                                                              =======    =======    =======

     As required by SFAS No. 128, the Company has provided a reconciliation of basic weighted average shares to diluted weighted average shares within the tables outlined above. Options to purchase 3.0 million, 3.4 million and 3.1 million shares of common stock of the Company were outstanding at December 31, 1999, 1998 and 1997, respectively, but were not included in the computation of diluted earnings per share because the options' exercise prices were greater than the average market price of the Company's common stock. The Company's options generally expire 10 years after the initial grant date.

     Upon the 1998 Distribution, employees of the Company were granted substitute options, preserving the economic value, as closely as possible, of the options that existed immediately prior to the 1998 Distribution and any awards or options held by them in respect of Donnelley were canceled.

NOTE 7 FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISKS

     The Company uses forward foreign exchange contracts and in the past has used interest rate swap agreements to reduce exposure to fluctuations in foreign exchange rates and in interest rates. The Company does not use derivative financial instruments for trading or speculative purposes. If a hedging instrument ceases to qualify as a hedge, any subsequent gains and losses are recognized currently in income. Collateral is generally not required for these types of instruments.

     By their nature, all such instruments involve risk, including the credit risk of non-performance by counterparties. However, at December 31, 1999 and 1998, in management's opinion there was no significant risk of loss in the event of non-performance of the counterparties to these financial instruments. The Company controls its exposure to credit risk through monitoring procedures.

FOREIGN EXCHANGE

     In order to reduce the risk of foreign currency exchange rate fluctuations, the Company follows a policy of hedging substantially all cross-border intercompany transactions denominated in a currency other than the functional currency applicable to each of its various subsidiaries. The financial instruments used to hedge these cross-border intercompany transactions are forward foreign exchange contracts with maturities of six months or less. These forward contracts are executed with creditworthy institutions and are denominated primarily in the British pound sterling, the euro and the Swedish krona. The gains and losses on these forward contracts are recorded to income or expense and are essentially offset by the gains and losses on the underlying foreign currency transactions.

     At December 31, 1999 and 1998, the Company had approximately $138 million and $117 million of forward foreign exchange contracts outstanding with various expiration dates through March 2000 and March 1999, respectively. At December 31, 1999, unrealized gains on these contracts were $.9 million and the unrealized losses were $.3 million. At December 31, 1998, unrealized gains on these contracts were $.9 million and the unrealized losses were $.4 million.

               THE DUN & BRADSTREET CORPORATION AND SUBSIDIARIES

          (TABULAR DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

INTEREST RATE SWAP AGREEMENTS

     In the past, the Company has entered into interest rate swap agreements to manage exposure to changes in interest rates. Interest rate swaps allowed the Company to raise funds at floating rates and effectively swap them into fixed rates that were lower than those available to it if fixed-rate borrowings were to be made directly.

     In connection with the 1998 Distribution and repayment of outstanding notes payable, Donnelley canceled all of its interest rate swap agreements (which fixed interest rates on $300 million of variable rate debt through January 2005) and recorded into income the previously unrecognized fair value loss at the time of termination. At the time of the cancellation, the fair value of the interest rate swaps was a loss of $12.7 million, of which $3.8 million ($.6 million in the first quarter of 1998 and $3.2 million in 1997) had been recognized in income relating to swaps that did not qualify for settlement accounting. The previously unrecognized loss of $8.9 million was recorded during the second quarter of 1998 and included in reorganization costs.

NOTE 8 PENSION AND POSTRETIREMENT BENEFITS

                                                       PENSION PLANS         POSTRETIREMENT BENEFITS
                                                   ----------------------    ------------------------
                                                     1999         1998          1999          1998
                                                   ---------    ---------    ----------    ----------
CHANGE IN BENEFIT OBLIGATIONS
Benefit obligation at January 1..................  $(1,236.2)   $(1,227.3)    $(214.0)      $(216.6)
Service cost.....................................      (18.4)       (18.2)       (2.9)         (2.8)
Interest cost....................................      (81.6)       (82.6)      (13.8)        (14.3)
Benefits paid....................................       88.5         93.8        17.8          17.7
Impact of 1998 Distribution......................         --         41.4          --           6.1
Actuarial gain (loss)............................       94.8        (43.3)       22.1          (1.3)
Plan participant contributions...................         --           --        (2.7)         (2.8)
                                                   ---------    ---------     -------       -------
Benefit obligation at December 31................  $(1,152.9)   $(1,236.2)    $(193.5)      $(214.0)
                                                   =========    =========     =======       =======

CHANGE IN PLAN ASSETS
Fair value of plan assets at January 1...........  $ 1,465.1    $ 1,330.2     $    --       $    --
Actual return on plan assets.....................      279.6        264.3          --            --
Employer contribution............................       24.4         25.3        15.1          14.9
Impact of 1998 Distribution......................         --        (60.9)         --            --
Plan participant contributions...................         --           --         2.7           2.8
Benefits paid....................................      (88.5)       (93.8)      (17.8)        (17.7)
                                                   ---------    ---------     -------       -------
Fair value of plan assets at December 31.........  $ 1,680.6    $ 1,465.1     $    --       $    --
                                                   =========    =========     =======       =======

RECONCILIATION OF FUNDED STATUS TO TOTAL AMOUNT
  RECOGNIZED
Funded status of plan............................  $   527.7    $   228.9     $(193.5)      $(214.0)
Unrecognized actuarial (gain) loss...............     (380.8)      (112.1)       (3.3)         18.8
Unrecognized prior service cost..................       28.7         29.6          --          (2.7)
Unrecognized net transition asset................      (12.5)       (24.3)         --            --
                                                   ---------    ---------     -------       -------
Net amount recognized............................  $   163.1    $   122.1     $(196.8)      $(197.9)
                                                   =========    =========     =======       =======

               THE DUN & BRADSTREET CORPORATION AND SUBSIDIARIES

          (TABULAR DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

                                                       PENSION PLANS         POSTRETIREMENT BENEFITS
                                                   ----------------------    ------------------------
                                                     1999         1998          1999          1998
                                                   ---------    ---------    ----------    ----------
AMOUNTS RECOGNIZED IN THE CONSOLIDATED BALANCE
  SHEETS
Prepaid pension costs............................  $   266.9    $   224.3     $    --       $    --
Pension and postretirement benefits..............     (162.5)      (167.7)     (196.8)       (197.9)
Intangible assets................................       20.3         20.9          --            --
Minimum pension liability........................       38.4         44.6          --            --
                                                   ---------    ---------     -------       -------
Net amount recognized............................  $   163.1    $   122.1     $(196.8)      $(197.9)
                                                   =========    =========     =======       =======

     The benefit obligation and accumulated benefit obligation for pension plans with accumulated benefit obligations in excess of plan assets in 1999 were $176.9 million and $162.5 million, respectively, and in 1998 were $185.9 million and $167.7 million, respectively. Grantor trusts are used to fund these obligations. At December 31, 1999 and 1998, the balances of those trusts were $45.2 million and $46.9 million, respectively.

     New D&B will retain the obligation for all pension and postretirement benefits for personnel who retire from Moody's prior to the effective time of the Distribution. New D&B will also retain the obligation for all vested benefits accrued by Moody's active employees under the Company's nonqualified supplemental pension plans through the date of the Distribution.

     Pension obligations and related plan assets under D&B's qualified plan for active employees of Moody's determined in accordance with Internal Revenue Code
Section 414(l), will be transferred to Moody's at the Distribution Date. Prepaid pension costs of $49.7 million and $47.9 million are included in net liabilities of discontinued operations at December 31, 1999 and 1998.

     Postretirement benefit obligations for active employees of Moody's will be transferred to Moody's at the Distribution Date. An obligation of $1.9 million is included in net liabilities of discontinued operations at December 31, 1999 and 1998, respectively.

                                                        PENSION PLANS          POSTRETIREMENT BENEFITS
                                                 ---------------------------   ------------------------
                                                  1999      1998      1997      1999     1998     1997
                                                 -------   -------   -------   ------   ------   ------
COMPONENTS OF NET PERIODIC (INCOME) COST:
Service cost...................................  $  18.4   $  18.2   $  18.4   $ 2.9    $ 2.8    $ 3.5
Interest cost..................................     81.6      82.6      83.4    13.8     14.3     14.6
Expected return on plan assets.................   (114.0)   (109.4)   (100.9)     --       --       --
Amortization of transition (asset)
  obligation...................................    (11.7)      3.1       1.6      --       --       --
Amortization of prior service cost.............      3.8       4.4       4.5    (2.7)    (4.4)    (4.5)
Recognized actuarial loss (gain)...............      6.6     (10.4)    (10.5)     --       --       --
                                                 -------   -------   -------   -----    -----    -----
Net periodic (income) cost.....................  $ (15.3)  $ (11.5)  $  (3.5)  $14.0    $12.7    $13.6
                                                 =======   =======   =======   =====    =====    =====

     Net periodic pension (income) cost includes costs attributable to discontinued operations of $.1 million, $0 and $2.1 million for the years ended December 31, 1999, 1998 and 1997, respectively.

     Net periodic cost for the postretirement benefits includes expense attributable to discontinued operations of $.3 million, $.3 million and $2.0 million for the years ended December 31, 1999, 1998 and 1997 respectively.

               THE DUN & BRADSTREET CORPORATION AND SUBSIDIARIES

          (TABULAR DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

ASSUMPTIONS AS OF DECEMBER 31:
Discount rate..................................     7.75%     6.75%     7.00%   7.75%   6.75%   7.00%
Expected return on plan assets.................     9.75      9.75      9.70      --      --      --
Rate of compensation increase..................     4.91      3.91      4.46    4.91    3.91    4.46
Cash balance accumulation conversion rate......     6.50      5.50      5.75      --      --      --

     For measurements purposes, a 6.5% annual rate of increase in the per capita cost of covered health-care benefits was assumed for 2000. The rate was assumed to decrease gradually to 5.0% for 2021 and remain at that level thereafter.

     Assumed health-care cost trend rates have a significant effect on the amounts reported for the health-care plans. A one-percentage-point change in the assumed health-care cost trend rates would have the following effects.

                                                                    1% POINT
                                                              --------------------
                                                              INCREASE    DECREASE
                                                              --------    --------
Benefit obligation at end of year...........................   $16.3       $(14.9)
Service cost plus interest cost.............................     1.4         (1.3)

PROFIT PARTICIPATION PLAN

     The Company also has a profit participation plan covering substantially all U.S. employees that provides for an employee salary deferral contribution and Company contributions. Employees may contribute up to 16% of their pay. The Company contributes an amount equal to 50% of employee contributions, up to 6% of the employee's pay. The Company also makes contributions to the plan if certain objectives are met, based on performance over a two-year period. The Company recognized expense associated with the plan of $12.1 million, $16.4 million and $13.3 million in 1999, 1998 and 1997, respectively. Profit participation plan expense attributable to discontinued operations was $2.8 million, $2.6 million and $2.4 million in 1999, 1998 and 1997, respectively.

NOTE 9 EMPLOYEE STOCK PLANS

     Under its 1998 Key Employees' Stock Incentive Plan, the Company has granted options to certain associates to purchase shares of its common stock at the market price on the date of the grant. Options granted in December 1999 vest in three equal installments, beginning on the third anniversary of the grant, while other options granted under the plan vest 100% after five years, with the opportunity for accelerated vesting if certain conditions are met. These options expire 10 years from the date of the grant. The 1998 Key Employees' Stock Incentive Plan, adopted upon the 1998 Distribution, provides for the granting of up to 16.5 million shares of common stock of the Company.

     In connection with the Distribution, unexercised D&B stock options held by Moody's employees as of the Distribution Date will be adjusted to comprise options to purchase Moody's Common Stock ("Moody's Stock Options") and separately exercisable options to purchase New D&B Common Stock ("New D&B Stock Options"). In general, unexercised D&B stock options held by New D&B employees as of the Distribution Date will be canceled and each individual will receive replacement Moody's Stock Options and separately exercisable replacement New D&B Stock Options. The value of replacement awards will preserve as closely as possible the value of awards that existed immediately prior to the Distribution.

     The number of shares of Moody's Common Stock covered by the adjusted Moody's Stock Options will equal the same number of shares covered by the unexercised D&B stock options. The number of shares of

               THE DUN & BRADSTREET CORPORATION AND SUBSIDIARIES

          (TABULAR DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

New D&B Common Stock covered by the New D&B Stock Options will equal 50% percent of the number of shares covered by the unexercised D&B stock options.

     Unexercised D&B stock options held by former employees and disabled employees of D&B who terminated employment on or prior to the Distribution Date will be adjusted in substantially the same manner as options held by Moody's active employees. All stock appreciation rights will be adjusted or converted in substantially the same manner as the unexercised D&B stock options.

     At the date of the 1998 Distribution, employees of the Company were granted substitute options and other equity-based awards (under the 1998 Dun & Bradstreet Corporation Replacement Plan for Certain Employees Holding Dun & Bradstreet Corporation Equity-Based Awards), preserving the economic value, as closely as possible, of the awards that existed immediately prior to the 1998 Distribution, and any awards held by them in respect to Donnelley were surrendered. For employees of Donnelley, awards were adjusted immediately following the 1998 Distribution to preserve, as closely as possible, the economic value of the awards that existed immediately prior to the 1998 Distribution. The remaining holders of unexercised options, including retirees and certain other former employees of the Company, were offered the choice of converting their options to the Company's or continuing to hold Donnelley options.

     The Company applies APB No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for the stock option plans. The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). Had compensation cost for the Company's stock option plans been determined based on the fair value at the grant date for awards in 1999, 1998 and 1997 (excluding awards granted to employees of discontinued operations) consistent with the provisions of SFAS No. 123, the Company's income from continuing operations and earnings per share would have been reduced to the pro-forma amounts indicated below:

                                                              1999     1998     1997
                                                              -----    -----    -----
Income from continuing operations:
  As reported...............................................  $81.3    $86.2    $93.2
  Pro forma.................................................  $75.5    $81.2    $91.2
Basic earnings per share of common stock from continuing
  operations:
  As reported...............................................  $ .50    $ .51    $ .55
  Pro forma.................................................  $ .47    $ .48    $ .53
Diluted earnings per share of common stock from continuing
  operations:
  As reported...............................................  $ .50    $ .50    $ .54
  Pro forma.................................................  $ .46    $ .47    $ .53

               THE DUN & BRADSTREET CORPORATION AND SUBSIDIARIES

          (TABULAR DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

     The pro forma disclosures shown are not representative of the effects on income and earnings per share in future years.

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

                                                   AFTER        CONVERSION      PRIOR TO
                                                    1998         AT 1998          1998
                                      1999      DISTRIBUTION   DISTRIBUTION   DISTRIBUTION     1997
                                    ---------   ------------   ------------   ------------   ---------
Expected dividend yield...........      2.40%        2.75%          2.75%           3.3%          3.3%
Expected stock volatility.........        30%          20%            20%            20%           20%
Risk-free interest rate...........      6.41%        5.38%          5.42%          5.53%         5.73%
Expected holding period...........  5.0 years    6.0 years      2.3 years      4.5 years     4.5 years

     Options outstanding at December 31, 1999 were originally granted during the years 1990 through 1999 and are exercisable over periods ending not later than 2009. At December 31, 1999, 1998 and 1997, options for 7,899,386 shares,
8,527,343 shares and 8,133,155 shares of common stock of the Company, respectively, were exercisable and 9,087,997 shares, 12,427,373 shares and 1,450,195 shares of the Company, respectively, were available for future grants under the plans.

     Changes in stock options for the three years ended December 31, 1999, are summarized as follows:

                                                                            WEIGHTED
                                                                            AVERAGE
                                                                            EXERCISE
                                                                SHARES      PRICE($)
                                                              ----------    --------
Options outstanding at January 1, 1997......................  15,416,460     21.59
  Granted...................................................   3,151,980     30.01
  Exercised.................................................  (2,008,234)    20.38
  Surrendered or expired....................................    (840,878)    22.97
                                                              ----------
Options outstanding at December 31, 1997....................  15,719,328     23.36
  Granted...................................................      87,390     32.84
  Exercised.................................................  (1,305,111)    20.77
  Surrendered or expired....................................    (336,444)    24.53
                                                              ----------
Options outstanding at June 30, 1998........................  14,165,163     23.63
Attributable to 1998 Distribution...........................  (1,206,985)    24.78
                                                              ----------
Options outstanding at June 30, 1998........................  12,958,178     23.52
                                                              ==========
Options converted at July 1, 1998...........................  13,734,489     22.19
  Granted...................................................   4,171,907     32.47
  Exercised.................................................  (1,095,003)    18.84
  Surrendered or expired....................................    (432,396)    26.35
                                                              ----------
Options outstanding at December 31, 1998....................  16,378,997     24.92
  Granted...................................................   3,656,224     29.31
  Exercised.................................................  (2,286,242)    19.99
  Surrendered or expired....................................    (825,818)    29.26
                                                              ----------
Options outstanding at December 31, 1999....................  16,923,161     26.32
                                                              ==========

     The options outstanding at December 31, 1999 include 5,112,074 of options held by employees of Moody's.

               THE DUN & BRADSTREET CORPORATION AND SUBSIDIARIES

          (TABULAR DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

     The weighted average fair value of options granted during 1999, 1998 and 1997 was $8.78, $7.13 and $5.52, respectively.

     The following table summarizes information about stock options outstanding at December 31, 1999:

                                            STOCK OPTIONS OUTSTANDING              STOCK OPTIONS
                                      -------------------------------------         EXERCISABLE
                                                     WEIGHTED                  ---------------------
                                                      AVERAGE      WEIGHTED                 WEIGHTED
                                                     REMAINING     AVERAGE                  AVERAGE
                                                    CONTRACTUAL    EXERCISE                 EXERCISE
RANGE OF EXERCISE PRICES                SHARES         LIFE        PRICE($)     SHARES      PRICE($)
------------------------              ----------    -----------    --------    ---------    --------
$14.84 - $23.35.....................   7,188,764     5.1 years      21.01      6,557,689     20.96
$24.00 - $34.22.....................   9,734,397     8.6 years      30.25      1,341,697     28.48
                                      ----------                               ---------
                                      16,923,161                               7,899,386
                                      ==========                               =========

     The plans also provide for the granting of stock appreciation rights ("SARs") and limited stock appreciation rights ("LSARs") in tandem with stock options to certain key employees. Upon the 1998 Distribution, the Donnelley SARs and LSARs were adjusted or converted in substantially the same manner as the unexercised Donnelley stock options. At December 31, 1999 and 1998, there were 78,353 and 30,400 SARs and 761,191 and 1,518,215 LSARs attached to stock options, which are exercisable only if, and to the extent that, the related option is exercisable and, in the case of LSARs, only upon the occurrence of specified contingent events.

     Upon the 1998 Distribution, restricted stock of Donnelley that had been granted to key associates of the Company under the 1989 Key Employees Restricted Stock Plan was forfeited and replaced with D&B Common Stock, preserving the economic value that existed immediately prior to the 1998 Distribution. During 1999 and 1998, no new awards of restricted stock were granted, and during 1998, 36,620 shares of D&B Common Stock were replaced. During 1997 restricted share grants of 20,000 were awarded under the plan. There were no forfeitures during 1999, 1998 and 1997. The restrictions on the majority of such shares lapse over a period of three years from the date of the grant, and the cost is charged to compensation expense ratably.

     Under the 1998 Key Employees' Stock Incentive Plan, key employees may be granted shares of the Company's stock based on the achievement of two-year revenue growth goals or other key operating objectives, where appropriate. At the end of the performance period, Company performance at target will yield the targeted amount of shares, whereas Company performance above or below target will yield larger or smaller share awards, respectively. Awards that were outstanding at the 1998 Distribution were canceled and replaced, preserving the economic value that existed prior to the 1998 Distribution. Recorded in selling and administrative expenses was compensation expense of $14.9 million, $16.0 million and $14.6 million in 1999, 1998 and 1997, respectively, for the 1998 Key Employees' Stock Incentive Plan. The expense attributable to discontinued operations was $11.2 million, $5.0 million and $5.0 million in 1999, 1998 and 1997, respectively.

NOTE 10 INCOME TAXES

     Income (loss) from continuing operations before provision for income taxes consisted of:

                                                            1999      1998      1997
                                                           ------    ------    ------
U.S. ....................................................  $173.1    $166.6    $127.6
Non-U.S. ................................................   (27.7)     (8.9)      8.1
                                                           ------    ------    ------
                                                           $145.4    $157.3    $135.7
                                                           ======    ======    ======

               THE DUN & BRADSTREET CORPORATION AND SUBSIDIARIES

          (TABULAR DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

The provision (benefit) for income taxes consisted of:

                                                            1999      1998      1997
                                                           ------    ------    ------
Current tax provision:
  U.S. Federal...........................................  $ 40.9    $ 90.1    $ 59.7
  State and local........................................     2.8      (2.5)     26.4
  Non-U.S. ..............................................     4.1      11.7      20.8
                                                           ------    ------    ------
Total current tax provision..............................    47.8      99.3     106.9
                                                           ------    ------    ------
Deferred tax provision (benefit):
  U.S. Federal...........................................    12.9     (36.5)    (31.4)
  State and local........................................      .6       7.0     (26.6)
  Non-U.S. ..............................................     2.8       1.3      (6.4)
                                                           ------    ------    ------
Total deferred tax provision (benefit)...................    16.3     (28.2)    (64.4)
                                                           ------    ------    ------
Provision for income taxes...............................  $ 64.1    $ 71.1    $ 42.5
                                                           ======    ======    ======

     The following table summarizes the significant differences between the U.S. Federal statutory tax rate and the Company's effective tax rate for financial statement purposes.

                                                              1999    1998    1997
                                                              ----    ----    -----
Statutory tax rate..........................................  35.0%   35.0%    35.0%
State and local taxes, net of U.S. Federal tax benefit......   1.5     1.9       .1
Non-U.S. taxes..............................................   4.7     8.2     10.7
Recognition of ordinary losses..............................    --    (6.7)   (12.8)
Non-recurring reorganization costs..........................   3.4     4.0       --
Other.......................................................   (.5)    2.8     (1.7)
                                                              ----    ----    -----
Effective tax rate..........................................  44.1%   45.2%    31.3%
                                                              ====    ====    =====

     Income taxes paid were $165.1 million, $136.5 million and $170.3 million in 1999, 1998 and 1997, respectively. Income taxes refunded were $26.7 million, $32.1 million and $37.6 million in 1999, 1998 and 1997, respectively.

     Deferred tax assets (liabilities) comprised the following at December 31:

                                                            1999      1998      1997
                                                           ------    ------    ------
Deferred tax assets:
  Operating losses.......................................  $ 59.5    $ 48.3    $ 53.7
  Postretirement benefits................................    63.0      77.7      54.0
  Intangibles............................................    48.5      56.1      54.1
  Postemployment benefits................................     2.9       2.7       9.7
  Restructuring and reorganization costs.................    10.2      16.1       3.5
  Bad debts..............................................     3.8       3.3       6.5
  Other..................................................      .4       1.9       6.6
                                                           ------    ------    ------
Total deferred tax assets................................   188.3     206.1     188.1
Valuation allowance......................................   (59.5)    (48.3)    (53.7)
                                                           ------    ------    ------
Net deferred tax asset...................................   128.8     157.8     134.4
                                                           ------    ------    ------

               THE DUN & BRADSTREET CORPORATION AND SUBSIDIARIES

          (TABULAR DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

                                                            1999      1998      1997
                                                           ------    ------    ------
Deferred tax liabilities:
  Tax-leasing transactions...............................   (18.3)    (20.4)    (22.1)
  Depreciation...........................................    (3.8)    (14.4)    (17.5)
                                                           ------    ------    ------
Total deferred tax liability.............................   (22.1)    (34.8)    (39.6)
                                                           ------    ------    ------
Net deferred tax asset...................................  $106.7    $123.0    $ 94.8
                                                           ======    ======    ======

     At December 31, 1999, undistributed earnings of non-U.S. subsidiaries aggregated $133.9 million. Deferred tax liabilities have not been recognized for these undistributed earnings because it is management's intention to reinvest such undistributed earnings outside the U.S. If all undistributed earnings were remitted to the U.S., the amount of incremental U.S. Federal and foreign income taxes payable, net of foreign tax credits, would be $49.8 million.

     During the three-year period ended December 31, 1983, the Company invested $304.4 million in tax-leasing transactions, varying in length from 4.5 to 25 years. These leases provided the Company with significant benefits from tax deductions in excess of taxable income for Federal income tax purposes. These amounts are included in deferred income taxes.

NOTE 11 NOTES PAYABLE AND OTHER INDEBTEDNESS

     Notes payable consisted of the following at December 31:

                                                               1999     1998
                                                              ------    -----
Commercial paper............................................  $124.7    $35.9
Bank notes..................................................     1.5      1.0
                                                              ------    -----
                                                              $126.2    $36.9
                                                              ======    =====

     The Company had commercial paper borrowings of $124.7 million at December 31, 1999. The interest rates on these commercial paper borrowings ranged from 5.82% to 6.00%.

     In June 2000, the Company renewed its $300 million 364-day revolving credit facility. The Company has an additional $300 million facility maturing in June 2003. Under these facilities, the Company has the ability to borrow at prevailing short-term interest rates. The Company has had no borrowings outstanding under these facilities since they were established in June 1998. These facilities are expected to be terminated at or around the time of the Distribution. In connection with the Distribution, New D&B is expected to enter into new facilities that will remain in effect after the Distribution.

     At December 31, 1999, the Company also had non-committed lines of credit of $27.1 million with $1.5 million of borrowings outstanding under these lines of credit as of that date. These arrangements have no material commitment fees or compensating balance requirements.

     The weighted average interest rates on commercial paper and notes payable at December 31, 1999 and 1998, were 5.90% and 6.06%, respectively.

     Interest paid totaled $4.5 million, $12.1 million and $49.6 million for the years ended December 31, 1999, 1998 and 1997, respectively.

     In connection with the 1998 Distribution, during June 1998 R.H. Donnelley Inc. borrowed $350 million under the R.H. Donnelley Inc. credit facility and issued $150 million of senior subordinated notes under the R.H. Donnelley Inc. indenture. This $500 million of debt remained an obligation of R.H. Donnelley Inc. after the 1998 Distribution. A portion of the proceeds of this borrowing was used by Donnelley to repay outstanding

               THE DUN & BRADSTREET CORPORATION AND SUBSIDIARIES

          (TABULAR DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

indebtedness at the time of the 1998 Distribution of $287.1 million. The remainder of the proceeds was used for general corporate purposes, including the payment of costs and expenses associated with the reorganization.

     In connection with the Distribution, D&B will borrow funds in order to repay in full D&B's commercial paper obligations. Also in connection with the Distribution, responsibility for D&B's obligations to repay principal and interest under the minority interest financing (relating to the investment partnership described in Note 12 below) will be allocated to New D&B. It is anticipated that New D&B will also assume a portion of the indebtedness of D&B and receive a portion of the cash of D&B in amounts such that, at the time of Distribution, the net indebtedness of New D&B (including the minority interest financing) will approximate the net indebtedness of Moody's (before giving effect to payments of cash in connection with the allocation of certain corporate liabilities of D&B between New D&B and Moody's that may result in the net indebtedness of one corporation exceeding that of the other). New D&B expects to repay in full any indebtedness so assumed (other than any minority interest financing) shortly after the Distribution by raising funds in the commercial paper market.

NOTE 12 INVESTMENT PARTNERSHIP

     During 1993, the Company participated in the formation of a limited partnership to invest in various securities, including those of the Company. Third-party investors held limited-partner and special investors' interests totaling $500 million. During the fourth quarter of 1996, the Company redeemed these partnership interests. This redemption was financed with short-term borrowings.

     The partnership is presently engaged in the business of licensing database assets and computer software. One of the Company's subsidiaries serves as managing general partner, and two subsidiaries hold limited-partner interests. Each of these subsidiaries will be a subsidiary of New D&B after the Distribution. In April 1997, the partnership raised $300 million of minority interest financing from a third-party investor. The Company's subsidiaries contributed assets to the partnership, and the third-party investor contributed cash ($300 million) in exchange for a limited-partner interest. Funds raised by the partnership were loaned to the Company and used to repay existing short-term debt in April 1997. Under the terms of the partnership agreement, the third-party investor has a right to take steps that would result in termination of the minority interest financing during or after December 2000. Furthermore, the third-party investor would also have the right to terminate the minority interest financing within 60 days after the Distribution if the third-party investor has not consented to the Distribution. At December 31, 1999 and 1998, the third-party investment in this partnership was included in minority interest.

     For financial reporting purposes, the results of operations, assets, liabilities and cash flows of the partnership described above are included in the Company's consolidated financial statements. In connection with the Distribution, New D&B will assume D&B's obligation to repay principal and interest with respect to the investment partnership.

NOTE 13 CAPITAL STOCK

     Under D&B's Restated Certificate of Incorporation, D&B has authority to issue 420,000,000 shares with a par value of $.01 per share, of which 400,000,000 represent shares of common stock, 10,000,000 represent shares of preferred stock and 10,000,000 represent shares of series common stock. The preferred and series common stock can be issued with varying terms, as determined by the Board of Directors.

     On June 30, 1998, 171,291,317 shares of D&B common stock were distributed to the shareholders of Donnelley. Since D&B has been treated as the successor entity in the 1998 Distribution for accounting purposes, the Company's historical financial statements reflect the recapitalization of D&B in connection with

               THE DUN & BRADSTREET CORPORATION AND SUBSIDIARIES

          (TABULAR DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

the 1998 Distribution, including the elimination of treasury shares (which shares became treasury shares of Donnelley), the adjustment of the par value of the preferred stock and the common stock to $.01 per share and the authorization of the series common stock, preferred stock and common stock of D&B.

     In connection with the 1998 Distribution, the Company entered into a Rights Agreement with First Chicago Trust Company of New York designed to protect shareholders of the Company in the event of unsolicited offers to acquire the Company and other coercive takeover tactics which, in the opinion of the Board of Directors, could impair its ability to represent shareholder interests. Under the Rights Agreement, each share of the common stock has a right that trades with the stock until the right becomes exercisable. Each right entitles the registered holder to purchase 1/1000 of a share of Series A junior participating preferred stock, par value $.01 per share, at a price of $150 per 1/1000 of a share, subject to adjustment. The rights will generally not be exercisable until a person or group ("Acquiring Person") acquires beneficial ownership of, or commences a tender offer or exchange offer that would result in such person or group having beneficial ownership of 15% or more of the outstanding common stock.

     In the event that any person or group becomes an Acquiring Person, each right will thereafter entitle its holder (other than the Acquiring Person) to receive, upon exercise, shares of stock having a market value of two times the exercise price in the form of the Company's common stock or, where appropriate, the Acquiring Person's common stock. The Company may redeem the rights, which expire in June 2008, for $.01 per right, under certain circumstances.

NOTE 14 LEASE COMMITMENTS

     Certain of the Company's operations are conducted from leased facilities, which are under operating leases that expire over the next 10 years. The Company also leases certain computer and other equipment under operating leases that expire over the next five years. These leases are frequently renegotiated or otherwise changed as advancements in computer technology produce opportunities to lower costs and improve performance. Additionally, the Company has agreements with various third parties to purchase certain data processing and telecommunications services extending beyond one year. Rental expenses under operating leases were $71.8 million, $59.6 million and $73.8 million for the years ended December 31, 1999, 1998 and 1997, respectively. Future minimum lease payments under noncancelable leases at December 31, 1999, are as follows (in millions):

                                           THERE-
         2000   2001   2002   2003   2004  AFTER   TOTAL
         -----  -----  -----  -----  ----  ------  ------
         $48.5  $31.4  $17.5  $12.3  $7.6  $14.8   $132.1

NOTE 15 CONTINGENCIES

     The Company and its subsidiaries are involved in legal proceedings, claims and litigation arising in the ordinary course of business. Although the outcome of such matters cannot be predicted with certainty, in the opinion of management, the ultimate liability of D&B, in connection with such matters will not have a material effect on D&B's results of operations, cash flows or financial position.

     In addition, the Company also has certain other contingencies discussed below.

  Information Resources, Inc.

     On July 29, 1996, Information Resources, Inc. ("IRI") filed a complaint in the United States District Court for the Southern District of New York, naming as defendants the corporation then known as "The Dun & Bradstreet Corporation" (i.e., Donnelley), A.C. Nielsen Company (a subsidiary of ACNielsen

               THE DUN & BRADSTREET CORPORATION AND SUBSIDIARIES

          (TABULAR DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

Corporation) and I.M.S. International, Inc. (a subsidiary of Cognizant Corporation). At the time of filing of the filing of the complaint, each of the other defendants was a wholly owned subsidiary of Donnelley.

     The complaint alleges various violations of United States antitrust laws, including alleged violations of Sections 1 and 2 of the Sherman Act. The complaint also alleges a claim tortious interference with a contract and a claim of tortious interference with a prospective business relationship. These claims relate to the acquisition by defendants of Survey Research Group Limited ("SRG"). IRI alleges SRG violated an alleged agreement with IRI when it agreed to be acquired by the defendants and that the defendants induced SRG to breach that agreement.

     IRI's complaint alleges damages in excess of $350 million, which amount IRI asked to be trebled under antitrust laws. IRI also seeks punitive damages in an unspecified amount.

     In November 1996, Donnelley completed a distribution to its shareholders (the "1996 Distribution") of the capital stock of ACNielsen Corporation ("ACNielsen") and Cognizant Corporation ("Cognizant"). On October 28, 1996, in connection with the 1996 Distribution, Cognizant, ACNielsen and Donnelley entered into an Indemnity and Joint Defense Agreement (the " Indemnity and Joint Defense Agreement") pursuant to which they have agreed (i) to certain arrangements allocating potential liabilities ("IRI Liabilities") that may arise out of or in connection with the IRI action and (ii) to conduct a joint defense of such action. In particular, the Indemnity and Joint Defense Agreement provides that ACNielsen will assume exclusive liability for IRI Liabilities up to a maximum amount to be calculated at such time such liabilities, if any, become payable (the "ACN Maximum Amount"), and that Donnelley and Cognizant will share liability equally for any amounts in excess of the ACN Maximum Amount. The ACN Maximum Amount will be determined by an investment banking firm as the maximum amount that ACNielsen is able to pay after giving effect to (i) any plan submitted by such investment bank that is designed to maximize the claims-paying ability of ACNielsen without impairing the investment banking firm's ability to deliver a viability opinion (but which will not require any action requiring stockholder approval), and (ii) payment of related fees and expenses. For these purposes, financial viability means the ability of ACNielsen, after giving effect to such plan, the payment of related fees and expenses and the payment of the ACN Maximum Amount, to pay its debts as they become due and to finance the current and anticipated operating and capital requirements of its business, as reconstituted by such plan, for two years from the date any such plan is expected to be implemented.

     In June 1998, Donnelley completed a distribution to its shareholders (the "1998 Distribution") of the capital stock of D&B and changed its name to R.H. Donnelley Corporation. In connection with the 1998 Distribution, D&B and Donnelley entered into an agreement whereby the Company has assumed all potential liabilities of Donnelley arising from the IRI action and agreed to indemnify Donnelley in connection with such potential liabilities.

     During 1998, Cognizant separated into two new companies, IMS Health Incorporated ("IMS Health") and Nielsen Media Research, Inc. ("NMR"). IMS Health and NMR are each jointly and severally liable for all Cognizant liabilities under the Indemnity and Joint Defense Agreement.

     Under the terms of the Distribution Agreement, as a condition to the Distribution, New D&B will undertake to be jointly and severally liable with Moody's for D&B's obligations to Donnelley under the 1998 Distribution Agreement, including any liabilities arising under the Indemnity and Joint Defense Agreement. However, as between themselves, each of New D&B and Moody's will be responsible for 50% of any payments to be made with respect to the IRI action pursuant to the 1998 Distribution Agreement, including legal fees or expenses related thereto.

     Management is unable to predict at this time the final outcome of the IRI Action or whether the resolution of this matter could materially affect the Company's results of operations, cash flows or financial position.

               THE DUN & BRADSTREET CORPORATION AND SUBSIDIARIES

          (TABULAR DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

  Tax matters

     D&B enters into global tax planning initiatives in the normal course of business. These initiatives are subject to review by tax authorities. As a result of the review process, uncertainties exist, and it is possible that some of these matters could be resolved unfavorably. At this time, management is unable to predict the final outcome of these matters or whether the resolution of these matters could materially affect D&B's results of operations, cash flows or financial position. Pursuant to the Distribution Agreement, New D&B and Moody's will each agree to be financially responsible for 50% of any liabilities that may arise with respect to such matters.

     The IRS, as part of its audit process, is continuing its review of D&B's utilization of certain capital losses generated during 1989 and 1990. On May 9, 2000, the IRS issued a summary report with respect to the utilization of these capital losses. D&B expects to receive a formal assessment with respect to the utilization of these capital losses from the IRS during the second quarter of 2000.

     Pursuant to a series of agreements, IMS Health and NMR are jointly and severally liable to pay one-half, and Donnelley the other half, of any payments for taxes and accrued interest arising from this matter and certain other potential tax liabilities after Donnelley pays the first $137 million.

     In connection with the 1998 Distribution, D&B and Donnelley entered into an agreement whereby D&B has assumed all potential liabilities of Donnelley arising from these tax matters and has agreed to indemnify Donnelley in connection with such potential liabilities.

     On May 12, 2000, an amended tax return was filed for the 1989 and 1990 tax periods which reflects $561.6 million of tax and interest due. D&B paid the IRS approximately $349.3 million of this amount on May 12, 2000, which D&B funded with short-term borrowings. IMS Health has informed D&B that it paid to the IRS approximately $212.3 million on May 17, 2000. The payments are being made to the IRS to stop further interest from accruing. Notwithstanding the filing and payment, D&B intends to contest the assessment, if any, of amounts in excess of the amounts paid. D&B has accrued its anticipated share of the probable liability arising from the utilization of these capital losses.

NOTE 16 SUPPLEMENTAL FINANCIAL DATA (IN MILLIONS)

OTHER CURRENT ASSETS:

AT DECEMBER 31,                                                1999      1998
---------------                                               ------    ------
Deferred taxes..............................................  $ 17.2    $ 23.9
Prepaid expenses............................................   116.0     122.5
Other.......................................................      .4       1.4
                                                              ------    ------
                                                              $133.6    $147.8
                                                              ======    ======

               THE DUN & BRADSTREET CORPORATION AND SUBSIDIARIES

          (TABULAR DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

AT DECEMBER 31,                                                1999      1998
---------------                                               ------    ------
PROPERTY, PLANT AND EQUIPMENT -- NET:
Buildings...................................................  $170.9    $175.1
Machinery and equipment.....................................   352.6     358.4
                                                              ------    ------
                                                               523.5     533.5
Less: accumulated depreciation..............................   320.6     315.7
                                                              ------    ------
                                                               202.9     217.8
Leasehold improvements, less: accumulated amortization of
  $34.1 and $32.0...........................................    10.3      12.9
Land........................................................    27.1      27.5
                                                              ------    ------
                                                              $240.3    $258.2
                                                              ======    ======

YEARS ENDED DECEMBER 31,                                      1999     1998      1997
------------------------                                      -----    -----     -----
OTHER INCOME (EXPENSE) -- NET:
Other expense...............................................  $(2.9)   $(2.2)    $(3.1)
Litigation settlement.......................................   11.9       --        --
                                                              -----    -----     -----
                                                              $ 9.0    $(2.2)    $(3.1)
                                                              =====    =====     =====

                                                              COMPUTER
                                                              SOFTWARE   GOODWILL
                                                              --------   --------
COMPUTER SOFTWARE AND GOODWILL -- NET:
January 1, 1998.............................................   $122.6     $192.7
Additions at cost...........................................     81.5        5.1
Amortization................................................    (52.7)      (5.8)
Other deductions and reclassifications......................     (8.9)      (1.5)(1)
                                                               ------     ------
December 31, 1998...........................................    142.5      190.5
Additions at cost...........................................     70.5         .7
Amortization................................................    (63.0)      (5.9)
Other deductions and reclassifications......................      (.2)     (18.7)(1)
                                                               ------     ------
December 31, 1999...........................................   $149.8     $166.6
                                                               ======     ======

---------------
(1) Impact of foreign currency fluctuations.

ALLOWANCE FOR DOUBTFUL ACCOUNTS:
January 1, 1997.............................................  $11.3
Additions charged to costs and expenses.....................    9.0
Write-offs..................................................   (8.7)
                                                              -----
December 31, 1997...........................................   11.6
Additions charged to costs and expenses.....................    7.5
Write-offs..................................................   (5.2)
                                                              -----
December 31, 1998...........................................   13.9
Additions charged to costs and expenses.....................    8.3
Write-offs..................................................   (4.8)
                                                              -----
December 31, 1999...........................................  $17.4
                                                              =====

               THE DUN & BRADSTREET CORPORATION AND SUBSIDIARIES

          (TABULAR DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

NOTE 16 SEGMENT INFORMATION

     In accordance with SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" the segment information is being reported consistent with the Company's method of internal reporting, which excludes divested operations from the segments. Effective January 1, 2000, responsibility for the management of the Canadian business was moved from D&B's Asia Pacific and Latin America segment to its U.S. Segment now referred to as its North America segment. All prior years' segment information has been restated to reflect the change. The Company's reportable segments are Dun & Bradstreet North America, Dun & Bradstreet Europe/Africa/Middle East ("D&B Europe") and Dun & Bradstreet Asia Pacific/Latin America ("D&B APLA"). The three Dun & Bradstreet segments, managed on a geographical basis, provide business-to-business credit, marketing and purchasing information and receivables management services. The accounting policies of the segments are the same as those described in Note
1 -- Summary of Significant Accounting Policies. The Company evaluates performance and allocates resources based on segment operating income. Intersegment sales are immaterial and no single customer accounted for 10% or more of total revenues.

                                                                  YEAR ENDED DECEMBER 31,
                                                              --------------------------------
                                                                1999        1998        1997
                                                              --------    --------    --------
OPERATING REVENUES:
Dun & Bradstreet North America..............................  $  920.0    $  929.6    $  860.7
Dun & Bradstreet Europe.....................................     420.6       427.7       426.1
Dun & Bradstreet APLA.......................................      67.1        61.5        65.3
                                                              --------    --------    --------
Total Dun & Bradstreet operating company....................   1,407.7     1,418.8     1,352.1
All Other...................................................        --         1.7         1.5
                                                              --------    --------    --------
Consolidated Total..........................................  $1,407.7    $1,420.5    $1,353.6
                                                              ========    ========    ========
OPERATING INCOME (LOSS):
Dun & Bradstreet North America..............................  $  255.4    $  266.5    $  249.0
Dun & Bradstreet Europe.....................................      (8.9)       (4.2)         .6
Dun & Bradstreet APLA.......................................      (7.3)      (11.7)       (8.1)
                                                              --------    --------    --------
Total Dun & Bradstreet operating company....................     239.2       250.6       241.5
All Other(1)................................................     (78.3)      (62.9)      (34.3)
                                                              --------    --------    --------
Consolidated Total..........................................     160.9       187.7       207.2
Non-Operating Expense -- Net................................     (15.5)      (30.4)      (71.5)
                                                              --------    --------    --------
Income from Continuing Operations before Provision for
  Income Taxes..............................................  $  145.4    $  157.3    $  135.7
                                                              ========    ========    ========
DEPRECIATION AND AMORTIZATION:(2)
Dun & Bradstreet North America..............................  $   65.8    $   61.9    $   56.5
Dun & Bradstreet Europe.....................................      52.8        55.1        51.6
Dun & Bradstreet APLA.......................................       5.3         5.6         4.8
                                                              --------    --------    --------
Total Dun & Bradstreet operating company....................     123.9       122.6       112.9
All Other(1)................................................       4.0         3.6         2.9
                                                              --------    --------    --------
Consolidated Total..........................................  $  127.9    $  126.2    $  115.8
                                                              ========    ========    ========

               THE DUN & BRADSTREET CORPORATION AND SUBSIDIARIES

          (TABULAR DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                  YEAR ENDED DECEMBER 31,
                                                              --------------------------------
                                                                1999        1998        1997
                                                              --------    --------    --------
CAPITAL EXPENDITURES:
Dun & Bradstreet North America..............................  $   15.5    $   20.6    $   19.4
Dun & Bradstreet Europe.....................................      15.7        19.9        14.8
Dun & Bradstreet APLA.......................................       2.3         5.2         1.6
                                                              --------    --------    --------
Total Dun & Bradstreet operating company....................      33.5        45.7        35.8
All Other...................................................        .8         1.5          .1
                                                              --------    --------    --------
Consolidated Total..........................................  $   34.3    $   47.2    $   35.9
                                                              ========    ========    ========
ADDITIONS TO COMPUTER SOFTWARE AND OTHER INTANGIBLES:
Dun & Bradstreet North America..............................  $   40.7    $   44.5    $   45.2
Dun & Bradstreet Europe.....................................      27.9        35.8        28.5
Dun & Bradstreet APLA.......................................        .4          .8         2.2
                                                              --------    --------    --------
Total Dun & Bradstreet operating company....................      69.0        81.1        75.9
All Other...................................................       6.3         6.1          --
                                                              --------    --------    --------
Consolidated Total..........................................  $   75.3    $   87.2    $   75.9
                                                              ========    ========    ========
ASSETS:
Dun & Bradstreet North America..............................  $  432.4    $  426.7    $  450.1
Dun & Bradstreet Europe.....................................     536.6       599.9       581.0
Dun & Bradstreet APLA.......................................      50.3        51.5        55.4
                                                              --------    --------    --------
Total Dun & Bradstreet operating company....................   1,019.3     1,078.1     1,086.5
Discontinued Operations.....................................        --          --       162.3
All Other (primarily domestic pensions and taxes)...........     555.5       496.6       480.6
                                                              --------    --------    --------
Consolidated Total..........................................  $1,574.8    $1,574.7    $1,729.4
                                                              ========    ========    ========
SUPPLEMENTAL GEOGRAPHIC AND PRODUCT LINE INFORMATION:
OPERATING REVENUES:
United States...............................................  $  891.5    $  904.2    $  833.7
International...............................................     516.2       516.3       519.9
                                                              --------    --------    --------
Consolidated Total..........................................  $1,407.7    $1,420.5    $1,353.6
                                                              ========    ========    ========
LONG-LIVED ASSETS:
United States...............................................  $  433.3    $  399.2    $  354.6
International...............................................     399.8       441.3       443.4
                                                              --------    --------    --------
Consolidated Total..........................................  $  833.1    $  840.5    $  798.0
                                                              ========    ========    ========

               THE DUN & BRADSTREET CORPORATION AND SUBSIDIARIES

          (TABULAR DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                  YEAR ENDED DECEMBER 31,
                                                              --------------------------------
                                                                1999        1998        1997
                                                              --------    --------    --------
PRODUCT LINE REVENUE:
Credit Information Solutions................................  $  922.0    $  968.7    $  954.2
Marketing Information Solutions.............................     312.2       294.8       257.0
Purchasing Information Solutions............................      28.5        23.0        15.7
Receivable Management Services..............................     145.0       132.3       125.2
                                                              --------    --------    --------
Total Dun & Bradstreet operating company....................  $1,407.7    $1,418.8    $1,352.1
                                                              ========    ========    ========

---------------
(1) The following table itemizes key components of "All Other":

                                                                   YEARS ENDED DECEMBER 31,
                                                                  --------------------------
                                                                   1999      1998      1997
                                                                  ------    ------    ------
    OPERATING INCOME (LOSS):
    Corporate and Other.........................................  $(37.1)   $(34.9)   $(34.3)
    Restructuring Expense.......................................   (41.2)       --        --
    Reorganization Costs........................................      --     (28.0)       --
                                                                  ------    ------    ------
    Total "All Other"...........................................  $(78.3)   $(62.9)   $(34.3)
                                                                  ======    ======    ======

(2) Includes depreciation and amortization of Property, Plant and Equipment, Computer Software, Goodwill and Other Intangibles.

               THE DUN & BRADSTREET CORPORATION AND SUBSIDIARIES

          (TABULAR DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

NOTE 18 QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                       THREE MONTHS ENDED
                                         -----------------------------------------------
                                         MARCH 31   JUNE 30   SEPTEMBER 30   DECEMBER 31      YEAR
                                         --------   -------   ------------   -----------   ----------
1999
Operating Revenues:
  Dun & Bradstreet North America.......   $241.6    $226.6       $219.3        $232.5       $  920.0
  Dun & Bradstreet Europe..............     98.8     105.7         96.9         119.2          420.6
  Dun & Bradstreet APLA................     13.6      17.5         18.2          17.8           67.1
                                          ------    ------       ------        ------       --------
     Consolidated Operating Revenues...   $354.0    $349.8       $334.4        $369.5       $1,407.7
                                          ======    ======       ======        ======       ========
Operating Income (Loss):
  Dun & Bradstreet North America.......   $ 70.5    $ 54.5       $ 56.8        $ 73.6       $  255.4
  Dun & Bradstreet Europe..............    (15.1)     (2.6)        (7.2)         16.0           (8.9)
  Dun & Bradstreet APLA................     (3.8)     (2.3)         (.5)          (.7)          (7.3)
                                          ------    ------       ------        ------       --------
     Total Dun & Bradstreet operating
       company.........................     51.6      49.6         49.1          88.9          239.2
  All Other(1).........................    (12.1)     (8.3)        (5.7)        (52.2)         (78.3)
                                          ------    ------       ------        ------       --------
Consolidated Operating Income..........   $ 39.5    $ 41.3       $ 43.4        $ 36.7       $  160.9
                                          ======    ======       ======        ======       ========
Income:
  Continuing Operations, Net of Income
     Taxes(2)..........................   $ 19.4    $ 19.9       $ 21.5        $ 20.5       $   81.3
  Discontinued Operations, Net of
     Income Taxes......................     41.0      46.5         44.6          42.6          174.7
                                          ------    ------       ------        ------       --------
Net Income.............................   $ 60.4    $ 66.4       $ 66.1        $ 63.1       $  256.0
                                          ======    ======       ======        ======       ========
Basic Earnings Per Share of Common
  Stock:
  Continuing Operations................   $  .12    $  .12       $  .13        $  .13       $    .50
  Discontinued Operations..............      .25       .29          .28           .26           1.08
                                          ------    ------       ------        ------       --------
  Basic Earnings Per Share of Common
     Stock.............................   $  .37    $  .41       $  .41        $  .39       $   1.58
                                          ======    ======       ======        ======       ========
Diluted Earnings Per Share of Common
  Stock:
Continuing Operations..................   $  .12    $  .12       $  .13        $  .13       $    .50
Discontinued Operations................      .24       .28          .28           .26           1.06
                                          ------    ------       ------        ------       --------
Diluted Earnings Per Share of Common
  Stock................................   $  .36    $  .40       $  .41        $  .39       $   1.56
                                          ======    ======       ======        ======       ========

               THE DUN & BRADSTREET CORPORATION AND SUBSIDIARIES

          (TABULAR DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

                                                       THREE MONTHS ENDED
                                         -----------------------------------------------
                                         MARCH 31   JUNE 30   SEPTEMBER 30   DECEMBER 31      YEAR
                                         --------   -------   ------------   -----------   ----------
1998
Operating Revenues:
  Dun & Bradstreet North America.......   $232.3    $219.9       $226.2        $251.2       $  929.6
  Dun & Bradstreet Europe..............     92.4     106.6         98.9         129.8          427.7
  Dun & Bradstreet APLA................     13.3      16.5         15.9          15.8           61.5
                                          ------    ------       ------        ------       --------
     Total Dun & Bradstreet operating
       company.........................    338.0     343.0        341.0         396.8        1,418.8
  All Other............................       .6        .3           .1            .7            1.7
                                          ------    ------       ------        ------       --------
Consolidated Operating Revenues........   $338.6    $343.3       $341.1        $397.5       $1,420.5
                                          ======    ======       ======        ======       ========
Operating Income (Loss):
  Dun & Bradstreet North America.......   $ 68.4    $ 52.0       $ 62.9        $ 83.2       $  266.5
  Dun & Bradstreet Europe..............    (15.2)     (2.8)        (2.9)         16.7           (4.2)
  Dun & Bradstreet APLA................     (5.4)     (2.0)        (1.6)         (2.7)         (11.7)
                                          ------    ------       ------        ------       --------
     Total Dun & Bradstreet operating
       company.........................     47.8      47.2         58.4          97.2          250.6
  All Other(1).........................    (15.1)    (33.7)        (7.5)         (6.6)         (62.9)
                                          ------    ------       ------        ------       --------
Consolidated Operating Income..........   $ 32.7    $ 13.5       $ 50.9        $ 90.6       $  187.7
                                          ======    ======       ======        ======       ========
Income (Loss) from:
  Continuing Operations, Net of Income
     Taxes(3)..........................   $ 11.6    $ (3.4)      $ 27.6        $ 50.4       $   86.2
  Discontinued Operations, Net of
     Income Taxes......................     51.9      64.7         41.1          36.2          193.9
                                          ------    ------       ------        ------       --------
Net Income.............................   $ 63.5    $ 61.3       $ 68.7        $ 86.6       $  280.1
                                          ======    ======       ======        ======       ========
Basic Earnings (Loss) Per Share of
  Common Stock:
  Continuing Operations................   $  .07    $ (.02)      $  .16        $  .30       $    .51
  Discontinued Operations..............      .30       .38          .24           .22           1.14
                                          ------    ------       ------        ------       --------
Basic Earnings Per Share of Common
  Stock................................   $  .37    $  .36       $  .40        $  .52       $   1.65
                                          ======    ======       ======        ======       ========
Diluted Earnings (Loss) Per Share of
  Common Stock(4):
  Continuing Operations................   $  .07    $ (.02)      $  .16        $  .30       $    .50
  Discontinued Operations..............      .30       .37          .24           .22           1.13
                                          ------    ------       ------        ------       --------
Diluted Earnings Per Share of Common
  Stock................................   $  .37    $  .35       $  .40        $  .52       $   1.63
                                          ======    ======       ======        ======       ========

               THE DUN & BRADSTREET CORPORATION AND SUBSIDIARIES

          (TABULAR DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

---------------
(1) The following table itemizes the components of the "All Other" category of Operating Income (Loss):

                                                        THREE MONTHS ENDED
                                        --------------------------------------------------
                                        MARCH 31    JUNE 30    SEPTEMBER 30    DECEMBER 31      YEAR
                                        --------    -------    ------------    -----------    --------
      Operating Loss:
        1999:
           Restructuring Expense......   $   --     $   --        $   --         $(41.2)      $  (41.2)
           Corporate and Other........    (12.1)      (8.3)         (5.7)         (11.0)         (37.1)
                                         ------     ------        ------         ------       --------
                Total.................   $(12.1)    $ (8.3)       $ (5.7)        $(52.2)      $  (78.3)
                                         ======     ======        ======         ======       ========
        1998:
           Reorganization Costs.......   $  (.5)    $(27.5)       $   --         $   --       $  (28.0)
           Corporate and Other........    (14.6)      (6.2)         (7.5)          (6.6)         (34.9)
                                         ------     ------        ------         ------       --------
                Total.................   $(15.1)    $(33.7)       $ (7.5)        $ (6.6)      $  (62.9)
                                         ======     ======        ======         ======       ========

(2) Income from Continuing Operations, Net of Income Taxes included an after-tax gain on the settlement of outstanding litigation of $6.6 million and after-tax restructuring expenses of $27.9 million in the quarter ended December 31, 1999.

(3) Income from Continuing Operations, Net of Income Taxes included after-tax reorganization costs of $.5 million and $22.7 million incurred in the quarters ended March 31 and June 30, 1998, respectively.

(4) The number of weighted average shares outstanding changes as common shares are issued for employee plans and other purposes or as shares are repurchased. For this reason, the sum of quarterly earnings per share may not be the same as earnings per share for the year.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholder of The New D&B Corporation:

     In our opinion, the accompanying consolidated balance sheet presents fairly, in all material respects, the financial position of The New D&B Corporation and its subsidiary at June 8, 2000 in conformity with accounting principles generally accepted in the United States. This financial statement is the responsibility of the Company's management; our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit of this statement in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, and evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP
New York, New York
June 8, 2000

                            THE NEW D&B CORPORATION

                           CONSOLIDATED BALANCE SHEET
                                  JUNE 8, 2000

                                     ASSETS

Cash........................................................  $10.00
                                                              ======

                      LIABILITIES AND SHAREHOLDER'S EQUITY

Common Stock, par value $.01 per share; authorized -- 1,000
  shares; issued and outstanding -- 1,000 shares............    $10.00
                                                                ======

   The accompanying notes are an integral part of the consolidated financial statement.

                            THE NEW D&B CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENT

NOTE 1. ORGANIZATION

     The consolidated balance sheet includes the balance sheet of The New D&B Corporation (the "Company") and its wholly owned subsidiary, New D&B Inc. The Company and New D&B Inc. were incorporated under the General Corporation Law of the State of Delaware on April 25, 2000 and April 26, 2000, respectively. The Company has the authority under its Certificate of Incorporation to issue 1,000 shares of common stock, par value $.01 per share, 1,000 shares of which were issued to The Dun & Bradstreet Corporation ("D&B") on April 26, 2000. The activities of the Company and New D&B Inc. to date have been solely related to their incorporation. Neither company has commenced operations. On June 7, 2000, D&B funded the issuance of the Company's common stock.

NOTE 2. PROPOSED REORGANIZATIONS

     On December 15, 1999, the Board of Directors of D&B announced a plan to distribute all of the outstanding shares of the common stock of the Company to the stockholders of D&B (the "Distribution"). Pursuant to the Distribution, the stockholders of D&B will receive one share of the Company for every two shares of D&B. The Company expects to issue additional shares of common stock of the Company to D&B in order to effect the Distribution.

     Through a series of transactions to be effected prior to the Distribution, the businesses of the Dun & Bradstreet operating company will become part of the Company. After the Distribution, the Company will operate as an independent company providing commercial credit, businesses marketing and purchasing information and commercial receivables management services. In connection with the Distribution, the Company will be renamed "The Dun & Bradstreet Corporation."

NOTE 3. AMENDED CERTIFICATE OF INCORPORATION

     Prior to the date of the Distribution, the Company will file a Restated Certificate of Incorporation that will authorize the issuance of 220,000,000 shares of all classes of stock of which 10,000,000 shares will represent shares of preferred stock, par value $.01 per share, 200,000,000 shares will represent shares of common stock, par value $.01 per share, and 10,000,000 shares will represent shares of series common stock, par value $.01 per share.

                              MOODY'S CORPORATION

                 COMBINED STATEMENTS OF OPERATIONS (UNAUDITED)
              (DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

                                                              THREE MONTHS ENDED MARCH 31,
                                                              ----------------------------
                                                                  2000            1999
                                                              ------------    ------------
REVENUES....................................................  $      139.3    $      137.1
EXPENSES:
  Operating, general and administrative expenses............          71.5            70.7
  Depreciation and amortization.............................           4.0             3.4
                                                              ------------    ------------
OPERATING INCOME............................................          63.8            63.0
Non-operating income, net...................................            .5              --
                                                              ------------    ------------
Income before provision for income taxes....................          64.3            63.0
Provision for income taxes..................................          28.4            27.8
                                                              ------------    ------------
NET INCOME..................................................  $       35.9    $       35.2
                                                              ------------    ------------
UNAUDITED PRO FORMA BASIC EARNINGS PER SHARE OF COMMON
  STOCK.....................................................  $        .22    $        .21
                                                              ------------    ------------
UNAUDITED PRO FORMA DILUTED EARNINGS PER SHARE OF COMMON
  STOCK.....................................................  $        .22    $        .21
                                                              ------------    ------------
SHARES USED IN COMPUTING PRO FORMA EARNINGS PER SHARE:
WEIGHTED AVERAGE SHARES OUTSTANDING -- BASIC................   161,197,000     165,118,000
                                                              ============    ============
WEIGHTED AVERAGE SHARES OUTSTANDING -- DILUTED..............   162,501,000     167,916,000
                                                              ============    ============

     The accompanying notes are an integral part of the combined financial statements.

                              MOODY'S CORPORATION

                      COMBINED BALANCE SHEETS (UNAUDITED)
                          (DOLLAR AMOUNTS IN MILLIONS)

                                                              MARCH 31,    DECEMBER 31,
                                                                2000           1999
                                                              ---------    ------------
ASSETS
Current assets:
  Cash......................................................   $  10.3       $   3.4
  Accounts receivable, net of allowances of $25.0 and $24.5
     in 2000 and 1999, respectively.........................      97.3          84.4
  Other current assets......................................     130.2         129.9
                                                               -------       -------
          Total Current Assets..............................     237.8         217.7
Property and equipment, net.................................      43.7          43.3
Prepaid pension costs.......................................      50.5          49.7
Intangibles, net............................................      16.6           2.2
Other assets................................................      19.5          17.5
                                                               -------       -------
          Total Assets......................................   $ 368.1       $ 330.4
                                                               =======       =======
LIABILITIES AND SHAREHOLDER'S NET INVESTMENT
Current liabilities:
  Accounts payable and accrued liabilities..................   $ 251.4       $ 275.1
  Deferred revenue..........................................     122.3         100.4
                                                               -------       -------
          Total Current Liabilities.........................     373.7         375.5
Other liabilities...........................................     125.8         130.8
                                                               -------       -------
          Total Liabilities.................................     499.5         506.3
                                                               -------       -------
Commitments and contingencies (See Notes 3 and 4)
Shareholder's Net Investment................................    (131.4)       (175.9)
                                                               -------       -------
          TOTAL LIABILITIES AND SHAREHOLDER'S NET
            INVESTMENT......................................   $ 368.1       $ 330.4
                                                               =======       =======

     The accompanying notes are an integral part of the combined financial statements.

                              MOODY'S CORPORATION

                 COMBINED STATEMENTS OF CASH FLOWS (UNAUDITED)
                          (DOLLAR AMOUNTS IN MILLIONS)

                                                                  THREE MONTHS
                                                                ENDED MARCH 31,
                                                              --------------------
                                                               2000          1999
                                                              ------        ------
Cash flows from operating activities:
  Net income................................................  $ 35.9        $ 35.2
  Reconciliation of net income to net cash provided by
     operating activities:
     Depreciation and amortization..........................     4.0           3.4
     Deferred income taxes..................................      --          (1.1)
  Changes in assets and liabilities, exclusive of assets and liabilities of acquired business:
     Increase in accounts receivable, net...................   (10.7)        (22.9)
     (Increase) decrease in other current assets............     (.3)           .7
     Increase in prepaid pension costs......................     (.8)          (.5)
     (Increase) decrease in other assets....................     (.3)           .7
     Decrease in accounts payable and accrued liabilities...   (29.3)        (17.5)
     Increase in deferred revenue...........................    20.5          23.3
     (Decrease) increase in other liabilities...............    (1.3)          1.6
                                                              ------        ------
       Net cash provided by operating activities............    17.7          22.9
                                                              ------        ------
Cash flows from investing activities:
  Net additions to property and equipment...................    (3.0)         (1.8)
  Purchase of business......................................   (17.4)           --
                                                              ------        ------
     Net cash used in investing activities..................   (20.4)         (1.8)
                                                              ------        ------
Cash flows from financing activities:
  Net distributions from (to) Dun & Bradstreet..............     9.2         (18.4)
                                                              ------        ------
  Net cash provided by (used in) financing activities.......     9.2         (18.4)
                                                              ------        ------
Effect of exchange rate changes on cash.....................      .4           (.1)
                                                              ------        ------
Increase in cash............................................     6.9           2.6
Cash, beginning of period...................................     3.4           4.0
                                                              ------        ------
Cash, end of period.........................................  $ 10.3        $  6.6
                                                              ======        ======

     The accompanying notes are an integral part of the combined financial statements.

                              MOODY'S CORPORATION

               NOTES TO COMBINED FINANCIAL STATEMENTS (UNAUDITED)
          (TABULAR DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)
1. BACKGROUND AND BASIS OF PRESENTATION

DISTRIBUTION

     On December 15, 1999, The Dun & Bradstreet Corporation ("D&B") announced a plan to separate into two independent, publicly traded companies -- The New D&B Corporation ("New D&B") and Moody's Corporation ("Moody's" or "the Company"). The separation will be accomplished through a tax-free distribution to the shareholders of D&B (the "Distribution") of all of the shares of common stock of a newly formed, wholly owned subsidiary corporation (New D&B) comprising the business of the D&B operating company. In connection with the Distribution, D&B will complete an internal reorganization so that, at the time of the Distribution, the business of New D&B will consist solely of the business of supplying business, purchasing, credit and marketing information products and services as well as receivable management services (the "New D&B Business") and the business of D&B will consist solely of the business of providing ratings and related research and risk management services (the "Moody's Business"). In addition, at the time of the Distribution, D&B will be renamed "Moody's Corporation" and New D&B will succeed to the name "The Dun & Bradstreet Corporation." Shares of common stock of D&B will represent a continuing interest in the Moody's Business. D&B expects to complete the Distribution by the end of the third quarter of 2000.

     D&B received a tax ruling from the Internal Revenue Service (the "IRS") on June 15, 2000 that the receipt by D&B stockholders of the New D&B Common Stock in the Distribution will be tax-free to such stockholders and D&B for Federal income tax purposes, except to the extent that cash is received in lieu of fractional shares of New D&B Common Stock.

     For purposes of, among other things, governing certain of the ongoing relations between New D&B and Moody's as a result of the Distribution as well as to allocate certain tax, employee benefit and other liabilities arising prior to the Distribution, the companies will enter into various agreements, including a Distribution Agreement, Tax Allocation Agreement, Employee Benefits Agreement, Intellectual Property Assignment, Shared Transaction Services Agreement, Insurance and Risk Management Services Agreement, Data Services Agreement and Transition Services Agreement. Summaries of these agreements are set forth elsewhere in the Information Statement.

     In general, pursuant to the terms of the Distribution Agreement, all of the assets of the New D&B Business will be allocated to New D&B and all of the assets of the Moody's Business will be allocated to Moody's. The Distribution Agreement also provides for assumptions of liabilities and cross-indemnities designed to allocate generally, effective as of the Distribution Date, financial responsibility for (i) all liabilities arising out of or in connection with the New D&B Business to New D&B, (ii) all liabilities arising out of or in connection with the Moody's Business to Moody's and (iii) substantially all other liabilities equally between New D&B and Moody's. The liabilities so allocated include liabilities arising out of or in connection with former businesses of D&B and its predecessor as well as certain other transactions involving D&B and its predecessor.

     Pursuant to the terms of a distribution agreement, dated as of June 30, 1998 (the "1998 Distribution Agreement"), between D&B (then known as "The New Dun & Bradstreet Corporation") and R.H. Donnelley Corporation (then known as "The Dun & Bradstreet Corporation" and herein referred to as "Donnelley"), as a condition to the Distribution, New D&B is required to undertake to be jointly and severally liable with D&B to Donnelley for any liabilities arising thereunder. The Distribution Agreement generally allocates the financial responsibility for liabilities of D&B under the 1998 Distribution Agreement equally between New D&B and Moody's, except that any such liabilities that relate primarily to the New D&B Business will be New D&B liabilities and any such liabilities that relate primarily to the Moody's Business will be Moody's liabilities. Among other things, New D&B and Moody's will agree that, as between themselves, they will each be responsible for 50% of any payments to be made in respect of the IRI action (as described

                              MOODY'S CORPORATION

          (TABULAR DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

below in Note 4) under the 1998 Distribution Agreement, including any legal fees and expenses related thereto.

     Due to the relative significance of the New D&B as compared to Moody's, the transaction has been accounted for as a reverse spin-off.

     The combined financial statements reflect the financial position, results of operations, and cash flows of Moody's as if it were a separate entity for all periods presented. The combined financial statements of Moody's include allocations of certain D&B corporate headquarters assets (including prepaid pension assets) and liabilities (including postretirement benefits and corporate and tax obligations) and expenses (including cash management, legal, accounting, tax, employee benefits, insurance services, data services, and other D&B corporate overhead) relating to Moody's businesses. Management believes that these allocations are reasonable. However, the costs of these services and benefits charged to Moody's are not necessarily indicative of the costs that would have been incurred if Moody's had performed or provided these functions as a separate entity.

     These interim financial statements have been prepared in accordance with the instructions to Form 10-Q and should be read in conjunction with the financial statements and related notes of Moody's for the year ended December 31, 1999 included in this Information Statement. The results of interim periods are not necessarily indicative of results for the full year or any subsequent period. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of financial position, results of operations and cash flows at the dates and for the periods presented have been included.

2. RECONCILIATION OF SHARES USED IN COMPUTING PRO FORMA EARNINGS PER SHARE

     Below is a reconciliation of basic weighted average shares to diluted weighted average shares:

                                                                  THREE
                                                               MONTHS ENDED
                                                                MARCH 31,
                                                              --------------
                                                              2000     1999
                                                              -----    -----
                                                              (SHARE DATA IN
                                                                MILLIONS)
Weighted average number of pro forma shares -- Basic........  161.2    165.1
Effect of potentially dilutive stock options................    1.3      2.8
                                                              -----    -----
Weighted average number of pro forma shares -- Diluted......  162.5    167.9
                                                              =====    =====

     As required by SFAS No. 128, "Earnings per Share," Moody's has provided a reconciliation of basic weighted average shares to diluted weighted average shares within the table outlined above. The conversion of diluted shares had no impact on Moody's operating results. Options to purchase 9.1 million and 3.3 million shares of D&B common stock were outstanding at March 31, 2000 and 1999, respectively, but were not included in the computation of diluted earnings per share because the options' exercise prices were greater than the average market price of D&B common stock. The options generally expire 10 years after the initial grant date.

3. FUTURE INDEBTEDNESS

     In connection with the Distribution, D&B will borrow funds in order to repay in full D&B's commercial paper obligations. Also in connection with the Distribution, responsibility for D&B's obligations to repay principal and interest under the minority interest financing relating to the investment partnership will be allocated to New D&B. It is anticipated that New D&B will also assume a portion of the indebtedness of D&B and receive a portion of the cash of D&B in amounts such that, at the time of Distribution, the net

                              MOODY'S CORPORATION

          (TABULAR DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

indebtedness of New D&B (including the minority interest financing) will approximate the net indebtedness of Moody's (before giving effect to payments of cash in connection with the allocation of certain corporate liabilities of D&B between New D&B and Moody's that may result in the net indebtedness of one corporation exceeding that of the other).

4. CONTINGENCIES

     Moody's is involved in legal proceedings, claims and litigation arising in the ordinary course of business. Although the outcome of such matters cannot be predicted with certainty, in the opinion of management, the ultimate liability of the Company in connection with such matters will not have a material effect on the Company's financial position, results of operations or cash flows.

     In addition, Moody's has certain other contingencies discussed below.

  Information Resources, Inc.

     On July 29, 1996, Information Resources, Inc. ("IRI") filed a complaint in the United States District Court for the Southern District of New York, naming as defendants the corporation then known as "The Dun & Bradstreet Corporation" (i.e., Donnelley), A.C. Nielsen Company (a subsidiary of ACNielsen Corporation) and I.M.S. International, Inc. (a subsidiary of Cognizant Corporation). At the time of the filing of the complaint, each of the other defendants was a wholly owned subsidiary of Donnelley.

     The complaint alleges various violations of United States antitrust laws, including alleged violations of Sections 1 and 2 of the Sherman Act. The complaint also alleges a claim of tortious interference with a contract and a claim of tortious interference with a prospective business relationship. These claims relate to the acquisition by defendants of Survey Research Group Limited ("SRG"). IRI alleges SRG violated an alleged agreement with IRI when it agreed to be acquired by the defendants and that the defendants induced SRG to breach that agreement.

     IRI's complaint alleges damages in excess of $350 million, which amount IRI asked to be trebled under antitrust laws. IRI also seeks punitive damages in an unspecified amount.

     In November 1996, Donnelley completed a distribution to its shareholders (the "1996 Distribution") of the capital stock of ACNielsen Corporation ("ACNielsen") and Cognizant Corporation ("Cognizant"). On October 28, 1996, in connection with the 1996 Distribution, Cognizant, ACNielsen and Donnelley entered into an Indemnity and Joint Defense Agreement (the "Indemnity and Joint Defense Agreement") pursuant to which they have agreed (i) to certain arrangements allocating potential liabilities ("IRI Liabilities") that may arise out of or in connection with the IRI action and (ii) to conduct a joint defense of such action. In particular, the Indemnity and Joint Defense Agreement provides that ACNielsen will assume exclusive liability for IRI Liabilities up to a maximum amount to be calculated at such time such liabilities, if any, become payable (the "ACN Maximum Amount"), and that Donnelley and Cognizant will share liability equally for any amounts in excess of the ACN Maximum Amount. The ACN Maximum Amount will be determined by an investment banking firm as the maximum amount that ACNielsen is able to pay after giving effect to (i) any plan submitted by such investment bank that is designed to maximize the claims-paying ability of ACNielsen without impairing the investment banking firm's ability to deliver a viability opinion (but which will not require any action requiring stockholder approval), and (ii) payment of related fees and expenses. For these purposes, financial viability means the ability of ACNielsen, after giving effect to such plan, the payment of related fees and expenses and the payment of the ACN Maximum Amount, to pay its debts as they become due and to finance the current and anticipated operating and capital requirements of its business, as reconstituted by such plan, for two years from the date any such plan is expected to be implemented.

                              MOODY'S CORPORATION

          (TABULAR DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

     In June 1998, Donnelley completed a distribution to its shareholders (the "1998 Distribution") of the capital stock of D&B and changed its name to R.H. Donnelley Corporation. In connection with the 1998 Distribution, D&B and Donnelley entered into an agreement whereby the Company has assumed all potential liabilities of Donnelley arising from the IRI action and agreed to indemnify Donnelley in connection with such potential liabilities.

     During 1998, Cognizant separated into two companies, IMS Health Incorporated ("IMS Health") and Nielsen Media Research, Inc. ("NMR"). IMS Health and NMR are each jointly and severally liable for all Cognizant liabilities under the Indemnity and Joint Defense Agreement.

     As a condition to the Distribution, New D&B will undertake to be jointly and severally liable with Moody's to Donnelley under the 1998 Distribution Agreement, including any liabilities arising under the Indemnity and Joint Defense Agreement. However, as between themselves, each of New D&B and Moody's will be responsible for 50% of any payments to be made with respect to the IRI action pursuant to the 1998 Distribution Agreement, including legal fees or expenses related thereto.

     Management is unable to predict at this time the final outcome of the IRI action or whether the resolution of this matter could materially affect Moody's results of operations, cash flows or financial position.

TAX MATTERS

  Tax matters

     D&B enters into global tax planning initiatives in the normal course of business. These initiatives are subject to review by tax authorities. As a result of the review process, uncertainties exist, and it is possible that some of these matters could be resolved unfavorably. At this time, management is unable to predict the final outcome of these matters or whether the resolution of these matters could materially affect Moody's results of operations, cash flows or financial position. Pursuant to the Distribution Agreement, New D&B and Moody's will each agree to be financially responsible for 50% of any liabilities that may arise with respect to such matters.

     The IRS, as part of its audit process, is continuing its review of D&B's utilization of certain capital losses generated during 1989 and 1990. On May 9, 2000, the IRS issued a summary report with respect to the utilization of these capital losses. D&B expects to receive a formal assessment with respect to the utilization of these capital losses from the IRS during the second quarter of 2000.

     Pursuant to a series of agreements, IMS Health and NMR are jointly and severally liable to pay one-half, and Donnelley the other half, of any payments for taxes and accrued interest arising from this matter and certain other potential tax liabilities after Donnelley pays the first $137 million.

     In connection with the 1998 Distribution, D&B and Donnelley entered into an agreement whereby D&B has assumed all potential liabilities of Donnelley arising from these tax matters and has agreed to indemnify Donnelley in connection with such potential liabilities.

     On May 12, 2000, an amended tax return was filed for the 1989 and 1990 tax periods which reflects $561.6 million of tax and interest due. D&B paid the IRS approximately $349.3 million of this amount on May 12, 2000, which D&B funded with short-term borrowings. IMS Health has informed D&B that it paid to the IRS approximately $212.3 million on May 17, 2000. The payments are being made to the IRS to stop further interest from accruing. Notwithstanding the filing and payment, D&B intends to contest the assessment, if any, of amounts in excess of the amounts paid. D&B has accrued its anticipated share of the probable liability arising from the utilization of these capital losses. Half of such liability has been allocated to Moody's and is reflected herein.

                              MOODY'S CORPORATION

          (TABULAR DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

5. COMPREHENSIVE INCOME

     Total comprehensive income was as follows:

                                                                THREE MONTHS
                                                              ENDED MARCH 31,
                                                              ----------------
                                                               2000      1999
                                                              ------    ------
     Net income.............................................  $35.9     $35.2
     Other comprehensive loss-foreign currency translation
      adjustment............................................    (.5)       --
                                                              -----     -----
          Total comprehensive income........................  $35.4     $35.2
                                                              -----     -----

6. ACQUISITION

     On January 27, 2000, Moody's acquired the net assets of a financial software products company for $17.4 million in cash. The acquisition was accounted for using the purchase method of accounting for business combinations from the date of acquisition. The purchase price has been preliminarily allocated based on estimated fair values at the date of acquisition, pending final determination of certain acquired balances. This preliminary allocation has resulted in acquired goodwill and other intangibles of approximately $17.2 million, which will be amortized on a straight-line basis over 3-10 years.

     The following unaudited pro forma information presents the results of operations of the Company for the three months ended March 31, as if the acquisition had taken place on January 1, 1999:

                                                                (UNAUDITED)
                                                              ----------------
                                                               2000      1999
                                                              ------    ------
Revenues....................................................  $140.0    $138.8
Net income..................................................  $ 36.2    $ 34.4
Pro forma earnings per share of common stock:
  Basic.....................................................  $  .22    $  .21
  Diluted...................................................  $  .22    $  .20

     These unaudited pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which actually would have resulted had the acquisition occurred on the date indicated, or which may result in the future.

7. SEGMENT INFORMATION

     The Company reports segment information in accordance with SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". In accordance with SFAS No. 131, operating segments are defined as components of an enterprise for which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company operates primarily in one reportable business segment -- ratings, which accounts for approximately 90% of the Company's total revenues. Revenues of the opinion research products and risk management services businesses have been aggregated as "Other" for reporting purposes. Given the dominance of the ratings segment to Moody's overall results, the Company does not separately measure and report operating income for the ratings business. Rather, revenue is the predominant measure utilized by senior management for assessing performance and for the allocation of resources, and operating income is evaluated for the Company as a whole. In addition, assets are not allocated on a segment basis and are considered on a total company basis only.

                              MOODY'S CORPORATION

          (TABULAR DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

     The ratings segment is comprised of four major rating groups, each of which have similar economic and financial characteristics. They are corporate finance ratings, structured finance ratings, financial institutions and sovereign ratings and public finance ratings.

     Revenues included in "Other" consist of opinion products revenues, generated from the sale of investor oriented credit research, and risk management services revenues, generated from the sale of credit risk assessment software and related products and services.

     There are no intersegment sales and no single customer accounted for 10% or more of total revenue.

                                                              THREE MONTHS ENDED
                                                                  MARCH 31,
                                                              ------------------
                                                               2000       1999
                                                              -------    -------
Revenues:
  Ratings:
     Corporate finance ratings..............................  $ 44.6     $ 42.0
     Structured finance ratings.............................    40.5       38.4
     Financial institutions and sovereign ratings...........    27.4       26.8
     Public finance ratings.................................     9.4       15.6
                                                              ------     ------
     Total ratings revenue..................................   121.9      122.8
  Other.....................................................    17.4       14.3
                                                              ------     ------
     Total revenues.........................................  $139.3     $137.1
Total expenses..............................................    75.5       74.1
Non-operating income, net...................................      .5         --
                                                              ------     ------
Income from operations, before provision for income taxes...  $ 64.3     $ 63.0
                                                              ======     ======

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and the Board of Directors of The Dun & Bradstreet Corporation

     In our opinion, the accompanying combined balance sheets and the related combined statements of operations, of shareholder's net investment and of cash flows present fairly, in all material respects, the financial position of Moody's Corporation (the "Company") at December 31, 1999 and 1998 and the results of its operations and its cash flows for the years ended December 31, 1999, 1998 and 1997 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     As discussed in Note 1 to the combined financial statements, the Company changed certain revenue recognition accounting policies in 1997.

/s/ PricewaterhouseCoopers LLP

New York, New York
May 24, 2000
except as to the effect of
the Distribution described
in Note 1 which is as of June 15, 2000.

                              MOODY'S CORPORATION

                       COMBINED STATEMENTS OF OPERATIONS
              (DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

                                                             YEAR ENDED DECEMBER 31,
                                                   --------------------------------------------
                                                       1999            1998            1997
                                                   ------------    ------------    ------------
REVENUES.........................................  $      564.2    $      513.9    $      457.4
EXPENSES:
  Operating expenses.............................         184.9           178.1           158.0
  General and administrative expenses............          95.9            94.9            93.2
  Depreciation and amortization..................          13.0            15.4            16.2
                                                   ------------    ------------    ------------
OPERATING INCOME.................................         270.4           225.5           190.0
                                                   ------------    ------------    ------------
Gain on sale of business.........................           9.2            12.6              --
Other non-operating income (expense).............           (.7)            (.2)             .2
                                                   ------------    ------------    ------------
  Non-operating income, net......................           8.5            12.4              .2
                                                   ------------    ------------    ------------
Income before provision for income taxes.........         278.9           237.9           190.2
Provision for income taxes.......................         123.3            95.9            64.0
                                                   ------------    ------------    ------------
Income before cumulative effect of accounting
  change.........................................         155.6           142.0           126.2
Cumulative effect of accounting change, net of
  income tax benefit.............................            --              --           (20.3)
                                                   ------------    ------------    ------------
NET INCOME.......................................  $      155.6    $      142.0    $      105.9
                                                   ============    ============    ============
UNAUDITED PRO FORMA BASIC EARNINGS PER SHARE:
  Income before Cumulative Effect of Accounting
     Change......................................  $        .96    $        .84    $        .74
  Cumulative Effect of Accounting Change, Net of
     Income Tax Benefit..........................            --              --            (.12)
                                                   ------------    ------------    ------------
  Unaudited Pro Forma Basic Earnings Per Share of
     Common Stock................................  $        .96    $        .84    $        .62
                                                   ============    ============    ============
UNAUDITED PRO FORMA DILUTED EARNINGS PER SHARE:
  Income before Cumulative Effect of Accounting
     Change......................................  $        .95    $        .83    $        .73
  Cumulative Effect of Accounting Change, Net of
     Income Tax Benefit..........................            --              --            (.12)
                                                   ------------    ------------    ------------
  Unaudited Pro Forma Diluted Earnings Per Share
     of Common Stock.............................  $        .95    $        .83    $        .61
                                                   ============    ============    ============
SHARES USED IN COMPUTING PRO FORMA EARNINGS PER
  SHARE:
Weighted Average Shares Outstanding -- Basic.....   162,253,000     169,492,000     170,765,000
                                                   ============    ============    ============
Weighted Average Shares Outstanding -- Diluted...   164,284,000     171,703,000     172,552,000
                                                   ============    ============    ============

     The accompanying notes are an integral part of the combined financial statements.

                              MOODY'S CORPORATION

                            COMBINED BALANCE SHEETS
                          (DOLLAR AMOUNTS IN MILLIONS)

                                                                DECEMBER 31,
                                                              -----------------
                                                               1999       1998
                                                              -------    ------
ASSETS
Current assets:
  Cash......................................................  $   3.4    $  4.0
  Accounts receivable, net of allowances of $24.5 and $20.7
     in 1999 and 1998, respectively.........................     84.4      98.1
  Other current assets......................................    129.9     115.6
                                                              -------    ------
          Total Current Assets..............................    217.7     217.7
Property and equipment, net.................................     43.3      43.4
Prepaid pension costs.......................................     49.7      47.9
Intangibles, net............................................      2.2       2.7
Other assets................................................     17.5      19.8
                                                              -------    ------
          Total Assets......................................  $ 330.4    $331.5
                                                              =======    ======
LIABILITIES AND SHAREHOLDER'S NET INVESTMENT
Current liabilities:
  Accounts payable and accrued liabilities..................  $ 275.1    $263.9
  Deferred revenue..........................................    100.4      85.8
                                                              -------    ------
          Total Current Liabilities.........................    375.5     349.7
Other liabilities...........................................    130.8     138.6
                                                              -------    ------
          Total Liabilities.................................    506.3     488.3
                                                              -------    ------
Commitments and contingencies (Notes 10 and 11)
Shareholder's Net Investment................................   (175.9)   (156.8)
                                                              -------    ------
          TOTAL LIABILITIES AND SHAREHOLDER'S NET
           INVESTMENT.......................................  $ 330.4    $331.5
                                                              =======    ======

     The accompanying notes are an integral part of the combined financial statements.

                              MOODY'S CORPORATION

                       COMBINED STATEMENTS OF CASH FLOWS
                          (DOLLAR AMOUNTS IN MILLIONS)

                                                                 YEAR ENDED DECEMBER 31,
                                                              -----------------------------
                                                               1999       1998       1997
                                                              -------    -------    -------
Cash flows from operating activities:
  Net Income................................................  $ 155.6    $ 142.0    $ 105.9
  Reconciliation of net income to net cash provided by
     operating activities:
     Cumulative effect of accounting change, net of income
       tax benefit..........................................       --         --       20.3
     Depreciation and amortization..........................     13.0       15.4       16.2
     Deferred income taxes..................................     (4.2)      (1.0)     (15.6)
     Loss on sale of property and equipment.................       --         .3         --
     Gain on sale of business...............................     (9.2)     (12.6)        --
  Changes in assets and liabilities:
     Decrease (increase) in accounts receivable.............     13.8       (3.7)      (4.4)
     (Increase) decrease in other current assets............     (4.6)     (28.3)      10.6
     Increase in prepaid pension costs......................     (1.9)      (1.5)       (.6)
     (Increase) decrease in other assets....................     (1.9)      (1.8)        .3
     Increase in accounts payable and accrued liabilities...     20.4       56.6       38.5
     Increase in deferred revenue...........................     14.4       20.4       21.1
     Decrease in other liabilities..........................     (9.0)     (14.0)     (15.9)
                                                              -------    -------    -------
       Net cash provided by operating activities............    186.4      171.8      176.4
                                                              -------    -------    -------
Cash flows from investing activities:
  Net additions to property and equipment...................    (12.5)     (12.0)     (14.9)
  Proceeds from sale of business............................       --       26.5         --
                                                              -------    -------    -------
       Net cash provided by (used in) investing
          activities........................................    (12.5)      14.5      (14.9)
                                                              -------    -------    -------
Cash flows from financing activities:
  Net distributions to D&B..................................   (174.6)    (187.6)    (162.1)
                                                              -------    -------    -------
       Net cash used in financing activities................   (174.6)    (187.6)    (162.1)
                                                              -------    -------    -------
  Effect of exchange rate changes on cash...................       .1         .1        (.6)
                                                              -------    -------    -------
Decrease in cash............................................      (.6)      (1.2)      (1.2)
Cash, beginning of year.....................................      4.0        5.2        6.4
                                                              -------    -------    -------
Cash, end of year...........................................  $   3.4    $   4.0    $   5.2
                                                              =======    =======    =======

     The accompanying notes are an integral part of the combined financial statements.

                              MOODY'S CORPORATION

         COMBINED STATEMENTS OF CHANGES IN SHAREHOLDER'S NET INVESTMENT
                          (DOLLAR AMOUNTS IN MILLIONS)

                                                                     YEAR ENDED DECEMBER 31,
                                                                ---------------------------------
                                                                SHAREHOLDER'S       COMPREHENSIVE
                                                                NET INVESTMENT         INCOME
                                                                --------------      -------------
BALANCE AT JANUARY 1, 1997..................................       $ (54.5)
Net income..................................................         105.9             $105.9
Translation adjustment......................................           (.5)               (.5)
Net distributions to D&B....................................        (162.1)                --
                                                                   -------             ------
Total comprehensive income..................................                           $105.4
                                                                                       ======
BALANCE AT DECEMBER 31, 1997................................        (111.2)
Net income..................................................         142.0             $142.0
Translation adjustment......................................            --                 --
Net distributions to D&B....................................        (187.6)                --
                                                                   -------             ------
Total comprehensive income..................................                           $142.0
                                                                                       ======
BALANCE AT DECEMBER 31, 1998................................        (156.8)
Net income..................................................         155.6             $155.6
Translation adjustment......................................           (.1)               (.1)
Net distributions to D&B....................................        (174.6)                --
                                                                   -------             ------
Total comprehensive income..................................                           $155.5
                                                                                       ======
BALANCE AT DECEMBER 31, 1999................................       $(175.9)
                                                                   =======

     The accompanying notes are an integral part of the combined financial statements.

                              MOODY'S CORPORATION

                     NOTES TO COMBINED FINANCIAL STATEMENTS
          (TABULAR DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

1. BACKGROUND AND BASIS OF PRESENTATION

DISTRIBUTION

     On December 15, 1999, The Dun & Bradstreet Corporation ("D&B") announced a plan to separate into two independent, publicly traded companies -- The New D&B Corporation ("New D&B") and Moody's Corporation ("Moody's" or "the Company"). The separation will be accomplished through a tax-free distribution to the shareholders of D&B (the "Distribution") of all of the shares of common stock of a newly formed, wholly owned subsidiary corporation (New D&B) comprising the business of the D&B operating company. In connection with the Distribution, D&B will complete an internal reorganization so that, at the time of the Distribution, the business of New D&B will consist solely of the business of supplying business, purchasing, credit and marketing information products and services as well as receivable management services (the "New D&B Business") and the business of D&B will consist solely of the business of providing ratings and related research and risk management services (the "Moody's Business"). In addition, at the time of the Distribution, D&B will be renamed "Moody's Corporation" and New D&B will succeed to the name "The Dun & Bradstreet Corporation." Shares of common stock of D&B will represent a continuing interest in the Moody's Business. D&B expects to complete the Distribution by the end of the third quarter of 2000.

     D&B received a tax ruling from the Internal Revenue Service (the "IRS") on June 15, 2000 that the receipt by D&B stockholders of the New D&B Common Stock in the Distribution will be tax-free to such stockholders and D&B for Federal income tax purposes, except to the extent that cash is received in lieu of fractional shares of New D&B Common Stock.

     For purposes of, among other things, governing certain of the ongoing relations between New D&B and Moody's as a result of the Distribution as well as to allocate certain tax, employee benefit and other liabilities arising prior to the Distribution, the companies will enter into various agreements, including a Distribution Agreement, Tax Allocation Agreement, Employee Benefits Agreement, Intellectual Property Assignment, Shared Transaction Services Agreement, Insurance and Risk Management Services Agreement, Data Services Agreement and Transition Services Agreement. Summaries of these agreements are set forth elsewhere in the Information Statement.

     In general, pursuant to the terms of the Distribution Agreement, all of the assets of the New D&B Business will be allocated to New D&B and all of the assets of the Moody's Business will be allocated to Moody's. The Distribution Agreement also provides for assumptions of liabilities and cross-indemnities designed to allocate generally, effective as of the Distribution Date, financial responsibility for (i) all liabilities arising out of or in connection with the New D&B Business to New D&B, (ii) all liabilities arising out of or in connection with the Moody's Business to Moody's and (iii) substantially all other liabilities equally between New D&B and Moody's. The liabilities so allocated include liabilities arising out of or in connection with former businesses of D&B and its predecessor as well as certain other transactions involving D&B and its predecessor.

     Pursuant to the terms of a distribution agreement, dated as of June 30, 1998 (the "1998 Distribution Agreement"), between D&B (then known as "The New Dun & Bradstreet Corporation") and R.H. Donnelley Corporation (then known as "The Dun & Bradstreet Corporation" and herein referred to as "Donnelley"), as a condition to the Distribution, New D&B is required to undertake to be jointly and severally liable with D&B to Donnelley for any liabilities arising thereunder. The Distribution Agreement generally allocates the financial responsibility for liabilities of D&B under the 1998 Distribution Agreement equally between New D&B and Moody's, except that any such liabilities that relate primarily to the New D&B Business will be New D&B liabilities and any such liabilities that relate primarily to the Moody's Business will be Moody's liabilities. Among other things, New D&B and Moody's will agree that, as between themselves, they will each be responsible for 50% of any payments to be made in respect of the IRI action (as described

                              MOODY'S CORPORATION

          (TABULAR DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

below in Note 11) under the 1998 Distribution Agreement, including any legal fees and expenses related thereto.

     In connection with the Distribution, D&B will borrow funds in order to repay in full D&B's commercial paper obligations. Also in connection with the Distribution, responsibility for D&B's obligations to repay principal and interest under the minority interest financing relating to the investment partnership will be allocated to New D&B. It is anticipated that New D&B will also assume a portion of the indebtedness of D&B and receive a portion of the cash of D&B in amounts such that, at the time of Distribution, the net indebtedness of New D&B (including the minority interest financing) will approximate the net indebtedness of Moody's (before giving effect to payments of cash in connection with the allocation of certain corporate liabilities of D&B between New D&B and Moody's that may result in the net indebtedness of one corporation exceeding that of the other).

     Due to the relative significance of the New D&B as compared to Moody's, the transaction has been accounted for as a reverse spin-off.

     Moody's is a leading global credit rating, research and risk analysis firm. Moody's publishes credit opinions, research and ratings on fixed-income securities, issuers of securities and other credit obligations. Moody's publishes rating opinions on a broad range of credit obligations. These include various corporate and governmental obligations, issued in domestic and international markets, structured finance securities and commercial paper programs. In recent years, Moody's has moved beyond its traditional bond ratings activities and has been assigning ratings to issuers of securities, insurance company obligations, bank loans, derivative products, bank deposits and other bank debt, managed funds and derivatives.

     Closely integrated with its rating services, Moody's publishes investor-oriented credit research including in-depth research on major issuers, industry studies, special comments and credit opinion handbooks. These research products include insurance, utilities, speculative-grade instruments, structured finance, bank, finance, real estate and global credit research.

     Moody's risk management services business ("MRMS") develops and distributes credit risk assessment software used by banks and other financial institutions in their commercial lending and other activities. MRMS also provides modeling tools, analytics, credit education materials, seminars and computer-based lending simulations.

     The combined financial statements reflect the financial position, results of operations and cash flows of Moody's as if it were a separate entity for all periods presented. The combined financial statements include allocations of certain D&B corporate headquarters assets (including prepaid pension assets) and liabilities (including postretirement benefits and corporate and tax obligations), and expenses (including cash management, legal, accounting, tax, employee benefits, insurance services, data services and other D&B corporate overhead) relating to Moody's businesses. Management believes that these allocations are reasonable. However, the costs of these services and benefits charged to Moody's are not necessarily indicative of the costs that would have been incurred if Moody's had performed or provided these functions as a separate entity.

     The financial information included herein may not necessarily reflect the results of operations, financial position, changes in shareholder's net investment, and cash flows of Moody's in the future or what they would have been had it been a separate, stand-alone entity during the periods presented.

                              MOODY'S CORPORATION

          (TABULAR DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

     The combined financial statements include those of Moody's Corporation, Moody's Investors Service, Inc. and its wholly owned subsidiaries, certain other subsidiaries of D&B that conduct the Moody's business that are wholly owned by D&B, and certain assets and liabilities of D&B which are to be allocated to Moody's in connection with the Distribution. The effects of all significant intercompany transactions have been eliminated. Investments for which the Company does not have the ability to exercise significant influence over operating and financial policies are carried at cost.

  Property and Equipment

     Property and equipment are stated at cost and are depreciated over their estimated useful lives using the straight-line method. Expenditures for maintenance and repairs that do not extend the economic useful life of the related assets are charged to expense as incurred. Gains and losses on disposals of property and equipment are reflected in the combined statements of operations.

  Computer Software

     The Company capitalizes costs related to software developed or obtained for internal use, and the development of software that will be licensed or otherwise marketed to third parties.

     Costs for internal-use software, which are included in property and equipment in the combined balance sheets, principally relate to the Company's accounting and customer support systems. Such costs generally consist of the direct costs of third party license fees, professional services provided by third parties and employee compensation, in each case incurred either during the application stage or in connection with upgrades and enhancements that increase functionality. Costs incurred during the preliminary project stage of development as well as maintenance costs are expensed as incurred.

     Costs for the development of computer software that will be sold, leased or otherwise marketed are capitalized when technological feasibility has been established. Such costs, which are included in other assets on the combined balance sheets, primarily relate to the development of credit risk assessment software to be licensed to customers. These costs generally consist of professional services provided by third parties and compensation costs of employees that develop the software, are amortized on a straight-line basis over a period of three years and are reported at the lower of unamortized cost or net realizable value.

  Long-Lived Assets

     Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the undiscounted expected future cash flows is lower than the carrying amount of the asset, a loss is recognized for the difference between the carrying amount and the fair value of the asset.

  Intangibles

     Goodwill of $0.9 and $1.3 million at December 31, 1999 and 1998, respectively, net of accumulated amortization of $1.5 and $1.1 million, respectively, represents the excess of the purchase price over the fair value of identifiable net assets of an acquired business and is being amortized on a straight-line basis over seven years. Other intangible assets of $1.3 and $1.4 million at December 31, 1999 and 1998, respectively, net of accumulated amortization of $0.2 and $0.1 million, respectively, consist primarily of acquired tradenames and are being amortized over their estimated useful lives, generally over ten years.

                              MOODY'S CORPORATION

          (TABULAR DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

     At each balance sheet date, the Company reviews the recoverability of goodwill and intangible assets based on estimated undiscounted future cash flows from operating activities compared with the carrying value, and recognizes any impairment on the basis of such comparison.

  Revenue Recognition

     The Company recognizes ratings revenue as services are provided and opinion research products revenue over the subscription period, which is generally over one to three years. Revenue from risk management software product sales is generally recognized at the time the product is shipped to customers, as the Company's obligations are complete. Amounts billed in advance of providing the related products or services are credited to deferred revenue and reflected in revenues when earned.

  Foreign Currency Translation

     For all operations outside the United States where the Company has designated the local currency as the functional currency, assets and liabilities are translated using the end of year exchange rates, and revenues and expenses are translated using average exchange rates for the year. For these operations, currency translation adjustments are accumulated in a separate component of shareholder's net investment, whereas realized transaction gains and losses are recognized in other non-operating income/(expense)-net. Transaction gains/ (losses) were $(0.7), $(0.2) and $0.3 million in 1999, 1998 and 1997, respectively.

  Comprehensive Income

     Accumulated losses on foreign currency translation of $2.6, $2.5 and $2.5 million at December 31, 1999, 1998 and 1997, respectively are included in Shareholder's Net Investment.

  Income Taxes

     Moody's has been included in the federal and certain state income tax returns of D&B. The provision for income taxes in the combined financial statements has been calculated on a separate-company basis, which includes allocations pursuant to the Tax Allocation Agreement in connection with the Distribution. Income taxes paid on behalf of Moody's by D&B are included in Shareholder's Net Investment. After the Distribution, Moody's will file separate income tax returns.

  Financial Instruments and Concentration of Risk

     The Company's financial instruments include trade receivables and payables, which are short-term in nature and, accordingly, approximate fair value. Financial instruments that potentially subject the Company to concentration of credit risk consist principally of trade receivables. Credit is extended to customers based on an evaluation of their financial condition. No customer accounted for 10% or more of trade receivables at December 31, 1999 or 1998.

  Pro Forma Earnings Per Share of Common Stock (Unaudited)

     The computation of pro forma basic earnings per share for the periods presented is based upon D&B's historical weighted average number of shares of D&B common stock outstanding, reflecting the Distribution. The computation of pro forma diluted earnings per share is calculated by dividing net income by the sum of D&B's historical weighted average common shares outstanding and potentially dilutive D&B common shares. Potentially dilutive common shares are calculated in accordance with the treasury stock method, which assumes that proceeds from the exercise of all D&B stock options are used to repurchase D&B's common stock at market value due to the fact that at the Distribution Date, each outstanding D&B stock option (other

                              MOODY'S CORPORATION

          (TABULAR DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

than stock options held by Mr. Loren) will convert into separately exercisable Moody's stock options and New D&B stock options, regardless of whether Moody's or D&B employs the option holder after the Distribution. At the Distribution Date, the number of shares of Moody's common stock covered by the Moody's stock options will equal the same number of shares covered by the unexercised historical D&B options.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates. Estimates are used in, but not limited to, accounts receivable allowances, employee benefit plans, taxes and contingencies, and depreciation and amortization rates for property and equipment, goodwill, other intangible assets and computer software.

  Accounting Change

     Effective January 1, 1997, the Company changed its revenue recognition method to recognizing revenue over the service period from previously recognizing revenue at the time of billing. In the opinion of management, this accounting change brings its revenue recognition method more in line with the economics of the business and provides a better measure of operating results.

     In accordance with Accounting Principles Board Opinion ("APB") No. 20 "Accounting Changes", the cumulative effect of this accounting change resulted in a pre-tax non-cash charge of $30.7 million ($20.3 million after-tax or $.12 pro forma basic and diluted earnings per share).

  Recently Adopted Accounting Policies

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"), which requires capitalization of certain costs incurred in the development of internal-use software. SOP 98-1 is effective for fiscal years beginning after December 15, 1998. The Company believes that its policy for capitalizing internal-use computer software costs is consistent with the requirements of SOP 98-1.

  Recently Issued Accounting Policies

     In March 2000, the Financial Accounting Standards Board issued Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation, an interpretation of APB Opinion No. 25" ("FIN No. 44"). The interpretation provides guidance for certain issues relating to stock compensation involving employees that arose in applying Opinion 25. Among other things, this Interpretation clarifies (a) the definition of an employee for purposes of applying Opinion 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. The provision of FIN No. 44 are effective July 1, 2000, except for the provisions regarding modifications to fixed stock option awards that reduce the exercise price of an award, which apply to modifications made after December 15, 1998. Provisions regarding modifications to fixed stock option awards to add reload features apply to modifications made after January 12, 2000. Moody's continues to evaluate the expected impact of FIN No. 44 on its combined financial statements.

                              MOODY'S CORPORATION

          (TABULAR DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

     In December 1999, the staff of the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"). SAB 101 summarizes some of the staff's interpretations of the application of generally accepted accounting principles to revenue recognition. The staff provided this guidance due, in part, to the large number of revenue recognition issues that it has encountered in registrant filings. In March 2000, SAB 101A, "Amendment: Revenue Recognition in Financial Statements" was issued, which defers the effective date of SAB 101 until the second fiscal quarter of 2000. Moody's believes that its revenue recognition policies are in compliance with SAB 101.

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires recognition of all derivatives as either assets or liabilities on the balance sheet and measurement of those instruments at fair value. If certain conditions are met, a derivative may be designated specifically as: (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment (a fair value hedge); (b) a hedge of the exposure to variable cash flows of a forecasted transaction (a cash flow hedge); or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction. In June, the Financial Accounting Standards Board issued SFAS No. 137 delaying the effective date of SFAS No. 133. The provisions of SFAS No. 133 are effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. Moody's currently does not engage in any transactions that would be impacted by the adoption of SFAS No. 133.

2. RECONCILIATION OF SHARES USED IN COMPUTING PRO FORMA EARNINGS PER SHARE

     Below is a reconciliation of pro forma basic weighted average shares to pro forma diluted weighted average shares:

                                                               1999      1998      1997
                                                              ------    ------    ------
                                                               (SHARE DATA IN MILLIONS)
Weighted average number of pro forma shares -- Basic........  162.3     169.5     170.8
Dilutive effect of shares issuable under stock options,
  restricted stock and performance share plans..............    2.0       2.2       1.8
                                                              -----     -----     -----
Weighted average number of pro forma shares -- Diluted......  164.3     171.7     172.6
                                                              =====     =====     =====

     As required by SFAS No. 128, "Earnings per Share," the Company has provided a reconciliation of basic weighted average shares to diluted weighted average shares within the table outlined above. The conversion of diluted shares had no impact on the Company's operating results. Options to purchase 3.0 million, 3.4 million and 3.1 million shares of D&B common stock were outstanding at December 31, 1999, 1998 and 1997, respectively, but were not included in the computation of diluted earnings per share because the options' exercise prices were greater than the average market price of the Company's common stock. The options generally expire 10 years after the initial grant date.

3. NON-RECURRING ITEM

     In July 1998, the Company sold its Financial Information Services business ("FIS"), which was engaged in the publishing of historical financial information. The Company received $26.5 million from the sale and recorded a pre-tax gain of $12.6 million. During the third quarter of 1999, certain agreements related to the sale of FIS expired or were completed. As a result, estimated liabilities established at the time of the divestiture in connection with these agreements, determined to be no longer required, were adjusted. These adjustments resulted in a gain of $9.2 million.

                              MOODY'S CORPORATION

          (TABULAR DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

     Below is summarized financial information for the FIS business through the sale date, as reflected in the combined statements of operations:

                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                              --------------
                                                              1998     1997
                                                              -----    -----
Revenues....................................................  $18.4    $34.3
Operating income............................................    4.2      5.8

4. PROPERTY AND EQUIPMENT, NET

     Property and equipment, net consisted of:

                                                                        DECEMBER 31,
                                                          USEFUL      ----------------
                                                           LIVES       1999      1998
                                                         ---------    ------    ------
Land, building and building improvements...............       7-40    $ 22.1    $ 21.4
                                                         yrs......
Office and computer equipment..........................  3-5 yrs..      35.0      33.6
Office furniture and fixtures..........................  10 yrs...      13.1      12.0
Internal-use computer software.........................  3-5 yrs..       7.5       5.9
Leasehold improvements.................................          *      27.9      24.5
                                                                      ------    ------
                                                                       105.6      97.4
Less: accumulated depreciation.........................                (62.3)    (54.0)
                                                                      ------    ------
                                                                      $ 43.3    $ 43.4
                                                                      ======    ======

---------------
* shorter of the term of the lease or estimated useful life of the improvement

     Included in expenses is depreciation and amortization expense of $11.4, $13.4, and $13.8 million for the years ended December 31, 1999, 1998 and 1997, respectively.

5. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

     Accounts payable and accrued liabilities included the following significant components:

                                                                DECEMBER 31,
                                                              ----------------
                                                               1999      1998
                                                              ------    ------
Accounts payable............................................  $  3.2    $  1.6
Accrued income taxes (see Note 11)..........................   174.0     163.4
Compensation and related expenses...........................    71.9      59.6
Other.......................................................    26.0      39.3
                                                              ------    ------
                                                              $275.1    $263.9
                                                              ======    ======

6. RELATED PARTY TRANSACTIONS

     D&B uses a centralized cash management system to finance its operations. Cash deposits from the majority of Moody's businesses are transferred to D&B on a daily basis. In addition, the majority of Moody's cash disbursements are funded by D&B from its centralized cash management system. Net distributions to D&B reflect these intercompany cash activities. No interest has been credited or charged for these transactions.

     D&B provides certain centralized services to Moody's (see Note 1 to the financial statements). Expenses related to these services have been allocated to Moody's based on utilization of specific services or, where an

                              MOODY'S CORPORATION

          (TABULAR DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

estimate could not be determined, based on Moody's revenues in proportion to D&B's total revenues. Management believes these allocation methods are reasonable. However, the costs of these services and benefits charged to Moody's are not necessarily indicative of the costs that would have been incurred if Moody's had performed these services as a separate entity. These allocations included in expenses in the combined statements of operations totaled $17.2, $16.4 and $15.8 million in 1999, 1998 and 1997 respectively. Amounts due to D&B for these expenses are included in net distributions to D&B within shareholder's net investment.

7. PENSION AND POSTRETIREMENT BENEFITS

     As specified in the Employee Benefits Agreement, Moody's will assume responsibility for pension benefits related to its active and disabled employees with benefits under the D&B Benefit Plan after the Distribution Date. Moody's will be allocated a portion of the assets of the D&B retirement plans as agreed with D&B. Accordingly, an allocation of prepaid pension expenses attributable to Moody's active and disabled employees, of approximately $50 million and $48 million in 1999 and 1998, respectively, has been reflected in the combined balance sheets.

     Moody's will also assume responsibility for postretirement benefits for its active employees. An allocation of liabilities related to postretirement benefits for Moody's active employees has been included in the combined balance sheets.

     The responsibility for Moody's employees who retired or terminated with vested rights prior to the Distribution will remain with New D&B.

PENSION

     Through the date of the Distribution, Moody's will participate in D&B's defined benefit pension plans covering substantially all employees. Moody's accounts for the plans as multi-employer plans. Accordingly, Moody's has recorded net pension costs as allocated by D&B totaling $0.1, $0.0, and $1.1 million for the years 1999, 1998 and 1997, respectively. After the Distribution, Moody's expects to establish a defined benefit plan that will cover substantially all Moody's employees. The assumptions of the multi-employer plans are described below.

     Effective January 1, 1997, the D&B Retirement Plan was amended to provide retirement income based on a percentage of annual compensation, rather than final pay. The weighted average expected long-term rate of return on pension plan assets was 9.75% for 1999 and 1998. At December 31, 1999 and 1998 the projected benefit obligations were determined using weighted average discount rates of 7.75% and 6.75%, respectively, and weighted average rates of increase in future compensation levels of 4.91% and 3.91%, respectively. Plan assets are invested in diversified portfolios that consist primarily of equity and debt securities.

SAVINGS PLAN

     D&B also has a profit participation plan covering substantially all U.S. employees, including substantially all U.S. employees of Moody's, that provides for an employee salary deferral contribution and Moody's contributions. Moody's employees will continue to participate in the D&B profit participation plan through the date of the Distribution. Employees may contribute up to 16% of their pay. Moody's contributes an amount equal to 50% of employee contributions, with Moody's contribution limited to 3% of the employee's pay. Moody's also makes contributions to the plan if certain objectives are met, based on performance over a two-year period. Moody's recognized expense associated with the plan of $2.8, $2.6 and $2.4 million in 1999, 1998

                              MOODY'S CORPORATION

          (TABULAR DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

and 1997, respectively. After the Distribution, Moody's expects to establish a profit participation plan covering substantially all Moody's employees.

POSTRETIREMENT BENEFITS

     In addition to providing pension benefits, Moody's, through D&B provides various health-care and life-insurance benefits for retired employees. Employees are eligible for these benefits if they reach normal retirement age while working for Moody's or 10 years of service after age 45.

     Moody's accounts for the plan as a multi-employer plan. Accordingly, Moody's has recorded postretirement benefits costs as allocated by D&B totaling $0.3 million for each of the years 1999, 1998 and 1997. The assumptions used for the multi-employer plan follow.

     The accumulated postretirement benefits obligation at December 31, 1999 and 1998 was determined using discount rates of 7.75% and 6.75%, respectively. The assumed rate of future increases in per capita cost of covered health-care benefits is 6.5% in 2000, decreasing gradually to 5.0% for the year 2021 and remaining constant thereafter.

8. EMPLOYEE STOCK OPTION PLANS

     Under D&B's 1998 Key Employees' Stock Option Plan, certain employees of Moody's are eligible for the grant of stock options, stock appreciation rights and limited stock appreciation rights in tandem with stock options. These awards are granted at the market price on the date of the grant.

     In connection with the Distribution, unexercised D&B stock options held by Moody's employees as of the Distribution Date will be adjusted to comprise options to purchase Moody's Common Stock ("Moody's Stock Options") and separate options to purchase New D&B Common Stock ("New D&B Stock Options"). In general, unexercised D&B stock options held by New D&B employees as of the Distribution Date will be canceled and each individual will receive Moody's Stock Options and separately exercisable replacement New D&B Stock Options. The value of replacement awards will preserve, as closely as possible, the value of awards that existed prior to the Distribution.

     The number of shares of Moody's Common Stock covered by the adjusted Moody's Stock Options will equal the same number of shares covered by the unexercised D&B stock options. The number of shares of New D&B Common Stock covered by the New D&B Stock Options will equal 50% percent of the number of shares covered by the unexercised D&B stock options.

                              MOODY'S CORPORATION

          (TABULAR DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

     Unexercised D&B stock options held by former employees and disabled employees of D&B who terminated employment on or prior to the Distribution Date will be adjusted in substantially the same manner as options held by Moody's active employees. All stock appreciation rights will be adjusted or converted in substantially the same manner as the unexercised D&B stock options.

     On July 1, 1998, in connection with the 1998 Distribution, employees of Donnelley were granted substitute options and other equity-based awards, preserving the economic value, as closely as possible, of the awards that existed immediately prior to the 1998 Distribution, and any awards held by them in respect of Donnelley were surrendered. For employees of Donnelley, awards were adjusted immediately following the 1998 Distribution to preserve, as closely as possible, the economic value of the awards that existed immediately prior to the 1998 Distribution. The remaining holders of unexercised options, including retirees and certain other former employees of D&B, were offered the choice of converting their options to D&B options or continuing to hold Donnelley options.

     Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123") requires that companies with stock-based compensation plans either recognize compensation expense based on the fair value of options granted or continue to apply Accounting Principles Board Opinion No. 25 ("APB No. 25") and related interpretations and disclose pro forma net income and earnings per share assuming the fair value method had been applied. Moody's has chosen to continue applying APB No. 25 and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for the fixed stock option plans. Had compensation cost for Moody's stock-based compensation plans been determined based on the fair value at the grant dates for awards to Moody's employees only under those plans, consistent with the method of SFAS No. 123, Moody's net income and pro forma earnings per share would have been reduced to the pro forma amounts indicated below:

                                                            YEAR ENDED DECEMBER 31,
                                                           --------------------------
                                                            1999      1998      1997
                                                           ------    ------    ------
Net Income:
  As reported............................................  $155.6    $142.0    $105.9
  Pro forma..............................................  $153.2    $139.8    $104.9
Pro Forma Basic earnings per share of common stock:
  As reported............................................  $  .96    $  .84    $  .62
  Pro forma..............................................  $  .94    $  .82    $  .61
Pro Forma Diluted earnings per share of common stock:
  As reported............................................  $  .95    $  .83    $  .61
  Pro forma..............................................  $  .93    $  .81    $  .61

     The pro-forma disclosures shown are not representative of the effects on income and earnings per share in future years.

     The fair value of D&B's stock options used to compute the Moody's pro forma income disclosures is the estimated present value at grant date using the Black-Scholes option-pricing model. The weighted average assumptions used for 1999 were as follows: dividend yield of 2.4%, expected volatility of 30%, risk-free interest rate of 6.41%, and an expected holding period of five years. The following weighted average assumptions were used to value grants made prior to the November 1, 1996 distribution: dividend yield of 4.7%, expected volatility of 15%, a risk-free interest rate of 6.08%, and an expected holding period of five years. The incremental fair value of the D&B options converted on October 31, 1996, used to compute pro-forma income disclosures and the value of new grants after November 1, 1996, was determined using the Black-Scholes option-pricing model with the following weighted average assumptions: dividend yield of 3.7%, expected

                              MOODY'S CORPORATION

          (TABULAR DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

volatility of 17%, a risk-free interest rate of 5.85%, and an expected holding period of four and a half years. The D&B assumptions used in the option-pricing model may not be valid for Moody's on a going forward basis.

     Options outstanding at December 31, 1999 were granted during the years 1988 through 1999 and are exercisable over periods ending not later than 2009. At December 31, 1999, 1998 and 1997, Moody's employees held options that were exercisable for 2,067,459 shares, 2,006,380 shares and 1,409,094 shares of D&B common stock, respectively. 9,087,997 shares, 12,427,373 shares and 1,450,195 shares were available for future grants under the D&B plans at December 31, 1999, 1998 and 1997, respectively.

     Changes in stock options for the three years ended December 31, 1999 are summarized as follows:

                                                                                WEIGHTED
                                                                NUMBER          AVERAGE
                                                              OUTSTANDING    EXERCISE PRICE
                                                              -----------    --------------
Options outstanding, January 1, 1997........................   3,330,313         $22.15
  Granted...................................................     867,041          30.06
  Exercised.................................................    (385,496)         20.71
  Surrendered or retired....................................    (266,167)         23.42
                                                               ---------
Options outstanding, December 31, 1997......................   3,545,691          24.14
  Granted...................................................       6,300          31.91
  Exercised.................................................    (179,952)         21.56
  Surrendered or retired....................................    (117,988)         24.39
                                                               ---------
Options outstanding, June 30, 1998..........................   3,254,051          24.29
                                                               =========
Options converted, July 1, 1998.............................   3,449,022          22.92
  Granted...................................................   1,358,989          32.72
  Exercised.................................................    (182,129)         20.45
  Surrendered or retired....................................    (184,622)         26.55
                                                               ---------
Options outstanding, December 31, 1998......................   4,441,260          25.87
  Granted...................................................   1,225,590          29.22
  Exercised.................................................    (419,964)         20.56
  Surrendered or retired....................................    (134,812)         30.63
                                                               ---------
Options outstanding, December 31, 1999......................   5,112,074         $26.98
                                                               ---------

     The weighted average fair value of options granted during 1999, 1998 and 1997 was $8.78, $7.13 and $5.52, respectively.

     The following table summarizes information about stock options outstanding at December 31, 1999:

                                       OPTIONS OUTSTANDING
                          ----------------------------------------------
                                           WEIGHTED                              OPTIONS EXERCISABLE
                                            AVERAGE                         -----------------------------
                                           REMAINING         WEIGHTED                         WEIGHTED
                            NUMBER        CONTRACTUAL        AVERAGE          NUMBER          AVERAGE
RANGE OF EXERCISE PRICES  OUTSTANDING    LIFE IN YEARS    EXERCISE PRICE    EXERCISABLE    EXERCISE PRICE
------------------------  -----------    -------------    --------------    -----------    --------------
$14.84 -- $23.35           1,899,505       4.7 Years          $21.31         1,695,831         $21.28
$24.00 -- $35.63           3,212,569       8.5 Years          $30.34           371,628         $28.47
                           ---------                                         ---------
          Total            5,112,074                                         2,067,459
                           ---------                                         ---------

                              MOODY'S CORPORATION

          (TABULAR DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

     Under the D&B 1998 Key Employees' Stock Incentive Plan, key employees of Moody's may be granted shares of D&B's stock based on the achievement of two-year revenue growth goals or other key operating objectives. At the end of the performance period, Company performance at target will yield the targeted amount of shares, whereas Company performance above or below target will yield larger or smaller share awards, respectively. Compensation expense of $11.2, $5.0 and $5.0 million was recorded by the Company in 1999, 1998 and 1997, respectively, for the plans.

     In addition, certain New D&B employees have been granted stock appreciation rights and limited stock appreciation rights in tandem with their D&B stock options. All stock appreciation rights granted to New D&B employees will be adjusted or converted in substantially the same manner as unexercised D&B stock options.

9. INCOME TAXES

     Components of the income tax expense (benefit) are as follows:

                                                             YEAR ENDED DECEMBER 31,
                                                            -------------------------
                                                             1999      1998     1997
                                                            ------    ------    -----
Current:
  Federal.................................................  $ 83.9    $ 59.6    $49.0
  State and local.........................................    41.9      36.9     30.0
  Non U.S. ...............................................     1.6       0.4      0.6
                                                            ------    ------    -----
Total Current.............................................   127.4      96.9     79.6
                                                            ------    ------    -----
Deferred:
  Federal.................................................    (1.8)     (0.5)   (10.9)
  State and local.........................................    (2.2)     (0.5)    (4.7)
  Non U.S. ...............................................    (0.1)       --       --
                                                            ------    ------    -----
Total Deferred............................................    (4.1)     (1.0)   (15.6)
                                                            ------    ------    -----
          Provision for Income Taxes......................  $123.3    $ 95.9    $64.0
                                                            ======    ======    =====

     A reconciliation of the U.S. federal statutory tax rate to the Company's effective tax rate on profits before income taxes is as follows:

                                                               YEAR ENDED DECEMBER 31,
                                                              -------------------------
                                                              1999      1998      1997
                                                              -----     -----     -----
U.S. statutory tax rate.....................................  35.0%     35.0%     35.0%
State and local taxes, net of federal tax benefit...........   9.6      10.0       8.7
Recognition of ordinary losses..............................    --      (4.4)     (9.0)
Foreign operations..........................................  (0.1)     (0.3)     (0.3)
Other.......................................................  (0.3)       --      (0.7)
                                                              ----      ----      ----
          Effective Tax Rate................................  44.2%     40.3%     33.7%
                                                              ====      ====      ====

     Income taxes paid through distributions to D&B in the combined financial statements were $127.3, $107.4 and $96.8 million in 1999, 1998 and 1997, respectively.

                              MOODY'S CORPORATION

          (TABULAR DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

     Below is a summary of the deferred tax accounts at December 31:

                                                                1999     1998
                                                                -----    -----
Deferred tax assets:
  Current:
     Deferred revenue.......................................    $45.7    $37.9
     Allowances.............................................     11.1      9.1
     Accrued liabilities....................................      0.6      0.8
     Accrued compensation...................................      4.1      3.9
     Other..................................................      2.0      2.1
                                                                -----    -----
  Total current.............................................     63.5     53.8

  Non-current:
     Depreciation...........................................      2.3      1.7
     Accrued liabilities....................................      4.7      9.6
     Accrued compensation...................................      3.5      3.6
                                                                -----    -----
  Total Non-current.........................................     10.5     14.9
                                                                -----    -----
Gross deferred tax assets...................................     74.0     68.7
                                                                -----    -----

Deferred tax liabilities:
  Non-current:
     Retirement and pension plans...........................    (22.5)   (21.2)
     Amortization...........................................     (0.9)    (1.0)
                                                                -----    -----
  Total Non-current.........................................    (23.4)   (22.2)
                                                                -----    -----
Gross deferred tax liabilities..............................    (23.4)   (22.2)
                                                                -----    -----
  Total net deferred tax asset..............................    $50.6    $46.5
                                                                =====    =====

     Included in other current assets are prepaid taxes of $62.0 and $58.2 million and current deferred tax assets of $63.5 and $53.8 million at December 31, 1999 and 1998, respectively. Non-current deferred tax assets of $10.5 and $14.9 million are included in other assets at December 31, 1999 and 1998, respectively. Non-current deferred tax liabilities of $23.4 and $22.2 million are included in other liabilities at December 31, 1999 and 1998, respectively. Management has determined based on the Company's history of prior and current levels of operating earnings, that no valuation allowance for deferred tax assets should be provided as of December 31, 1999 and 1998.

     At December 31, 1999, undistributed earnings of non-U.S. subsidiaries aggregated $19.1 million. Deferred tax liabilities have not been recognized for these undistributed earnings because it is management's intention to reinvest such undistributed earnings outside the U.S. If all undistributed earnings were remitted to the U.S., the amount of incremental U.S. Federal and foreign income taxes payable, net of foreign tax credits, would be $1.1 million.

10. LEASE COMMITMENTS

     Moody's has leased facilities, which are under operating leases that expire over the next ten years. Moody's also leases certain computer and other equipment under operating leases that expire over the next four years. Rent expense under operating leases for the years ended December 31, 1999, 1998 and 1997 was $5.6, $5.5 and $5.4 million, respectively.

                              MOODY'S CORPORATION

          (TABULAR DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

     The approximate minimum rent for operating leases that have remaining noncancelable lease terms in excess of one year at December 31, 1999, are as follows:

YEAR ENDED DECEMBER 31,
-----------------------
2000........................................................  $ 6.9
2001........................................................    6.1
2002........................................................    4.7
2003........................................................    3.8
2004........................................................    3.1
Thereafter..................................................    6.0
                                                              -----
          Total minimum lease payments......................  $30.6
                                                              =====

11. CONTINGENCIES

     Moody's is involved in legal proceedings, claims and litigation arising in the ordinary course of business. Although the outcome of such matters cannot be predicted with certainty, in the opinion of management, the ultimate liability of Moody's in connection with such matters will not have a material effect on Moody's results of operations, cash flows or financial position.

     In addition, Moody's also has certain other contingencies discussed below.

  Information Resources, Inc.

     On July 29, 1996, Information Resources, Inc. ("IRI") filed a complaint in the United States District Court for the Southern District of New York, naming as defendants the corporation then known as "The Dun & Bradstreet Corporation" (i.e., Donnelley), A.C. Nielsen Company (a subsidiary of ACNielsen Corporation) and I.M.S. International, Inc. (a subsidiary of Cognizant Corporation). At the time of the filing of the complaint, each of the other defendants was a wholly owned subsidiary of Donnelley.

     The complaint alleges various violations of United States antitrust laws, including alleged violations of Sections 1 and 2 of the Sherman Act. The complaint also alleges a claim of tortious interference with a contract and a claim of tortious interference with a prospective business relationship. These claims relate to the acquisition by defendants of Survey Research Group Limited ("SRG"). IRI alleges SRG violated an alleged agreement with IRI when it agreed to be acquired by the defendants and that the defendants induced SRG to breach that agreement.

     IRI's complaint alleges damages in excess of $350 million, which amount IRI asked to be trebled under antitrust laws. IRI also seeks punitive damages in an unspecified amount.

     In November 1996, Donnelley completed a distribution to its shareholders (the "1996 Distribution") of the capital stock of ACNielsen Corporation ("ACNielsen") and Cognizant Corporation ("Cognizant"). On October 28, 1996, in connection with the 1996 Distribution, Cognizant, ACNielsen and Donnelley entered into a Indemnity and Joint Defense Agreement (the "Indemnity and Joint Defense Agreement") pursuant to which they have agreed (i) to certain arrangements allocating potential liabilities ("IRI Liabilities") that may arise out of or in connection with the IRI action and (ii) to conduct a joint defense of such action. In particular, the Indemnity and Joint Defense Agreement provides that ACNielsen will assume exclusive liability for IRI Liabilities up to a maximum amount to be calculated at such time such liabilities, if any, become payable (the "ACN Maximum Amount"), and that Donnelley and Cognizant will share liability equally for any amounts in excess of the ACN Maximum Amount. The ACN Maximum Amount will be determined by an investment banking firm as the maximum amount that ACNielsen is able to pay after giving

                              MOODY'S CORPORATION

          (TABULAR DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

effect to (i) any plan submitted by such investment bank that is designed to maximize the claims-paying ability of ACNielsen without impairing the investment banking firm's ability to deliver a viability opinion (but which will not require any action requiring stockholder approval), and (ii) payment of related fees and expenses. For these purposes, financial viability means the ability of ACNielsen, after giving effect to such plan, the payment of related fees and expenses and the payment of the ACN Maximum Amount, to pay its debts as they become due and to finance the current and anticipated operating and capital requirements of its business, as reconstituted by such plan, for two years from the date any such plan is expected to be implemented.

     In June 1998, Donnelley completed a distribution to its shareholders (the "1998 Distribution") of the capital stock of D&B and changed its name to R.H. Donnelley Corporation. In connection with the 1998 Distribution, D&B and Donnelley entered into an agreement whereby the Company has assumed all potential liabilities of Donnelley arising from the IRI action and agreed to indemnify Donnelley in connection with such potential liabilities.

     During 1998, Cognizant separated into two companies, IMS Health Incorporated ("IMS Health") and Nielsen Media Research, Inc. ("NMR"). IMS Health and NMR are each jointly and severally liable for all Cognizant liabilities under the indemnity and Joint Defense Agreement.

     As a condition to the Distribution, New D&B will undertake to be jointly and severally liable with Moody's to Donnelley under the 1998 Distribution Agreement, including any liabilities arising under the Indemnity and Joint Defense Agreement. However, as between themselves, each of New D&B and Moody's will be responsible for 50% of any payments to be made with respect to the IRI action pursuant to the 1998 Distribution Agreement, including legal fees or expenses related thereto.

     Management is unable to predict at this time the final outcome of the IRI action or whether the resolution of this matter could materially affect Moody's results of operations, cash flows or financial position.

  Tax matters

     D&B enters into global tax planning initiatives in the normal course of business. These initiatives are subject to review by tax authorities. As a result of the review process, uncertainties exist, and it is possible that some of these matters could be resolved unfavorably. At this time, management is unable to predict the final outcome of these matters or whether the resolution of these matters could materially affect Moody's results of operations, cash flows or financial position. Pursuant to the Distribution Agreement, New D&B and Moody's will each agree to be financially responsible for 50% of any liabilities that may arise with respect to such matters.

     The IRS, as part of its audit process, is continuing its review of D&B's utilization of certain capital losses generated during 1989 and 1990. On May 9, 2000, the IRS issued a summary report with respect to the utilization of these capital losses. D&B expects to receive a formal assessment with respect to the utilization of these capital losses from the IRS during the second quarter of 2000.

     Pursuant to a series of agreements, IMS Health and NMR are jointly and severally liable to pay one-half, and Donnelley the other half, of any payments for taxes and accrued interest arising from this matter and certain other potential tax liabilities after Donnelley pays the first $137 million.

     In connection with the 1998 Distribution, D&B and Donnelley entered into an agreement whereby D&B has assumed all potential liabilities of Donnelley arising from these tax matters and has agreed to indemnify Donnelley in connection with such potential liabilities.

     On May 12, 2000, an amended tax return was filed for the 1989 and 1990 tax periods which reflects $561.6 million of tax and interest due. D&B paid the IRS approximately $349.3 million of this amount on

                              MOODY'S CORPORATION

          (TABULAR DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

May 12, 2000, which D&B funded with short-term borrowings. IMS Health has informed D&B that it paid to the IRS approximately $212.3 million on May 17, 2000. The payments are being made to the IRS to stop further interest from accruing. Notwithstanding the filing and payment, D&B intends to contest the assessment, if any, of amounts in excess of the amounts paid. D&B has accrued its anticipated share of the probable liability arising from the utilization of these capital losses. Half of such liability has been allocated to Moody's and is reflected herein.

12. SEGMENT INFORMATION

     The Company reports segment information in accordance with SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." In accordance with SFAS No. 131, operating segments are defined as components of an enterprise for which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company operates primarily in one reportable business segment -- ratings, which accounts for approximately 90% of the Company's total revenues. Revenues of the opinion research products and risk management services businesses have been aggregated as "Other" for reporting purposes. Given the dominance of the ratings segment to Moody's overall results, the Company does not separately measure and report operating income for the ratings business. Rather, revenue is the predominant measure utilized by senior management for assessing performance and for the allocation of resources, and operating income is evaluated for the Company as a whole. In addition, assets are not allocated on a segment basis and are considered on a total company basis only.

     The ratings segment comprises four major rating groups, each of which have similar economic and financial characteristics. They are corporate finance ratings, structured finance ratings, financial institutions and sovereign ratings and public finance ratings.

     Revenues included in "Other" consists of opinion products revenue, generated from the sale of investor-oriented credit research, and the risk management services revenues, generated from the sale of credit risk assessment software and related products and services. Also included in "Other" for 1998 and 1997 are the revenues of the FIS business, which was divested in July of 1998.

     The accounting principles underlying the revenue information reported for each segment are consistent with those described in the summary of significant accounting policies in Note 1. There are no intersegment sales and no single customer accounted for 10% or more of total revenue.

                                                               YEAR ENDED DECEMBER 31,
                                                              --------------------------
                                                               1999      1998      1997
                                                              ------    ------    ------
Revenues:
  Ratings
     Corporate Finance Ratings..............................  $165.5    $143.6    $127.7
     Structured Finance Ratings.............................   172.4     143.0     104.1
     Financial Institutions and Sovereign Ratings...........   104.8      90.1      90.1
     Public Finance Ratings.................................    59.5      64.8      58.0
                                                              ------    ------    ------
     Total ratings revenue..................................   502.2     441.5     379.9
  Other(1)..................................................    62.0      72.4      77.5
                                                              ------    ------    ------
     Total revenues.........................................  $564.2    $513.9    $457.4
                                                              ======    ======    ======
Total expenses..............................................   293.8     288.4     267.4
Gain on sale of business(2).................................     9.2      12.6        --

                              MOODY'S CORPORATION

          (TABULAR DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

                                                               YEAR ENDED DECEMBER 31,
                                                              --------------------------
                                                               1999      1998      1997
                                                              ------    ------    ------
Other non-operating income (expense), net...................     (.7)      (.2)       .2
                                                              ------    ------    ------
Income from operations, before provision for income taxes...  $278.9    $237.9    $190.2
                                                              ======    ======    ======

---------------
(1) Includes revenue for FIS, which was sold in July 1998, of $18.4 million for 1998 and $34.3 million for 1997. (see Note 3).

(2) Represents the gain on the sale of FIS (see Note 3).

     Revenue and long-lived asset information by geographic area as of and for the year ended December 31,

                                                            1999      1998      1997
                                                           ------    ------    ------
Revenues:
  United States..........................................  $423.4    $413.0    $378.3
  International(A).......................................   140.8     100.9      79.1
                                                           ------    ------    ------
  Combined Total.........................................  $564.2    $513.9    $457.4
                                                           ======    ======    ======
Long-lived Assets:
  United States..........................................  $ 38.5    $ 42.5    $ 49.5
  International..........................................     9.8       6.5       5.4
                                                           ------    ------    ------
  Combined Total.........................................  $ 48.3    $ 49.0    $ 54.9
                                                           ======    ======    ======

---------------
(A) International revenues are determined as follows:

        International revenues are determined based on the country of domicile of the customer or the issuer.

13. QUARTERLY INFORMATION (UNAUDITED)

                                                      THREE MONTHS ENDED(1)
                                        --------------------------------------------------
                                        MARCH 31    JUNE 30    SEPTEMBER 30    DECEMBER 31     YEAR
                                        --------    -------    ------------    -----------    ------
1999
Revenues..............................   $137.1     $ 147.4       $139.3         $140.4       $564.2
Operating Income......................     63.0        71.9         66.6           68.9        270.4
Net Income............................     35.2        40.0         42.2           38.2        155.6

Pro Forma Basic Earnings Per Share....   $  .22     $   .25       $  .26         $  .24         $.96(2)
Pro Forma Diluted Earnings Per
  Share...............................   $  .21     $   .24       $  .26         $  .24         $.95(2)

1998
Revenues..............................   $132.5     $ 140.7       $118.5         $122.2       $513.9
Operating Income......................     60.2        64.9         53.1           47.3        225.5
Net Income............................     36.0        38.8         39.3           27.9        142.0

Pro Forma Basic Earnings Per Share....   $  .21     $   .23       $  .23         $  .17         $.84
Pro Forma Diluted Earnings Per
  Share...............................   $  .21     $   .22       $  .23         $  .17         $.83

---------------
(1) Basic and diluted EPS are computed independently for each of the periods presented. Accordingly, the sum of the quarterly earnings per share data may not agree to the total for the year.
(2) The number of weighted average shares outstanding changes as common shares are issued for employee plans and other purposes or as shares are repurchased. For this reason, the sum of quarterly earnings per share may not be the same as earnings per share for the year.

                              MOODY'S CORPORATION

          (TABULAR DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

14. VALUATION AND QUALIFYING ACCOUNTS

                                                   BALANCE AT     ADDITIONS                   BALANCE AT
                                                    BEGINNING     CHARGED TO                      END
                                                   OF THE YEAR     REVENUE      WRITE-OFFS    OF THE YEAR
                                                   -----------    ----------    ----------    -----------
Allowances:
  Year ended December 31, 1997                       $(11.2)        $(36.7)       $25.1         $(22.8)
  Year ended December 31, 1998                        (22.8)         (35.7)        37.8          (20.7)
  Year ended December 31, 1999                        (20.7)         (40.3)        36.5          (24.5)

     Allowances primarily represent adjustments to customer billings that are estimated when the related revenue is recognized.

15. SUBSEQUENT EVENT

     On January 27, 2000, Moody's acquired the net assets of a financial software products company for $17.4 million in cash. The acquisition was accounted for using the purchase method of accounting for business combinations from the date of acquisition. The purchase price has been preliminarily allocated based on estimated fair values at the date of acquisition, pending final determination of certain acquired balances. This preliminary allocation has resulted in acquired goodwill and other intangibles of approximately $17.2 million, which will be amortized on a straight-line basis over 3-10 years.